Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MANDALAY DIGITAL GROUP, INC.,

DTM MERGER SUB, INC.,

APPIA, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Stockholder Representative

Dated as of November 13, 2014

3.25.	Advertisers	44
3.26.	Accounts Receivable	44
3.27.	Compliance with Environmental Laws	45
3.28.	Banking Relationships	45
3.29.	No Brokers	45
3.30.	Disclosure Documents	45
3.31.	No Other Agreements to Sell the Assets or Capital Stock of the Company	46
3.32.	Vote Required	46

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		46

4.1.	Organization of Parent and Merger Sub	46
4.2.	Authorization	46
4.3.	No Conflict or Violation	47
4.4.	Parent Common Stock	47
4.5.	No Brokers	47
4.6.	SEC Reports and Financial Statements	48
4.7.	Disclosure Documents	48
4.8.	Parent Capitalization	48
4.9.	Litigation	49
4.10.	Merger Sub	49
4.11.	Absence of Certain Changes	49
4.12.	Compliance with Laws	49
4.13.	Intellectual Property	49

Article V. COVENANTS		49

5.1.	Further Assurances	49
5.2.	Audits	51
5.3.	No Solicitation	51
5.4.	Notification of Certain Matters	52
5.5.	Investigation	52
5.6.	Conduct of Business	53
5.7.	Tax Matters	55
5.8.	Employment Matters	57
5.9.	Preparation of S-4 and Stockholder Meetings	58
5.10.	Listing	60
5.11.	Public Announcements	60
5.12.	Consents; Notices	60
5.13.	Termination of Certain Agreements	60
5.14.	Director and Officers Indemnification	60
5.15.	Financing	61
5.16.	Tax Representation Letters	62
5.17.	Transfer Restrictions with respect to Parent Common Stock	62
5.18.	Documents and Information	63
5.19.	Other Agreements of Parent	64

Article VI. CONDITIONS TO CLOSING		64

6.1.	Conditions to Obligations of the Company	64
6.2.	Conditions to Obligations of Parent and Merger Sub	65

ARTICLE VII. INDEMNIFICATION; REMEDIES		67

7.1.	Survival of Representations, Etc	67
7.2.	Indemnification	68
7.3.	Escrow Account	76
7.4.	Exclusive Remedy	77

ARTICLE VIII. TERMINATION		77

8.1.	Termination	77
8.2.	Effect of Termination	78
8.3.	Termination Amount	78

ARTICLE IX. MISCELLANEOUS		79

9.1.	Defined Terms	79
9.2.	Notices	98
9.3.	Rules of Construction	99
9.4.	Titles	99
9.5.	Entire Agreement	99
9.6.	Assignment	99
9.7.	Amendment or Modification	100
9.8.	Waiver	100
9.9.	Severability	100
9.10.	References	100
9.11.	Burden and Benefit	101
9.12.	Governing Law	101
9.13.	Consent to Jurisdiction	101
9.14.	Waiver of Trial by Jury	101
9.15.	Legal Fees	102
9.16.	Arbitration	102
9.17.	Specific Performance	103
9.18.	Cumulative Remedies	103
9.19.	Expenses	103
9.20.	Representation by Counsel	103
9.21.	Execution and Counterparts	103
9.22.	Acknowledgement of Representation	103

Exhibit A	Stockholders Signing the Support Agreement
Exhibit B	Support Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Secured Guaranties
Exhibit E	Form of Financing Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Latham & Watkins LLP Reorg Opinion
Exhibit H	Form of Goodwin Procter LLP Reorg Opinion
Exhibit I	Non-Competition Agreement
Exhibit J	Charter Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 13, 2014, is by and among: (i) Mandalay Digital Group, Inc., a Delaware corporation (“Parent”); (ii) DTM Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); (iii) Appia, Inc., a Delaware corporation (the “Company”) and (iv) Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Company Equityholders, as Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the parties intend that immediately following the Merger, the Company shall be the surviving corporation of the Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the boards of directors of Parent, Merger Sub and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, and have approved this Agreement and the Merger provided for herein upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a “plan of reorganization” within the meaning of United States Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Company Stockholder listed on Exhibit A is entering into a Support Agreement with Parent in the form of Exhibit B (the “Support Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

THE MERGER

1.1. The Merger. Pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company and Merger Sub shall consummate the Merger in accordance with the DGCL pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (d) the Company shall succeed to and assume all the rights and obligations of Merger Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.2. Effective Time. Concurrently with the Closing on the Closing Date, the parties shall file a Certificate of Merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3. Effects of the Merger. At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Digital Turbine Media, Inc., and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law;

(b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Digital Turbine Media, Inc., and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law;

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and

(d) the Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL and applicable law.

1.4. Exchange Agent.

(a) As soon as practicable following the date of this Agreement, Parent shall appoint American Stock Transfer & Trust Company, LLC to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the payment of the applicable consideration as provided in Section 1.6.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock. From and after the Effective Time, Persons who held shares of Company Capital Stock shall cease to have rights with respect to such shares, except as otherwise provided for herein.

(c) Exchange Procedures.

(i) As promptly as practicable following the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail) to each holder of record of any shares of Company Capital Stock (A) a letter of transmittal (a “Letter of Transmittal”) in the form reasonably satisfactory to the Company, Parent and the Exchange Agent (which shall be based on the Exchange Agent’s standard form and will include additional representations, warranties, releases and covenants consistent with those contained in the Support Agreement), which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such Capital Stock (each a “Certificate”) shall pass, only upon proper delivery of such certificates (or affidavits of loss in lieu thereof as provided in Section 1.4.(f) below) to the Exchange Agent, and (B) instructions for use in effecting the surrender of such Certificates in exchange for the aggregate number of shares of Parent Common Stock issued in book-entry form (rounded down to the nearest whole share of Parent Common Stock after aggregating all shares of Parent Common Stock which such Company Stockholder is entitled to receive hereunder) to be issued in respect of such shares of Company Capital Stock pursuant to Section 1.6 hereof and as set forth on the Closing Consideration Schedule.

(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall issue to the holder of such Certificate that number of uncertificated shares of Parent Common Stock that such Holder is entitled to receive pursuant to Section 1.6 and as set forth on the Closing Consideration Schedule. Prior to accepting any Certificates, the Exchange Agent may require compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 1.4.(c) each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the applicable consideration as contemplated by this Article I subject to compliance with the terms of this Agreement. No interest shall be paid or accrued for the benefit of holders of the Certificates on the applicable consideration payable upon the surrender of the Certificates hereunder.

(iii) In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 1.4.(c) shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the applicable consideration pursuant to Section 1.6 and as set forth on the Closing Consideration Schedule to a Person other than the registered holder of the Certificate and shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) No Further Ownership Rights in Company Capital Stock. At and after the Effective Time, each holder of issued and outstanding Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Company, except for the right of a Company Stockholder to surrender its, his or her Stock Certificate(s) in exchange for the consideration payable in respect of such Company Capital Stock hereunder and such holder’s share, if any, of any distributions of amounts held in escrow pursuant to Section 1.11 hereof, or in the case of a Dissenting Stockholder, to perfect its, his or her right to receive payment (if any) for Dissenting Shares pursuant to the DGCL, if applicable. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in (and subject to compliance with the provisions of) this Article I, except as otherwise provided by Law.

(e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger.

(f) Lost, Stolen or Damaged Stock Certificates. In the event that any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the delivery by such Person of an indemnification agreement in such form and containing such substance acceptable to Parent and the Exchange Agent and, if required by the Exchange Agent, the posting of a bond in such amount as the Exchange Agent may determine reasonably necessary as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Stock Certificate the consideration to be paid with respect thereto, subject to the terms and conditions in this Article I.

(g) Withholding Taxes. Parent, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement (including consideration held in escrow pursuant to Section 1.11) to any Company Equityholder or other Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, nothing in this Section 1.4(g) shall limit the Company’s ability and obligation to withhold any Taxes in connection with the exercise of vested Company Options by a holder at or prior to the Closing, including by requiring such holder to pay the Company cash in an amount equal to any applicable withholding Taxes.

1.5. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.6. Conversion of Securities.

(a) Effect on Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series FF Preferred Stock (collectively, the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Preferred Stock in the manner provided in Section 1.4 hereof, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Section 1.11 and Article VII hereof, the consideration set forth below without interest:

(i) each outstanding share of Series A Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Common Consideration;

(ii) each outstanding share of Series B Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series B Preferred Consideration;

(iii) each outstanding share of Series C Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series C Preferred Consideration;

(iv) each outstanding share of Series D Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series D Preferred Consideration; and

(v) each outstanding share of Series FF Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Common Consideration.

(b) Effect on Company Common Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any (A) shares of Company Restricted Stock (which shall be treated in accordance with Section 1.8.(c) below), (B) Dissenting Shares and (C) Treasury Shares) will be cancelled and will be converted automatically into the right to receive upon surrender of the applicable Certificate representing such shares of Company Common Stock in the manner provided in Section 1.4 hereof, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Section 1.11 and Article VII hereof, the Per Share Common Consideration.

(c) Notwithstanding the foregoing, the consideration payable to each holder of shares of Company Capital Stock as of the Effective Time pursuant to this Section 1.6 shall be subject to adjustment as provided herein.

(d) The parties acknowledge and agree that the purpose and intent of this Section 1.6 is to allocate the consideration payable hereunder in accordance with the terms of the Company’s Restated Charter.

(e) Cancellation of Certain Shares. Each issued and outstanding share of Company Capital Stock that is held in treasury of the Company or owned by the Company, Parent or Merger Sub (collectively, “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Merger Sub Common Stock. Each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(g) The Per Share Common Consideration, the Price Per Share and the shares of Parent Common Stock issuable to the holders of Common Stock (other than holders of Company Restricted Stock) or Company Preferred Stock pursuant to Section 1.6 and the holders of Company Options and Company Restricted Stock pursuant to Section 1.8 and to the holders of Series C Warrants pursuant to Section 1.7 shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, dividend (whether stock or cash) or distribution of securities convertible into Company Common Stock, Company Preferred Stock, or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock, Company Preferred Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time.

(h) In no event will the number of shares of Parent Common Stock (taking into account the number of shares of Parent Common Stock underlying the Company Options being assumed) being issued in exchange for and upon conversion of all outstanding shares of Company Capital Stock (including Company Restricted Stock), all Company Options and all Series C Warrants be greater than the Parent Common Stock Closing Consideration (except, if applicable, as a result of adjustments made pursuant to Section 1.6.(g).

1.7. Treatment of Series C Warrants.

(a) Each Series C Penny Warrant issued and outstanding immediately prior to the Effective Time will terminate and be cancelled and be converted automatically into the right to receive an amount equal to the Series C Penny Warrants Consideration applicable to such Series C Penny Warrant.

(b) Each Series C Other Warrant issued and outstanding immediately prior to the Effective Time will terminate and be cancelled and be converted automatically into the right to receive an amount equal to the Series C Other Warrants Consideration applicable to such Series C Other Warrant.

(c) Prior to the Effective Time, the Company shall take all necessary actions, including obtaining appropriate resolutions of the Company’s board of directors, providing all notices, obtaining any necessary consents and taking all other actions necessary or desirable to effect the termination of the Series C Warrants as provided in this Section 1.10, which notices, resolutions, consents and other written materials shall be subject to the review and approval of Parent (which approval shall not be unreasonably withheld).

(d) At or after the Effective Time, each Series C Warrantholder shall surrender and deliver to Exchange Agent (A) Series C Warrant(s) owned by such Series C Warrantholder, (B) a duly completed and executed Letter of Transmittal and (C) such other documents and information as may reasonably be required by Parent or the Exchange Agent, in exchange for the aggregate number of shares of Parent Common Stock issued in book-entry form (rounded to the nearest whole share of Parent Common Stock after aggregating all shares of Parent Common Stock which such Series C Warrantholder is entitled to receive hereunder) to be issued in respect of such Series C Warrant pursuant to Section 1.6.(a) hereof and as set forth on the Closing Consideration Schedule. No interest will be paid or accrued upon surrender of any Series C Warrants.

(e) If the consideration payable to Series C Warrantholders is to be paid to a Person other than the Person in whose name the relevant Series C Warrant surrendered in exchange therefor is registered, it shall be a condition to the payment of such amounts that the Series C Warrant so surrendered shall be properly endorsed and otherwise be in proper form for transfer, that such transfer otherwise be proper, that the Person requesting such transfer pay to the Surviving Corporation, any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not required to be paid and that the transferee duly execute and deliver to Parent a Letter of Transmittal.

1.8. Treatment of Company Options and Company Restricted Stock.

(a) Each share of Company Restricted Stock and each Company Option, in each case, held by a non-employee director of the Company and outstanding as of the date hereof, shall vest in full and, as applicable, become exercisable, immediately following the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Options, each Company Option (or any portion thereof) that is outstanding at the Effective Time (whether vested or unvested and, after giving effect to any accelerated vesting provision in effect on the date hereof, including pursuant to
Section 1.8(a))) and that is held by a holder who is a Continuing Service Provider will be assumed by Parent. Each Company Option assumed by Parent will continue to be subject to the same terms, conditions and restrictions applicable to such option immediately prior to the Effective Time, including without limitation applicable vesting and exercise restrictions (with vesting based, in the case of time-based vesting restrictions, on continued services to the Company, the Surviving Corporation, Parent or Parent’s Subsidiaries through the applicable vesting date), except for administrative changes that are not adverse to the holder of the Company Option or to which the holder expressly consents, and except that (i) each Company Option will, following the Effective Time, cover (in lieu of shares of Company stock) a number of shares of Parent Common Stock equal to the product of the number of Company shares subject to the outstanding Company Option immediately prior to the Effective Time, multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the per share exercise price for such Company Option outstanding immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent, and (iii) all references to the “Company” in the Company Equity Plan and the stock option agreements will instead be references to Parent. It is the intention of the parties that, (i) to the extent any Company Option so assumed by Parent qualified as an incentive stock option as defined in Section 422 of the Code prior to the Effective Time, such Company Option shall qualify following the Effective Time as an incentive stock option to the extent permitted under Section 422 of the Code, and (ii) the assumption of the Company Options by Parent shall comply with Sections 409A and 424 of the Code, and this Section 1.8 shall be construed in a manner consistent with such intent.

(c) By virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Options, each outstanding, unexercised Company Option (or any portion thereof) that is vested and exercisable (after giving effect to any accelerated vesting provisions in effect on the date hereof, including pursuant to Section 1.8.(a)) at the Effective Time and that is held by a holder who is not a Continuing Service Provider (each, a “Deemed Exercise Option”) shall, in each case, be cancelled at the Effective Time in exchange for the right to receive, subject to satisfaction of the withholding obligations contemplated by
Section 1.4(g), on or as soon as practicable after the Effective Time, that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the product of (x) the excess, if any, of the Per Share Common Consideration Equivalent Amount over the applicable exercise price of such Deemed Exercise Option, times (y) the number of Company shares subject to the outstanding, unexercised Deemed Exercise Option immediately prior to the Effective Time, by (ii) the Closing Price Per Share, rounded down to the nearest whole share. For the avoidance of doubt, if the applicable exercise price of a Deemed Exercise Option exceeds the Per Share Common Consideration Equivalent Amount, no payment shall be made in respect of such Deemed Exercise Option, and the holder thereof shall have no further rights or interests therein from and after the Effective Time. By virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Options, each outstanding, unexercised Company Option (or any portion thereof) that is unvested and unexercisable (after giving effect to any accelerated vesting provisions in effect on the date hereof, including pursuant to
Section 1.8.(a)) at the Effective Time and/or that is held by a holder who is not a Continuing Service Provider shall, in each case, be cancelled at the Effective Time for no consideration. In no event shall the Company Options described in this Section 1.8(c) be assumed by Parent. Notwithstanding anything contained herein to the contrary, with respect to any Tax withholding on the consideration payable to any such holders of a Deemed Exercise Option, Parent may require, as a condition to any payment or share delivery hereunder, that any such holders remit to the Surviving Corporation a check payable to the Surviving Corporation having a fair market value equal to the sums required to be withheld by federal, state, local and/or foreign Tax law.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Restricted Stock, each award of shares of Company Restricted Stock (or portion thereof) that is outstanding and unvested at the Effective Time (after giving effect to any accelerated vesting provisions in effect on the date hereof, including pursuant to Section 1.8.(a)) (each, a “Restricted Stock Award”) will be assumed by Parent. Each Restricted Stock Award so assumed by Parent will continue to be subject to the same terms, conditions and restrictions applicable to such Restricted Stock Award immediately prior to the Effective Time, including without limitation applicable transfer and vesting restrictions (with vesting based, in the case of time-based vesting restrictions, on continued services to the Company, the Surviving Corporation, Parent or Parent’s Subsidiaries through the applicable vesting date), except for administrative changes that are not materially adverse to the holder of the Restricted Stock Award or to which the holder consents, and except that (i) each Restricted Stock Award so assumed will, following the Effective Time, cover (in lieu of shares of Company stock) a number of shares of Parent Common Stock equal to the product of the number of Company shares subject to the outstanding Restricted Stock Award immediately prior to the Effective Time, multiplied by the Per Share Common Consideration, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) a number of shares of Parent Common Stock subject to the assumed Restricted Stock Award equal to the applicable Pro Rata Allocation of the Escrowed Shares (determined in accordance with the escrow provisions set forth in Section 1.11 and Article VII hereof) will be held in the Escrowed Account, and (iii) all references to the “Company” in the Company Equity Plan and the restricted stock agreements will instead be references to Parent.

(e) Following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the Parent Common Stock subject to Company Options assumed by Parent pursuant to Section 1.8(b) hereof and shall use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable at the Effective Time and no later than ten (10) days following the Closing Date. Following the Effective Time, no Person shall have any right or interest in any Company Option or Restricted Stock Award except as expressly provided herein.

(f) Prior to the Effective Time, the Company shall take all necessary actions, including obtaining appropriate resolutions of the Company’s board of directors, providing all notices, obtaining any necessary consents and taking all other actions necessary or desirable to effect the termination of the Company Equity Plan and the Company Options and Company Restricted Stock as provided in this Section 1.8 hereof, which notices, resolutions, consents and other written materials shall be subject to the review and approval of Parent. In addition, prior to the Effective Time, if requested by Parent, the Company shall provide notice to each holder of Company Options and/or Company Restricted Stock of the anticipated treatment of such awards in the Merger, which notice shall be subject to the advance review and consent of Parent (which consent shall not be unreasonably withheld).

1.9. Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under the DGCL or other similar rights (if any) under applicable law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the consideration as set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL or other applicable law (if any).

(b) Notwithstanding the provisions of Section 1.9.(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under the DGCL (and/or any other similar rights under other applicable law (if any such other rights have been purportedly invoked)), then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the consideration set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares.

(c) Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable law) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Prior to the Closing Date, any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any losses (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((i) and (ii) together, “Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article VII hereof.

(d) Notwithstanding any provision of Article I or Article VII hereof to the contrary, in the event that there are any Dissenting Shares, then (i) any payment by Parent pursuant to Section 1.11 hereof that would have been required to have been paid to such holder of Dissenting Shares (each a “Dissenting Stockholder”) (assuming, for this purpose, that such Dissenting Stockholder had not exercised appraisal rights) shall be retained by Parent and (ii) such Dissenting Stockholder shall not be considered a Company Equityholder for purposes of a distribution of any portion of the Escrowed Shares.

1.10. Closing Consideration Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”) in a form acceptable to Parent, which schedule shall be certified as complete and correct by the Company’s chief executive officer and chief financial officer and which shall accurately set forth, as of the Closing:

(i) all Company Stockholders (except for Company Stockholders holding no shares other than Restricted Stock Awards) and their respective addresses, the number and type of shares of Company Capital Stock held by such Company Stockholders (including the respective certificate numbers and the class or series of Company Capital Stock held by such Company Stockholder), the Pro Rata Portion and the Pro Rata Allocation of the Escrowed Shares applicable to each Company Stockholder, the number of shares of Parent Common Stock to be issued to each Company Stockholder, and such other information relevant thereto which Parent may reasonably request;

(ii) all Series C Warrantholders entitled to receive consideration pursuant to Section 1.7 hereof, the number of shares of Parent Common Stock to be issued to each Series C Warrantholder (the aggregate number of shares of Parent Common Stock to be issued to the Series C Warrantholders in respect of the Series C Warrants pursuant to Section 1.7, the “Warrant Consideration”);

(iii) all Company Optionholders entitled to receive consideration pursuant to Section 1.8(b) hereof, the number of Parent Options to be issued for the Company Options, the vesting schedule of the Company Options, the number of shares subject to the Company Options that are vested and outstanding, the number of shares subject to the Company Options that are unvested and outstanding, and the consideration to be paid, as applicable, to each Company Optionholder (the aggregate shares of Parent Common Stock subject to Parent Options to be issued to the Company Optionholders in respect of Company Options pursuant to
Section 1.8(b), the “Assumed Option Consideration”);

(iv) all holders of Deemed Exercise Options entitled to receive consideration pursuant to Section 1.8(c) hereof, and their respective addresses and social security numbers or tax identification numbers, if applicable, the number of shares of Company Common Stock subject to each Deemed Exercise Option, the number of shares of Parent Common Stock to be issued in respect of each Deemed Exercise Option, and such other information relevant thereto which Parent may reasonably request (the aggregate shares of Parent Common Stock to be issued in respect of Deemed Exercise Option pursuant to Section 1.8(c), the “Deemed Exercise Option Consideration”); and

(v) all holders of Restricted Stock Awards entitled to receive consideration pursuant to Section 1.8 hereof, and their respective addresses and social security numbers or tax identification numbers, if applicable, the number of shares of Company Common Stock subject to each Restricted Stock Award, the vesting schedule of the Restricted Stock Awards, the Pro Rata Portion and Pro Rata Allocation of the Escrowed Shares applicable in respect of each Restricted Stock Award, the number of shares of Parent Common Stock to be issued in respect of each Restricted Stock Award, and such other information relevant thereto which Parent may reasonably request (the aggregate shares of Parent Common Stock to be issued in respect of Restricted Stock Awards pursuant to Section 1.8, the “Restricted Stock Consideration”).

1.11. Escrow of Consideration. In order to at least partially satisfy, and to establish a procedure for the satisfaction of, claims by Parent for payment by the Company Equityholders of any post-Closing purchase price adjustment as set forth in Section 1.12 hereof and Claims by the Parent Indemnitees for indemnification pursuant to Article VII hereof, Parent, the Stockholder Representative and the Escrow Agent shall enter into the Escrow Agreement on the Closing Date, pursuant to which Parent shall deposit with the Escrow Agent One Million (1,000,000) shares of Parent Common Stock (the “Escrowed Shares”). Parent shall be deemed to have contributed (on behalf of each Company Equityholder who holds Participating Escrow Stock) each such Company Equityholder’s Pro Rata Allocation of the Escrowed Shares as set forth on the Closing Consideration Schedule (and the consideration payable to each such Company Equityholder pursuant to this Article I shall be reduced by such amounts). Pursuant to the terms and subject to the conditions of the Escrow Agreement, the Escrow Agent shall establish an escrow account into which the Escrow Agent shall deposit the Escrowed Shares (the “Escrow Account”).

The timing and methodology for the release of the Escrowed Shares shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Stockholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Escrowed Shares, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Subject to Section 1.9.(d) hereof and the terms of the Escrow Agreement, in the event of a distribution of any amounts from the Escrow Account to the Company Equityholders (who hold Participating Escrow Stock), each such Company Equityholder shall be entitled to receive a portion of such distribution equal to such Company Equityholder’s Pro Rata Allocation of such distribution. For purposes of satisfying any claims for indemnification and/or any adjustment pursuant to Section 1.12 under this Agreement, all shares of Parent Common Stock in the Escrow Account shall be deemed to have a value equal to the Price Per Share, as adjusted for any stock splits, dividends, combinations or the like, irrespective of the actual value of such shares at the time they are distributed from the Escrow Account. The Company Equityholders (who hold Participating Escrow Stock) shall be treated as the owner of the Escrow Account for tax purposes. The Escrow Agreement shall provide that the Escrowed Shares will be entitled to receive all dividends declared and payable with respect to Parent Company Stock, any such dividends shall be added to the Escrowed Account and may be used to satisfy claims for indemnification. The Company Equityholders (who hold Participating Escrow Stock) shall be entitled to vote all Escrowed Shares on their own behalf.

1.12. Working Capital/Net Debt Adjustment.

(a) Pre-Closing Adjustment.

(i) Pre-Closing Statement. No later than five (5) Business Days before the Closing Date, the Company shall prepare and deliver to Parent an unaudited statement of estimated Working Capital as of the Closing Date (the “Pre-Closing Statement”), which shall be prepared by the Company in accordance with GAAP as applied in the preparation of the Financial Statements and shall fairly present in all material respects the estimated Working Capital (the “Estimated Working Capital”) and estimated Net Debt (the “Estimated Net Debt”) of the Company as of the Closing Date. The Company shall consult with Parent and its accountants with respect to the preparation of the Pre-Closing Statement, and the Pre-Closing Statement shall be in form and substance reasonably satisfactory to Parent. The Pre-Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Estimated Working Capital and Estimated Net Debt as of the Closing Date and of the Adjustment Amount.

(ii) Adjustment Amount. As used herein, the “Adjustment Amount” shall mean an amount, which may be a positive or a negative number, equal to (A) the Estimated Working Capital as set forth in the Pre-Closing Statement minus the Working Capital Target, minus (B) the Estimated Net Debt as set forth in the Pre-Closing Statement. For clarity, no dollar amount shall be counted twice for purposes of determining the Adjustment Amount.

(b) Post-Closing Adjustment.

(i) Closing Statement. No later than 135 calendar days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited statement of Working Capital as of the Closing Date (the “Closing Statement”), which shall be prepared by Parent’s personnel in accordance with GAAP as applied in the preparation of the Financial Statements and shall fairly present in all material respects the Working Capital (the “Closing Working Capital”) and Net Debt (“Closing Net Debt”) of the Company as of the Closing Date. The Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Closing Working Capital and Closing Net Debt as of the Closing Date and of the Final Adjustment Amount.

(ii) Final Adjustment Amount. As used herein, the “Final Adjustment Amount” shall mean an amount, which may be a positive or a negative number, equal to (A)(I) the Closing Working Capital as set forth in the Closing Statement minus (II) the Estimated Working Capital as set forth in the Pre-Closing Statement, minus (B)(I) the Closing Net Debt as set forth in the Closing Statement minus (II) the Estimated Net Debt as set forth in the Pre-Closing Statement. For clarity, no dollar amount shall be counted twice for purposes of determining the Final Adjustment Amount.

(c) Distribution of the Final Adjustment Amount.

(i) If the Final Adjustment Amount is a positive number, then Parent shall, within five Business Days of the determination of the Final Adjustment Amount, issue to each Company Equityholder, its Pro Rata Portion of such amount by check or by wire transfer of immediately available funds to the Exchange Agent for further distribution to the Company Equityholders.

(ii) If the Final Adjustment Amount is a negative number, then Parent and the Stockholder Representative shall, within five Business Days of the determination of the Final Adjustment Amount, execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Parent from the Escrow Account a number of shares of Parent Common Stock equal to the Final Adjustment Amount divided by the Price Per Share; provided, that if the Final Adjustment Amount is a negative number and the absolute value of the Final Adjustment Amount exceeds the Stock Escrow Amount, Parent shall be entitled to recover, following distribution of the entire Stock Escrow Amount, from the Company Equityholders directly each Company Equityholder’s Pro Rata Portion of such excess amount.

(d) Disputed Final Adjustment Amount. If the Stockholder Representative disagrees with the Final Adjustment Amount as set forth in the Closing Statement, the Stockholder Representative shall notify Parent of such disagreement in writing specifying in reasonable detail the particulars of such disagreement within thirty (30) calendar days after the Stockholder Representative’s receipt of the Closing Statement. If the Stockholder Representative fails to provide such notification within such period, then the Final Adjustment Amount as set forth in the Closing Statement shall be final and binding on the parties.

(e) Resolution of Disputed Final Adjustment Amount. Parent and the Stockholder Representative shall use their reasonable efforts for a period of 30 calendar days after the Stockholder Representative’s delivery of such notice (or such longer period as Parent and the Stockholder Representative shall mutually agree upon) to resolve any disagreements raised by the Stockholder Representative with respect to the calculation of the Final Adjustment Amount. If Parent and the Stockholder Representative resolve such disagreements, then the Final Adjustment Amount, as agreed between Parent and the Stockholder Representative, shall be the “Final Adjustment Amount” for purposes of this Agreement. If, at the end of such period, Parent and the Stockholder Representative are unable to resolve such disagreements, Parent and the Stockholder Representative shall jointly select and retain an independent auditor of recognized national standing to resolve any remaining disagreements; provided that Pricewaterhouse Coopers, L.L.P will be the independent auditor if Parent and the Stockholder Representative cannot agree on the selection of such independent auditor. The engagement agreement for the independent auditor must specify that the independent auditor will act as a neutral arbiter and not as a fiduciary to or advocate of either Parent or the Stockholder Representative. The independent auditor will consider only those items and amounts that Parent and the Stockholder Representative are unable to resolve. In making its determination, the independent auditor shall not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Parent or the Stockholder Representative or that is less than the lowest value for such amount claimed by either Parent or the Stockholder Representative. The determination by such independent auditor shall be final, binding and conclusive on the parties. If the independent auditor is retained pursuant to this Section 1.12.(e), the Final Adjustment Amount as finally determined by the independent auditor shall be the “Final Adjustment Amount” for purposes of this Agreement. Parent and the Stockholder Representative shall use their reasonable efforts to cause the independent auditor to make its determination within 30 calendar days of accepting its selection. The fees and expenses of such independent auditor shall be borne by Parent and the Stockholder Representative (solely on behalf of the Company Equityholders) in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the independent auditor determines that the Stockholder Representative’s claim prevails with respect to $250,000 of such disputed items and Parent’s claim prevails with respect to $750,000 of such disputed items, then the Stockholder Representative (solely on behalf of the Company Equityholders) would be obligated to pay 75% of the fees and expenses and Parent would be obligated to pay 25% of the fees and expenses).

1.13. Company Designees. The parties shall cooperate to take all actions reasonably necessary so that as of immediately following the Effective Time (a) the number of directors that will comprise all of the members of the board of directors of Parent is increased by two (2) and (b) two (2) individuals currently serving on the Company Board and designated by the Company within five (5) calendar days after the date hereof (provided such designees are reasonably satisfactory to Parent’s board of directors, including any applicable committee thereof)) (the “Company Designees”) are appointed to Parent’s board of directors. The Company Designees shall be appointed for a term of service until concluding at the next annual meeting of the stockholders of Parent to occur after the Effective Time and shall serve until their respective successors are duly elected. Each Company Designees shall provide the same type of information the Company customarily requests of any other director appointee, including the Company’s standard Directors and Officer Questionnaire and (in the case of non-employee directors) shall be elgibible to receive compensation pursuant to the Company’s non-employee director compensation plans, in effect, from time to time. It is understood that a condition of appointment of a Company Designee is that such Company Designees shall qualify to be a director, all in accordance with the organizational documents of Parent and at least one of the Company Designees shall qualify as “independent” under the rules of the Nasdaq Stock Market. The Company and Parent agree that in the event that any of the Company Designees does not meet the requirements of a Company Designee or is unable or otherwise fails to serve, for any reason, as a director of Parent at the Effective Time, the Company shall have the right to designate another individual to serve as a director of Parent’s board of directors in place of such Company Designee; provided that such other individual to be appointed to Parent’s board of directors immediately following the Effective Time shall be reasonably satisfactory to Parent’s board of directors (including any applicable committee thereof) and shall meet the requirements for a Company Designee listed above.

Article II.

CLOSING

2.1. The Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 9:00 a.m. on the fifth Business Day after all of the conditions set forth in Article VI (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties. The day on which the Closing occurs shall be the “Closing Date”.

2.2. Deliveries at Closing.

(a) Deliveries by Parent and Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Company contained herein, Parent and Merger Sub shall deliver (or cause to be delivered) to the Company, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to the Company and its legal counsel):

(i) a certificate executed by the Secretary or an Assistant Secretary of each of Parent and Merger Sub certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of Parent and the certificate of incorporation of Merger Sub, each certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of each of Parent and Merger Sub; (C) a true and complete copy of the resolutions of the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(ii) a certificate of good standing and/or subsistence of Parent and Merger Sub, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(iii) the Escrow Agreement, executed by Parent;

(iv) The Company Designees have been appointed as directors of Parent and Parent has delivered evidence of such effective appointment;

(v) a certificate executed by an executive officer of Parent and Merger Sub certifying as to the matters set forth in Section 6.1.(a) hereof as of the Closing Date;

(vi) secured guarantees by Parent, in form and substance attached hereto as Exhibit D (with such changes as Parent may reasonably request) of the refinancing agreements referred to in clause (b)(viii) of this Section 2.2; and

(vii) such other documents and instruments as in the opinion of counsel for the Company may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(b) Deliveries by the Company. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Parent and Merger Sub contained herein and in consideration of the consideration to be paid to the Company Equityholders, the Company shall deliver (or cause to be delivered) to Parent and Merger Sub, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to Parent and Merger Sub and their legal counsel):

(i) a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of the Company, as amended through the Closing Date, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of the Company, (C) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(ii) a certificate of good standing and/or subsistence of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and all states in which the Company is qualified to do business;

(iii) a certificate executed by an executive officer of the Company certifying as to the matters set forth in Section 6.2.(a) hereof as of the Closing Date;

(iv) a certificate by the Company that meets the requirements of United States Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the 5-year period ending on the Closing Date, along with written authorization for Parent to deliver the notice form described in Treasury Regulations Section 1.897-2(h)(2) to the IRS on behalf of the Company upon the Closing of the Merger;

(v) the Escrow Agreement, executed by the Stockholder Representative;

(vi) resignations from the Persons holding the position of an officer or director of the Company, in office immediately prior to the Effective Time, resigning from such positions effective as of the Effective Time;

(vii) evidence of the termination of the Terminated Agreements;

(viii) financing agreements, each in form and substance as attached hereto as Exhibit E (with such changes as Parent may agree to), from each Existing Lender, each of which will amend and restate the Existing Credit Arrangements;

(ix) a cancellation agreement from each Series C Warrantholder with respect to the cancellation of such Series C Warrantholder’s Series C Warrant Shares pursuant to Section 1.7 hereof; and

(x) such other documents and instruments as in the opinion of counsel for Parent and Merger Sub may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, except as otherwise set forth on the Company’s Disclosure Schedules, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

3.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered or made available to Parent are true, accurate and complete as of the date hereof.

3.2. Subsidiaries.

(a) The Company does not have any direct or indirect Subsidiaries other than PocketGear Deutschland GmbH. (“PocketGear”), which is wholly-owned by the Company. PocketGear does not have any operational activities and does not have any liabilities. The Company has no other direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity. PocketGear is a German limited liability company duly organized, validly existing and in good standing under the laws of Germany, with full power and authority to conduct its business as it is presently being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its material obligations under its Material Contracts. PocketGear is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.2.(a) of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of PocketGear, and all amendments thereto, heretofore made available to Parent are true, accurate and complete as of the date hereof.

(b) Schedule 3.2.(b) of the Disclosure Schedules sets forth a description of all the issued and outstanding equity interests of PocketGear. The Company owns of record and beneficially all of the issued and outstanding equity interests of PocketGear free and clear of all Encumbrances. All of the outstanding shares of capital stock of PocketGear are duly authorized, validly issued, fully paid and non-assessable, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer or right of rescission. There are no accrued unpaid dividends on any shares of capital or other stock of PocketGear. No claim has been made in writing or otherwise or, to the Knowledge of Company, threatened in writing to PocketGear asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of any securities (including options and warrants) of, or any other voting, equity or ownership interest in PocketGear.

(c) Except as set forth in Schedule 3.2.(b) of the Disclosure Schedules, (i) there are no shares of capital or other stock of PocketGear authorized, issued or outstanding, (ii) there are no existing compensatory equity or equity-linked awards of any form, including, without limitation, any options, stock appreciation rights, stock units, warrants, calls, restricted shares, phantom shares, deferred shares, performance shares or similar rights, preemptive or similar rights, awards, convertible securities, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital or other stock of PocketGear obligating PocketGear to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock convertible into or exchangeable for such shares of capital or other stock, or obligating PocketGear to grant, extend or enter into any such option, warrant, call subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of PocketGear to repurchase, redeem or otherwise acquire any share of capital or other stock of PocketGear or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d) PocketGear has not violated any Regulations in connection with the offer, sale or issuance of any of the capital stock or any other securities of PocketGear, and such capital stock and other securities have been issued and granted in compliance with all requirements set forth in PocketGear’s Organizational Documents.

(e) Schedule 3.2.(e) of the Disclosure Schedules sets forth all outstanding Long Term Liabilities of PocketGear, and for each Long Term Liability set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Long Term Liability. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. No Default exists with respect to the obligations of PocketGear under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.3. Capitalization.

(a) The issued and outstanding capital stock of the Company, including the Company Options, the Series C Warrants, the shares of Company Restricted Stock and any securities convertible into capital stock of the Company, is held by the Persons and in the amounts set forth on Schedule 3.3.(a) of the Disclosure Schedules. The authorized capital stock of the Company consists of (i) 17,625,600 shares of Company Common Stock, (ii) 3,275,000 shares of Series A Preferred Stock, (iii) 2,569,169 shares of Series B Preferred Stock, (iv) 2,612,818 shares of Series C Preferred Stock, (v) 89,127 shares of Series D Preferred Stock, and (vi) 2,991,500 shares of Series FF Preferred Stock, and there are no other shares of other classes or series of capital stock of the Company authorized or outstanding. There are (A) (A) 3,750,205 shares of Company Common Stock issued and outstanding (excluding any shares of Company Restricted Stock), (B) (B) 177,501 shares of Company Restricted Stock issued and outstanding, (C) 3,275,000 shares of Series A Preferred Stock issued and outstanding, (D) 2,569,169 shares of Series B Preferred Stock issued and outstanding, (E) 1,348,814 shares of Series C Preferred Stock issued and outstanding, (F) 89,127 shares of Series D Preferred Stock issued and outstanding, and (G) 2,991,500 shares of Series FF Preferred Stock issued and outstanding. There are 1,942,247 shares of Company Common Stock authorized for issuance under the Company Equity Plan (of which (1) 633,025 shares of Company Common Stock are subject to outstanding and unexercised Company Options (2) 177,501 shares of Company Common Stock are subject to outstanding Restricted Stock Awards (which are included in (B) above), (3) 175,429 shares of Company Common Stock have been issued pursuant to the exercise of stock options (which are included in (A) above), and (4) 14,625 shares of Company Common Stock have been issued pursuant to the exercise of stock options and exchanged for the same number of shares of Series FF Preferred Stock (which are included in (G) above)). As of the date hereof, the Company has issued Series C Warrants exercisable to purchase 601,600 shares of Series C Preferred Stock. All of the issued and outstanding shares of Company Capital Stock are, and all Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options, Series C Warrants or any other Company security, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.3.(a) of the Disclosure Schedules, none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission or similar right. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Schedule 3.3.(a) or Schedule 3.3.(d) of the Disclosure Schedules is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options and warrants) of, or any other voting, equity or ownership interest in the Company. Each grant of Company Options, Series C Warrants and Company Restricted Stock was duly authorized no later than the date on which the grant of such Company Option, Series C Warrant or Company Restricted Stock, as applicable, was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Options, Series C Warrants and Company Restricted Stock have been granted in compliance with applicable Regulations, including all applicable United States federal and state securities laws, and the Company Equity Plan. Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable date of grant, as determined by the Company in a manner consistent with the requirements of Section 409A of the Code.

(b) Except as set forth in Section 3.3.(a) hereof and Schedule 3.3.(a) or Schedule 3.3.(d) of the Disclosure Schedules, (i) there are no shares of capital or other stock or voting securities of the Company authorized, issued or outstanding, (ii) there is not Voting Debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued Company Capital Stock obligating the Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock of, or Voting Debt of, or other equity or voting interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option or other compensatory equity or equity-linked award, warrant, call, subscription or other right, agreement, arrangement or commitment or pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company’s equity interests, and (iii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Capital Stock, or other capital or other stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) Except as set forth in Section 3.3.(a) or Schedule 3.3.(c) or Schedule 3.3.(d) of the Disclosure Schedules, there are no (i) securities of the Company reserved for issuance for any purpose, (ii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iii) stockholder agreements between the Company and any current stockholders of the Company regarding the securities of the Company or (iv) agreements among stockholders of the Company with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer). No distributions (including distributions for Taxes) are owed to the Company with respect to any Company Capital Stock or owed by the Company to any Company Stockholder.

(d) Schedule 3.3.(d) of the Disclosure Schedules sets forth a true and complete list of each outstanding Company Option and each Restricted Stock Award and, as applicable, the name of the holder of each such Company Option or Restricted Stock Award, the state of residence of each such holder, the number of shares Company Common Stock originally granted under such award, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option), whether such option permits early exercise, the exercise price per share of such Company Option, the vesting schedule (including any acceleration provisions), the number of shares vested/unvested, forfeited, and exercised with respect to each award and the applicable expiration date. An updated Schedule 3.3.(d) of the Disclosure Schedules accurate as of immediately prior to the Effective Time shall be delivered to Parent by the Company immediately prior to the Effective Time.

(e) With respect to all outstanding Series C Warrants, Schedule 3.3.(e) of the Disclosure Schedules sets forth a true and complete list, as applicable, of the name of the holder of each such Series C Warrant, the number of shares of Series C Preferred Stock covered by such Series C Warrant, the date of grant, whether such warrant permits early exercise, the exercise price per share of such Series C Warrant, the vesting schedule and vested status of such Series C Warrant, if any, and the applicable expiration date.

(f) The Company is in compliance in all material respects with all Regulations, including applicable federal or state securities laws, in connection with the offer, sale or issuance of any Company Capital Stock, Company Options, Series C Warrants or any other securities, and such Company Capital Stock, Company Options, Series C Warrants and other securities have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents.

(g) The Closing Consideration Schedule delivered to Parent pursuant to Section 1.9.(a) hereof shall accurately reflect, as of immediately prior to the Effective Time, all Company Equityholders and their respective addresses and social security numbers or tax identification numbers, if applicable, the number and type of shares of Company Capital Stock, Series C Warrants and/or Company Options held by such Company Equityholders (including the respective certificate numbers and the class or series of such Company Capital Stock held by such Company Equityholders), the Pro Rata Allocation of the Escrowed Shares applicable to each Company Equityholder, the Aggregate Consideration to be paid to each Company Equityholders and such other information relevant thereto which Parent may reasonably request.

(h) Schedule 3.3.(h) of the Disclosure Schedules sets forth all outstanding Long Term Liabilities of the Company, and for each Long Term Liability set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Long Term Liability. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. No Default exists with respect to the obligations of the Company under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.4. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Company pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Other than to the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is to be a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other proceedings or actions on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which the Company is to be a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.5. Consents and Approvals. Except as may be required by the HSR Act or as set forth on Schedule 3.5 of the Disclosure Schedules, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person (including under any Contract), and (b) no consent under any Contract from any other Person, is, in each case, required to be made or obtained by the Company, PocketGear, or any other Affiliate of the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company or PocketGear, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the transactions contemplated hereto, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Capital Market, and (v) consents and notices with respect to Contracts that generated less than $100,000 in the twelve months prior to the Interim Balance Sheet Date or which are expected to generate less than $100,000 in the twelve (12) months following the Interim Balance Sheet Date and where the failure to obtain the consent or give the notice under the Contract would not result in the creation of any material liability or materially adversely effect the operation of the Business.

3.6. Absence of Certain Changes or Events. Except as set forth on Schedule 3.6 of the Disclosure Schedules, since December 31, 2013 ( the “Balance Sheet Date”), there has not been any:

(a) change in the Company’s or PocketGear’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or PocketGear; issuance of, or commitment to issue, any shares of capital stock or any security convertible into or exchangeable for such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company or PocketGear of any shares of any such capital stock; any repricing or other change in exercise price to any outstanding Company Options; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to any Organizational Documents of the Company or PocketGear;

(c) actual or threatened adverse change in the financial condition, working capital, shareholders’ equity, assets, Liabilities, reserves, revenues, income or earnings of the Business, the Company or PocketGear;

(d) adoption of or change in any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; making or revocation of or change in any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any amended Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; knowingly surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case by or with respect to the Company or PocketGear;

(e) revaluation of any of the assets of the Company, PocketGear or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business;

(f) failure to take reasonable actions to prevent any damage, destruction, abandonment or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company, PocketGear or the Business;

(g) acquisition of any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entry into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(h) except for the Merger, any adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of PocketGear, or other alteration of the Company’s or PocketGear’s corporate structure;

(i) cancellation of any Indebtedness or waiver or release of any material right or claim of the Company, PocketGear or relating to the Business;

(j) (i) hiring or termination of any key employee, consultant or director, (ii) payment, announcement, promise or grant, whether oral or in writing, any material increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance, termination or change in control payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company, including without limitation, any material increase or material change pursuant to any Company Plan (except as required by any applicable Regulation) other than in the ordinary course of business, or (iii) entry into, adoption, termination or material amendment of any Company Plan other than the setting of quarterly bonus objectives in the ordinary course of business consistent with past practice;

(k) adverse change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition or, results of operations of the Company or PocketGear;

(l) entry into, or amendment, cancellation or termination of, any Contract, Lease or Permit to which the Company or PocketGear is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company or PocketGear of at least $250,000, except in the ordinary course of business;

(m) entry into any Contract with any Related Party of the Company or PocketGear;

(n) mortgage, pledge or other Encumbrance of any assets of the Company, PocketGear or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(o) sale, assignment or transfer of any assets of the Company, PocketGear or relating to the Business, other than in the ordinary course of business;

(p) transfer of the registration of any Business Domain Names or failure to timely renew the registration of any Business Domain Names;

(q) incurrence of Indebtedness by the Company or PocketGear for borrowed money or commitment to borrow money entered into by the Company or PocketGear, made or agreed to be made by the Company or PocketGear, or indebtedness for borrowed money guaranteed by the Company or PocketGear;

(r) incurrence by the Company or PocketGear of Liabilities, except Liabilities incurred in the ordinary course of business or under this Agreement or the incurrence of Transaction Expenses, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company or PocketGear;

(s) payment, discharge or satisfaction of any Liabilities of the Company or PocketGear other than in the ordinary course of business;

(t) any single capital expenditure relating to the Business in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $100,000 or incurrence of any obligations to make any capital expenditures or execute any Lease;

(u) failure to pay or satisfy when due any material Liability of the Company, PocketGear or related to the Business, except in the ordinary course of business;

(v) except in the ordinary course of business consistent with past practice, any acceleration in the collection of or discounting of any accounts receivable, delays in the payment of accounts payable or deferrals of expenses, reduction of inventories or otherwise increases of cash in hand;

(w) any amendment to or otherwise taking of actions that would permit or cause any Company Option or Restricted Stock Award to accelerate in contemplation of or as a consequence of the Merger or other transactions contemplated by this Agreement;

(x) failure of the Company or PocketGear to carry on diligently the Business in the ordinary course so as to keep available to Parent the services of the Company’s and PocketGear’s employees, and to preserve for Parent the Business and the goodwill of the Company’s and PocketGear’s suppliers, customers and advertisers of the Business and others having business relations with the Company, PocketGear or the Business;

(y) failure to maintain any Source Code, data or other information related to the Business (including any records of images, art, photographs or similar content posted on and/or removed from the Company’s or PocketGear’s website prior to the Closing Date) other than in a manner consistent with past practice;

(z) disposition, sale, transfer, assignment, Encumbrance, pledge, license (except in the ordinary course of business), abandoning, dedicating to the public, failure to maintain or permitting to lapse any Intellectual Property of the Company, PocketGear or relating to the Business, or any disposition or disclosure to any Person of any Intellectual Property of the Company, PocketGear or relating to the Business not theretofore a matter of public knowledge;

(aa) existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect; and

(bb) agreement, whether oral or written, by the Company or PocketGear to do any of the things described in the preceding clauses (a) through (z) other than as expressly provided for herein.

3.7. Facilities.

(a) Owned Real Property. Neither the Company nor PocketGear owns any Owned Real Property.

(b) Actions. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or other Actions relating to any Facility.

(c) Leases or Other Agreements. Except for Facility Leases listed on Schedule 3.7 of the Disclosure Schedules, neither the Company nor PocketGear are a party to any leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility, or any real property or any portion thereof or interest in any such Facility or real property.

(d) Facility Leases and Leased Real Property. With respect to each Facility Lease, the Company or PocketGear has an unencumbered interest in the Leasehold Estates, other than Encumbrances which do not materially interfere with, or otherwise affect the present use and enjoyment of the Facility subject thereto or affected thereby. The Company and PocketGear enjoy peaceful and undisturbed possession of all the Leased Real Property. With respect to such Leased Real Property, (i) each lease, license or interest to which the Company or PocketGear is a party is in full force and effect and enforceable against the Company or PocketGear and the counterparty thereto in accordance with its terms, subject to bankruptcy and insolvency laws. Except as described in Schedule 3.7.(d) of the Disclosure Schedules: (A) there are no leases, subleases, licenses, concessions or any other Contracts to which the Company or PocketGear is a party granting to any Person other than the Company or PocketGear any right to possession, use occupancy or enjoyment of any of the Leased Real Property or any portion thereof and (B) the Company and PocketGear are not obligated under or bound by any option, right of first refusal, purchase Contract or other Contract to sell or otherwise dispose of any Leased Real Property or any other interest in any Leased Real Property.

(e) Certificate of Occupancy. To the Knowledge of the Company, all Facilities have received all required approvals of governmental authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Regulations.

(f) Utilities. All Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

(g) No Special Assessment. Neither the Company nor PocketGear has received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

3.8. Condition and Sufficiency of Assets. The buildings, structures and equipment of the Company and PocketGear are structurally sound and are in good operating condition and repair, normal wear and tear excepted. The buildings, structures and equipment of the Company and PocketGear are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures and equipment of the Company and PocketGear are sufficient for the continued conduct of the Business of the Company and PocketGear after the Closing in substantially the same manner as conducted prior to the Closing. The improvements constructed on the buildings, structures and equipment of the Company and PocketGear, including, without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other Tangible Property owned, leased or used by the Company and PocketGear at the Facilities are (a) insured to the extent and in a manner customary in the industry, (b) structurally sound with no known material defects, (c) in good operating condition and repair, subject to ordinary wear and tear, fit for use in the ordinary course of business, (d) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, (e) sufficient for the operation of the Company and PocketGear as presently conducted and (f) in conformity, in all material respects, with all applicable Regulations. The Company and PocketGear own, or have a valid leasehold or other interest in, and after the Closing Date, the Company and PocketGear will continue to own, or have a valid leasehold or other interest in, free and clear of all Encumbrances, all assets necessary for the conduct of the Business as presently conducted by the Company and PocketGear and to permit Parent (through the Surviving Corporation) to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date hereof.

3.9. Contracts and Commitments.

(a) Contracts. Schedule 3.9.(a) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts to which the Company or PocketGear is a party or by which the Company or PocketGear or their assets are bound (including oral agreements) of the following categories:

(i) Contracts not made in the ordinary course of business that are not otherwise required to be disclosed pursuant to clauses (ii)-(xx) below;

(ii) all agreements, programs, policies, arrangements or other Contracts for the employment or engagement of any officer, employee or Contingent Worker on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise) that may exceed $150,000, (B) providing for the payment of any cash or other compensation or benefits upon a termination of service and/or upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting the Company’s or PocketGear’s ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or Liability;

(iii) collective bargaining agreements, work council agreement, work force agreement or other Contracts with any labor union applicable to the employees or Contingent Workers of the Company or PocketGear, or any severance or change in control agreements, programs, policies or arrangements;

(iv) Contracts containing covenants (including confidentiality provisions if applicable) limiting the freedom of the Company or PocketGear (or any of their subsidiaries) to engage in any line of business, expand the geographical scope of business anywhere in the world, compete with any Person or that otherwise have the effect of restricting in any material respect the Company or PocketGear (or any of their subsidiaries) from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation and standstill obligations, or any contract, agreement or arrangement containing any exclusivity, noncompetition or most favored pricing terms to which the Company or PocketGear is subject;

(v) Contracts containing restrictive covenant agreements (including confidentiality, non-competition, and non-solicitation) between the Company or PocketGear and any employee or Contingent Worker of the Company or PocketGear;

(vi) Contracts with any Company Equityholder, any Affiliate of any Company Equityholder or any other Affiliate of the Company or PocketGear (“Affiliate Agreements”);

(vii) Contracts relating to the manufacture, distribution and shipment of the Products to the Company’s or PocketGear’s customers other than Contracts with Advertisers and Publishers);

(viii) the form of agreement that the Company has entered into with each Person who is an advertiser (each, an “Advertiser”) or publisher (each, a “Publisher”), together with a list of any such agreements that the Company or PocketGear has entered into that (A) deviate from such form and (B) have generated or are reasonably expected to generate more than $250,000 in revenue or expense in any consecutive twelve (12) month period during the twenty four month period beginning twelve (12) months prior to the Interim Balance Sheet Date and ending twelve (12) months after the Interim Balance Sheet Date (the “Advertiser and Publisher Agreements”);

(ix) Intentionally omitted;

(x) options with respect to any property, real or personal, whether the Company or PocketGear shall be the grantor or grantee thereunder;

(xi) Contracts involving future expenditures or Liabilities that have generated or are reasonably expected to generate more than $250,000 in expense during the twenty-four month period beginning twelve (12) months prior to the Interim Balance Sheet Date and ending twelve (12) months after the Interim Balance Sheet Date;

(xii) Intentionally omitted;

(xiii) Contracts that have generated or are reasonably expected to generate more than $250,000 in revenue in any consecutive twelve (12) month period during the twenty four month period beginning twelve (12) months prior to the Interim Balance Sheet Date and ending twelve (12) months after the Interim Balance Sheet Date;

(xiv) Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant or other Person;

(xv) promissory notes, loans, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments or agreements relating to an obligation to pay money, whether the Company or PocketGear shall be the borrower, lender or guarantor thereunder or whereby any assets of the Company or PocketGear are pledged (excluding credit provided by the Company or PocketGear in the ordinary course of business to purchasers of the Company’s or PocketGear’s services or products);

(xvi) any Contract with the United States, state or local government or any agency or department thereof;

(xvii) Leases of real property;

(xviii) Leases of personal property not cancelable (without Liability) within 30 calendar days;

(xix) written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by the Company or PocketGear;

(xx) joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses costs or Liabilities by the Company or PocketGear with any other Person; and

(xxi) material Contracts relating to the development, ownership, use or licensing of any patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the disposition, development, appropriation or the nondisclosure of any of the Intellectual Property of the Company or PocketGear other than (A) the Company’s standard form of Non-Disclosure, Non-Solicitation and Invention Assignment Agreement, and (B) Advertiser and Publisher Agreements entered into in the ordinary course of business.

The Company has delivered or made available to Parent true, correct and complete copies of all of the Contracts listed on Schedule 3.9.(a) of the Disclosure Schedules, including all amendments and supplements thereto. All Contracts and Leases listed (or required to be listed) on Schedule 3.9.(a), together with Advertiser and Publisher Agreements are referred to herein as “Material Contracts.”

(b) Absence of Defaults. All of the Material Contracts are valid, binding and enforceable obligations of the Company and PocketGear and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Each of the Company and PocketGear has complied in all material respects with the provisions of each Material Contract and is not in material Default thereunder and, to the Knowledge of the Company, all other parties to the Material Contracts have complied in all material respects with the provisions thereof and no party is in material Default thereunder. No notice of any claim of Default has been given to the Company or PocketGear. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or PocketGear or, to the Knowledge of the Company, any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

3.10. Permits.

(a) Schedule 3.10 of the Disclosure Schedules sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company or PocketGear. Each of the Company and PocketGear has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of its Business, and owns or possesses such Permits free and clear of all Encumbrances. Neither the Company nor PocketGear is in Default, nor has the Company or PocketGear received any written notice of any claim of Default, with respect to any such Permit. No present or former stockholder, director, officer, Representative or employee of the Company, PocketGear or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company or PocketGear owns, possesses or uses.

(b) The Permits set forth on Schedule 3.10 of the Disclosure Schedules collectively constitute all of the Permits necessary to permit the Company and PocketGear to lawfully conduct and operate the Business in the manner that the Business is currently conducted and operated and to permit the Company and PocketGear to own and use their assets in the manner in which the Company and PocketGear currently own and use their assets.

3.11. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company and PocketGear with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of the Company or PocketGear, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the assets of the Company or PocketGear under any of the terms, conditions or provisions of any material Contract, Lease or Permit, (i) to which the Company or PocketGear is a party or (ii) by which the material assets of the Company or PocketGear are bound, (c) violate any Regulation or Court Order, (d) impose any material Encumbrance on any of the assets of the Company or PocketGear, (e) cause Parent, the Company, PocketGear or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax, or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any material Permits that are held by the Company or PocketGear or that otherwise relate to the Business or any of the assets of the Company or PocketGear.

3.12. Financial Statements and Other Financial Information. The Company has heretofore delivered to Parent the Financial Statements, copies of which are attached hereto as Schedule 3.12 of the Disclosure Schedules. The Financial Statements (a) are in accordance with the Books and Records of the Company and PocketGear; (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with the past practice of the Company; and (c) fairly and accurately present in all material respects the assets, Liabilities (including all reserves) and financial condition of the Company and PocketGear as of the respective dates thereof and the results of operations and changes in cash flows of the Company and PocketGear for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments shall not be material in the aggregate), and the omission of footnotes required by GAAP. The Year End Financial Statements have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon is included with such Year End Financial Statements. At the respective dates of the Financial Statements, there were no Liabilities of the Company or PocketGear, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

3.13. Undisclosed Liabilities. Neither the Company nor PocketGear has Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as reflected or reserved against in the Interim Balance Sheet, (b) Current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date, (c) Liabilities incurred in connection with the negotiation and execution of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby which constitute Company Transaction Expenses, (d) Liabilities not required under GAAP to be shown on the balance sheet of the Company and that would not exceed $250,000 in the aggregate, or (e) liabilities disclosed on Schedule 3.13.

3.14. Books and Records. The Books and Records of the Company and PocketGear are complete and correct in all material respects. The Company has made and kept (and given Parent access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company, PocketGear and the Business. The minute books of the Company and PocketGear previously delivered to Parent accurately and adequately reflect all action previously taken by the Company Stockholders, board of directors and committees of the board of directors of the Company and PocketGear. The copies of the stock book records of the Company previously delivered to Parent are true, correct and complete, and accurately reflect all transactions effected in the capital stock of the Company through and including the date hereof. Neither the Company nor PocketGear has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company and PocketGear.

3.15. Litigation. Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Company, threatened in writing (a) that are against (i) the Company, PocketGear, the Business or the assets of the Company or PocketGear (including with respect to Environmental Laws), (ii) to the Knowledge of the Company, any officers or directors of the Company or PocketGear that are involved in the operations of the Business or (iii) to the Knowledge of the Company, any Company Stockholder in such Company Stockholder’s capacity as a Company Stockholder, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, (c) against the Company, PocketGear or, to the Knowledge of the Company, any officer or director of the Company or PocketGear that involve the risk of criminal liability or (d) in which the Company or PocketGear is a plaintiff. Neither the Company nor PocketGear is in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, PocketGear, the Business or the assets of the Company or PocketGear. There is not a reasonable likelihood of an adverse determination of any pending Actions set forth on Schedule 3.15 of the Disclosure Schedules or otherwise related to or affecting the Business. There are no Court Orders or agreements with, or liens by, any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company, PocketGear, the Business or the assets of the Company or PocketGear.

3.16. Labor Matters.

(a) Schedule 3.16 of the Disclosure Schedules contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company and PocketGear and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No officer or Key Employee of the Company or PocketGear has informed the Company or PocketGear (whether orally or in writing) of any intent to terminate employment with or services for the Company or PocketGear, and, to the Knowledge of the Company, no such Person or Persons has any intent to terminate employment with or services for the Company or PocketGear.

(b) In the three (3) years preceding the date of this Agreement, the Company and PocketGear have remained in material compliance with all applicable Regulations and Court Orders regarding the terms and conditions of employment of employees, former employees or prospective employees and other labor or employment related matters, including without limitation any Regulation or Court Order relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety and any other Employment Statute. In the three (3) years preceding the date of this Agreement, neither the Company nor PocketGear has relied upon Contingent Workers in violation of IRCA and no unauthorized workers performed services on behalf of any member of the Company Group, whether as employees or employees of subcontractors. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not cause any current employee of the Company and PocketGear to become unauthorized to work in the United States.

(c) The Company and PocketGear are not and have not at any time been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee of the Company or PocketGear. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees. Neither the Company nor PocketGear has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the three (3) years preceding the date of this Agreement, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(d) (i) The Company and PocketGear have paid in full to all of their employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses and other cash compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the

Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or PocketGear; and (iii) neither the Company nor PocketGear is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(e) There are no material Liabilities, whether contingent or absolute, of the Company or PocketGear relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier, subject to normal deductibles. With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f) In the three (3) years prior to the date of this Agreement, neither the Company nor PocketGear has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or Facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Regulation) affecting any site of employment or Facility of the Company or PocketGear.

(g) Schedule 3.16.(g) contains a list of all of the Contingent Workers currently engaged by the Company or PocketGear, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 3.16.(g), neither the Company nor PocketGear engages or retains any Contingent Workers. The Company and PocketGear have properly classified all of their Contingent Workers as either employees or independent contractors and as exempt or non-exempt for all purposes and have made all appropriate filings in connection with services provided by, and compensation paid to, such Contingent Workers. Each such Contingent Worker has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property in such Person’s agreement with the Company or PocketGear, a copy of which has been previously delivered or made available to Parent.

3.17. Compliance with Law. Since January 1, 2011, neither the Company, PocketGear nor the conduct of the Business has violated any, and the Company, PocketGear and the Business are now in compliance in all material respects with, all, Regulations and Court Orders relating to the Company, PocketGear the Business or the assets of the Company or PocketGear taken as a whole. Neither the Company nor PocketGear has received any written notice to the effect that it is not in compliance with any such Regulations or Court Orders, and to the Knowledge of the Company, the Company and PocketGear have no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

3.18. Intellectual Property.

(a) Disclosure of Intellectual Property Assets. Schedule 3.18.(a) of the Disclosure Schedules sets forth a true and complete list of all of the Company Registered Intellectual Property, all of which is registered exclusively in the name of the Company or PocketGear. With respect to Company Registered Intellectual Property, Schedule 3.18.(a) of the Disclosure Schedules also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, service mark, logo, and trade name, the application/serial number or registration number, the class of goods covered and the expiration date for each country, (iii) for each copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed, (iv) for each Internet domain name, the Internet domain name registration, the expiration date, the name of the registrant and the name of the registrar, and (v) all actions that must be taken by the Company or PocketGear within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Company Registered Intellectual Property. Schedule 3.18.(a) of the Disclosure Schedules also sets forth all unregistered trademarks, service marks, logos and trade names owned by the Company or PocketGear that are material to the Business. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of the Company or PocketGear or in which the Company or PocketGear has any interest whatsoever, or is otherwise material to the Business, have been provided or made available to Parent. Except for the Intellectual Property licensed under the Contracts set forth in Schedule 3.18.(b) of the Disclosure Schedules, the Customer and Publisher Agreements and the Commercial Software Licenses (each as defined in Section 3.18.(b), the Company or PocketGear exclusively own all Intellectual Property used in the operation of the Business. In the case of Intellectual Property licensed by the Company or PocketGear from other Persons under licenses that are disclosed on Schedule 3.18.(b) of the Disclosure Schedules the Company or PocketGear have the right to use the applicable Intellectual Property in accordance with the scope of rights licensed to the Company or PocketGear set forth in such licenses.

(b) Licensing Agreements. Schedule 3.18(b)of the Disclosure Schedules sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property by the Company or PocketGear to a third party, other than customer and publisher agreements entered into in the ordinary course of business, substantially in the form of the Company’s forms of customer and publisher agreements, copies of which have been provided or made available to Parent (altogether, the “Customer and Publisher Agreements”), or (ii) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property by a third party to the Company or PocketGear, other than licenses or other agreements for commercially available software that is made available for a total cost of less than $10,000 (altogether, the “Commercial Software Licenses) (and in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law). Neither the Company nor PocketGear is a party to a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property from a third party under which the Company or PocketGear is an exclusive licensee. A true and correct copy of each such Contract has been provided or made available to Parent. Such Contracts, along with the Customer and Publisher Agreements and the Commercial Software Licenses, are legal, valid, binding, enforceable obligations of the Company and PocketGear and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (y) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Such Contracts are in full force and effect. The underlying Company Intellectual Property for each such Contract under which the Company or PocketGear licenses Company Intellectual Property to a third party is not subject to any outstanding injunction, judgment, order, decree or ruling. To the Knowledge of the Company, the underlying Intellectual Property for each such Contract under which a third party licenses the Company or PocketGear is not subject to any outstanding injunction, judgment, order, decree or ruling. No action, suit, proceeding, hearing, investigation or complaint is pending or, to the Knowledge of the Company threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Company Intellectual Property for each such Contract under which the Company or PocketGear licenses Company Intellectual Property to a third party. Neither the Company nor PocketGear has granted any sublicense or similar right with respect to any such Contract. To the Knowledge of the Company, no action, suit, proceeding, hearing, investigation or complaint is pending or threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Intellectual Property for each such

Contract under which a third party licenses the Company or PocketGear. Other than as contemplated by the Customer and Publisher Agreements, neither the Company nor PocketGear has granted any sublicense or similar right with respect to any such Contract under which a third party licenses the Company or PocketGear. The Company, PocketGear and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, any such Contracts, and have not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become a breach or default thereunder. No party to any such Contract has given notice of termination or repudiation of any provision thereof. Immediately following the Closing Date, the Surviving Corporation will continue to be permitted to exercise all of the Company’s and PocketGear’s rights under such Contracts on terms identical to those in effect as of the date of this Agreement and to the same extent the Company or PocketGear would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or PocketGear would otherwise be required to pay. Schedule 3.18.(b) of the Disclosure Schedules also sets forth a true and complete list of all royalties, fees, and similar payments that the Company or PocketGear is obligated to pay to any third party who owns or is a licensee of any Intellectual Property, and except as set forth therein, the Company and PocketGear are not obligated or under any liability whatsoever under such contracts to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property.

(c) Ownership, Validity and Enforceability of Intellectual Property. The Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid, enforceable and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, registration, ownership or use of the item. Except as disclosed on Schedule 3.18(b) of the Disclosure Schedules, the Company Registered Intellectual Property has not expired or been cancelled or abandoned, and is not subject to any pending or, to the Knowledge of the Company, threatened opposition, cancellation, interference or similar proceeding. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Except as set forth on Schedule 3.18.(b) of the Disclosure Schedules, the Company and PocketGear own all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances, in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property are listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner for each item thereof. There are not, and it is reasonably expected that that immediately after the Closing there will not be, any restrictions on the Company’s, PocketGear’s or their Affiliates’ right to sell products owned by or offer services provided by the Company or PocketGear, in connection with the Business, or to transfer or license any Company Intellectual Property. Except with respect to licenses of Intellectual Property by a third party to the Company or PocketGear disclosed on Schedule 3.18.(b) of the Disclosure Schedules and licenses or other agreements for Commercial Software Licenses, (i) the Company owns all Intellectual Property rights in and all Software used in the operation of the Business and (ii) to the Knowledge of the Company, the use of all Software in the operation of the Business does not require rights under any third party patents that are not licensed to the Company or PocketGear. Except as disclosed on

Schedule 3.18.(b) of the Disclosure Schedules, neither the Company nor PocketGear has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other Person or (ii) permitted the Company’s or PocketGear’s rights in such Company Intellectual Property to enter into the public domain.

(d) Protection of Intellectual Property. Each of the Company and PocketGear is taking and has taken reasonable steps to obtain, maintain, police and protect the Company Intellectual Property and to maintain and protect the confidentiality of any trade secrets and other material Confidential Information of the Business. Except as set forth on Schedule 3.18.(c)each of the Company and PocketGear has the right to use, or has ownership of, free and clear of all Encumbrances, all customer lists, customer account information, correspondence, submissions and licensing and purchasing histories relating to the current and former customers of the Business, and no Person other than the Company and PocketGear possesses any claims or rights with respect to use of such information. Without limiting the foregoing, all current and former employees, Contingent Workers of the Company and PocketGear or other Persons that the Company or PocketGear has engaged to participate in the creation or development of any Intellectual Property used or held for use by the Company or PocketGear have executed valid and enforceable agreements in which they have assigned or otherwise vested all of their rights in and to such Intellectual Property to the Company or PocketGear and have agreed to maintain the confidentiality of such Intellectual Property. Each of the Company and PocketGear is not, and to the Knowledge of the Company no other party to any such agreement is, in material breach thereof. No current or former employees, Contingent Workers of the Company or PocketGear own any Intellectual Property used or held for use by the Company or PocketGear. It is not necessary for the operation of the Business to utilize any Intellectual Property rights of any employee, Contingent Worker of the Company or PocketGear or of the Business developed, invented or made prior to such employee’s employment or a Contingent Worker’s retention by the Company or PocketGear or except for any such Intellectual Property rights that have previously been assigned to the Company or PocketGear. No Person has asserted, and to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any Intellectual Property of the Company or PocketGear. To the Knowledge of the Company, the employment or engagement of any current or former employees and/or Contingent Workers does not subject the Company or PocketGear to any Liability to any third party for improperly soliciting such Contingent Workers, or contractor to work for the Company or PocketGear, whether such Liability is based on contractual or other legal obligations to such third party.

(e) No Infringement. Each of the Company and PocketGear has not and does not, and the Company Intellectual Property and operation of the Business have not and do not infringe, dilute, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property. Except as set forth in Schedule 3.18.(e) of the Disclosure Schedules, neither the Company nor PocketGear has received notice from any Person claiming that the Company Intellectual Property or the operation of the Business infringes, dilutes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction, including any claim that the Company or PocketGear must license or refrain from using any Intellectual Property rights of any Person and no Person has, any right to make such a claim. The Company Intellectual Property and Intellectual Property licensed to the Company and PocketGear is all of the Intellectual Property necessary for the operation of the Business.

(f) No Third Party Infringers. Each of the Company and PocketGear has taken reasonable steps to protect the Company Intellectual Property from infringement by any other Person. To the Knowledge of the Company, there has been no unauthorized use, unauthorized disclosure, infringement, dilution, violation or misappropriation by any Person of any Company Intellectual Property. No other Person (i) has the right to use the Company’s or PocketGear’s trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such trademarks or to cause a mistake or to deceive or (ii) has notified the Company or PocketGear in writing that such Person is claiming any ownership of or right to use any of the Company Intellectual Property.

(g) Liabilities. Except as set forth on Schedule 3.18.(g) of the Disclosure Schedules, other than the Customer and Publisher Agreements neither the Company nor PocketGear has reasonable basis to believe that it has any obligation under any agreement to provide indemnification for infringement of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any Intellectual Property, Software or product or service of the Company or PocketGear. No third party has asserted its right to indemnification (nor, to Company’s Knowledge, do any circumstances exist that provide a basis for a third party to exercise its right to indemnification) for infringement of any third-party rights or otherwise under any Contract involving any Company Intellectual Property or Products.

(h) No Order. There are no forbearances to sue, consents, settlement agreements, judgments or orders entered into in connection with or in settlement of litigation or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or PocketGear is a party or is otherwise bound that (i) restrict the rights of the Company or PocketGear to use, transfer, license or enforce any Company Intellectual Property; (ii) restrict the current or planned conduct of the Business in order to accommodate a third party’s Intellectual Property; or (iii) grant any third party any right with respect to any Company Intellectual Property that is owned by Company or PocketGear or exclusively licensed to the Company or PocketGear.

(i) Privacy. Each of the Internet websites owned or operated by the Company and PocketGear in connection with the Business maintains a publicly posted privacy statement or policy that describes the Company’s and PocketGear’s practices with respect to the collection, use and disclosure of Personal Information and that complies in all material respects with all applicable legal requirements, including, without limitation, Data Protection Laws. The Company, PocketGear and the Business complies and has complied with all Regulations and its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Information, including without limitation, Data Protection Laws. Without limiting the foregoing, each of the Internet websites owned or operated by the Company and PocketGear comply with Section 22575 of California’s Business and Professions Code. The Company has provided or made available to Parent true and accurate copies of all such privacy policies. The published privacy policies are accurate and completely implemented. Each of the Company and PocketGear takes and has taken reasonable measures to ensure that such information is protected against unauthorized access, loss, damage use, sharing, modification, or other misuse other than as expressly described in the published privacy policies, and there has been no unauthorized access, loss, damage use, sharing, modification, or other misuse of any such information by the Company or PocketGear. The execution, delivery and performance of this Agreement and the Ancillary Agreements complies and will comply with all Data Protection Laws and the Company’s and PocketGear’s applicable published privacy policies. The Company and PocketGear are not prohibited by any applicable Regulations or any Company or PocketGear privacy policy or agreement from providing Parent or any of its Affiliates with the Personal Information that has been, or will be, provided to Parent or its Affiliates, on the Closing Date, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. None of the disclosures made by the Company or PocketGear to employees, users or customers regarding the collection, use and disclosure of Personal Information and required by applicable Regulations (if any) have been unfair, inaccurate, misleading (whether expressly or by omission), or deceptive. Neither the Company nor PocketGear has received any written inquiry or complaint from a regulatory authority in any jurisdiction from which it has processed Personal Information, or written inquiry or complaint giving rise to legal proceedings, regarding its collection, use, storage, or sharing of Personal Information.

(j) Information Technology Systems. All information technology systems, Software computers, workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the Business, including without limitation, all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the Business (“Information Technology Systems”), and Company Intellectual Property (and all parts thereof), are free of (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions and (ii) disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components that would permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Information Technology Systems or Company Intellectual Property (or any parts thereof) or data or other Software of users (“Contaminants”). Each of the Company and PocketGear takes and has taken reasonable steps and implements and has implemented reasonable procedures, intended to ensure that the Information Technology Systems used in connection with the operation of the Business are free from Contaminants. Each of the Company and PocketGear has reasonable disaster recovery plans, procedures and facilities for the Business, and takes and has taken reasonable steps to safeguard and back-up at secure off-site locations the Information Technology Systems. There have been no unauthorized intrusions or breaches of the security of such Information Technology Systems. Each of the Company and PocketGear has implemented security patches or upgrades that are generally available for such Information Technology Systems where such patches or upgrades are reasonably required to maintain their security. To the extent that the Company or PocketGear receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), each of the Company and PocketGear represents and warrants that information security procedures, processes and systems have at all times met or exceeded all applicable information security laws, legal or contractual standards, rules and requirements related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable governmental regulatory agencies, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard). Each of the Company and PocketGear has implemented and maintained reasonable security measures which are in compliance with all applicable data security and privacy Regulations and designed to (i) secure Personal Information, protect against hazards or threats to the security or integrity of Personal Information, and (ii) prevent unauthorized access to Personal Information. Each of the Company and PocketGear has not experienced any material accidental loss, alteration, unauthorized disclosure or destruction of, misuse of, unauthorized third party access to, or damage to, data held or processed by the Company or PocketGear or on behalf of any of the Company’s or PocketGear’s customers or employees, including Personal Information and Cardholder Data and the Information Technology Systems have not otherwise materially malfunctioned or failed. As used in this Section 3.18.(j) and in Section 3.18.(i), “reasonable” shall mean reasonable for an established web based company whose principal business is conducted through the internet. Each of the Company and PocketGear has, and on the Closing Date Parent will have full access to, a catalog, that is to the Knowledge of the Company true and complete, of all images, art, photographs and similar content posted on the Company’s and PocketGear’s websites prior to the Closing Date (including any such content removed or taken down from the Company’s or PocketGear’s website). The Company has sufficient rights to use all Information Technology Systems all of which rights shall survive as of immediately following the Closing following the consummation of the transactions contemplated hereby. The Information Technology Systems are sufficient to conduct the business of the Company and PocketGear.

(k) Transaction. Except as set forth on Schedule 3.18.(k) of the Disclosure Schedules, the transactions contemplated by this Agreement and the Ancillary Agreements will not, by virtue of any Contract to which the Company or PocketGear is a party or by which the Company, PocketGear or their assets are bound, result in Parent, the Company, PocketGear, or any of their respective Affiliates: (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

(l) Open Source. Except as set forth on Schedule 3.18.(l) of the Disclosure Schedules, no open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or GNU lesser general public license or other Software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any Software that is Company Intellectual Property. No Open Source listed in Schedule 3.18.(l) of the Disclosure Schedules has been modified or distributed by or on behalf of Company or PocketGear in such a manner as would require the Company or PocketGear to publicly make available any Source Code for Software that is Company Intellectual Property.

(m) Source Code. Neither the Company nor PocketGear has disclosed any Source Code for Software that is Company Intellectual Property (“Company Source Code”) to any Person other than to employees and contractors performing services on the Company’s or PocketGear’s behalf who have executed confidentiality agreements. Except as set forth in Schedule 3.18.(m) of the Disclosure Schedules, neither the Company nor PocketGear has entered into any Contracts with any Person requiring, upon the absence or occurrence of an event or Default, the disclosure of any Company Source Code. The execution of this Agreement or any Ancillary Agreement will not result in the disclosure to a third Person of any Company Source Code (including without limitation any release from escrow of any such Source Code) or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, PocketGear, or any Person acting on behalf of the Company or PocketGear to any Person of any Company Source Code, and no portion of such Source Code has been disclosed, delivered or licensed to a third Person. As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

3.19. Employee Benefit Plans.

(a) Schedule 3.19.(a) of the Disclosure Schedules sets forth a complete and correct list of all Company Plans. The Company has made available to Parent a true and complete copy, as applicable, of (i) each Company Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three (3) most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received IRS determination or opinion letter, if any, issued by the IRS and each currently pending application to the IRS for a determination or opinion letter with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, (v) the three (3) most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Company Plan, (vi) all material records, notices and filings concerning IRS or Department of Labor audits or investigations, and (vii) all non-routine, written communications relating to any Company Plan and any proposed Company Plans. Neither the Company nor PocketGear has any plan or commitment to adopt or enter into any additional Company Plan or to materially amend or terminate any existing Company Plan.

(b) No Company Plan is, and neither the Company nor PocketGear nor any ERISA Affiliate of the foregoing contributes to, has ever contributed to or has any Liability or obligation, whether actual or contingent, with respect to any (A) “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), (B) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c) Neither the Company nor PocketGear has any obligation to provide health, accident, disability, life insurance or death benefits with respect to any current or former employees, consultants or directors or any retirees of the Company or PocketGear, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, director or retiree, whether under a Company Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Regulation.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or PocketGear or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director or any such group of employees, consultants or directors; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(e) Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code. Each of the Company and PocketGear has performed in all material respects all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Plan. No Action is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Plan, no lien has been imposed under the Code, ERISA or any other applicable Regulation.

(f) No material excise tax would reasonably be expected to be imposed upon the Company or PocketGear under Chapter 43 of the Code. Neither the Company nor PocketGear has made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Voluntary Compliance Program.

(g) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(h) All contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Plan have been timely made, or, to the extent not yet due, have been adequately accrued on the Interim Balance Sheet to the extent required by GAAP. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

(i) No Company Plan, and neither the Company nor PocketGear with respect to any Company Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the PBGC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(j) Schedule 3.19.(j) of the Disclosure Schedules sets forth any and all Indebtedness owed to the Company or PocketGear by any current or former employee; consultant or director of the Company or PocketGear.

(k) No Company Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company or PocketGear (or any dependent thereof) who resides outside of the United States.

(l) The Company and PocketGear and each of their ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

3.20. Transactions with Certain Persons. Except as set forth on Schedule 3.20 of the Disclosure Schedules, no stockholder, officer, director, Representative or employee of the Company, PocketGear or any Affiliate of the Company or PocketGear nor to the Knowledge of the Company any member of any such Person’s immediate family is presently, or within the past three years has (a) been a party to any transaction with the Company or PocketGear, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company or PocketGear) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a stockholder, officer, director, trustee or partner; (b) been engaged in competition with the Business; or (c) has had business dealings or a material financial interest in any transaction with the Company, PocketGear or with respect to the Business (other than business dealings or transactions conducted in the ordinary course of the business with the Company or PocketGear at substantially prevailing market prices and on substantially prevailing market terms).

3.21. Certain Payments. To the Knowledge of the Company, neither the Company, PocketGear, nor any of its directors, officers, Representatives or employees or any other Person affiliated with or acting for or on behalf of the Company, PocketGear or the Business, has ever directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, PocketGear or any of their respective Affiliates or (iv) in violation of any Regulations (including, without limitation, the United States Foreign Corrupt Practices’ Act).Neither the Company, PocketGear, nor any Affiliate of the Company or PocketGear has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or advertisers.

3.22. Tax Matters.

(a) Each of the Company and PocketGear has duly and timely filed or caused to be timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes due and owing by the Company or PocketGear (whether or not shown on any Tax Returns) have been timely paid. Neither the Company nor PocketGear is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company or PocketGear does not file Tax Returns that the Company or PocketGear is or may be subject to Tax by that jurisdiction.

(b) The unpaid Taxes of the Company and PocketGear did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and since the Interim Balance Sheet Date, neither the Company nor PocketGear has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to the Company or PocketGear have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority. There are no pending or threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company or PocketGear. There are no matters under discussion with any Tax Authority or other Governmental Authority, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company or PocketGear. No issues relating to Taxes of the Company or PocketGear were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) The Company has delivered or made available to Parent complete and accurate copies of federal, state, local and foreign Tax Returns of the Company, PocketGear and their predecessors for all taxable years since the taxable year ended 2008, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or PocketGear (or any predecessor of the Company or PocketGear) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type. The Company and PocketGear (or any predecessor of the Company and PocketGear) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company and PocketGear to act on behalf of the Company and PocketGear) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.

(e) There are no Encumbrances for Taxes upon any property or asset of the Company or PocketGear (other than for current Taxes not yet due and payable).

(f) All material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by the Company and PocketGear have been timely withheld, collected, deposited or paid. The Company and PocketGear have properly classified all individuals providing services to the Company or PocketGear, as applicable, as employees or non-employees for all relevant purposes. No transaction contemplated herein is subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(g) Neither the Company nor PocketGear will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, or any election under
Section 108(i) of the Code.

(h) Neither the Company nor PocketGear is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar arrangements other than tax indemnification provisions contained in commercial agreements not primarily related to Taxes entered into in the ordinary course of business.

(i) Neither the Company nor PocketGear has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. Neither the Company nor PocketGear has any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, (other than tax indemnification provisions contained in commercial agreements not primarily related to Taxes entered into in the ordinary course of business), or otherwise.

(j) The Company (i) has not been a stockholder of a “controlled foreign corporation”, other than PocketGear, as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation; and (iv) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(k) Neither the Company nor PocketGear has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If the Company or PocketGear has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company or PocketGear believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. Neither the Company nor PocketGear has participated, and does not plan to participate, in any Tax amnesty program.

(l) The Company has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any similar provision of state or local law).

(m) Neither the Company nor PocketGear has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code. Neither the Company nor PocketGear has acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(n) The Company has made good faith efforts to comply with all transfer pricing rules. All documentation required by all relevant transfer pricing laws have been timely prepared.

(o) PocketGear (i) has never been a “surrogate foreign corporation” within the meaning of Section 7874(b) of the Code, (ii) is not treated as a United States corporation under Section 7874(b) of the Code, (iii) was not created or organized in the United States such that PocketGear would be taxable in the United States as a domestic entity pursuant to the dual charter provisions of Treasury Regulations Section 30.7701-5(a), (iv) has no investment in United States property (within the meaning of Section 956 of the Code), (v) is not a passive foreign investment company (within the meaning of Section 1297 of the Code), and (vi) is not engaged in a trade or business in the United States for U.S. federal income tax purposes.

(p) As of the Closing Date, PocketGear will not hold assets which constitute U.S. property within the meaning of Section 956 of the Code.

(q) For the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, PocketGear has not had any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(r) No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or PocketGear as a result of the operation of Section 409A of the Code.

(s) Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(t) There is no Contract, agreement, plan or arrangement to which the Company or PocketGear is a party which requires the Company or PocketGear to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 4999 of the Code.

(u) This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger. Neither the Company nor PocketGear has taken any action or knows of any fact relating to the Merger that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23. Insurance. Schedule 3.23 of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company and PocketGear with respect to or that covers the Business. True and correct copies of all such policies or binders have been delivered or made available to Parent. All insurance coverage applicable to the Company, PocketGear or the Business is in full force and effect and insures the Company and PocketGear in reasonably sufficient amounts against all risks, that, to the Knowledge of the Company, are usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Material Contracts or Facility Leases to which the Company or PocketGear is a party and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. All products liability, general liability and workers’ compensation insurance policies maintained by the Company and PocketGear have been occurrence policies and not claims made policies. There are no provisions in such Insurance Policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company or PocketGear. To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised the Company or PocketGear that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

3.24. Publishers. Schedule 3.24 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of each of the ten largest publishers of the Business, based on the dollar amount of total orders or other transactions with the Company or PocketGear during the last fiscal year and during the nine-month period ended September 30, 2014, showing the approximate total payments to each such publisher during such fiscal year and during the nine-month period ended September 30, 2014. Since December 31, 2013, there has been no adverse change in the business relationship of the Company or PocketGear with any publisher named on Schedule 3.24 of the Disclosure Schedules. Neither the Company nor PocketGear has received any written communication from any publisher named on Schedule 3.24 of the Disclosure Schedules of any intention to terminate materially reduce such publisher’s business relationship with the Company or PocketGear.

3.25. Advertisers. Schedule 3.25 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of each of the ten largest advertisers of the Business, based on the dollar amount of total orders or other transactions with the Company or PocketGear during the last fiscal year and during the nine-month period ended September 30, 2014, showing the approximate total payments to each such advertiser during such fiscal year and during the nine-month period ended September 30, 2014. Since December 31, 2013, there has been no adverse change in the business relationship of the Company or PocketGear with any advertiser named on Schedule 3.25 of the Disclosure Schedules. Neither the Company nor PocketGear has received any written communication from any advertiser named on Schedule 3.25 of the Disclosure Schedules of any intention to terminate materially reduce such advertiser’s business relationship with the Company or PocketGear.

3.26. Accounts Receivable. The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since September 30, 2014, represent bona fide claims of the Company or PocketGear against debtors for products provided or services performed or other charges arising on or before the date hereof, and all products provided and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts, customer or advertiser requirements.

3.27. Compliance with Environmental Laws. To the Knowledge of the Company, neither the Company nor PocketGear is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, including all Environmental Laws, and no material expenditures are required in order to comply with such existing statute, law or regulation, including Environmental Laws. Neither the Company nor PocketGear has received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding an alleged violation of or non-compliance with the conditions of any Environmental Law and the to the Knowledge of the Company there is no basis for such claim, notice, inquiry or investigation.

3.28. Banking Relationships. Schedule 3.28 of the Disclosure Schedules sets forth a complete and accurate description of all arrangements that the Company, PocketGear or the Business has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company or PocketGear in respect of any of the foregoing.

3.29. No Brokers. Except as set forth in Schedule 3.29 of the Disclosure Schedules, neither the Company, PocketGear nor any of their officers, directors, employees, stockholders, Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company, PocketGear, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.30. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the U.S. Securities and Exchange Commission (the “SEC”), at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or other information supplied by or on behalf of the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 3.30 will not apply to statements or omissions included in the Form S-4 (including the Joint Proxy Statement) to the extent based upon information supplied by or on behalf of Parent or Merger Sub.

3.31. No Other Agreements to Sell the Assets or Capital Stock of the Company. Neither the Company, PocketGear nor any of their respective officers, directors, stockholders, Representatives or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person other than Parent to sell, assign, transfer or effect a sale of any of the assets of the Company or PocketGear, to sell or effect a sale of any capital stock of the Company or PocketGear, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company or PocketGear, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. Neither the Company nor PocketGear is currently engaged in discussions or negotiations with any party other than Parent with respect to any of the foregoing.

3.32. Vote Required. The (i) affirmative vote, at a duly called and held meeting of stockholders of the Company or (ii) approval by written consent in lieu of a meeting (in each case to approve the Merger, the Charter Amendment and the other Transactions), of the holders of (y) at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as converted to Common Stock basis) and (z) 66% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting on an as converted to Common Stock basis), in each case entitled to vote upon the Merger and the other Transactions (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of shares of capital stock of the Company necessary to approve the Merger, the Charter Amendment and the other Transactions. The affirmative vote or consent of the stockholders of that Company that are party to the Support Agreement is sufficient to obtain the Company Stockholder Approval approving the Merger, the Charter Amendment and the other Transactions.

Article IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (i) disclosed in any Parent SEC Documents filed or furnished to the SEC by Parent after January 1, 2014 or (ii) otherwise set forth on Parent’s Disclosure Schedules, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1. Organization of Parent and Merger Sub. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease their respective properties and assets and conduct their respective businesses as presently being conducted.

4.2. Authorization. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent and Merger Sub pursuant hereto, subject to receipt of Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are to be parties and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Parent and the board of directors and stockholder of Merger Sub. Subject to the receipt of the Parent Stockholder Approval, and except as otherwise set forth herein, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Agreements to which they are to be parties and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery of the Ancillary Agreements to which Parent and Merger Sub are or will be parties, such Ancillary Agreements will be, legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub necessary to adopt this Agreement and approve the Merger and the other Transactions, including the issuance of Parent Common Stock in connection with the Merger.

4.3. No Conflict or Violation; Required Consents and Filings.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Sub with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of Parent (subject to obtaining the Parent Stockholder Approval prior to the Closing) and Merger Sub, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Parent or Merger Sub is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (c) violate any Regulation or Court Order.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4 and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and NASDAQ, (iii) the filing of the Certificate of Merger and the acceptance for record by the Delaware Secretary or State, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with the HSR Act and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to be material adverse to Parent.

4.4. Parent Common Stock. All of the shares of Parent Common Stock to be issued as part of the Aggregate Stock Consideration shall, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of Parent Common Stock shall be subject to any preemptive rights.

4.5. No Brokers. Except for Needham & Company, LLC, neither Parent, Merger Sub, nor any of their respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Parent or Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.6. SEC Reports and Financial Statements.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 31, 2013 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the United States Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed prior to the date of this Agreement

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to year-end adjustments).

4.7. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.7 will not apply to statements or omissions included in the Form S-4 (including the Joint Proxy Statement) to the extent based upon information supplied by or on behalf of the Company.

4.8. Parent Capitalization. As of November 11, 2014, the authorized capital of Parent consists of 200,000,000 shares of Parent Common Stock, of which 38,551,821 are issued and 37,797,221 are outstanding, and 2,000,000 shares of Series A convertible preferred stock, $0.0001 par value, of which 100,000 shares are issued and outstanding. All such shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities registration Laws. The rights, preferences, privileges and restrictions of the capital stock of Parent are as stated in Parent’s certificate of incorporation in effect as of the date hereof.

4.9. Litigation. As of the date of this Agreement, there is no Action pending before any court of competent jurisdiction (or, to the Knowledge of Parent or Merger Sub, threatened in writing) against Parent or Merger Sub, any of Subsidiaries of Parent or Merger Sub or any of their assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or Merger Sub or any of their Subsidiaries) that would have a Parent Material Adverse Effect.

4.10. Merger Sub. Merger Sub is a direct wholly-owned subsidiary of Parent (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Encumbrances, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights and other encumbrances of any nature whatsoever.

4.11. Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date of this Agreement, there has not occurred any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Parent Material Adverse Effect.

4.12. Compliance with Laws. As of the date of this Agreement. Parent is in material compliance with all applicable Regulations and Court Orders relating to Parent except for such violations that would not have a Parent Material Adverse Effect.

4.13. Intellectual Property. To Parent’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Intellectual Property owned (or purported to be owned) by, or exclusively licensed to, Parent or any of its Subsidiaries, except for such infringement, misappropriation or violation that would not have a Parent Material Adverse Effect. To Parent’s knowledge, the operation of Parent’s business does not infringe, violate or misappropriate any Intellectual Property of any other Person, except for such infringement, violation or misappropriation that would not have a Parent Material Adverse Effect.

Article V.

COVENANTS

The Company, the Company Stockholders (by virtue of the execution and delivery of the Stockholder Transmittal Letters), Parent and Merger Sub each covenant and agree as follows:

5.1. Further Assurances.

(a) Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (iii) to cooperate with each other in connection with the foregoing.

(b) Without limiting the foregoing, the parties agree to use their respective reasonable best efforts (A) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts and Leases, provided that neither Company, Parent, Merger Sub nor any of their respective Affiliates shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals; (B) to obtain all Permits as are required to be obtained under any Regulations that are necessary or advisable to consummate the transactions contemplated hereunder; (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (D) to seek to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (E) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by Governmental Authorities that are necessary or advisable to consummate the transactions contemplated hereunder, (F) promptly make all necessary filings, and thereafter promptly make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law; and (G) to fulfill all conditions to this Agreement. Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and provide each other party with a reasonable opportunity to review and comment on any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by Parent or the Company and shall promptly deliver to the other party a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by Parent or the Company prior to the Closing Date.

(c) If a Notification and Report Form pursuant to the HSR Act is required to be filed in order to consummate the transactions contemplated hereby, the Company and Parent agree (i) to file or submit a Notification and Report Form pursuant to the HSR Act and any notifications required under any other applicable antitrust, competition or merger control law, and the rules and regulations promulgated thereunder, in each case as promptly as reasonably practicable (but in any event, with respect to the Notification and Report Form pursuant to the HSR Act, within ten (10) days after the date hereof); (ii) to furnish to the other parties or their outside counsel such necessary information and reasonable assistance as the other parties may reasonably request in connection with their preparation of any filing or submission under the HSR Act and any other applicable antitrust, competition or merger control law; (iii) to provide to the other parties or their outside counsel, subject to applicable laws and reasonable advice of outside counsel, a draft of any filing or submission under the HSR Act or any other applicable antitrust, competition or merger control law and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and to consider in good faith the views of the other parties regarding such filing or submission; (iv) to respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority for additional information or documentation; (v) to keep the other parties apprised of the status of any communications with, and any inquiries or requests from, any Governmental Authority; and (vi) to take any and all other commercially reasonable steps necessary or advisable to cause the expiration or termination of any waiting period (and any extension thereof) under the HSR Act, obtain any other waiting period expirations or terminations, waivers, consents and approvals under other applicable antitrust, competition and merger control laws, and remove any other legal or other impediment to consummation of the transactions contemplated by this Agreement and the Ancillary Agreements under such laws; provided, however, that notwithstanding anything in this Agreement to the contrary, Parent shall not be required to defend or otherwise contest any litigation or other proceeding challenging the transactions contemplated by this Agreement or the Ancillary Agreements under the FTC

Act, the Clayton Act, or any other similar antitrust, competition or merger control law. The Parent, Company, PocketGear and their Affiliates shall not take any action, or enter into any agreement, to extend any applicable waiting or review period or to delay or not to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to be consummated on the Closing Date, except with the prior written consent of the other persons.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required (i) to propose, or agree to accept, any undertaking or condition, (ii) to enter into any consent decree, hold separate or license agreement, (iii) to make any sale, divestiture or other disposition, (iv) to accept any operational, financial or ownership restriction, (v) or to take or commit to take any action or nonaction in order to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and further, none of the Company, PocketGear or their Affiliates shall propose, agree to, or take any of the actions or commitments described in this subsection (d) without the prior written consent of Parent. If requested by Parent, the Company, PocketGear and their Affiliates shall agree to, and shall take, any action contemplated by this subsection (d), provided that such agreement or action is conditioned on the consummation of the transactions contemplated by this Agreement.

5.2. Audits. The Company shall use reasonable best efforts to cooperate with Parent and Parent’s independent public accountants (“Parent’s Accountants”) in connection with the completion of any audit of the historical financial statements of the Company and/or the Business for the fiscal years ended December 31, 2011, 2012 and 2013 and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, as amended (a “Periodic Report”) and/or of any disclosure document of Parent or its Affiliates to be used by Parent or its Affiliates to obtain financing and/or to register securities of Parent or its Affiliates (in each case, a “Disclosure Document”) including, without limitation, any registration statement under the Securities Act and any syndication memorandum for debt financing of Parent or its Affiliates. Such cooperation shall include, without limitation (a) assisting Parent and/or Parent’s Accountants in the preparation, audit and review of financial statements for the Company and/or the Business for any fiscal years or portions thereof reasonably determined by Parent that may be necessary for inclusion in any Periodic Report and/or Disclosure Document or in any filing that Parent may desire to make with the SEC or other regulatory authority, (b) executing and providing any certifications, representation letters or similar documents and providing such other information as Parent or Parent’s Accountants may reasonably request in conjunction with an audit of such financial statements and/or in conjunction with Parent’s Accountants’ preparation of any comfort letters with respect to any Periodic Report and/or Disclosure Document (and responding to any inquiries from Parent or Parent’s Accountants in connection with any such certifications, representation letters or other information), (c) providing Parent with access to the Company’s prior accountants’ work papers relating to any such financial statements and information (if any), (d) assisting in the preparation of responses to comments received from the Staff of the SEC with respect to any such financial statements included in any SEC filings, (e) assisting in the preparation of any statutory or regulatory audits required to be filed with respect to the Company and/or the Business in any jurisdiction and (f) executing and providing appropriate managers’ certifications of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002 and responding to inquiries from Parent’s management in connection with any such managers’ certification. In addition, the Company shall cause its accountants to provide any necessary consents to the inclusion of the Company’s audited financial statements in the Joint Proxy Statement and Form S-4.

5.3. No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor any Company Stockholder shall, and each of them shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Parent and its Affiliates and Representatives, concerning any sale of all or a portion of the Company’s assets, or of any capital stock of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Takeover Proposal”). From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor any Company Stockholder shall, directly or indirectly, through any member, officer, employee, Representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Takeover Proposal or participate in any negotiations regarding, or furnish to any other Person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to seek or effect a Proposed Acquisition Transaction. The Company shall promptly advise such prospective purchaser or soliciting party, by written notice (with a copy to Parent) of the terms of this Section 5.3 and will promptly notify Parent (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Parent with a copy of such offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep Parent informed on the status of any negotiations regarding such offer. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

5.4. Notification of Certain Matters.

(a) From the date hereof through the Closing Date, the Company shall give prompt notice to Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied the Company under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Company or the Business.

(b) From the date hereof through the Closing Date, Parent shall give prompt notice to the Company of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied the Company under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Parent shall promptly notify the Company of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Company or the Business.

5.5. Investigation. From the date hereof through the Closing Date, the Company shall, and shall cause its respective directors, officers, employees and agents to, use reasonable best efforts to afford the Representatives of Parent and its Affiliates access at all reasonable times and upon reasonable notice to the Company and the Business for the purpose of inspecting the same, and to the directors, officers, employees, agents, attorneys, accountants, properties, Company Plans, Books and Records and Contracts of the Company, and shall furnish Parent and its Representatives all financial, operating and other data and information as Parent or its Affiliates, through their respective Representatives, may reasonably request.

5.6. Conduct of Business. Between the date of this Agreement and the Closing Date, the Company shall conduct the Business in the ordinary course of business consistent with past practice and shall not take any action inconsistent with this Agreement or the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, and the Company shall cause PocketGear not to, except as specifically contemplated by this Agreement or as consented to by Parent in writing:

(a) issue, or commit to issue, any capital stock of the Company or PocketGear or any security convertible into or exchangeable for such capital stock, including, without limitation, any stock option or restricted stock; grant any registration rights; purchase, redeem, retire or otherwise acquire any capital stock; or declare or pay any dividend or other distribution or payment in respect of the capital stock, except for shares of Company Capital Stock issued upon the exercise of Company Options and Series C Warrants outstanding on the date hereof;

(b) amend any Organizational Documents of the Company or PocketGear;

(c) adopt or change any material Tax or other accounting methods, principles or practices or change any annual Tax accounting period; make or change any material Tax election; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; knowingly surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(d) revalue any assets of the Company, PocketGear or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business consistent with past practice;

(e) fail to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company, PocketGear or the Business;

(f) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(g) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of PocketGear, or otherwise alter the Company’s or PocketGear’s corporate structure;

(h) cancel any Indebtedness or waive or release any material right or claim of the Company or PocketGear or relating to the Business, except in the ordinary course of business consistent with past practice;

(i) (i) hire or terminate any employee, Contingent Worker or director, (ii) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination or change in control payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company or PocketGear, including without limitation, any increase or change pursuant to any Company Plan (except as required by any Regulation), in each case except (A) pursuant to the terms of a Company Plan in effect as of the date of this Agreement, and (B) as required by applicable Regulation, or (iii) enter into, adopt, materially amend or terminate any Company Plan;

(j) take any action which could reasonably be expect to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition or, results of operations of the Company or PocketGear;

(k) enter into any collective bargaining agreement or other Contracts with any labor union;

(l) enter into, amend, cancel or terminate any Contract, Lease or Permit to which the Company or PocketGear is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company or PocketGear of at least $50,000, except in the ordinary course of business;

(m) enter into any Contract with any Related Party of the Company or PocketGear;

(n) mortgage, pledge or otherwise encumber any assets of the Company or PocketGear or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(o) sell, assign or transfer any assets of the Company or PocketGear or relating to the Business, other than in the ordinary course of business;

(p) incur Indebtedness of the Company or PocketGear for borrowed money, commit to borrow money, make or agree to make loans or guarantee Indebtedness;

(q) incur Liabilities of the Company or PocketGear, except Liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company or PocketGear;

(r) pay, discharge or satisfy any Liabilities of the Company or PocketGear other than in the ordinary course of business;

(s) make any single capital expenditure relating to the Business in excess of $10,000 or capital expenditures that are, in the aggregate, in excess of $50,000 incur any obligations to make any capital expenditures or execute any Lease;

(t) fail to pay or satisfy when due any material Liability of the Company, PocketGear or related to the Business;

(u) except in the ordinary course of business, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash in hand;

(v) amend or otherwise take any action that would permit or cause any Company Option or Restricted Stock Award to accelerate in contemplation of or as a consequence of the Merger or other transactions contemplated by this Agreement;

(w) fail to carry on diligently the Business in the ordinary course so as to preserve for Parent the Business and the goodwill of the customers, publishers and advertisers of the Business and others having business relations with the Company, PocketGear or the Business;

(x) dispose, sell, transfer, assign, encumber, pledge, license, abandon, fail to maintain, or allow to lapse any Intellectual Property of the Company, PocketGear or relating to the Business or dispose or disclose (or agree to disclose upon the occurrence of any event, non-event or Default) to any Person any Intellectual Property of the Company, PocketGear or relating to the Business not theretofore a matter of public knowledge; or

(y) agree, whether orally or in writing, to do any of the things described in the preceding clauses (a) through (x) other than as expressly provided for herein.

5.7. Tax Matters.

(a) The Stockholder Representative and Parent shall give prompt notice to each other of any inquiries, claims, assessments, audits, proposed adjustment, or similar events with respect to Taxes of the Company or PocketGear for any Pre-Closing Tax Period (any such inquiry, claim, assessment, audit, proposed adjustment or similar event, a “Tax Proceeding”). Any failure to so notify the other party of any Tax Proceeding shall not relieve such other party of any liability with respect to such Tax Proceeding except to the extent such party was actually and materially prejudiced as a result thereof. Parent shall have control of the conduct of all Tax Proceedings; provided, however, that (i) the Stockholder Representative shall be entitled to participate in such Tax Proceedings at the expense of the Company Equityholders and consult with Parent regarding such Tax Proceedings and (ii) Parent shall not settle any Tax Proceeding with respect to Taxes for which the Company Equityholders would be liable hereunder without the consent of the Stockholder Representative, not to be unreasonably withheld, conditioned or delayed. In the event of any conflict between this Section 5.7.(a) and Section 7.2.(e) with respect to any Tax Proceedings, this Section 5.7.(a) shall control.

(b) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and PocketGear that are required to be filed on or before the Closing Date, and the Company or PocketGear shall pay, or cause to be paid, all Taxes of the Company and PocketGear due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or PocketGear, as applicable, with respect to such items, except as required by applicable law. At least ten (10) days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and PocketGear for any taxable periods ending on or before the Closing Date which are filed after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and PocketGear, as applicable, with respect to such items, except as required by applicable law. Parent shall provide copies of such Tax Returns at least twenty (20) days before the due date (including extensions, if applicable) thereof, and shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative within fifteen (15) days after receiving such Tax Returns from Parent. Parent shall pay, or cause the Company to pay to the applicable Tax Authority, all Taxes of the Company and PocketGear, as applicable, due with respect to such Tax Returns. Parent shall recover from the Escrow Account the amount of such Taxes of the Company and PocketGear, in each case except to the extent that such Taxes are included in the calculation of Closing Working Capital that is reflected on the final Closing Statement.

(d) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and PocketGear for any Straddle Periods. Parent shall provide copies of such Tax Returns at least twenty (20) days before the due date (including any extension, if applicable) thereof, and shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall consider in good faith such revisions to such Tax Returns which relate to the portion of such Straddle Period ending on the Closing Date as are reasonably requested by the Stockholder Representative within fifteen (15) days after receiving such Tax Returns from Parent. The Parent shall pay, or cause to be paid, all Taxes of the Company or PocketGear, as applicable, due with respect to such Tax Returns. Parent shall recover from the Escrow Account the amount of such Taxes of the Company and PocketGear, in each case except to the extent that such Taxes are included in the calculation of Closing Working Capital that is reflected on the final Closing Statement. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 5.7(a) hereof.

(e) Parent and the Company, on the one hand, and the Stockholder Representative and the Company Equityholders, on the other hand, agree to use commercially reasonable efforts to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to Books and Records, in such party’s possession, as is reasonably necessary for the filing of all Tax Returns by such parties, the making of any election relating to Taxes, and the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company, the Stockholder Representative and the Company Equityholders agree (i) to retain all Books and Records with respect to Tax matters pertinent to the Company and PocketGear relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, (ii) to deliver or make available to Parent, within 60 days after the Closing Date, copies of all such Books and Records in such party’s possession.

(f) All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne fifty percent (50%) by the Company Equityholders and fifty percent (50%) by Parent. The Parties shall cooperate with each other in connection with the filing by the parties required by applicable law to do so of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary. Parent and such filing parties shall, upon request of the other party, use their reasonable best efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes. The Company Equityholders agree to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Company Equityholders are so liable. Parent agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Parent is so liable. The Company Equityholders shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Company Equityholders. Parent shall provide Company Equityholders with evidence satisfactory to Company Equityholders that such Transfer Taxes have been paid by the Parent. If Parent or any of its Affiliates pays any Transfer Taxes for which the Company Equityholders are responsible under this
Section 5.7.(f), Parent shall be entitled to

recover out of the Escrow Account an amount equal to such Transfer Taxes and, if necessary, the Company Equityholders shall indemnify Parent for such amount to the extent provided in Article VI. If the Company Equityholders pay any Transfer Taxes for which the Parent is responsible under this Section 5.7(f), Parent shall indemnify the Company Equityholders for such amount to the extent provided in Article VII.

(g) All Tax sharing agreements or similar agreements between the Company or PocketGear, on the one hand, and any of the Company Equityholders and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor PocketGear shall be bound thereby or have any liability thereunder.

(h) Each of the Company and Parent shall use it reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action that such party knows could prevent such qualification. Unless otherwise required by applicable law, the parties will report the Merger and other transactions contemplated by this Agreement in a manner consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Any payments made to a party pursuant to the indemnification provisions of Article VII shall constitute an adjustment of the consideration paid hereunder for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by Regulations.

5.8. Employment Matters.

(a) Unless Parent directs the Company otherwise in writing no later than one business day prior to the Effective Time, the Company Board of Directors shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any Company Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”). Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors authorizing such termination, in a form reasonably approved by Parent. The Company shall also take such other reasonable actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require.

(b) The parties acknowledge that the transactions contemplated under this Agreement shall not, by themselves, constitute a termination of employment of any employee of the Company.

(c) If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company or PocketGear may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (a) the Company shall obtain and deliver to Parent a Parachute Payment Waiver from each such “disqualified individual”; and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Parent, the Company shall prepare and distribute to its stockholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G

Vote was solicited in conformance with Section 280G of the Code, and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld.

(d) Nothing in this Agreement shall, or shall be construed so as to (a) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee, independent contractor, manager or other service provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers; (b) create any third-party rights in any such current or former service provider of the Company (or any beneficiaries or dependents thereof); (c) constitute an amendment or modification of any Plan, or (d) obligate Parent or any of its Affiliates to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.

5.9. Preparation of S-4 and Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement (and in no event later than 20 Business Days after the date of this Agreement), (i) Parent and the Company shall, as promptly as practicable, prepare and file a joint proxy statement in preliminary form to be sent to the Company Equityholders relating to the Company Stockholder Meeting and to the stockholders of Parent relating to the Parent Stockholder Meeting (together with any amendments or supplements thereto (the “Joint Proxy Statement”) and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. The Company shall include the Company Board Recommendation in such Joint Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, including the proxy statement and the obtaining of the consent of their respective auditors as required by the Form S-4. Parent and the Company shall use their reasonable best efforts to respond as promptly as practicable to any comments or requests for additional information from the SEC with respect to the Form S-4. Parent shall advise the Company, promptly after it receives notice thereof, of any comments or requests for additional information from the SEC with respect to the Form S-4 or the time of effectiveness of the Form S-4.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or Joint Proxy Statement, as applicable, and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to Company Equityholders and stockholders of Parent. For purposes of Section 3.30, Section 4.7 and this Section 5.9.(b), any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable after the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, (i) establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company to obtain the Company Stockholder Approval (the “Company Stockholder Meeting”) or (ii) seek the Company Stockholder Approval by written consent, which written consent shall be solicited and delivered promptly after the effectiveness of the Form S-4. The Company shall, through the Company’s Board of Directors, recommend to the holders of Company Equityholders that they give the Company Stockholder Approval (the “Company Board Recommendation”) and use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company Equityholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Notwithstanding the foregoing provisions of this Section 5.9, if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided, that, the Company Stockholder Meeting is not postponed or adjourned to a date on or after the Outside Date. Unless this Agreement is terminated in accordance with Section 8.1, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the approval of the Merger Agreement to its stockholders for a vote on the approval thereof.

(d) As promptly as practicable after the date of this Agreement, Parent shall, in accordance with applicable Law and Parent’s certificate of incorporation and bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of Parent to obtain the Parent Stockholder Approval (the “Parent Stockholder Meeting”), regardless of whether or not a Change of Recommendation shall have occurred. Parent shall, through Parent’s Board, of Directors, recommend to the stockholders of Parent that they give the Parent Stockholder Approval (the “Parent Board Recommendation”). Parent shall use reasonable best efforts to cause the proxy statement to be mailed to Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Notwithstanding the foregoing provisions of this Section 5.9, if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided, that, the Parent Stockholder Meeting is not postponed or adjourned to a date on or after the Outside Date. Notwithstanding anything contained herein to the contrary, prior to the time the Parent Stockholder Approval is obtained, but not after, Parent’s Board of Directors may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Parent Board Recommendation (“Change of Recommendation”) if but only if (i) Parent’s Board of Directors determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to make the Change of Recommendation would constitute a breach of the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law, (ii) the Company shall have received from Parent prior written notice of Parent’s intention to make a Change of Recommendation at least three (3) Business Days prior to making any Change of Recommendation (a “Change of Recommendation Notice”) and (iii) Parent shall have complied with clauses (x) through (z) as follows: (x) the Change of Recommendation Notice shall have described the reasons for the Change of Recommendation in reasonable detail, (y) Parent shall have given the Company a three (3) Business Day period following the Company’s receipt of the Change of Recommendation Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with the Company (and caused its Representatives to negotiate with the Company) with respect to such proposed revisions or other proposals, if any, and (z) after considering the results of negotiations with the Company and taking into account the proposals made by the Company, if any, after consultation with its outside legal counsel, Parent’s Board of Directors shall have determined, in good faith, that the failure to make the Change of Recommendation would constitute a breach of the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement (unless the Company Stockholder Approval has been previously obtained by written consent).

5.10. Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

5.11. Public Announcements. On and after the date hereof and through the Closing Date (including in connection with any termination of this Agreement), the Company and PocketGear shall not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of parent, unless required by applicable Law upon the advice of legal counsel. The initial press release of Parent regarding the transactions contemplated hereby, to be released as promptly as practicable following the execution of this Agreement shall be substantially in the form agreed to by the Company and Parent prior to the execution of this Agreement.

5.12. Consents; Notices. Prior to the Closing. the Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any third parties to any Material Contract, Facility Lease or Permit as are required thereunder in connection with the Merger or for any such Material Contracts, Facility Leases or Permits as set forth in Schedule 3.5 of the Disclosure Schedules. Such consents, waivers and approvals shall be in a form acceptable to Parent. The Company shall send each of the notices described on Schedule 3.5 of the Disclosure Schedules promptly following the execution of this Agreement.

5.13. Termination of Certain Agreements. Prior to the Effective Time, the Company shall take all actions necessary to terminate as of the Effective Time, and shall cause to be terminated as of the Effective Time, the Contracts listed on Schedule 5.13 of the Disclosure Schedules (collectively, the “Terminated Agreements”), in each case without any further liability to or obligation of the Company or the Surviving Corporation.

5.14. Director and Officers Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation shall honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or of Pocketgear under the Organizational Documents or director or officer of the Company in any indemnification agreements in effect as of the date hereof and set forth in Schedule 5.14 of the Disclosure Schedule (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, the obligations of the Surviving Corporation (i) shall be subject to any limitation imposed by applicable Regulation and (ii) shall be deemed not to release any D&O Indemnified Party from his or her obligations pursuant to this Agreement or any Ancillary Agreement, nor shall such D&O Indemnified Party have any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or any of their Affiliates with respect with any Damages claimed by any of the Parent Indemnitees against such D&O Indemnified Party solely in his or her capacity as a Company Equityholder pursuant to this Agreement or any Ancillary Agreement. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b) Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers that shall provide such directors and officers with coverage for six (6) years following the Effective Time; provided, however, that to the extent any premiums with respect to such policy have not been paid in full by the Company prior to the Effective Time, then such payments shall be included in the calculation of Company Transaction Expenses.

(c) The current and former directors, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.

5.15. Financing. Prior to the Closing. the Company shall use reasonable best efforts to, and shall cause PocketGear to use reasonable best efforts to, cooperate with Parent (and use reasonable best efforts to cause the independent accounting firm and other advisers retained by the Company to cooperate with Parent) in connection any equity and/or debt financing by Parent (whether or not directly related to the Transactions contemplated by this Agreement) (collectively, the “Financing”), including, without limitation, (i) facilitating customary due diligence, (ii) arranging for members of senior management of the Company and PocketGear to participate in meetings, presentations, road shows, due diligence sessions (or other sessions with prospective lenders, investors and rating agencies), drafting sessions, sessions with rating agencies or other syndication activities reasonably required in order to satisfy the conditions to consummation of the Financing, (iii) assisting Parent and its financing sources with the preparation of customary materials for rating agency presentations, bank information memoranda (including customary authorization and representation letters) and other written offering materials used to syndicate such Financing, to the extent information contained therein relates to the Company or PocketGear, (iv)(A) assisting with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, and other definitive financing documents and using reasonable best efforts to assist in the negotiation and execution of collateral related documentation involving third parties and (B) providing documents requested by Parent or its financing sources relating to the existing indebtedness of the Company and the release of related Liens, including customary payoff letters, (v) facilitating the pledging of collateral and the granting of security interests in collateral in connection with the Financing, provided that no pledge or grant of security interests shall be effective until the Closing, and (vi) furnishing to Parent and its financing sources as promptly as practicable such financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent to satisfy the conditions to consummation of the Financing, including, without limitation, applicable “know your customer” information. Without limiting the foregoing, the Company and Parent shall each use reasonable best efforts to cooperate with each other to cause the deliverables described in Section 2.2(a)(vi) and Section 2.2(b)(viii) to be finalized and delivered.

5.16. Tax Representation Letters.

(a) The Company shall use its reasonable best efforts to (i) obtain the opinions to be attached as exhibits to Parent’s Joint Proxy Statement and Form S-4 and the opinions of counsel referred to in Article VI, and (ii) deliver to Goodwin Procter LLP, counsel to the Company, and Latham & Watkins LLP, counsel to Parent, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in
Schedule 5.14(a) with such changes as are mutually agreeable to the Company and Parent, containing representations of the Company as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP, to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Article VI, respectively, and Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 6.2.(n).

(b) Parent shall use its reasonable best efforts to (i) obtain the opinions to be attached as exhibits to Parent’s Joint Proxy Statement and Form S-4 and the opinions of counsel referred to in Article VI, and (iii) deliver to Goodwin Procter LLP, counsel to the Company, and Latham & Watkins LLP, counsel to Parent, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance as set forth in Schedule 5.14(b) with such changes as are mutually agreeable to the Company and Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Article VI, respectively, and Goodwin Procter LLP, to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 6.1.(e).

5.17. Transfer Restrictions with respect to Parent Common Stock.

(a) All shares of Parent Common Stock to be issued in connection with the Merger shall be subject to restrictions on the transfer of such shares during the period specified herein (the “Lock-Up Period”). Each Company Equityholder agrees (whether by signing the Support Agreement or any Letter of Transmittal or by accepting such Parent Common Stock), that such Company Equityholder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Parent Common Stock, or any options or warrants to purchase any shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Parent Common Stock, whether now owned or hereinafter acquired, owned directly by a Company Equityholder (including holding as a custodian) or with respect to which any Company Equityholder has beneficial ownership within the rules and regulations of the SEC (collectively the “Subject Shares”). The foregoing restriction is expressly agreed to preclude the Company Equityholders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of a Company Equityholder’s Subject Shares even if such Subject Shares would be disposed of by someone other than the applicable Company Equityholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of a Company Equityholder’s Subject Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Shares. Prior to the date hereof or substantially concurrently herewith, certain Company Equityholders have entered into or are each entering into the Support Agreement containing substantially the same or more restrictive than the restrictions during the Lock-Up Period as the restrictions set forth herein (it being acknowledge, in the event of any conflict between the provisions of this Section 5.17 and the Support Agreement, the terms of the Support Agreement shall control).

(b) Except as otherwise provided in the Support Agreement with respect to specific Company Equityholders, the Lock-Up Period will commence on the Effective Date (the “Commencement Date”) and expire (i) 180 days following the Commencement Date with respect to 33 and 1/3% of each Company Equityholder’s Subject Shares, (ii) 270 days following the Commencement Date with respect to 33 and 1/3% of each Company Equityholder’s Subject Shares and (iii) 365 days following the Commencement Date with respect to 33 and 1/3% of each Company Equityholder’s Subject Shares.

(c) Notwithstanding the foregoing, each Company Equityholder may transfer the Company Equityholder’s Subject Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the applicable Company Equityholder or the immediate family of such Company Equityholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (iii) to Parent in connection with the settlement of indemnification claims pursuant to Article VII. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if a Company Equityholder is a corporation, limited liability company, partnership or trust, the corporation, limited liability company, partnership or trust it may transfer the Subject Share to any wholly-owned subsidiary of such corporation, limited liability company or partnership or to the stockholders, partners, members or beneficiaries of such Company Equityholder, provided, however, that in any such case, it shall be a condition to the transfer that (i) the transferee execute an agreement stating that the transferee is receiving and holding such Subject Shares subject to the provisions of this Section 5.17 and there shall be no further transfer of such Subject Shares except in accordance with this Section 5.17 (and, for the avoidance of doubt, the provisions of this Section 5.17, including the exception to transfer restrictions shall apply to any such transferee as if the transferee were the original recipient of the Subject Shares hereto), (ii) that any such transfer shall not involve a disposition for value, and (iii) that no public announcement or filing under the Exchange Act shall be required of or voluntarily made by or on behalf of the applicable Company Equityholder or Parent in connection with any such transfer. In addition, notwithstanding anything herein to the contrary, nothing herein shall prevent a Company Equityholder from establishing a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 plan”), relating to the sale of such Company Equityholder’s Subject Shares, provided that (i) such shares may not be sold until after 180 days following the Commencement Date, (ii) the aggregate number of shares sold by such Company Equityholder under a 10b5-1 plan or otherwise shall not exceed the limitations set forth in Section 5.17(b) and (iii) the establishment of such plan will not result in any public filing or other public announcement of such Company Equityholder during the 180 days following the Commencement Date.

(d) Parent shall instruct the Exchange Agent to include restrictions on the transfer of the Subject Shares consistent with those set forth in this Section 5.17 and any certification evidencing the Subject Shares shall include legends reflecting that transfers of the Subject Shares are subject to the restrictions set forth in this Section 5.17 and the Support Agreement.

5.18. Documents and Information. After the Closing Date, Parent shall, and shall cause the Company to, until the fifth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Stockholder Representative during normal business hours of the applicable Company, upon reasonable request and upon reasonable notice.

5.19. Other Agreements of Parent. Parent agrees to pay the Company Transaction Expenses described in clause (a) of the definition of Company Transaction Expenses that remain unpaid as of the Effective Time within one (1) business day following the Closing Date so long as the Company has delivered to Parent invoices and payment instructions for such Company Transaction Expenses (and reasonable documentation underlying such Company Transaction Expenses) with the delivery of the Pre-Closing Statement. In addition, for the avoidance of doubt, Parent will honor the indemnification obligations under the indemnification agreements set forth on Schedule 5.14 of the Disclosure Schedule to any Person other than the officer or director to the extent such other Person is entitled to indemnification thereunder (for the avoidance of doubt, the indemnification of directors and officers is covered by Section 5.14).

Article VI.

CONDITIONS TO CLOSING

6.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a) Representations, Warranties and Covenants. (i) All representations and warranties of Parent and Merger Sub contained in this Agreement (A) that are qualified by materiality or words of similar import shall be true and correct in all respects, as of the date hereof and at and as of the Closing, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (B) that are not qualified by materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date and (B) Parent and Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Parent and Merger Sub prior to or on the Closing Date.

(b) No Actions or Court Orders. No suit, Action, investigation, inquiry or other proceeding by any Governmental Authority or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby

(c) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(d) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(e) Section 368 Opinion. The Company shall have received a written opinion of its counsel, Goodwin Procter LLP dated as of the Closing Date and in form and substance as set forth in Exhibit G, and with such changes as are mutually agreeable to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the condition set forth in this Section 6.1(e) shall not be waivable by the Company after adoption of this Agreement by the holders of Company Common Stock and Company Preferred Stock, unless further stockholder approval is obtained with appropriate disclosure. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(f) Antitrust and Competition Laws. Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law.

(g) Ancillary Agreements. Parent and Merger Sub shall have executed and delivered the Ancillary Agreements to which Parent and Merger Sub are parties.

(h) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(i) Stockholder Consent and Approval. Parent shall have delivered to the Company evidence of (i) the adoption and approval by Parent, as the sole stockholder of Merger Sub, of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and Parent’s Organizational Documents and (ii) the Parent Stockholder Approval.

(j) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(k) Other Deliveries. Parent and Merger Sub shall have delivered to the Company, each of the items set forth in Section 2.2.(a) hereof.

(l) Compliance with Laws. The consummation of the transactions contemplated by this Agreement will not be prohibited by any applicable Regulations.

6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject, in the discretion of Parent and Merger Sub, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent and Merger Sub:

(a) Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Material Adverse Effect or words of similar import shall be true and correct in all respects, as of the date hereof and at and as of the Closing, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date and (B) the Company shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by the Company prior to or on the Closing Date.

(b) Consents; Regulatory Compliance and Approval. All third-party consents set forth on Schedule 6.2(b) and all consents, approvals or authorizations from Governmental Authorities necessary for the valid consummation of the transactions contemplated hereby shall have been obtained.

(c) No Actions or Court Orders. No suit, Action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby.

(d) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(e) Antitrust and Competition Laws. Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law.

(f) Compliance with Laws. The consummation of the transactions contemplated by this Agreement will not be prohibited by any applicable Regulations.

(g) Company Stockholder Approval. The Company shall have delivered to Parent evidence of the Company Stockholder Approval (which approval shall include the approval or written consent of the stockholders that are party to the Support Agreement).

(h) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(i) Dissenting Stockholders. Stockholders holding not more than 5% of the Company Capital Stock outstanding immediately prior to the Effective Time (or on an as-converted to Company Common Stock basis) shall have exercised, and shall not have any continued right to exercise, appraisal, dissenters’ or similar rights under any applicable Law with respect to shares of capital stock of the Company held by them.

(j) Non-competition Agreements. The Non-competition Agreement shall be in full force and effect and shall not have been repudiated by any party thereto.

(k) 401(k) Plan Termination. The Company shall have provided Parent with executed resolutions of its Board of Directors authorizing such termination, in a form reasonably approved by Parent.

(l) Section 280G Matters. If a 280G Vote is required under Section 5.8.(c) hereof, (i) the Company shall have received and delivered to Parent a Parachute Payment Waiver from each Person that is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) the Company’s stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its Affiliates shall not have any Liabilities with respect to such “parachute payments.”

(m) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(n) Section 368 Opinion. Parent shall have received the written opinion of its counsel, Latham & Watkins LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit H, and with such changes as are mutually agreeable to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the condition set forth in this Section 6.2(n) shall not be waivable by Parent or Merger Sub after adoption of this Agreement by the holders of Company Common Stock and Company Preferred Stock, unless further stockholder approval is obtained with appropriate disclosure. In rendering such opinion, Latham & Watkins LLP may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(o) Material Changes. Since the Balance Sheet Date, there shall not have been any Material Adverse Change.

(p) Ancillary Agreements. Each Company Stockholder shall have executed and delivered each Ancillary Agreement to which such Company Stockholder is to be a party.

(q) Financing Condition. Each of the agreements instruments and other deliverables referenced in Section 2.2(a)(vi) (and Exhibit D) and Section 2.2(b)(viii) (and Exhibit E) shall have been executed and delivered by the applicable lenders and other parties thereto (other than Parent) and such agreements, instruments and other deliverables shall be in full force and effect, and no event of default or similar event shall exist under the Existing Credit Arrangements or will exist upon entry into the financing agreements that will amend and restate the Existing Credit Arrangements.

(r) Net Debt. If the Closing Date is on or before January 31, 2015, Net Debt as of the Closing shall not be greater than $13,750,000. If the Closing Date is after January 31, 2015 but prior to the February 28, 2015 then Net Debt as of the Closing shall not be greater than $14,500,000. If the Closing Date is after February 28, 2015, but prior to the Outside Date then Net Debt as of the Closing shall not be greater than $15,000,000.

(p) Other Deliveries. Parent shall have received from the Company each of the items set forth in Section 2.2.(b) hereof.

ARTICLE VII.

INDEMNIFICATION; REMEDIES

7.1. Survival of Representations, Etc. All of the representations and warranties made by any party in this Agreement or in any attachment, Exhibit, Schedule, the Disclosure Schedules, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of twelve months following the Closing Date; provided, however, that (i) (a) the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.29 (No Brokers), 4.1 (Organization), 4.2 (Authorization) and 4.5 (No Brokers) shall survive for six (6) years following the Closing Date, and (b) the representations and warranties set forth in Section 3.22 (Tax Matters) shall survive until thirty (30) days following the expiration of the applicable statute of limitations under applicable Tax law with respect to the matters addressed in such sections (such representations and warranties set forth in clauses (a) and (b), collectively, the “Fundamental Representations”) and (ii) the representations and warranties set forth in Section 3.18 (Intellectual Property) shall survive until thirty (30) months following the Closing Date (“IP Representations”). Claims based upon or arising out of any such representations and warranties may be asserted at any time before the expiration date of the applicable representations and warranties. The Company Stockholders shall be entitled to rely upon the representations and warranties of Parent and Merger Sub set forth in this

Agreement. Parent and Merger Sub shall be entitled to rely upon the representations and warranties of the Company set forth in this Agreement. The expiration of the representations and warranties provided herein shall not affect the rights of a Parent Indemnitee in respect of any Claim made by such Parent Indemnitee that is submitted prior to the expiration of the applicable survival period provided herein, with respect to the matters described in the Claim Notice for such Claim. All of the covenants, agreements and obligations of the parties under this Agreement to be performed after the Closing will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations.

7.2. Indemnification.

(a) Company Equityholders’ Agreement to Indemnify. Each of the Company Equityholders, severally and not jointly, shall indemnify, save and hold harmless Parent, Merger Sub, the Company and each of Parent’s direct and indirect stockholders, Affiliates and Subsidiaries (including, following the Closing, the Surviving Corporation), and each of their respective Representatives (collectively, the “Parent Indemnitees”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by the Company in or pursuant to Article III of this Agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Parent Indemnitee); (ii) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement; (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Company Stockholder (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (iv) any Long Term Liabilities that are unpaid as of the Closing and not taken into account in the final calculation of Closing Net Debt on the Closing Statement; (v) any Company Transaction Expenses that are unpaid as of the Closing and not taken into account in the final calculation of Net Debt on the Closing Statement; (vi) any Excess Dissenting Share Payments; (vii) any Claim or allegation that any Company Equityholder or other Person is entitled to any amount in connection with the Merger (other than, with respect to a Company Stockholder, the consideration allocable to such Company Stockholder in accordance with Section 1.6 hereof, with respect to a Series C Warrantholder, the consideration allocable to such Series C Warrantholder in accordance with Section 1.7, and, with respect to a Company Optionholder, the consideration allocable to such Company Optionholder in accordance with Section 1.8, in each case as set forth in the Closing Consideration Schedule); or (viii) (I) any Taxes of the Company or PocketGear with respect to any Pre-Closing Tax Period except to the extent such Taxes are included in the calculation of Working Capital that is reflected on the final Closing Statement, (II) any Transfer Taxes allocated to the Company Equityholders pursuant to Section 5.7.(f); (III) any Taxes of any Person (other than the Company) for which the Company or PocketGear is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, or as a transferee or successor, by Contract, or otherwise; (IV) Taxes imposed on or payable by third parties with respect to which the Company or PocketGear has an obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing ; and (V) all Taxes attributable to any inclusion under Section 951(a) of the Code by the Parent Indemnitees at the end of the taxable year of a non-U.S. Subsidiary that includes the Closing Date allocable to the Pre-Closing Tax Period as determined pursuant to the following sentence of this Section 7.2 or (ix) the matter set forth on Schedule 7.2(a)(ix) of the Disclosure Schedule. With respect to any Straddle Period, in the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of such Straddle Period that is deemed to end on the Closing Date shall (A) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days of such Straddle Period in the Pre-Closing Tax Period and (2) the denominator of which is the number of days in the entire Straddle Period, and (B) in the of all other Taxes, determined as though the taxable year terminated at the close of business on the Closing Date. Notwithstanding anything to the contrary herein, the Company makes no representations or warranties with respect to the ability of Parent or any of its Affiliates to utilize net operating losses of the Company after the Closing.

For purposes of clarifying the meaning of “several” indemnification by each Company Equityholder under this Section 7.2(a), (x) any portion of the Escrowed Account that is distributed to Parent pursuant to this Article VII shall be deemed to have been “severally” recovered from all of the Company Equityholders, and (y) with respect to Claims for indemnification under this Section 7.2(a) that are not recovered from the Escrow Account, (i) if any indemnification payment is owed, each Company Equityholder’s indemnification obligation pursuant to this Article VII shall be equal to (and limited to) such Company Equityholder’s Pro Rata Portion of the applicable Damages with respect to which the indemnification payment is made (except in the case of fraud (which shall be interpreted to require the element of scienter) committed by a Company Equityholder and (ii) such Claim shall be subject to Section 7.2.(h).

(b) By Parent. Parent shall indemnify, save and hold harmless the Company Equityholders (collectively, the “Company Equityholder Indemnitees”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by Parent or Merger Sub in or pursuant to Article III of this Agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Company Equityholder Indemnitee); or (ii) any breach of any covenant or agreement made by Parent or Merger Sub in or pursuant to this Agreement. For the avoidance of doubt, the Surviving Corporation shall not be considered a Company Equityholder Indemnitee for purposes of this Article VII.

(c) Cooperation. The indemnified party and the indemnifying party shall cooperate with each other and their attorneys in the investigation, trial and defense of any lawsuit or action arising from third party claims and any appeal arising therefrom; provided, however, that the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(d) Indemnifying Parties. References in this Article VII to “indemnifying party” when a Parent Indemnitee is an indemnified party shall be deemed to be references to the Company Equityholders collectively from and after the Closing (and to the Company Equityholders and the Company prior to the Closing) and, for the avoidance of doubt, the Stockholder Representative shall represent the Company Equityholders with respect to all such matters as provided in Section 7.2.(g) except for any right or obligation to receive or make payment (and any notice requirement with respect to any notice required to be provided under this Article VII by an indemnified party shall be deemed satisfied if such notice is delivered to the Stockholder Representative).

(e) Procedure for Indemnification; Defense of Third-Party Claims.

(i) If an indemnification claim for Damages pursuant to this Article VII (a “Claim”) is to be made by an indemnified party hereunder for any matter not involving a third party claim, such claim shall be asserted by the indemnified party by delivery of a written notice describing the claim with reasonable specificity, a good faith estimate of the amount thereof (if known) and the basis thereof (a “Claim Notice”) to the indemnifying party as soon as reasonably practicable after the indemnified party becomes aware of any fact, condition or event which is reasonably likely to give rise to Damages for which indemnification may be sought under this Article VII, provided, that the failure of the indemnified party to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. Following the delivery of a Claim Notice, the indemnifying party and its Representatives shall be given access (including electronic access, to the extent available) at reasonable times as they may reasonably require to the Books and Records of the Company and Pocket Gear and access to such personnel or representatives of the Company and its Representatives, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, at reasonable times as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice; provided that the indemnified party shall be entitled to withhold information from the indemnifying party if its provision to the indemnifying party would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the indemnifying party in a manner which would not result in such a waiver.

(ii) If a Claim is to be made by an indemnified party as a result of a third-party claim (a “Third Party Claim”), the indemnified party shall, subject to this Article VII, give a Claim Notice to the indemnifying party with respect to such Claim as soon as practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VII, provided, that the failure of the indemnified party to give prompt notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. If any lawsuit or enforcement action is filed by a third party against an indemnified party, written notice thereof shall be given to the indemnifying party as promptly as practicable, provided that the failure of the indemnified party to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. The Stockholder Representative shall be entitled, if it so elects at the cost and expense of the Company Equityholders, to participate in the defense of such claim and consult with Parent in any defense of such claim and Parent shall consider in good faith any reasonable comments or recommendations of the Stockholder Representative with respect to the defense of such claim, it being understood that Parent shall have the sole right to control such defense (including the right to settle any such claim, subject to Section 7.2(e)(iii), if applicable); provided, further, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the indemnified party shall be entitled to withhold information from the indemnifying party if its provision to the indemnifying party would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the indemnifying party in a manner which would not result in such a waiver.

(iii) Except for third-party claims (A) seeking non-monetary remedy, (B) seeking claims for equitable relief, or (C) involving potential criminal liability, if the Stockholder Representative provides written notice to Parent within 30 days after receipt of a Claim Notice in respect of a third-party claim for which a Parent Indemnitee is seeking indemnification hereunder, which notice by the Stockholder Representative irrevocably acknowledges the Company Equityholders’ obligation to indemnify such claim fully, a Parent Indemnitee shall not enter into a settlement of such third-party claim without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(iv) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article VII shall be determined: (a) by the written agreement between Parent and the Stockholder Representative; (b) by a decision of the Arbitrator as contemplated by Section 9.16; or (c) by any other means to which Parent and the

Stockholder Representative shall agree. Within thirty days after delivery of a Claim Notice, the indemnifying party shall deliver to the indemnified party a written response. If any dispute with respect to the matters set forth in the Claim Notice is not resolved within thirty days following the delivery by the indemnifying party of such response, Parent and the Stockholder Representative shall each have the right to submit such dispute to dispute resolution in accordance with the provisions of Section 9.16. If it shall be determined upon resolution of a Claim as provided herein that a Parent Indemnitee is entitled to indemnification hereunder, such Parent Indemnitee shall be entitled to recover Damages as provided in Section 7.2(a) and Section 7.2.(b) hereof. If it shall be determined upon resolution of a Claim as provided herein that a Company Equityholder Indemnitee is entitled to recover any amount from Parent pursuant to this Article VII, Parent shall satisfy its indemnification obligations hereunder by, at Parent’s sole election, either (A) delivering to the Company Equityholder Indemnitees shares of Common Stock having a value equal to such amount (which shares shall be valued at the Price Per Share for this purpose) or (B) paying to the Company Equityholders such amount by check or by wire transfer of immediately available funds.

(f) Provisions Relating to Damages.

(i) The term “Damages” as used in this Article VII is not limited to matters asserted by third parties against a Parent Indemnitee, but includes Damages incurred or sustained by a Parent Indemnitee in the absence of third-party claims. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery. No Company Equityholder shall have any right to reimbursement or contribution from, subrogation to or indemnification from the Surviving Corporation (or any Affiliate thereof) with respect to any indemnification claim of a Parent Indemnitee against any Company Equityholder hereunder or otherwise in connection with this Agreement.

(ii) Notwithstanding the foregoing, the term “Damages” as used in this Article VII (A) shall be calculated net of any insurance proceeds actually received by the indemnified party with respect to the applicable Claim (but Damages shall include a reasonable estimate of Damages resulting from increased future premiums (if any) resulting from such Claim) and (B) the fees and expenses of only one firm of attorneys (and, where applicable, separate local counsel in the relevant jurisdictions) representing the indemnified parties shall be included in Damages unless said firm of attorneys determines that a conflict of interest would make joint representation of all indemnified parties inadvisable.

(iii) The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

(iv) Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for, and Damages shall not include, any punitive damages (except for punitive damages that are the subject of third party claims) and no “multiple of profits” or “multiple of cash flow” or similar valuation methodologies based on multiples shall be used in calculating the amount of any Damages. For the avoidance of doubt, any recovery of consequential damages by an indemnified party hereunder will be limited to consequential damages that an indemnified party would have the right to recover under applicable general principles of contract law under the circumstances (e.g. reasonably foreseeable damages); provided that nothing in this sentence will limit the ability of an indemnified party to recover any consequential damages that are the subject of a third party claim.

(v) The amount of any indemnifiable losses payable under this Article VII shall be net of any Tax Benefits actually realized by any Person that is entitled to indemnification under this Agreement directly as a result of such indemnifiable loss. “Tax Benefit” means any Tax refund, Tax credit or other reduction in otherwise required Tax payments actually realized for the taxable year in which the indemnified losses were incurred (as such actually realized amount is determined in good faith by such Person that is entitled to indemnification).

(g) Appointment of the Stockholder Representative.

(i) By executing this Agreement, the Company (and, upon execution of the Written Consent or a Stockholder Transmittal Letter, each Company Equityholder) shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, Shareholder Representative Services LLC as the agent and attorney-in-fact for and on behalf of each Company Equityholder to act as the Stockholder Representative under this Agreement in accordance with the terms of this Section 7.2.(g). In the event of the resignation, removal, dissolution, liquidation, bankruptcy, death or incapacity of the Stockholder Representative, the Company Equityholders shall promptly appoint a successor Stockholder Representative (and in any event within ten Business Days of such vacancy), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent. The Stockholder Representative may resign at any time. The Company Equityholders holding a majority of the Pro Rata Portion of all of the Company Equityholders shall have the right to remove a Stockholder Representative and to appoint a successor Stockholder Representative. The Stockholder Representative shall have full power and authority to represent all of the Company Equityholders and their successors with respect to all matters arising under this Agreement, and all actions taken by the Stockholder Representative hereunder shall be binding upon all such Company Equityholders as if expressly confirmed and ratified in writing by each of them, and no Company Equityholders shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Company Equityholders as if the Company Equityholders were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholder Representative or any Company Equityholders, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto, defending all Claims against the Company Equityholders pursuant to Section 7.2(a) of this Agreement, consenting to, compromising or settling all indemnification claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement or the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all of the Company Equityholders.

(ii) The Stockholder Representative has been duly authorized by the Company Equityholders for or on behalf of each Company Equityholder, following the Effective Time, to:

(A) take all actions required by, and exercise all rights granted to, the Stockholder Representative in this Agreement and the Escrow Agreement;

(B) receive all notices or other documents given or to be given to the Company Equityholders by Parent or Merger Sub pursuant to this Agreement or the Escrow Agreement;

(C) receive and accept service of legal process in connection with any claim or other proceeding against the Company Equityholders arising under this Agreement or the Escrow Agreement;

(D) undertake, compromise, defend and settle any such suit or proceeding on behalf of the Company Equityholders arising under this Agreement (including, without limitation, under Article VII hereof) or the Escrow Agreement;

(E) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement, including the Escrow Agreement;

(F) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement;

(G) work with Parent to resolve any issues relating to the determination and final accounting of Working Capital and the Final Adjustment Amount; and

(H) take such other action as the Stockholder Representative may deem appropriate, including, without limitation:

(I) agreeing to any modification or amendment of or waiver with respect to this Agreement or the Escrow Agreement and executing and delivering an agreement of such modification or amendment or waiver;

(II) agreeing to any termination of this Agreement pursuant to Article VIII hereof; and

(III) all such other matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

(iii) The Stockholder Representative shall receive no compensation for services as the Stockholder Representative other than pursuant to the terms of that of that certain engagement letter to be entered into by and among the Stockholder Representative, the Company and certain of the Company Equityholders. The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and the Escrow Agreement, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Company Equityholders will indemnify (based on each such Company Equityholder’s Pro Rata Portion), defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Equityholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Stockholder Representative to be paid from the Expense Fund and the Escrow Account, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. The Company Equityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement. None of Parent, the Company or Merger Sub shall have any obligation to reimburse the Stockholder Representative for any such expenses.

(iv) Without limiting the generality of this Section 7.2.(g), following the Effective Time, the Company Equityholders agree that the Stockholder Representative shall act as representative of the Company Equityholders for all purposes under this Article VII. Parent agrees that any claim for indemnification made by any of the Parent Indemnitees pursuant to this Agreement shall be made exclusively through the Stockholder Representative acting on behalf of the Company Equityholders (and the Company Equityholders agree that any such claim against the Company Equityholders by a Parent Indemnitee may be made by providing notice of such claim to the Stockholder Representative).

(v) The Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Company Equityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholder Representative and in general to do all things and to perform all acts. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Equityholder, by operation of law (whether by such Company Equityholder’s death, disability protective supervision) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Company Equityholder hereby renounces its, his or her right to renounce this power of attorney unilaterally. Each Company Equityholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement or the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 7.2.(g), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Company Equityholders having signed or given such directly instead of the Stockholder Representative.

(vi) Any action taken by the Stockholder Representative pursuant to the authority granted in this Section 7.2.(g) shall be effective and absolutely binding on each Company Equityholder notwithstanding any contrary action of, or direction from, any Company Equityholder.

(vii) Upon the Closing, the Company will wire to the Stockholder Representative US$25,000(the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the Escrow Agreement. The Company Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Stockholder Representative’s responsibilities hereunder, the Stockholder Representative shall disburse the balance of the Expense Fund to the Company Equityholders based on such Company Equityholders’ Pro Rata Portion of such balance. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Equityholders at the time of Closing. The parties agree that the Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund. If any tax reporting is required with respect to the ultimate distribution of any balance of the Expense Fund, then the Stockholder Representative will provide to Parent or its designated agent, upon request, information regarding the amounts distributed to each Company Equityholders, to be used by Parent or its agent in completing any required tax reporting. Any portion of the Expense Fund that remains undeliverable or unclaimed after six months of the initial delivery attempt shall promptly be paid to Parent and handled in the same manner as other unclaimed funds as provided in the Escrow Agreement.

(h) Limitations on Indemnity.

(i) Neither Parent, on the one hand, nor any of the Company Equityholders, on the other hand, shall be liable under this Article VII for any Damages until the aggregate amount otherwise due to the Company Equityholder Indemnitees or Parent Indemnitees, as the case may be, exceeds an accumulated total of $350,000 (the “Basket”); provided, however, that this limitation shall apply only to the extent a party is entitled to indemnification exclusively under Section 7.2 (a)(i) (in the case of a claim for Damages by the Parent Indemnitees) or Section 7.2.(b)(i) hereof (in the case of a claim for Damages by Stockholder Representative on behalf of the Company Equityholder Indemnitees) and shall not apply to breaches of the Fundamental Representations or in the case of fraud (which shall be interpreted to require the element of scienter). Once the aggregate amount of Damages exceeds the Basket, then the Company Equityholder Indemnitees or Parent Indemnitees, as the case may be, shall have the right to recover all Damages from and including the first dollar of damages without regard to the Basket, subject to the other limitations set forth in this Article VII.

(ii) The parties agree and acknowledge that in no event shall (A) the aggregate liability of the Company Equityholders in connection with indemnification claims pursuant to Section 7.2(a)(i) exceed $4,500,000 (including any amounts recovered from the Escrow) except for breaches of Fundamental Representations, breaches of IP Representations or in the case of fraud (which shall be interpreted to require the element of scienter) or (B) Parent’s aggregate liability in connection with indemnification claims pursuant to Section 7.2.(b)(i) exceed $4,500,000 except for breaches of the Fundamental Representations or in the case of fraud (which shall be interpreted to require the element of scienter). Notwithstanding the foregoing, the parties agree and acknowledge that in no event shall the aggregate liability of the Company Equityholders in connection with indemnification claims for breaches of the IP Representations exceed $20,000,000 in the aggregate (including any amounts recovered from the Escrow). Notwithstanding the foregoing, the parties agree and acknowledge that in no event shall (1) the aggregate liability of the Company Equityholders in connection with indemnification claims pursuant to Section 7.2(a)(ix) exceed fifty percent (50%) of the Aggregate Consideration in the aggregate (including any amounts recovered from the Escrow) and (2) the Company Equityholders have any liability in connection with indemnification claims pursuant to Section 7.2(a)(ix) after the earlier of (X) the full settlement and release of claims related to the matter set forth on Schedule 7.2(a)(ix) or (Y) the third anniversary of the Closing Date; provided, however, that if Parent submits a Claim Notice with respect to any of the matters set forth on Schedule 7.2(a)(ix) as a result of a Third Party Claim that is made prior to the third anniversary of the Closing Date, then the Company Equityholders will be continue to be responsible any Damages of Parent Indemnitees incurred in connection with, arising out of, resulting from or incident to the indemnification claims set forth in such Claim Notice irrespective of whether such Damages are incurred prior to, on or after the third anniversary of the Closing Date.

(iii) The parties agree and acknowledge that, notwithstanding anything contained in this Agreement to the contrary, (A) subject to Section 7.2.(h)(iii)(B), the aggregate liability of the Company Equityholders in connection with indemnification claims pursuant to Section 7.2(a) (including with respect to breaches Fundamental Representation) shall not exceed the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Company Equityholders hereunder (including the Stock Escrow Amount), (B) no Company Equityholder shall be liable to any Parent Indemnitee pursuant to this Article VII for any Damages in excess, in the aggregate, of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to such Company Equityholder hereunder (including any such Company Equityholder’s Pro Rata Allocation of the Stock Escrow Amount), except in the case of fraud (which shall be interpreted to require the element of scienter) committed by a Company Equityholder (and in the event of such fraud only with respect to the Company Equityholder who committed such fraud) and (C) Parent shall not be liable to the Company Equityholder Indemnitees pursuant to this Article VII for any Damages in excess, in the aggregate, of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Company Equityholders hereunder (including the Stock Escrow Amount).

(iv) the Parent Indemnitees and the Company Equityholder Indemnitees shall not be entitled to indemnification pursuant to Section 7.2(a) for any Damages underlying any such indemnification claim to the extent that such Damage was specifically taken into account in the calculation of Final Adjustment Amount or in the determination of the Aggregate Consideration (including any adjustment thereto contemplated by Section 1.12) (it being understood that nothing in this Section 7.2.(h)(iv) shall limit the right of any indemnified party to recover any such Damages to the extent such Damages exceed the amount specifically taken into account in the calculation of the Final Adjustment Amount or the Aggregate Consideration).

7.3. Escrow Account.

(a) In the event of any claim for indemnification under Section 7.2(a) the Parent Indemnitees shall first recover any Damages from the Escrow Account. If the then remaining Escrowed Shares in the Escrow Account are insufficient to cover Damages arising from such Claim, then, on the terms and subject to the conditions set forth herein, the Parent Indemnitees may seek recovery for the remaining amount of such Damages directly from each Company Equityholder in an amount not to exceed such Company Equityholder’s Pro Rata Portion of such remaining amount of Damages; provided, however, that the Company Equityholders may elect to satisfy their indemnification obligations hereunder by (in lieu of cash payment), delivering to Parent shares of Parent Common Stock in book-entry form equal to such amount (which shares shall be valued at the Price Per Share, rounded to the nearest whole share of Parent Common Stock).

(b) Within five (5) Business Days after the resolution pursuant to Section 7.2.(e)(iii) hereof of a Claim for which a Parent Indemnitee is entitled to recover Damages from the Escrow Account, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to Parent a number of shares of Parent Common Stock in book-entry form equal to the amount of Damages divided by the Price Per Share (which shares shall be valued at the Price Per Share, rounded to the nearest whole share of Parent Common Stock) (or if there are insufficient shares in the Escrow Account to cover such Damages, all shares of Parent Common Stock in the Escrow Account).

(c) Within five (5) Business Days after the one year anniversary of the Closing Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to each Company Equityholder such Company Equityholder’s Pro Rata Allocation of (i) the number of shares of Parent Common Stock remaining in the Escrow Account minus (ii) (A) the Pending Claims Amount determined as of the one year anniversary of the Closing divided by (B) the Price Per Share.

7.4. Exclusive Remedy. Except in the case of fraud (but without limiting any limitations on remedies as a result of fraud that are expressly set forth in this Article VII), this Article VII shall be the exclusive remedy of the Parent Indemnitees and the Company Equityholder Indemnitees from and after the Closing Date for any and all claims arising under this Agreement, including, without limitation, claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE VIII.

TERMINATION

8.1. Termination. This Agreement may be terminated at any time prior to Closing, whether before or after receipt of the Parent Stockholder Approval:

(a) By mutual written consent of Parent and the Company;

(b) By Parent, on the one hand, or the Company, on the other hand, (i) if the Closing shall not have occurred on or before April 30, 2015 (the “Outside Date”), or (ii) if, at the Parent Stockholder Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained; provided, however, that this provision shall not be available to Parent if the Company has the right to terminate this Agreement under clause (e) of this Section 8.1 and this provision shall not be available to the Company if Parent has the right to terminate this Agreement under clause (d) of this Section 8.1;

(c) By Parent if (i) there is a material breach of any representation or warranty set forth in Article III hereof or in the Support Agreement or any covenant or agreement to be complied with or performed by the Company or the Company Stockholders pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.2 hereof to be satisfied (and such condition is not waived in writing by Parent) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.2 hereof to be satisfied on or prior to the Outside Date or (ii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof); provided that Parent may not terminate this Agreement prior to the Closing if the Company and the Company Stockholders have not had a reasonably adequate opportunity to cure such failure (not to exceed five (5) Business Days);

(d) By the Company if there is a material breach of any representation or warranty set forth in Article IV hereof or of any covenant or agreement to be complied with or performed by Parent or Merger Sub pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.1 hereof to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.1 hereof to be satisfied on or prior to the Outside Date; provided the Company may not terminate this Agreement prior to the Closing Date if Parent and Merger Sub have not had a reasonably adequate opportunity to cure such failure (not to exceed five (5) Business Days); or

(e) By the Company, if (i) all of the conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than (A) those conditions that by their nature are to be satisfied (including the delivery of documents) at the Closing, which conditions would have been satisfied assuming the Closing had occurred at such time and (B) the condition set forth in Section 6.2.(g)), (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (or any adjournment or postponement thereof), (iii) the Company has certified in writing to Parent on such date that any conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (or that conditions that by their nature are to be satisfied (including by delivery of documents) at the Closing, which conditions would have been satisfied assuming the Closing had occurred at such time) and that it is ready, willing and able to consummate the transactions contemplated hereby on such date and throughout the three (3) Business Days following delivery of such notice (and such confirmation, a “Closing Failure Notice”), and (iv) Parent fails to consummate the Closing within three (3) Business Days following the delivery of the Closing Failure Notice.

8.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 hereof:

(a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b) The provisions under the caption “Confidentiality” in that certain amended and restated non-binding summary of terms, dated August 18, 2014, by and between the Company and Parent shall continue in full force and effect (the “Summary of Terms”);

(c) No party hereto shall have any Liability to any other party to this Agreement, except as stated in Section 7.2(g)(iii) and subsections (a) and (b) of this Section 8.2 and except for any breach of this Agreement occurring prior to the proper termination of this Agreement (subject to the provisions of Section 8.3); and

(d) The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

8.3. Termination Amount.

(a) If this Agreement is terminated by the Company pursuant to Section 8.1.(d) or Section 8.1(e) then Parent shall pay the Company an amount equal to the sum of (i) a nonrefundable fee in the amount in cash equal to $1,000,000 and (ii) expense reimbursement up to $500,000 of Company Transaction Expenses (collectively, the “Termination Amount”). Parent shall pay the Termination Amount to the Company, by wire transfer of immediately available funds to an account designated by the Company, within two (2) Business Days after the date of termination of this Agreement pursuant to Section 8.1.(d) or Section 8.1.(d) unless, solely in the case of a termination of this Agreement pursuant to Section 8.1(d) as a result of willful and intentional breach by Parent or Merger Sub, the Company notifies Parent in writing at the time of termination that it will pursue a remedy other than the Termination Amount (in which case Parent will have no obligation to pay the Termination Amount).

(b) The parties acknowledge and agree that the payment of the Termination Amount shall constitute liquidated damages, and not a penalty, that the Company would not have entered into this Agreement without the agreements contained in this Section 8.3 and that the payment of the Termination Amount in the circumstances specified herein is supported by due and sufficient consideration;

(c) Notwithstanding anything to the contrary in this Agreement, the Company’s right to terminate this Agreement pursuant to Section 8.1.(d) (other than as a result of a willful and intentional breach by Parent or Merger Sub) or Section 8.1(e) and receive the Termination Amount pursuant to Section 8.3.(a) shall constitute the sole and exclusive remedy (whether in respect of any other document or theory of law or equity, in contract in tort or otherwise) of the Company, any of its Subsidiaries and any of their respective former, current or future direct or indirect stockholders, controlling persons, general or limited partners, members, managers, directors, officers, employees, agents, assignees, representatives or Affiliates or any former, current, or future direct or indirect stockholder, controlling person, general or limited partner, member, manager, director, officer, employee, agent, assignee, representative or Affiliate of any of the foregoing (collectively the “Company Related Parties”) against Parent, Merger Sub, any potential debt financing source or any of their respective former, current or future direct or indirect stockholders, controlling persons, general or limited partners, members, managers, directors, officers, employees, agents, assignees, representatives or Affiliates or any former, current or future direct or indirect stockholder, controlling person, general or limited partner, member, manager, director, officer, employee, agent, assignee, representative or Affiliate of any of the foregoing (collectively the “Parent Related Parties”) for all Damages suffered as a result of the failure of the Merger to be consummated or in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement except with respect to any obligations that survive such termination of this Agreement in accordance with Section 8.2) and/or in connection with any oral representations made or alleged to be made in connection therewith or in respect of any other document or theory of law or equity, in contract, in tort or otherwise, and, upon receipt of the Termination Amount in accordance with this Section 8.3), none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement) and/or in connection with any oral representations made or alleged to be made in connection therewith or in respect of any other document or theory of law or equity, in contract, in tort or otherwise, and none of the Company Related Parties shall seek to recover any other monetary damages or seek any other remedy based on a claim at law or in equity with respect thereto, except with respect to any obligations that survive such termination of this Agreement in accordance with Section 8.2; provided, however, that (i) this Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any fraud (which shall be interpreted to include the element of scienter). Notwithstanding anything contained herein to the contrary, this Section 8.3 does not limit (or apply to) any remedy of the Company Related Parties in the event that the Company exercises its right to terminate this agreement pursuant to Section 8.1(d) as a result of a willful and intentional breach by Parent or Merger Sub and pursue a remedy other than the Termination Amount.

ARTICLE IX.

MISCELLANEOUS

9.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, formal inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

“Adjusted Aggregate Consideration” shall mean an amount equal to (a) the Parent Common Stock Closing Consideration multiplied by (b) the Closing Price Per Share.

“Adjusted Fully Diluted Number” shall mean without duplication, (i) the total number of shares of Company Common Stock (including without limitation, any shares of Company Restricted Stock) outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Company Common Stock issuable upon exercise of all Company Options (whether or not vested or exercisable) outstanding immediately prior to the Effective Time; plus (iii) the total number of shares of Company Common Stock issuable upon conversion of all shares of Series A Preferred Stock (assuming for this purpose that all shares of Series A Preferred Stock are converted) outstanding immediately prior to the Effective Time, plus (iv) the total number of shares of Company Common Stock issuable upon conversion of all shares of Series FF Preferred Stock (assuming for this purpose that all shares of Series FF Preferred Stock are converted) outstanding immediately prior to the Effective Time.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Any stockholder of the Company that has a designee on the Company’s Board of Directors (or has the right to designate a member of the Company’s Board of Directors) shall be deemed an Affiliate of the Company for this purpose.

“Aggregate Company Optionholder Consideration” means (a) the number of shares of Company Common Stock issuable upon exercise of all Company Options (whether or not vested or exercisable) outstanding immediately prior to the Effective Time multiplied by (b) the Per Share Common Consideration Equivalent Amount.

“Aggregate Consideration” shall mean an amount equal to the sum of the Aggregate Stock Consideration and the Stock Escrow Amount.

“Aggregate Series B Preferred Liquidation Preference” shall mean an amount equal to (a) $5.838464591 multiplied by the number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate amount of accrued dividends on the Series B Preferred Stock as of immediately prior to the Effective Time as determined pursuant to the Restated Charter, plus (without duplication) (c) the aggregate amount of any declared and unpaid dividends (if any) on the Series B Preferred Stock as of immediately prior to the Effective Time as determined pursuant to the Restated Charter.

“Aggregate Series B Preferred Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded down to the nearest share) equal to (a) the Aggregate Series B Preferred Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Series C Preferred Liquidation Preference” shall mean an amount equal to (a) $7.4139234 multiplied by the number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, the Series C Warrants), plus (b) the aggregate amount of accrued dividends on the Series C Preferred Stock (excluding, for the avoidance of doubt, the Series C Warrants) as of immediately prior to the Effective Time as determined pursuant to the Restated Charter, plus (without duplication) (c) the aggregate amount of any declared and unpaid dividends (if any) on the Series C Preferred Stock (excluding, for the avoidance of doubt, the Series C Warrants) as of immediately prior to the Effective Time as determined pursuant to the Restated Charter.

“Aggregate Series C Preferred Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded down to the nearest share) equal to (a) the Aggregate Series C Preferred Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Series C Other Warrants Exercise Price” shall mean the aggregate exercise price payable to the Company upon exercise of all Series C Other Warrants that have not been exercised immediately prior to the Effective Time.

“Aggregate Series C Other Warrants Liquidation Preference” shall mean an amount equal to (a) $7.4139234 multiplied by the number of Series C Warrants underlying the Series C Other Warrants immediately prior to the Effective Time plus (b) the aggregate amount of dividends deemed to have been accrued on the Series C Warrants (as provided in Section 2(e)(ii) of the Series C Other Warrants) underlying the Series C Other Warrants as of immediately prior to the Effective Time minus (c) the Aggregate Series C Other Warrants Exercise Price.

“Aggregate Series C Other Warrants Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded up to the nearest share) equal to (a) the Aggregate Series C Other Warrants Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Series C Penny Warrants Exercise Price” shall mean the aggregate exercise price payable to the Company upon exercise of all Series C Penny Warrants that have not been exercised immediately prior to the Effective Time.

“Aggregate Series C Penny Warrants Liquidation Preference” shall mean an amount equal to (a) $7.4139234 multiplied by the number of Series C Warrants underlying the Series C Penny Warrants immediately prior to the Effective Time plus (b) the aggregate amount of dividends deemed to have been accrued on the Series C Warrants (as provided in Section 2(e)(ii) of the Series C Penny Warrants) underlying the Series C Penny Warrants as of immediately prior to the Effective Time minus (c) the Aggregate Series C Penny Warrants Exercise Price.

“Aggregate Series C Penny Warrants Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded down to the nearest share) equal to (a) the Aggregate Series C Penny Warrants Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Series D Preferred Liquidation Preference” shall mean an amount equal to (a) $16.83 multiplied by the number of shares of Series D Preferred Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate amount of accrued dividends on the Series D Preferred Stock as of immediately prior to the Effective Time as determined pursuant to the Restated Charter, plus (without duplication) (c) the aggregate amount of any declared and unpaid dividends (if any) on the Series D Preferred Stock as of immediately prior to the Effective Time as determined pursuant to the Restated Charter.

“Aggregate Series D Preferred Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded down to the nearest share) equal to (a) the Aggregate Series D Preferred Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Stock Consideration” shall mean an amount equal to (A) $100,000,000 minus (B) the Stock Escrow Amount, plus (C) the aggregate exercise price of all Company Options, plus (D) the Adjustment Amount (which may be a negative number).

“Ancillary Agreements” shall mean the Notes, the Employment Arrangements and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Books and Records” shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by (a) Parent or (b) the Company or PocketGear with respect to the Business, as applicable.

“Business” shall mean any historical, current or planned business or business activities of the Company or PocketGear.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Domain Names” shall mean the Internet domain names registered in the name of the Company or PocketGear, or any way used in connection with the Business.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“Charter Amendment” shall mean an amendment to the Restated Charter in substantially the form attached hereto as Exhibit L.

“Closing Price Per Share” shall mean an amount equal to (a) (i) if the average of the closing prices of the Parent Common Stock on the NASDAQ Capital Market over the thirty (30) day period ending three (3) calendar days prior to the Closing (the “VWAP”) is greater than $4.50, $4.50, (ii) if the VWAP is less than $3.50, $3.50 or (iii) the VWAP, in any case, multiplied by (b) eighty percent (80%).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock, the Company Restricted Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.001, of the Company.

“Company Equity Plan” shall mean the 2008 Stock Incentive Plan of the Company, as amended.

“Company Equityholders” shall mean, collectively, all of the Company Stockholders, including any holders of Company Restricted Stock, and each Series C Warrantholder entitled to receive consideration in connection with the Merger pursuant to Section 1.7.

“Company Equityholder Remaining Consideration” means the Remaining Consideration minus the Aggregate Company Optionholder Consideration.

“Company Information” shall mean all information about the Company and PocketGear, supplied or to be supplied by the Company for inclusion or incorporation by reference, including such information as may be reasonably requested by Parent, reasonably sufficient to permit Parent to prepare and file with the SEC: (i) the Proxy Statement and (ii) any other required filings under applicable Regulations.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned by, purported to be owned by, the Company or PocketGear.

“Company Optionholders” shall mean holders of Company Options.

“Company Options” shall mean all options to purchase Company Common Stock that are outstanding and unexpired as of the date hereof.

“Company Plan” shall mean each Plan under which the Company or PocketGear or any other of the Company’s subsidiaries has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof.

“Company Preferred Stockholder” shall mean any holder of Company Preferred Stock immediately prior to the Effective Time.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Company Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Authority or the Internet domain name registrar, by or on behalf of or in the name of the Company or PocketGear (including all Internet domain names).

“Company Restricted Stock” shall mean each share of Company Common Stock then outstanding that remains subject to vesting or other lapse restrictions.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

“Company Transaction Expenses” shall mean the aggregate amount of (a) all fees and expenses incurred by the Company or PocketGear in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (b) all amounts (plus any associated Taxes required to be paid by the Company or PocketGear with respect thereto) payable by the Company or PocketGear, whether actually paid immediately or in the future, under any “change of control,” retention, transaction, termination, severance or similar arrangements as a result of the consummation of the transactions contemplated hereby and/or a termination of service that occurs on or prior to the Closing (including, without limitation, any such amounts payable to any employee of the Company or PocketGear at the election of such employee pursuant to any such arrangements), (c) any associated Taxes required to be paid by the Company or PocketGear with respect to the Assumed Option Consideration, Deemed Exercise Option Consideration or the Restricted Stock Consideration (other than as a result of any exercise or vesting of such Assumed Option Consideration or Restricted Stock Consideration that occurs after the Closing), (d) any costs and expenses incurred by Parent, the Company or PocketGear in connection with the refinancing of the Existing Credit Agreements, and (e) the amount of the Expense Fund.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company, PocketGear or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

“Continuing Service Provider” shall mean (i) all employees of the Company and PocketGear who (A) at the Effective Time, continue their employment with the Company and PocketGear or Parent or one of Parent’s subsidiaries, or (B) remain or become, at the Effective Time, employees of the Surviving Corporation, and (ii) all Contingent Workers who, at the Effective Time, continue their service with the Company and PocketGear or Parent, other than any such service providers who are ineligible to be included on a registration statement filed by Parent on Form S-8.

“Contingent Workers” means any Person that is an independent contractor or consultant of the Company or PocketGear.

“Contract” shall mean any agreement, contract, note, loan, evidence of Indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, license, instrument, obligation, promise or commitment (in each case, whether written, electronic or oral and whether expressed or implied), but excluding all Leases.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

“Current Assets” shall mean all current assets of the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP applied in a manner reasonably agreed to by the parties; provided, however, that Current Assets shall include any unbilled accounts receivable (to the extent provided by GAAP) but shall not include cash and cash equivalents. Notwithstanding the foregoing, (i) Current Assets shall exclude any accounts receivable from shareholders or related parties and (ii) any accounts receivable or unbilled accounts receivable set forth on the Pre-Closing Statement which have not been collected within one-hundred and twenty (120) calendar days following the Closing Date will be deemed to not constitute Current Assets to the extent such accounts receivable or unbilled accounts receivable exceed the related reserve or allowance (if any) for bad debt included as a Current Liability on the Pre-Closing Statement notwithstanding the accounting treatment of any such accounts receivable required under GAAP and shall not be reflected as Current Assets on the Closing Statement.

“Current Liabilities” shall mean all current liabilities of the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP applied in a manner reasonably agreed to by the parties, other than the current portion of Indebtedness to the extent such current portion is included in Long Term Liabilities. Notwithstanding the foregoing, all unpaid Company Transaction Expenses incurred by the Company prior to the Effective Time shall for the purposes of hereof be considered part of Net Debt.

“Data Protection Laws” shall mean the data protection and privacy laws of each country where the Company or PocketGear is established and those of each country where any such data is collected, transmitted, secured, stored, shared or otherwise processed, including without limitation such laws and Regulations that implement the European Data Protection Directive and the Privacy and Electronic Communications Directive (2002/58/EC) in the European Economic Area (“EEA”) and any applicable guidelines and codes issued by a competent data protection authority, or other competent governmental body or agency, in respect of such laws, and shall also mean the Massachusetts data protection law, 201 CMR 17.00, and Section 5 of the (U.S.) Federal Trade Commission Act and any and all laws and Regulations governing privacy, cybercrime, use of electronic data, or unfair or deceptive trade practices.

“Default” shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

“Disclosure Schedules” shall mean a schedule executed and delivered by the Company to Parent and Merger Sub as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986 (the “IRCA”), the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the Regulations issued thereunder.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, the Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit F.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, including all rules and regulations issued thereunder.

“Existing Credit Arrangements” shall mean the Purchase Agreement dated April 14, 2013 by and between the Company and North Atlantic SBIC IV, L.P., the Purchase Agreement dated October 31, 2013 by and between the Company and North Atlantic SBIC IV, L.P. and the Amended and Restated Loan Security Agreement dated August 8, 2012 between Silicon Valley Bank and the Company, as amended.

“Existing Lenders” shall mean Silicon Valley Bank and North Atlantic SBIC IV, L.P.

“Facilities” shall mean any real property, leaseholds or other real property interest currently owned, held, occupied or operated by the Company or PocketGear and any buildings, structures or equipment (including motor vehicles) currently owned or operated by the Company or PocketGear.

“Facility Leases” shall mean all of the leases of Facilities listed on Schedule 3.7 of the Disclosure Schedules.

“Financial Statements” shall mean the Year End Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by the Company or PocketGear and used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company’s or PocketGear’s suppliers, including all warranty rights with respect thereto.

“Form S-4” shall mean the registration statement on Form S-4, and all amendments thereto, filed with the SEC in connection with the registration of Parent Common Stock under the Securities Act.

“GAAP” shall mean United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” shall mean any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, organization or commission or any judicial or arbitral body.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of others secured by an Encumbrance on any asset of the Company or PocketGear, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, and (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements.

“Insurance Policies” shall mean the insurance policies of the Company or PocketGear listed on Schedule 3.23 of the Disclosure Schedules.

“Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property, existing now or in the future in the United States or anywhere in the universe. Intellectual Property includes, without limitation, any and all such rights in, to, or subsisting in the following:

(a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

(b) all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c) all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

(d) all trademarks, service marks, symbols, logos, trade names, domain names, d/b/a’s, certification marks, brand names, corporate names, fictitious names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

(e) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Software, architecture, and documentation

(f) all other intangible assets, properties and rights; and

(g) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and industrial property rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Interim Balance Sheet” shall mean the balance sheet of the Company dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean September 30, 2014.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited statements of income and cash flow of the Company for the period ended on the Interim Balance Sheet Date.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” or “Knowledge of the Company” shall mean the actual knowledge of any of Jud Bowman, Tim Oakley, Ken Hayes, Jeff Henderson (with respect to Section 3.18 only), Jim Harvey and Val Stiebris, in each case following reasonable due inquiry.

“Law” shall mean any federal, state, local or foreign statute, code, ordinance, rule, treaty, regulation, order, judgment, writ, stipulation, award, injunction, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law.

“Leased Real Property” shall mean all leased property described in the Facility Leases.

“Leasehold Estates” shall mean all of the Company’s or PocketGear’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by the Company or PocketGear.

“Leases” shall mean all of the existing leases with respect to the personal or real property of the Company or PocketGear listed on Schedule 3.7 of the Disclosure Schedules, and leases with respect to the personal and real property of the Company or PocketGear which are not required to be listed on Schedule 3.7 of the Disclosure Schedules.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves which shall include a reserve for accrued but unpaid Taxes (but not for any deferred Tax liabilities.

“Liquidation Preference” shall mean, with respect to any share of Company Preferred Stock, the Original Issue Price (as defined in the Restated Charter) of such share of Company Preferred Stock plus all accrued dividends and all declared and unpaid dividends on such share of Company Preferred Stock as determined pursuant to the Restated Charter.

“Long Term Liabilities” shall mean all Indebtedness (including the current portion thereof) and other long term liabilities of the Company or any of its subsidiaries on a consolidated basis determined in accordance with GAAP (including any such liabilities arising as a result of the consummation of the Merger and the transactions contemplated hereby). Any pre-payment or other penalties required to be paid in connection for Indebtedness to be repaid in full on the Closing Date shall be included in the calculation of Long Term Liabilities for this purpose.

“Material Adverse Effect” or “Material Adverse Change shall mean with respect to the Company, PocketGear or the Business any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of the Company, PocketGear or the Business taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change”; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in general economic, credit, capital or financial markets or general political conditions; (b) any outbreak of hostilities, acts of war or terrorism; (c) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date hereof; (d) any change in applicable law or GAAP enacted after the date hereof; (e) any adverse change in general conditions in the industries in which such Person primarily operates; (f) except with respect to Section 3.5, the negotiation, execution or announcement of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including effects related to the identity of Parent; (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failure may be considered in determining whether there was or is a Material Adverse Effect); or (h) actions specifically required to be taken by the Company pursuant to this Agreement or that are taken following receipt of Parent’s written consent to such action; except in the cases of clauses (a) – (e), to the extent that such Person is disproportionately adversely affected thereby as compared with other participants in the industries in which such Person primarily operates.

“Net Debt” shall mean (i) all Long Term Liabilities minus (ii) all cash and cash equivalents of the Company determined in accordance with GAAP plus (iii) all unpaid Company Transactions Expenses incurred by the Company prior to the Effective Time (including Company Transaction Expenses that have not been billed prior to the Effective Time but that will be billed or become payable in the future).

“Non-Competition Agreements” shall mean the non-competition agreement in the form attached as Exhibit I between Parent and the Company Stockholder identified therein and dated as of the date hereof, which shall become effective as of the Closing.

“Option Exchange Ratio” shall mean a ratio, the numerator of which is the Per Share Common Consideration Equivalent Amount and the denominator of which is the Closing Price Per Share.

“ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person and is not required to be authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” shall mean all real property owned in fee by the Company or PocketGear, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent (it being understood in the event all Parent Common Stock is converted or exchanged for other securities following the Effective Time, Parent Common Stock shall thereafter refer to the resulting securities).

“Parent Closing Stock Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the Aggregate Consideration divided by (ii) the Price Per Share.

“Parent Material Adverse Effect” shall mean with respect to Parent any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of Parent, Merger Sub or their Subsidiaries, taken as a whole, or on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect”; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in general economic, credit, capital or financial markets or general political conditions; (b) any outbreak of hostilities, acts of war or terrorism; (c) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date hereof; (d) any change in applicable law or

GAAP enacted after the date hereof; (e) any adverse change in general conditions in the industries in which such Person primarily operates; or (f) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failure may be considered in determining whether there was or is a Material Adverse Effect); (g) except with respect to Section 4.3(b), the negotiation, execution or announcement of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including effects related to the identity of the Company; or (h) actions specifically required to be taken by Parent pursuant to this Agreement or that are taken following receipt of the Company’s written consent to such action; except in the cases of clauses (a) – (e), to the extent that such Person is disproportionately adversely affected thereby as compared with other participants in the industries in which such Person primarily operates.

“Parent Options” shall mean options to purchase Parent Common Stock.

“Participating Escrow Stock” shall mean Company Common Stock, Company Restricted Stock, Series A Preferred Stock and Series FF Preferred Stock,

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pending Claims Amount” shall mean, as of a specified date, the amount that would be necessary in Parent’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved Claims specified in any Claim Notice delivered to the Stockholder Representative prior to such date if such Claims were resolved in full in favor of the Parent Indemnitees.

“Per Share Common Consideration” shall mean a number of shares of Parent Common Stock equal to (a)(i) the Company Equityholder Remaining Consideration minus the number obtained by multiplying (A) the total number of Escrowed Shares (i.e., 1,000,000) by (B) the Closing Price Per Share divided by (ii) the Adjusted Fully Diluted Number minus the number of shares of Common Stock issuable upon exercise of all Company Options (whether or not vested or exercisable) outstanding immediately prior to the Effective Time divided by (b) the Closing Price Per Share.

“Per Share Common Consideration Equivalent Amount” shall mean an amount equal to (a) the Remaining Consideration divided by (b) the Adjusted Fully Diluted Number.

“Per Share Series B Preferred Consideration” shall mean, with respect to a share of Series B Preferred Stock, a number of shares of Parent Common Stock equal to the Aggregate Series B Preferred Stock Consideration multiplied by a fraction, the numerator of which is the Liquidation Preference of such share of Series B Preferred Stock and the denominator of which is the Aggregate Series B Preferred Liquidation Preference, in each case immediately prior to the Effective Time.

“Per Share Series C Preferred Consideration” shall mean, with respect to a share of Series C Preferred Stock, a number of shares of Parent Common Stock equal to the Aggregate Series C Preferred Stock Consideration multiplied by a fraction, the numerator of which is the Liquidation Preference of such share of Series C Preferred Stock and the denominator of which is the Aggregate Series C Preferred Liquidation Preference, in each case immediately prior to the Effective Time.

“Per Share Series D Preferred Consideration” shall mean, with respect to a share of Series D Preferred Stock, a number of shares of Parent Common Stock equal to the Aggregate Series D Preferred Stock Consideration multiplied by a fraction, the numerator of which is the Liquidation Preference of such share of Series D Preferred Stock and the denominator of which is the Aggregate Series D Preferred Liquidation Preference, in each case immediately prior to the Effective Time.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Information” shall mean any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, including without limitation unique device or browser identifiers, names, addresses, telephone numbers, email addresses, social security numbers, and/or account information; and shall also mean “personal information” as defined by applicable laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual.

“Plan” shall mean (i) each employment, consulting, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) each compensatory stock option, restricted stock, stock unit, deferred stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid time off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Price Per Share” shall mean $4.50 as adjusted appropriately in the case of any stock split, reverse stock split, stock dividend or similar recapitalization event with respect to Parent Common Shares.

“Pro Rata Allocation” shall mean, with respect to any Company Equityholder, the number of shares of Parent Common Stock issuable to such Company Equityholder pursuant to Article II hereof solely in respect of their Participating Escrow Stock (excluding, for the avoidance of doubt, shares of Parent Common Stock issuable upon exercise of Company Options assumed pursuant to Article II hereof) divided by the aggregate number of shares of Parent Common Stock issuable to all Company Equityholders pursuant to Article II hereof solely in respect of their Participating Escrow Stock (excluding, for the avoidance of doubt any shares of Parent Common Stock issuable upon exercise of Company Options assumed pursuant to Section 1.8.(b)).

“Pro Rata Portion” shall mean, with respect to any Company Equityholder, the number of shares of Parent Common Stock issuable to such Company Equityholder pursuant to Article II hereof (excluding, for the avoidance of doubt, shares of Parent Common Stock issuable upon exercise of Company Options assumed pursuant to Article II hereof) divided by the aggregate number of shares of Parent Common Stock issuable to all Company Equityholders pursuant to Article II hereof (excluding, for the avoidance of doubt any shares of Parent Common Stock issuable upon exercise of Company Options assumed pursuant to Section 1.8.(b)).

“Products” shall mean all products, technology and services of the Company or PocketGear developed (including products and services under development), owned, provided, distributed, marketed, imported for resale, sold or licensed out by or on behalf of the Company or PocketGear since inception or which the Company or PocketGear intends to sell, distribute, market or license out in the future.

“Property Tax” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, privacy and security of personally identifiable information, the sending of commercial emails, and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Related Party” shall mean with respect to any specified Person, (a) any Affiliate of such specified Person or any director, officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, officer, general partner, managing member, manager or in a similar capacity of such specified Person; (c) any immediate family member of a Person described in cause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any members of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person (and any Affiliate, director, officer, general partner, managing member of manager of any such other Person described in this clause (d)).

“Remaining Consideration” shall mean (a) the Adjusted Aggregate Consideration minus (b) the Aggregate Series B Preferred Liquidation Preference minus (c) the Aggregate Series C Preferred Liquidation Preference minus (c) the Aggregate Series C Other Warrants Liquidation Preference minus (d) the Aggregate Series C Penny Warrants Liquidation Preference minus (e) the Aggregate Series D Preferred Liquidation Preference.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Restated Charter” shall mean the Company’s certificate of incorporation filed with the Secretary of State of the State of Delaware on October 31, 2013, as the same may be amended and/or restated from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall mean all discounts, selling commissions, broker fees and stock transfer Taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for the Company Stockholders.

“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series C Other Warrants” shall mean the Preferred Stock Purchase Warrant dated April 4, 2013 initially exercisable to purchase 112,800 shares of Series C Preferred Stock and the Preferred Stock Purchase Warrant dated October 31, 2013 initially exercisable to purchase 67,680 shares of Series C Preferred Stock, in each case for an exercise price equal to $7.4139234 per share.

“Series C Other Warrants Consideration” shall mean with respect to a Series C Other Warrants number of shares of Parent Common Stock equal to the Aggregate Series C Other Warrants Stock Consideration multiplied by a fraction, the numerator of which is the number of Series C Warrant Shares underlying such Series C Other Warrant and the denominator of which is the number of Series C Warrants underlying all Series C Other Warrants that are outstanding and unexercised immediately prior to the Effective Time.

“Series C Penny Warrants” shall mean the Preferred Stock Purchase Warrant dated April 4, 2013 initially exercisable to purchase 263,200 shares of Series C Preferred Stock and the Preferred Stock Purchase Warrant dated October 31, 2013 initially exercisable to purchase 157,920 shares of Series C Preferred Stock, in each case for an exercise price equal to $0.001 per share.

“Series C Penny Warrants Consideration” shall mean with respect to a Series C Penny Warrant a number of shares of Parent Common Stock equal to the Aggregate Series C Penny Warrants Stock Consideration multiplied by a fraction, the numerator of which is the number of Series C Warrants underlying such Series C Penny Warrant and the denominator of which is the number of Series C Warrant Shares underlying all Series C Penny Warrants that are outstanding and unexercised immediately prior to the Effective Time.

“Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series C Warrants” shall mean the Series C Penny Warrants and the Series C Other Warrants.

“Series C Warrant Shares” shall mean the shares of Series C Preferred Stock underlying the Series C Warrants.

“Series C Warrantholders” shall mean holders of the Series C Warrants.

“Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series FF Preferred Stock” shall mean the Series FF Convertible Preferred Stock, par value $0.001 per share, of the Company

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments embedded therein. For avoidance of doubt, Source Code excludes any software that is wholly or substantially in binary form and any documentation or other information provided or used with such software.

“Stock Escrow Amount” equals $4,500,000.

“Straddle Period” shall mean any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.

“Tangible Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property used in the Business, including any such furniture, equipment or other tangible personal property used by the Company or PocketGear pursuant to a license, lease or similar right.

“Tax” shall mean any and all federal, state, local or foreign taxes, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, branch profits, capital stock, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, escheat, custom duty, estimated tax or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement of any kind relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Tax Authority.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Working Capital” shall mean the Current Assets minus the Current Liabilities of the Company.

“Working Capital Target” shall mean $1,350,000.

“Year End Financial Statements” shall mean the audited Balance Sheets and related audited statements of income of the Company as of and for the fiscal years ended as of December 31, 2011, 2012 and 2013.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
10b5-1 plan	5.17(c)
280(G) Vote	5.8.(c)
401(k) Plan	5.8.(a)
Adjustment Amount	1.12.(a)(ii)
Advertiser	3.9.(a)(viii)
Advertiser and Publisher Agreements	3.9.(a)(viii)
Affiliate Agreements	3.9.(a)(v)
Agreement	Preamble
Arbitrator	9.16.(a)
Assumed Option Consideration	1.10.(a)(iii)
Balance Sheet Date Basket	3.6 7.2.(h)
Cardholder Data	3.18.(j)
Certificate	1.4
Certificate of Merger	1.2
Change of Recommendation	5.9(d)
Change of Recommendation Notice	5.9(d)
Claim	7.2.(e)(i)
Claim Notice	7.2.(e)(i)
Closing	2.1
Closing Consideration Schedule	1.10
Closing Date	2.1
Closing Failure Notice	8.1.(d)
Closing Net Debt	1.12.(b)(i)
Closing Statement	1.12.(b)(i)
Closing Working Capital Commercial Software Licenses	1.12.(b)(i) 3.18.(b)
Company	Preamble
Company Equityholder Indemnitees	7.2.(b)
Company Options	1.8.(a)
Company Preferred Stock	1.6.(a)
Company Related Parties	8.3.(c)
Company Tax Representation Letter	5.16
Contaminants Customer and Publisher Agreements	3.18.(j) 3.18.(b)
Damages	7.2
Deemed Exercise Option	1.8(c)
Deemed Exercise Option Consideration	1.10(a)(iv)
DGCL	Recitals
Disclosure Document	5.2
Dispute Notice	9.16.(a)
Disputes	9.16
Dissenting Shares	1.9.(a)
Dissenting Stockholder	1.9.(d)
D&O Indemnified Party	5.14
Effective Time	1.2
Escrow Account	1.11
Escrowed Shares	1.11
Estimated Net Debt	1.12.(a)(i)

Defined Term	Section
Estimated Working Capital	1.12.(a)(i)
Excess Dissenting Share Payments	1.9.(c)
Exchange Agent	1.4.(a)
Exchange Fund	1.4.(a)
Expense Fund	7.2(g)(vii)
Final Adjustment Amount	1.12.(c)(i)
Fundamental Representations	7.1
Information Technology Systems IP Representations	3.18.(j) 7.1
JAMS	9.16.(b)
Joint Proxy Statement	5.9
Letter of Transmittal	1.4.(c)(i)
Material Contracts	3.9.(a)
Merger	Recitals
Merger Sub	Preamble
Open Source	3.18.(l)
Outside Date	8.1.(b)
Parent	Preamble
Parent Closing Stock Consideration	1.6(h)
Parent Indemnitees	7.2
Parent Related Parties	8.3.(c)
Parent SEC Documents	4.6
Parent Stockholder Approval	4.2
Parent Tax Representation Letter	5.16
Parent’s Accountants	5.2
Periodic Report	5.2
PocketGear	3.2.(a)
Pre-Closing Statement	1.12.(a)(i)
Proposed Acquisition Transaction	5.3
Publisher	3.9.(a)(viii)
Restricted Stock Award	1.8(d)
Restricted Stock Consideration	1.10(a)(v)
SEC	9.10
Section 280G Approval	5.8.(c)
Section 280G Soliciting Materials	5.8.(c)
Stockholder Notice	5.10
Stockholder Representative	Preamble
Summary of Terms	8.2.(b)
Surviving Corporation Tax Benefit	1.1 (f)
Tax Proceeding	5.7.(a)
Terminated Agreements	5.13
Termination Amount	8.3.(a)
Transfer Taxes	5.7.(f)
Treasury Shares	1.6.(e)
Voting Debt	3.2.(c)
WARN Act	3.16.(f)
Warrant Consideration	1.10.(a)(ii)

9.2. Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail or confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company (prior to the Closing), addressed to:

Appia, Inc.

320 Blackwell Street

3rd Floor

Durham, NC 27701

Attn: Judson S. Bowman

Telephone: (919) 251-6144

E-Mail: jud@appia.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Fax: (617) 523-1231

Attention: Joseph C. Theis Jr., Esq.

Email: jtheis@goodwinprocter.com

If to the Stockholder Representative, addressed to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attn: Managing Director

Telephone: (303) 648-4085

Fax: (303) 623-0294

E-Mail: deals@srsacquiom.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Fax: (617) 523-1231

Attention: Joseph C. Theis Jr., Esq.

Email: jtheis@goodwinprocter.com

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

Mandalay Digial Group, Inc.

1300 Guadelupe

Austin, TX 78701

Attn: Bill Stone

Telephone: 512-365-9991

E-Mail: Bill@digitalturbine.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attn: W. Alex Voxman, Esq. and David M. Wheeler, Esq.

Telephone: (213) 485-1234

Fax: (213) 891-8763

E-Mail: alex.voxman@lw.com and david.wheeler@lw.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3. Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

9.4. Titles. The table of contents, titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.5. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any summaries of terms between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto; provided, that the provisions under the caption “Confidentiality” in the Summary of Terms shall survive the termination of this Agreement and remain in effect if the Closing does not occur. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

9.6. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent. Parent and Merger Sub may, without the consent of the Company assign all or any portion of their rights and obligations hereunder; provided that, if such assignment by Parent and Merger Sub is made prior to the Closing, then such assignment shall require the prior written consent of the Stockholder Representative unless the assignee(s)

is(are) an Affiliate(s) of Parent or Merger Sub; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement. No such assignment shall release the assignor from any of its obligations hereunder. In addition, Parent and Merger Sub may assign their rights hereunder to a lender as collateral security.

9.7. Amendment or Modification. This Agreement may not be amended or modified (before or after receipt of the Parent Stockholder Approval) except in an instrument in writing signed by the Stockholder Representative and Parent. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For the purposes of this Section 9.7, any amendment, modification or waiver of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Equityholders whether or not they have signed such amendment, modification or waiver.

9.8. Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances. No party shall be deemed to have waived any claim arising out of this Agreement , or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

9.10. References. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “made available to Parent” or other words of similar import refer to the Company having made the applicable documents available to

Parent by posting them in the Company’s online data room located at https://services.intralinks.com (as reflected on the data room index dated as of the date hereof set forth on Schedule 9.10) and granting Parent access to such data room to review such documents and (h) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified. Subject to Section 9.2, any reference to any notice or other communication received “in writing” shall be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, facsimile, electronic mail or any other means of written communication.

9.11. Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, except as set expressly stated in Section 5.14.(a), is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Article VII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

9.12. Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

9.13. Consent to Jurisdiction. Subject to Section 9.16 hereof, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.14. Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15. Legal Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

9.16. Arbitration. It is understood and agreed between the parties hereto that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Within thirty (30) days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(b) If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of thirty (30) days from any such initial meeting or within sixty (60) days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Los Angeles, California for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within thirty (30) days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. The Arbitrator shall be a disinterested party.

(c) Within sixty (60) days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

9.17. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.18. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.19. Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (it being understood that any unpaid Company Transaction Expenses shall be paid by the Surviving Corporation following the Closing and shall be taken into account in the calculation of Working Capital of the Company as of the Closing Date as Current Liabilities).

9.20. Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.21. Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

9.22. Acknowledgement of Representation.

(a) It is acknowledged by each of the Parties that the Company has retained Goodwin Procter LLP (“Goodwin”) to act as its counsel in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party to this Agreement has the status of a client of Goodwin for conflict of interest or any other purposes as a result thereof.

(b) Affirmation of Representation. Parent and the Company hereby agree that Goodwin may represent the Stockholders, the Seller Representative or any officer, director, manager, employee, shareholder, partner or member of the Company (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any Ancillary Document, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Parent, the Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Parent, the Company or any of their respective Affiliates, and even though Goodwin may have represented the Company in a substantially related matter, or may be representing the Company in ongoing matters.

(c) Waiver of Conflict. Parent and the Company hereby waive and agree not to assert (i) any claim that Goodwin has a conflict of interest in any representation described in Section 6.1.(b) above, and (ii) any confidentiality obligation with respect to any communication between Goodwin and any Designated Person occurring during the Current Representation.

(d) Retention of Privilege. Parent and the Company hereby agree that as to all communications (whether before, at or after the Closing) between Goodwin and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Parent or the Company.

(e) Further Assurances. Parent and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 9.21. Parent and the Company further agree that Goodwin and its partners and employees are third party beneficiaries of this Section 9.21.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

MANDALAY DIGITAL GROUP, INC.

By:	/s/ Bill Stone
Name: Bill Stone
Title: Chief Executive Officer

DTM MERGER SUB, INC.

By:	/s/ Bill Stone
Name: Bill Stone
Title: Chief Executive Officer

Signature Page to Merger Agreement

APPIA, INC.

By:	/s/ Judson S. Bowman
Name: Judson S. Bowman
Title: CEO

Signature Page to Merger Agreement

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ illegible
Name:
Title:

Signature Page to Merger Agreement

EXHIBIT A

APPIA INC.

Board of Directors/Affiliates Stock

Name	Affiliate Name
Boehm, Bruce J.	N/A
Bowman, Judson S.	N/A
Forman, Craig I.	N/A
Elliott, Michael F.	Noro-Moseley Partners VI, L.P.
Talbot, Kevin L.	Relay Ventures Fund I L.P.
Talbot, Kevin L.	Relay Ventures Offshore Fund I L.P.
Moragne Jr., John H.	Trident Capital Fund-VII, L.P.
Moragne Jr., John H.	Trident Capital Fund-VII Principals Fund, L.L.C.
Tyrrell, Michael F.	Venrock Partners VI, L.P.
Tyrrell, Michael F.	Venrock Associates VI, L.P.
L. Steven Nelson	Wakefield Group IV, LLC

Exhibit B

SUPPORT AGREEMENT

[See Exhibit No. 10.1 filed with this Form 8-K/A.]

Exhibit C

CERTIFICATE OF MERGER

MERGING

DTM MERGER SUB, INC.

WITH AND INTO

APPIA, INC.

Pursuant to Section 251(c) of the Delaware General Corporation Law (the “DGCL”), Mandalay Digital Inc., a Delaware corporation, does hereby certify as follows:

FIRST. The names of the constituent corporations are DTM Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Appia, Inc, a Delaware corporation (the “Company”).

SECOND. An Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub and the other parties signatory thereto has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the DGCL (and, with respect to Merger Sub, by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD. The Company shall be the surviving corporation in the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended in the merger to be Digital Turbine Media, Inc.

FOURTH. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the merger so as to read in its entirety as set forth in Exhibit A, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH. The executed Merger Agreement is on file at the office of the Surviving Corporation at [—].

SIXTH. A copy of the Merger Agreement may be obtained by any stockholder of the Corporation or Merger Sub from the Secretary of Surviving Corporation, in each case upon request and without cost.

SEVENTH. This Certificate of Merger shall be effective at the time it is filed with the Secretary of the State of the State of Delaware.

[Signatures follow on the next page.]

Exhibit C

IN WITNESS WHEREOF, Mandalay Digital, Inc. has caused this Certificate of Merger to be signed by a duly authorized officer this [—] day of [—], 2014.

APPIA, INC.

By:
Name:
Title:

Exhibit C

Exhibit A

Restated Certificate of Incorporation

of Digital Turbine Media, Inc.

1.	The name of the corporation shall be Digital Turbine Media, Inc.

2.	The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares and par value of stock which the corporation shall be authorized to issue is: 1,000 shares of common stock, par value $0.001.

5.	The Board of Directors shall have the power to adopt, amend or repeal by-laws. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

6.	No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EXHIBIT D

UNCONDITIONAL SECURED GUARANTY AND PLEDGE AGREEMENT

This UNCONDITIONAL SECURED GUARANTY AND PLEDGE AGREEMENT (this “Agreement”) is entered into as of            , 2014, by MANDALAY DIGITAL GROUP, INC., a Delaware corporation (“Guarantor”) in favor of SILICON VALLEY BANK (“Bank”).

For and in consideration of all extensions of credit, loans and other financial accommodations provided by Bank to Appia, Inc. (“Borrower”), which loans were and will be made pursuant to an Second Amended and Restated Loan and Security Agreement among Borrower and Bank, dated as of            , 2014, as amended from time to time, and any and all modifications, extensions or renewals thereof (the “Loan Agreement”), Guarantor hereby unconditionally and irrevocably guarantees the prompt and complete payment of all Obligations and Borrower ’s performance of the Loan Agreement and the other Loan Documents (other than any warrant or other equity instruments) according to their terms. Capitalized terms used but not otherwise defined herein shall have the meanings given them under the Loan Agreement.

SECTION 1 – GUARANTEE

1.1 If Borrower does not pay when due any Obligations, Guarantor shall upon demand by Bank immediately pay to Bank such Obligations (“Guarantor Obligations”).

1.2 The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions. Guarantor waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Guarantor’s liability under this Agreement is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents.

1.3 Bank’s right to (a) renew, extend or otherwise change the terms of the Loan Documents or any part thereof, (b) take security for the payment due under this Agreement or the Loan Documents, (c) exchange, enforce, waive or release any such security, and (d) apply any security and direct its sale as Bank, in its discretion, chooses, shall not affect the Guarantor’s obligations or liability hereunder.

1.4 Guarantor waives any right to require Bank to (a) proceed against Borrower or any other Person; (b) proceed against or exhaust any security held from Borrower or any other Person; or (c) pursue any other remedy in Bank’s power whatsoever. Bank may, at its election, exercise, decline or fail to exercise, any right or remedy it may have against Borrower or any security held by Bank, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or by reason of the cessation from any cause whatsoever of the liability of Borrower or any other guarantor. Guarantor waives any setoff, defense or counterclaim that Borrower may have against Bank, other than payment in full of the Obligations (other than inchoate indemnity obligations). Guarantor waives any defense arising

EXHIBIT D

out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all of the Obligations (other than contingent indemnity obligations for which no claim has been asserted) have been paid in full, (d) Guarantor shall have no right of subrogation or reimbursement for claims arising out of or in connection with this Agreement, (e) Guarantor shall have no right of contribution or other rights against Borrower in connection with the Obligations, (f) Guarantor waives any right to enforce any remedy that Bank now has or may hereafter have against Borrower, and (g) Guarantor waives all rights to participate in any security now or hereafter held by Bank. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Agreement and of the existence, creation or incurrence of new or additional Indebtedness. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any Indebtedness or nonperformance of any obligation of Borrower, warrants to Bank that it will keep so informed, and agrees that absent a request for particular information by Guarantor, Bank shall have no duty to advise Guarantor of information known to Bank regarding such condition or any such circumstances. Guarantor waives the benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

1.5 If Borrower becomes insolvent, is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code or reorganization or insolvency laws of any applicable jurisdiction, or if such a petition is filed against Borrower, and in any such proceeding some or all of any Indebtedness or obligations under the Loan Agreement are terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for any reason, Guarantor agrees that Guarantor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred until payment in full of the Obligations (other than inchoate indemnity obligations). This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Bank upon the insolvency, bankruptcy or reorganization of a Borrower or any other guarantor or otherwise, as though such payment had not been made until payment in full of the Obligations (other than inchoate indemnity obligations).

1.6 Any Indebtedness of Borrower now or hereafter held by Guarantor is hereby subordinated to any Indebtedness of Borrower to Bank; and such Indebtedness of Borrower to Guarantor shall be collected, enforced and received by Guarantor as trustee for Bank and be paid over to Bank on account of the Indebtedness of Borrower to Bank but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Agreement.

SECTION 2 – GRANT OF SECURITY INTEREST

2.1 To secure the payment and performance of all of the Guarantor Obligations when due, Guarantor hereby grants Bank, a continuing security interest in, and pledges to Bank, the Collateral (as defined below), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Guarantor represents,

2

EXHIBIT D

warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted to have superior priority to Bank’s Lien under this Agreement). If Guarantor shall acquire a commercial tort claim in an amount greater than Fifty Thousand Dollars ($50,000), Guarantor shall promptly notify Bank in a writing signed by Guarantor of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank. “Collateral” means all of Guarantor’s right, title and interest in and to the following:

(a) All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b) all Guarantor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. For the purposes of this Agreement, “Guarantor’s Books” are all Guarantor’s books and records including ledgers, federal and state tax returns, records regarding Guarantor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

(c) Notwithstanding anything to the contrary in this Agreement, the Collateral does not include any of the following: (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Guarantor of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (ii) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (iii) any interest of Guarantor as a lessee or sublessee under a real property lease; (iv) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); or (v) any interest of Guarantor as a lessee under an Equipment lease if Guarantor is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Guarantor or Bank.

2.2 Guarantor hereby authorizes Bank to file financing statements, without notice to Guarantor, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

3

EXHIBIT D

SECTION 3 – PLEDGE

3.1 As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all the Guarantor Obligations, Guarantor hereby pledges to Bank, and grants to Bank, a first priority security interest in all of the following (collectively, the “Pledged Collateral”):

(a) the shares of capital stock or other equity securities of the entities listed on Exhibit A attached hereto, now owned or hereafter acquired (whether in connection with any recapitalization, reclassification, or reorganization of the capital of such entities or any successors in interest thereto) by Guarantor, subject to the limitation set forth in Section 2.1(c)(i) (the “Pledged Shares”), together with all proceeds and substitutions thereof, all cash, stock and other monies and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing. On the date hereof, the certificate or certificates representing the Pledged Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Guarantor. To the extent required by the terms and conditions governing the Pledged Shares, Guarantor shall cause the books of each entity whose Pledged Shares are part of the Pledged Collateral and any transfer agent to reflect the pledge of the Pledged Shares. Upon the occurrence and during the continuation of an Event of Default, Bank may effect the transfer of any securities included in the Pledged Collateral (including but not limited to the Pledged Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee;

(b) all voting trust certificates held by Guarantor evidencing the right to vote any Pledged Shares subject to any voting trust; and

(c) all additional shares and voting trust certificates of the entities listed on Exhibit A from time to time acquired by Guarantor in any manner, subject to the limitation set forth in Section 2.1(c)(i) (which additional shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares.

3.2 Guarantor agrees to pay prior to delinquency all taxes, charges, Liens and assessments, in each case imposed by any Governmental Authority, against the Pledged Collateral, except those with respect to which the amount or validity is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Guarantor, and upon the failure of Guarantor to do so, contemporaneous with written notice thereof from Bank to Guarantor, Bank at its option may pay any of them.

3.3 In the event that during the term of this Agreement, any reclassification, readjustment, or other change is declared or made in the capital structure of the issuer of the Pledged Shares, all new, substituted and additional shares, options, or other securities, issued or issuable to Guarantor by reason of any such change or exercise shall be delivered to and held by Bank under the terms of this Agreement in the same manner as the Pledged Collateral originally pledged hereunder.

4

EXHIBIT D

3.4 Notwithstanding anything herein to the contrary, Guarantor may exercise any rights under the Pledged Shares to vote such Pledged Shares and receive dividends in respect of such Pledged Shares while no Event of Default has occurred and is continuing.

SECTION 4 – REPRESENTATIONS AND WARRANTIES

4.1 Guarantor hereby represents and warrants to Bank that:

(a) the execution, delivery and performance by Guarantor of this Agreement (i) does not contravene any material Requirement of Law or any material contractual restriction binding on or affecting Guarantor or by which Guarantor’s property may be affected; (ii) does not require any authorization or approval or other action by, or any notice to or filing with, any Governmental Authority or any other Person under any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, except such as have been obtained or made; and (iii) does not result in the imposition or creation of any Lien upon any property of Guarantor except the Lien provided to Bank pursuant to Section 2 hereof;

(b) Guarantor has the corporate, limited liability or limited partnership, as applicable, power to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement has been duly authorized by all requisite action;

(c) this Agreement is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally;

(d) there is no action, suit or proceeding affecting Guarantor pending or threatened before any court, arbitrator, or Governmental Authority, domestic or foreign, which may have a material adverse effect on the ability of Guarantor to perform its obligations under this Agreement;

(e) Guarantor’s obligations hereunder are not subject to any offset or defense against Bank or Borrower of any kind;

(f) in connection with this Agreement, Guarantor has delivered to Bank a completed certificate signed by Guarantor, entitled “Perfection Certificate,” and Guarantor represents and warrants to Bank that, except as Bank may be notified pursuant to the terms of this Agreement, (a) Guarantor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Guarantor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Guarantor’s organizational identification number or accurately states that Guarantor has none; (d) the Perfection Certificate accurately sets forth Guarantor’s place of business, or, if more than one, its chief executive office as well as Guarantor’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate,

5

EXHIBIT D

Guarantor (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Guarantor and each of its Subsidiaries is accurate and complete (it being understood and agreed that Guarantor may from time to time update certain information in the Perfection Certificate after the date hereof to the extent permitted by one or more specific provisions in this Agreement);

(g) the financial statements of Guarantor, copies of which have been and shall be furnished to Bank, fairly present in all material respects the financial position of Guarantor for the dates and periods purported to be covered thereby, and no Event of Default under section 8.11 of the Loan Agreement has occurred, is continuing or would occur upon the effectiveness of this Agreement;

(h) after the incurrence of Guarantor’s obligations under this Agreement, the fair salable value of Guarantor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Guarantor is not left with unreasonably small capital after the transactions in this Agreement or the other Loan Documents; and Guarantor is able to pay its debts (including trade debts) as they mature;

(i) all representations and warranties contained in this Agreement are true at the time of Guarantor’s execution of this Agreement and, with respect to the representations and warranties contained in clauses (j) through (o) of this Section 4.1, shall be true upon the issuance and receipt by Guarantor of any additional Pledged Shares and/or Pledged Collateral after the date hereof;

(j) Guarantor is, at the time of delivery of the Pledged Shares to Bank hereunder, the sole holder of record and the sole beneficial owner of the Pledged Collateral, free and clear of any Lien thereon or affecting title thereto, except for the Lien created by this Agreement and Permitted Liens;

(k) none of the Pledged Shares have been transferred in violation of applicable federal or state securities, or similar laws, which such transfer may be subject to in the United States of America or any applicable jurisdiction;

(l) all of the Pledged Shares have been duly authorized, validly issued, fully paid and are non-assessable;

(m) to Guarantor’s knowledge, (i) there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Pledged Shares; and (ii) the Pledged Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Guarantor knows of no reasonable grounds for the institution of any such proceedings;

(n) no consent, approval, authorization or other order of any Person and no consent or authorization of any Governmental Authority is required to be made or obtained which has not yet been made or obtained by Guarantor either (i) for the pledge by Guarantor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery, or

6

EXHIBIT D

performance of this Agreement by Guarantor; or (ii) for the exercise by Bank of the voting or other rights provided for in this Agreement or the remedies with respect to the Pledged Collateral pursuant to this Agreement, except, in the case of clause (i) and (ii), as (x) may be required in connection with such disposition by laws affecting the offer and sale of securities generally and (y) by the laws of the United States and any applicable foreign jurisdiction; and

(o) the pledge, grant of a security interest in, and delivery of the Pledged Collateral pursuant to this Agreement, will create a valid first priority Lien on and in the Pledged Collateral, and the proceeds thereof, securing the payment of the Guarantor Obligations.

SECTION 5 – COVENANTS

5.1 Guarantor covenants and agrees to the following:

(a) Deliver to Bank, (i) within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Guarantor posts such documents, or provides a link thereto, on Guarantor’s website on the Internet at Guarantor’s website address, (ii) a prompt report of any legal actions pending or threatened in writing against Guarantor or any of its Subsidiaries that could result in damages or costs to Guarantor or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more, and (iii) financial information reasonably requested by Bank;

(b) Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Guarantor and each of its Subsidiaries, except for deferred payment of any contested taxes, provided that Guarantor (i) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (iii) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien,” and shall deliver to Bank, on reasonable demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms;

(c) Keep its business and the Collateral insured for risks and in amounts standard for companies in Guarantor’s industry and location. Insurance policies shall be in a form, with companies, and in amounts standard for companies in Guarantor’s industry and location. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. [All policies (or their respective endorsements) shall provide that the insurer shall give Bank at least twenty (20) days’ notice

7

EXHIBIT D

before canceling, amending, or declining to renew its policy.][NTD: Guarantor to confirm with its insurer that such endorsements can be obtained] At Bank’s reasonable request, Guarantor shall deliver certified copies of policies and evidence of all premium payments. If an Event of Default exists, proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. After the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Guarantor Obligations. If Guarantor fails to obtain insurance as required under this Section 5.1(c) or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 5.1(c), and take any action under the policies Bank deems prudent;

(d) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Guarantor at any time maintains in the United States, Guarantor shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank unless this Agreement and Bank’s Liens hereunder are terminated. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Guarantor’s employees and identified to Bank by Guarantor as such, or (ii) other Collateral Accounts holding balances not in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate at any time;

(e) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property material to its business; (iii) not allow any Intellectual Property material to Guarantor’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, and (iv) provide written notice to Bank (which may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Guarantor posts such documents, or provides a link thereto, on Guarantor’s website on the Internet at Guarantor’s website address) within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Guarantor shall take such commercially reasonable steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents;

(f) Allow Bank, or its agents, at reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Guarantor’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of

8

EXHIBIT D

Default has occurred and is continuing. The foregoing inspections and audits shall be at Guarantor’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Guarantor and Bank schedule an audit more than ten (10) days in advance, and Guarantor cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Guarantor shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling;

(g) Guarantor shall, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement;

(h) Guarantor shall make any payments and do any act reasonably necessary or convenient to protect the Collateral and the value of Bank’s interest therein. If Guarantor fails to pay any amount or furnish any required proof of payment to third Persons as required hereunder, Bank may make all or part of the payment or obtain insurance policies, and take any action under the policies as Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the Default Rate and secured by the Collateral. No payments by Bank are an agreement to make similar payments in the future or Bank’s waiver of any Event of Default; and

(i) (i) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Guarantor’s business or operations; (ii) comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Guarantor’s business; (iii) obtain all of the Governmental Approvals necessary for the performance by Guarantor of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property; and (iv) promptly provide copies of any such obtained Governmental Approvals to Bank.

5.2 Guarantor shall not do any of the following without Bank’s prior written consent:

(a) Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment or Equipment that is no longer useful for Guarantor’s business; (c) in connection with Permitted Liens and Investments that are not otherwise prohibited under this Agreement or the other Loan Documents; (d) of non-exclusive licenses for the use of the property of Guarantor or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (e) consisting of Guarantor’s use or transfer of money or Cash Equivalents in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

9

EXHIBIT D

(b) (i) Liquidate or dissolve; (ii) permit or suffer a Change in Control, or (iii) permit Borrower to cease being a wholly-owned Subsidiary of Guarantor;

(c) Guarantor shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Guarantor’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Guarantor intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Guarantor intends to deliver the Collateral, then Guarantor will first receive the written consent of Bank, and use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion;

(d) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person. A Subsidiary may merge or consolidate into another Subsidiary or into Guarantor;

(e) Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness;

(f) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank or in connection with Permitted Liens) with any Person which directly or indirectly prohibits or has the effect of prohibiting Guarantor from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Guarantor’s Intellectual Property, except, in each case, as is otherwise permitted in Section 5.2(a) hereof and the definition of “Permitted Liens” herein;

(g) Maintain any Collateral Account except pursuant to the terms of Section 5.1(d) hereof;

(h) Pay (other than in the form of Guarantor’s capital stock) any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided, however, that Guarantor may repurchase capital stock from former directors, officers, employees or consultants at the original purchase price thereof, but not to exceed in the aggregate of Five Hundred Thousand Dollars ($500,000) per fiscal year, as permitted by

10

EXHIBIT D

Guarantor’s equity incentive plans, restricted stock purchase agreements, stock option agreements, stock grant agreements or similar agreements, so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase;

(i) (i) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (ii) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Guarantor Obligations owed to Bank, except as may be permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject;

(j) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Guarantor’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Guarantor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency; or

(k) Form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the date hereof, unless Guarantor (a) causes any such new Domestic Subsidiary to provide to Bank a joinder to this Agreement, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (b) provides to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in any such new Subsidiary (except to the extent shares of any such new Foreign Subsidiary are excluded from the Collateral pursuant to Section 2.1(c)(i)), in form and substance reasonably satisfactory to Bank, and (c) provides to Bank all other documentation in form and substance reasonably satisfactory to Bank which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.2(k) shall be a Loan Document.

5.3 So long as Bank has any commitment to make Credit Extensions to any Borrower under the Loan Agreement or any Borrower has any Obligations (other than contingent indemnity obligations for which no claim has been asserted) outstanding under the Loan Documents, Guarantor agrees that Guarantor:

11

EXHIBIT D

(a) will not (i) except as otherwise permitted by the Loan Documents, sell, transfer or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral (or any part thereof or interest therein) except with the prior written consent of Bank, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Liens. If any Pledged Collateral, or any part thereof, is sold, transferred or otherwise disposed of in violation of this Section 5.3, the security interest of Bank shall continue in the Pledged Collateral, to the extent permitted under applicable law, notwithstanding such sale, transfer or other disposition, and Guarantor will deliver any proceeds thereof to Bank to be held as Pledged Collateral hereunder;

(b) shall, at Guarantor’s own expense, promptly execute, acknowledge, and deliver all such instruments and take all such actions as Bank from time to time may reasonably request to ensure to Bank the benefits of the Lien in and to the Pledged Collateral intended to be created by this Agreement;

(c) shall maintain, preserve and, at Bank’s request, use commercially reasonable efforts to defend the title to the Pledged Collateral and the Lien of Bank thereon against the claim of any other Person; and

(d) upon obtaining any shares of capital stock or other equity securities that should be pledged pursuant to Section 3.1 of this Agreement, shall promptly deliver to Bank a duly executed Pledge Supplement in substantially the form of Exhibit B attached hereto (a “Pledge Supplement”) identifying such additional shares of capital stock or other equity securities. Guarantor hereby authorizes Bank to attach each Pledge Supplement to this Agreement and agrees that all shares of capital stock or other equity securities listed thereon shall for all purposes hereunder constitute Pledged Collateral.

SECTION 6 – EVENTS OF DEFAULT

6.1 Upon the occurrence and during the continuation of an Event of Default, Bank shall have all of the rights of a secured party under the Code with respect to the Collateral. Guarantor’s obligations hereunder are not limited to the Collateral or any exercise by Bank of rights and remedies against the same, and Bank may pursue any other available rights and remedies against Guarantor, whether hereunder, at law or otherwise, without resort to the Collateral if Bank deems it in its best interests to do so.

6.2 So long as no Event of Default has occurred and is continuing:

6.2.1 Guarantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof; and

6.2.2 Guarantor shall be entitled to receive and to retain and use free and clear of the Lien created hereby any and all payments, including, but not limited to, profits, dividends or distributions paid in respect of its Pledged Collateral; provided, however, that any and all:

12

EXHIBIT D

(a) non-cash profits, non-cash dividends or distributions in the form of capital stock, instruments or other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral, and

(b) profits, dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with total liquidation or dissolution,

shall, promptly be delivered to Bank, in the case of (a) above, to be held as Collateral and shall, if received by Guarantor, be received in trust for the benefit of Bank, be segregated from the other property of Guarantor, and promptly be delivered to Bank as Pledged Collateral in the same form as so received (with any necessary endorsement), and in the case of (b) above, to be applied to the Obligations to the extent permitted by the Loan Agreement or otherwise to be held as Pledged Collateral.

6.3 During the existence and continuation of an Event of Default,

(a) Bank may, to the extent permitted by applicable law, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of Bank in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as Bank may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any broker’s board or securities exchange, either for cash or upon credit or for future delivery; provided, however, that if such disposition is at private sale, then the purchase price of the Pledged Collateral shall be equal to the public market price then in effect, or, if at the time of sale no public market for the Pledged Collateral exists, then, in recognition of the fact that the sale of the Pledged Collateral would have to be registered under the Securities Act of 1933, as amended (the “Act”), and that the expenses of such registration are commercially unreasonable for the type and amount of collateral pledged hereunder, Bank and Guarantor hereby agree that such private sale shall be at a purchase price mutually agreed to by Bank and Guarantor or, if the parties cannot agree upon a purchase price, then at a purchase price established by Bank in the exercise of its reasonable discretion. Bank shall be under no obligation to delay the sale of any of the Pledged Shares for the period of time necessary to permit Guarantor to register such securities for public sale under the Act, or under applicable state securities laws, even if Guarantor would agree to do so. Bank may be the purchaser of any or all Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Guarantor or right of redemption. To the extent permitted by applicable law, demands of performance, notices of sale, advertisements and presence of property at sale are hereby waived. Any sale hereunder may be conducted by any officer or agent of Bank; and

(b) Bank shall have all of the rights of a secured party under the Code with respect to the Pledged Collateral. Guarantor’s obligations hereunder are not limited to the Pledged Collateral or any exercise by Bank of rights and remedies against the same, and Bank may pursue any other available rights and remedies against any Guarantor, whether hereunder, at law or otherwise, without resort to the Pledged Collateral if Bank deems it in its best interests to do so.

13

EXHIBIT D

6.4 During the existence of an Event of Default, the proceeds of the sale of any of the Pledged Collateral and all sums received or collected by Bank from or on account of such Pledged Collateral under Section 6.3 shall be applied by Bank to the payment of expenses incurred or paid by Bank in connection with any sale, transfer or delivery of the Pledged Collateral, to the payment of any other costs, charges, attorneys’ fees or expenses mentioned herein, and to the payment of the Obligations or any part hereof, all in such order and manner as Bank in its discretion may determine.

6.5 Upon the transfer by Bank of all or any part of the Obligations pursuant to the terms of the Loan Agreement, Bank may transfer all or any part of the Pledged Collateral to the transferee of the Obligations and shall be fully discharged thereafter from all liability and responsibility with respect to such Pledged Collateral so transferred, and the transferee shall be vested with all the rights and powers of Bank hereunder with respect to such Pledged Collateral so transferred; but with respect to any Pledged Collateral not so transferred, Bank shall retain all rights and powers hereby given.

SECTION 7 – DEFINITIONS

7.1 “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Guarantor, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Guarantor, representing fifty percent (50%) or more of the combined voting power of Guarantor’s then outstanding securities; or (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Guarantor (together with any new directors whose election by the Board of Directors of Guarantor was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

7.2 “Control Agreement” is any control agreement entered into among the depository institution at which Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Guarantor maintains a Securities Account or a Commodity Account, Guarantor, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

7.3 “Domestic Subsidiary” means any Subsidiary which is organized under the laws of the United States or any state or territory thereof or the District of Columbia

7.4 “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

7.5 “Intellectual Property” means all of Guarantor’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

14

EXHIBIT D

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Guarantor;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

7.6 “Permitted Indebtedness” is:

(a) Guarantor’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Subordinated Debt;

(c) unsecured Indebtedness to trade creditors and corporate credit cards incurred in the ordinary course of business;

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Guarantor or its Subsidiary, as the case may be;

(g) Indebtedness (including without limitation, Contingent Obligations) to North Atlantic not to exceed Eight Million Dollars ($8,000,000) in principal amount, plus accrued interest and fees; and

(h) Indebtedness of Foreign Subsidiaries of Guarantor so long as Guarantor is not an obligor or credit party with respect to any such Indebtedness and no recourse to Guarantor or any of its property may be had by the creditors with respect to such Indebtedness.

7.7 “Permitted Liens” are:

(a) Liens arising under this Agreement and the other Loan Documents;

15

EXHIBIT D

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Guarantor maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Guarantor incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and Equipment and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Guarantor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Guarantor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(k) Liens in favor of other financial institutions arising in connection with Guarantor’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

16

EXHIBIT D

(l) Liens in favor of North Atlantic in connection with Indebtedness permitted under clause (g) of the definition of “Permitted Indebtedness” hereunder.

7.8 “Restricted License” is any material license or other agreement with respect to which Guarantor is the licensee (a) that prohibits or otherwise restricts Guarantor from granting a security interest in Guarantor’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

7.9 “Subordinated Debt” is indebtedness incurred by Guarantor subordinated to all of Guarantor’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

SECTION 8 – MISCELLANEOUS

8.1 Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses which may be incurred by Bank in the enforcement of this Agreement. No terms or provisions of this Agreement may be changed, waived, revoked or amended without Bank’s prior written consent. Should any provision of this Agreement be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This Agreement embodies the entire agreement between the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parole or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. Bank may assign this Agreement without in any way affecting Guarantor’s liability under it. This Agreement shall inure to the benefit of Bank, Guarantor and their respective successors and assigns. This Agreement is in addition to the guaranties of any other guarantors of the Obligations. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Bank shall not assign its interest in this Agreement to any Person who in the reasonable estimation of Bank is (a) a direct competitor of Guarantor, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) a vulture fund or distressed debt fund.

8.2 North Carolina law governs this Agreement without regard to principles of conflicts of law. Guarantor and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Wake County, North Carolina, provided, however, that if for any reason Bank cannot avail itself of such courts in the State of North Carolina, Guarantor accepts jurisdiction of the courts and venue in Santa Clara County, California; provided, further, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Guarantor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Guarantor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Guarantor hereby waives personal service of the summons, complaints, and other process issued in such

17

EXHIBIT D

action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Guarantor at the address set forth on the signature page hereto and that service so made shall be deemed completed upon the earlier to occur of Guarantor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

8.3 This Agreement may be executed in counterpart signature pages, all of which taken together shall be deemed to be one original of this instrument. Delivery of an executed counterpart to this Agreement by facsimile or electronic mail shall be effective as a manually executed counterpart to this Agreement.

8.4 All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations and/or Guarantor Obligations have been satisfied. So long as Borrower and Guarantor have satisfied the Obligations and Guarantor Obligations, respectively (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of the Loan Agreement), this Agreement shall be deemed terminated, subject to Section 1.5. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

[Signature begins on next page.]

18

EXHIBIT D

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Unconditional Secured Guaranty and Pledge Agreement as of this     day of November, 2014.

MANDALAY DIGITAL GROUP, INC., a Delaware corporation

By:

Name:

Title:

Address:

SILICON VALLEY BANK

By:

Name:

Title:

Address:	3005 Carrington Mill Blvd., Suite 530
Morrisville, NC 27560
Attn: Chris Stoecker

EXHIBIT D

EXHIBIT A – PLEDGED SHARES

Name of Pledged Share Issuer	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	Number of Shares Owned by Guarantor	% of Shares Owned by Guarantor	% of Outstanding Shares Pledged	Certificate Number
Appia, Inc.

A-1

EXHIBIT D

EXHIBIT B – FORM OF PLEDGE SUPPLEMENT

PLEDGE SUPPLEMENT

This Pledge Supplement, dated as of             , 20    , is delivered pursuant to Section 5.3(d) of the Guaranty and Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Supplement may be attached to the Unconditional Secured Guaranty and Pledge Agreement, dated as of             , 2014 (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Guaranty and Pledge Agreement”; the terms defined therein and not otherwise defined herein being used as therein defined), made by the undersigned, as Guarantor, in favor of Silicon Valley Bank, as Bank.

The shares of capital stock or other equity securities listed on this Pledge Supplement shall be and become part of the Pledged Collateral pledged by the undersigned and referred to in the Guaranty and Pledge Agreement and shall secure all the Guarantor Obligations.

The undersigned hereby certifies that the representation and warranties set forth in Section 4.1 of the Guaranty and Pledge Agreement are true and correct in all material respects with respect to the Pledged Shares listed below on and as of the date hereof.

MANDALAY DIGITAL GROUP, INC., a Delaware corporation

By:

Name:

Title:

Name of Pledged Share Issuer	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Issued	Number of Shares Outstanding	Number of Shares Owned by Guarantor	% of Outstanding Shares Pledged	Certificate Number

B-1

Exhibit D

Final Form

UNCONDITIONAL SECURED GUARANTY AND PLEDGE AGREEMENT

This UNCONDITIONAL SECURED GUARANTY AND PLEDGE AGREEMENT (this “Agreement”) is entered into as of             , 2014, by MANDALAY DIGITAL GROUP, INC., a Delaware corporation (“Guarantor”), in favor of NORTH ATLANTIC SBIC IV, L.P., a Delaware limited partnership (“Purchaser”).

For and in consideration of all extensions of credit, loans and other financial accommodations provided by Purchaser to Appia, Inc. (“Borrower”), which loans were and/or will be made pursuant to a Securities Purchase Agreement among Borrower, Guarantor and Purchaser, dated of even date herewith, as amended from time to time, and any and all duly made modifications, extensions or renewals thereof (the “Purchase Agreement”), Guarantor hereby unconditionally and irrevocably guarantees the prompt and complete payment of all Obligations and Borrower’s performance of the Purchase Agreement and the other Financing Documents according to their terms. Capitalized terms used but not otherwise defined herein shall have the meanings given them under the Purchase Agreement. This is the “Mandalay Guaranty” contemplated by the Purchase Agreement and is subject to the provisions of a certain Amended and Restated Subordination Agreement, dated of even date herewith, between Silicon Valley Bank (“SVB”) and Purchaser.

SECTION 1 – GUARANTEE

1.1 If Borrower does not pay or perform when due any Obligations, Guarantor shall upon demand by Purchaser immediately pay to Purchaser or perform such Obligations (“Guarantor Obligations”).

1.2 The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions. Guarantor waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Guarantor’s liability under this Agreement is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Financing Documents.

1.3 Purchaser’s right to (a) renew, extend or otherwise change the terms of the Financing Documents or any part thereof, (b) take security for the payment due under this Agreement or the other Financing Documents, (c) exchange, enforce, waive or release any such security, and (d) apply any security and direct its sale as Purchaser, in its discretion, chooses, shall not affect the Guarantor’s obligations or liability hereunder.

1.4 Guarantor waives any right to require Purchaser to (a) proceed against Borrower or any other Person; (b) proceed against or exhaust any security held from Borrower or any other Person; or (c) pursue any other remedy in Purchaser’s power whatsoever. Purchaser may, at its election, exercise, decline or fail to exercise, any right or remedy it may have against Borrower or any security held by Purchaser, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or by reason of the cessation from any cause whatsoever of the liability of Borrower or any other guarantor. Guarantor waives any setoff, defense or counterclaim that Borrower or Guarantor may have against Purchaser, other than payment in full of the Obligations (other than inchoate indemnity obligations). Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all of the Obligations (other than contingent indemnity obligations for which no claim has been asserted) have been paid in full, (1) Guarantor shall have no right of subrogation or reimbursement for claims arising out of or in connection with this Agreement, (2) Guarantor shall have no right of contribution or other rights against Borrower in connection with the Obligations, (3) Guarantor waives any right to enforce any remedy that Purchaser now has or may hereafter have against Borrower, and (4) Guarantor waives all rights to participate in any security now or hereafter held by Purchaser. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Agreement and of the existence, creation or incurrence of new or additional Indebtedness. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any Indebtedness or nonperformance of any obligation of Borrower, warrants to Purchaser that it will keep so informed, and agrees that absent a request for particular information by Guarantor, Purchaser shall have no duty to advise Guarantor of information known to Purchaser regarding such condition or any such circumstances. Guarantor waives the benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

1.5 If Borrower becomes insolvent, is adjudicated bankrupt, or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code or reorganization or insolvency laws of any applicable jurisdiction, or if such a petition is filed against Borrower, and in any such proceeding some or all of any Indebtedness or obligations under the Purchase Agreement are terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for any reason, Guarantor agrees that Guarantor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred until payment in full of the Obligations (other than inchoate indemnity obligations). This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Purchaser upon the insolvency, bankruptcy or reorganization of a Borrower or any other guarantor or otherwise, as though such payment had not been made until payment in full of the Obligations (other than inchoate indemnity obligations).

1.6 Any Indebtedness of Borrower now or hereafter held by Guarantor is hereby subordinated to any Indebtedness of Borrower to Purchaser; and such Indebtedness of Borrower to Guarantor shall be collected, enforced and received by Guarantor as trustee for Purchaser and be paid over to Purchaser in the form received, with any necessary endorsements thereon, on account of the Indebtedness of Borrower to Purchaser but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Agreement.

2

SECTION 2 – GRANT OF SECURITY INTEREST

2.1 To secure the payment and performance of all of the Guarantor Obligations when due, Guarantor hereby grants Purchaser, a continuing security interest in, and pledges to Purchaser, the Collateral (as defined below), wherever located, whether now owned or existing or hereafter acquired or arising, and all proceeds and products thereof. Guarantor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a second priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted to have superior priority to Purchaser’s Lien under this Agreement). If Guarantor shall acquire a commercial tort claim in an amount greater than Fifty Thousand Dollars ($50,000), Guarantor shall promptly notify Purchaser in a writing signed by Guarantor of the general details thereof and grant to Purchaser in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Purchaser. “Collateral” means all of Guarantor’s right, title and interest in and to the following:

(a) All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b) all Guarantor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. For the purposes of this Agreement, “Guarantor’s Books” are all Guarantor’s books and records including ledgers, federal and state tax returns, records regarding Guarantor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

(c) Notwithstanding anything to the contrary in this Agreement, the Collateral does not include any of the following: (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Guarantor of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (ii) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (iii) any interest of Guarantor as a lessee or sublessee under a real property lease; (iv) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); or (v) any interest of Guarantor as a lessee under an Equipment lease if Guarantor is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Guarantor or Purchaser.

3

2.2 Guarantor hereby authorizes Purchaser to file financing statements, without notice to Guarantor, with all appropriate jurisdictions to perfect or protect Purchaser’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Purchaser’s discretion.

SECTION 3 – PLEDGE

3.1 As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all the Guarantor Obligations, Guarantor hereby pledges to Purchaser, and grants to Purchaser, a second priority security interest in all of the following (collectively, the “Pledged Collateral”):

(a) the shares of capital stock or other equity securities of the entities listed on Exhibit A attached hereto, now owned or hereafter acquired (whether in connection with any recapitalization, reclassification, or reorganization of the capital of such entities or any successors in interest thereto) by Guarantor, subject to the limitation set forth in Section 2.1(c)(i) (the “Pledged Shares”), together with all proceeds and substitutions thereof, all cash, stock and other monies and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing. On the date hereof, (i) the certificate or certificates representing the Pledged Shares will be delivered to SVB to be held for itself and as bailee for Purchaser, and (ii) an instrument of assignment duly executed in blank by Guarantor will be delivered to Purchaser. To the extent required by the terms and conditions governing the Pledged Shares, Guarantor shall cause the books of each entity whose Pledged Shares are part of the Pledged Collateral and any transfer agent to reflect the pledge of the Pledged Shares. Upon the occurrence and during the continuation of an Event of Default, Purchaser may effect the transfer of any securities included in the Pledged Collateral (including but not limited to the Pledged Shares) into the name of Purchaser and cause new certificates representing such securities to be issued in the name of Purchaser or its transferee;

(b) all voting trust certificates held by Guarantor evidencing the right to vote any Pledged Shares subject to any voting trust; and

(c) all additional shares and voting trust certificates of the entities listed on Exhibit A from time to time acquired by Guarantor in any manner, subject to the limitation set forth in Section 2.1(c)(i) (which additional shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares.

3.2 Guarantor agrees to pay prior to delinquency all taxes, charges, Liens and assessments, in each case imposed by any Governmental Authority, against the Pledged Collateral, except those with respect to which the amount or validity is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Guarantor, and upon the failure of Guarantor to do so, contemporaneous with written notice thereof from Purchaser to Guarantor, Purchaser at its option may pay any of them.

4

3.3 In the event that during the term of this Agreement, any reclassification, readjustment, or other change is declared or made in the capital structure of the issuer of the Pledged Shares, all new, substituted and additional shares, options, or other securities, issued or issuable to Guarantor by reason of any such change or exercise shall be delivered to and held by SVB, if any Senior Debt to SVB is then outstanding, to hold for itself and as bailee for Purchaser, or, if no Senior Debt to SVB is then outstanding, to Purchaser under the terms of this Agreement in the same manner as the Pledged Collateral originally pledged hereunder.

3.4 Notwithstanding anything herein to the contrary, Guarantor may exercise any rights under the Pledged Shares to vote such Pledged Shares and receive dividends in respect of such Pledged Shares while no Event of Default has occurred and is continuing.

3.5 So long as no Event of Default has occurred and is continuing, Guarantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof and Guarantor shall be entitled to receive and to retain and use free and clear of the Lien created hereby any and all non-cash profits, non-cash dividends, or distributions in the form of capital stock, instruments or other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; provided, however, that any and all non-cash profits, non-cash dividends, or distributions in the form of capital stock, instruments or other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral, shall promptly be delivered to Purchaser to be held as Collateral and shall, if received by Guarantor, be received in trust for the benefit of Purchaser, be segregated from the other property of Guarantor, and promptly be delivered to Purchaser as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 4 – REPRESENTATIONS AND WARRANTIES

4.1 Guarantor hereby represents and warrants to Purchaser that:

(a) the execution, delivery and performance by Guarantor of this Agreement (i) does not contravene any material Requirement of Law or any material contractual restriction binding on or affecting Guarantor or by which Guarantor’s property may be affected; (ii) does not require any authorization or approval or other action by, or any notice to or filing with, any Governmental Authority or any other Person under any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, except such as have been obtained or made; and (iii) does not result in the imposition or creation of any Lien upon any property of Guarantor except the Lien provided to Purchaser pursuant to Section 2 hereof;

(b) Guarantor has the corporate, limited liability or limited partnership, as applicable, power to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement has been duly authorized by all requisite action;

(c) this Agreement is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally;

5

(d) there is no action, suit or proceeding affecting Guarantor pending or threatened before any court, arbitrator, or Governmental Authority, domestic or foreign, which may have a material adverse effect on the ability of Guarantor to perform its obligations under this Agreement;

(e) Guarantor’s obligations hereunder are not subject to any offset or defense against Purchaser or Borrower of any kind;

(f) in connection with this Agreement, Guarantor has delivered to Purchaser a completed certificate signed by Guarantor, entitled “Perfection Certificate,” and Guarantor represents and warrants to Purchaser that, except as Purchaser may be notified pursuant to the terms of this Agreement, (a) Guarantor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Guarantor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Guarantor’s organizational identification number or accurately states that Guarantor has none; (d) the Perfection Certificate accurately sets forth Guarantor’s place of business, or, if more than one, its chief executive office as well as Guarantor’s mailing address (if different than its chief executive office); (e) except as set forth on the Perfection Certificate, Guarantor (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Guarantor and each of its Subsidiaries is accurate and complete (it being understood and agreed that Guarantor may from time to time update certain information in the Perfection Certificate after the date hereof to the extent permitted by one or more specific provisions in this Agreement);

(g) the financial statements of Guarantor, copies of which have been and shall be furnished to Purchaser, fairly present in all material respects the financial position of Guarantor for the dates and periods purported to be covered thereby, and no Event of Default has occurred, is occurring, or would occur upon the effectiveness of this Agreement.

(h) after the incurrence of Guarantor’s obligations under this Agreement, the fair salable value of Guarantor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Guarantor is not left with unreasonably small capital after the transactions in this Agreement or the other Financing Documents; and Guarantor is able to pay its debts (including trade debts) as they mature;

(i) all representations and warranties contained in this Agreement are true at the time of Guarantor’s execution of this Agreement and, with respect to the representations and warranties contained in clauses (j) through (o) of this Section 4.1, shall be true upon the issuance and receipt by Guarantor of any additional Pledged Shares and/or Pledged Collateral after the date hereof;

6

(j) Guarantor is, at the time of delivery of the Pledged Shares to Purchaser hereunder, the sole holder of record and the sole beneficial owner of the Pledged Collateral, free and clear of any Lien thereon or affecting title thereto, except for the Lien created by this Agreement and Permitted Liens;

(k) none of the Pledged Shares have been transferred in violation of applicable federal or state securities, or similar laws, which such transfer may be subject to in the United States of America or any applicable jurisdiction;

(l) all of the Pledged Shares have been duly authorized, validly issued, fully paid and are non-assessable;

(m) to Guarantor’s knowledge, (i) there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Pledged Shares; and (ii) the Pledged Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Guarantor knows of no reasonable grounds for the institution of any such proceedings;

(n) no consent, approval, authorization or other order of any Person and no consent or authorization of any Governmental Authority is required to be made or obtained which has not yet been made or obtained by Guarantor either (i) for the pledge by Guarantor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by Guarantor; or (ii) for the exercise by Purchaser of the voting or other rights provided for in this Agreement or the remedies with respect to the Pledged Collateral pursuant to this Agreement, except, in the case of clause (i) and (ii), as (x) may be required in connection with such disposition by laws affecting the offer and sale of securities generally and (y) by the laws of the United States and any applicable foreign jurisdiction; and

(o) the pledge, grant of a security interest in, and delivery of the Pledged Collateral pursuant to this Agreement, will create a valid first priority Lien on and in the Pledged Collateral, and the proceeds thereof, securing the payment of the Guarantor Obligations.

SECTION 5 – COVENANTS

5.1 Guarantor covenants and agrees to the following:

(a) Deliver to Purchaser, (i) within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Guarantor posts such documents, or provides a link thereto, on Guarantor’s website on the Internet at Guarantor’s website address, (ii) a prompt report of any legal actions pending or threatened in writing against Guarantor or any of its Subsidiaries that could result in damages or costs to Guarantor or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more, and (iii) financial information reasonably requested by Purchaser;

7

(b) Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Guarantor and each of its Subsidiaries, except for deferred payment of any contested taxes, provided that Guarantor (i) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Purchaser in writing of the commencement of, and any material development in, the proceedings, (iii) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien,” and shall deliver to Purchaser, on reasonable demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms;

(c) Keep its business and the Collateral insured for risks and in amounts standard for companies in Guarantor’s industry and location. Insurance policies shall be in a form, with companies, and in amounts standard for companies in Guarantor’s industry and location. All property policies shall have a lender’s loss payable endorsement showing Purchaser as a lender loss payee and waive subrogation against Purchaser. All liability policies shall show, or have endorsements showing, Purchaser as an additional insured. All policies (or their respective endorsements) shall provide that the insurer shall give Purchaser at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Purchaser’s reasonable request, Guarantor shall deliver certified copies of policies and evidence of all premium payments. If an Event of Default exists, proceeds payable under any policy shall, at Purchaser’s option, be payable to Purchaser on account of the Guarantor Obligations unless SVB has prior rights thereto. After the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Purchaser, be payable to Purchaser on account of the Guarantor Obligations unless SVB has prior rights thereto. If Guarantor fails to obtain insurance as required under this Section 5.1(c) or to pay any amount or furnish any required proof of payment to third persons and Purchaser, Purchaser may make all or part of such payment or obtain such insurance policies required in this Section 5.1(c), and take any action under the policies Purchaser deems prudent;

(d) Provide Purchaser five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. For each Collateral Account that Guarantor at any time maintains in the United States, Guarantor shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Purchaser’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Purchaser unless this Agreement and Purchaser’s Liens hereunder are terminated. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Guarantor’s employees and identified to Purchaser by Guarantor as such, or (ii) other Collateral Accounts holding balances not in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate at any time;

8

(e) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; (ii) promptly advise Purchaser in writing of material infringements of its Intellectual Property material to its business; (iii) not allow any Intellectual Property material to Guarantor’s business to be abandoned, forfeited or dedicated to the public without Purchaser’s written consent, and (iv) provide written notice to Purchaser (which may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Guarantor posts such documents, or provides a link thereto, on Guarantor’s website on the Internet at Guarantor’s website address) within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Guarantor shall take such commercially reasonable steps as Purchaser requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) any Restricted License to be deemed “Collateral” and for Purchaser to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (B) Purchaser to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Purchaser’s rights and remedies under this Agreement and the other Financing Documents;

(f) Allow Purchaser, or its agents, at reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Guarantor’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Guarantor’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall be equal to SVB’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Guarantor and Purchaser schedule an audit more than ten (10) days in advance, and Guarantor cancels or seeks to reschedule the audit with less than ten (10) days written notice to Purchaser, then (without limiting any of Purchaser’s rights or remedies), Guarantor shall pay Purchaser a fee of $1,000 plus any out-of-pocket expenses incurred by Purchaser to compensate Purchaser for the anticipated costs and expenses of the cancellation or rescheduling;

(g) Guarantor shall, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Purchaser to effect the purposes of this Agreement;

(h) Guarantor shall make any payments and do any act reasonably necessary or convenient to protect the Collateral and the value of Purchaser’s interest therein. If Guarantor fails to pay any amount or furnish any required proof of payment to third Persons as required hereunder, Purchaser may make all or part of the payment or obtain insurance policies, and take any action under the policies as Purchaser deems prudent. Any amounts paid by Purchaser are immediately due from and payable by Guarantor, bearing interest at the Default Rate and secured by the Collateral. No payments by Purchaser are an agreement to make similar payments in the future or Purchaser’s waiver of any Event of Default; and

(i) (i) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each

9

jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Guarantor’s business or operations; (ii) comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Guarantor’s business; (iii) obtain all of the Governmental Approvals necessary for the performance by Guarantor of its obligations under the Financing Documents to which it is a party and the grant of a security interest to Purchaser in all of its property; and (iv) promptly provide copies of any such obtained Governmental Approvals to Purchaser.

5.2 Guarantor shall not do any of the following without Purchaser’s prior written consent:

(a) Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment or Equipment that is no longer useful for Guarantor’s business; (c) in connection with Permitted Liens and Investments that are not otherwise prohibited under this Agreement or the other Financing Documents; (d) of non-exclusive licenses for the use of the property of Guarantor or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (e) consisting of Guarantor’s use or transfer of money or Cash Equivalents in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Financing Documents;

(b) (i) Liquidate or dissolve; (ii) permit or suffer a Change in Control, or (iii) permit Borrower to cease being a wholly-owned Subsidiary of Guarantor;

(c) Guarantor shall not, without at least thirty (30) days prior written notice to Purchaser: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Guarantor’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Guarantor intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee, and Purchaser and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Guarantor intends to deliver the Collateral, then Guarantor will first receive the written consent of Purchaser, and use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Purchaser in its reasonable discretion;

(d) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person. A Subsidiary may merge or consolidate into another Subsidiary or into Guarantor;

10

(e) Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness;

(f) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Purchaser or in connection with Permitted Liens) with any Person which directly or indirectly prohibits or has the effect of prohibiting Guarantor from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Guarantor’s Intellectual Property, except, in each case, as is otherwise permitted in Section 5.2(a) hereof and the definition of “Permitted Liens” herein;

(g) Maintain any Collateral Account except pursuant to the terms of Section 5.1(d) hereof;

(h) Pay (other than in the form of Guarantor’s capital stock) any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided, however, that Guarantor may repurchase capital stock from former directors, officers, employees or consultants at the original purchase price thereof, but not to exceed in the aggregate of Five Hundred Thousand Dollars ($500,000) per fiscal year, as permitted by Guarantor’s equity incentive plans, restricted stock purchase agreements, stock option agreements, stock grant agreements or similar agreements, so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase;

(i) (i) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (ii) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Guarantor Obligations owed to Purchaser, except as may be permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject; and

(j) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any credit extended pursuant to the Purchase Agreement for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Guarantor’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Guarantor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

11

(k) Form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the date hereof, unless Guarantor (a) causes any such new Domestic Subsidiary to provide to Purchaser a joinder to this Agreement, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Purchaser (including being sufficient to grant Purchaser a second priority Lien (subject only to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (b) provides to Purchaser appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in any such new Subsidiary (except to the extent shares of any such new Foreign Subsidiary are excluded from the Collateral pursuant to Section 2.1(c)(i)), in form and substance reasonably satisfactory to Purchaser, and (c) provides to Purchaser all other documentation in form and substance reasonably satisfactory to Purchaser which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.2(k) shall be a Financing Document.

(l) After the repayment in full of all Senior Debt owed to SBV, Guarantor shall promptly provide written notice thereof to Purchaser.

5.3 So long as Purchaser has any commitment to extend credit to Borrower or Borrower has any Obligations (other than contingent indemnity obligations for which no claim has been asserted), Guarantor agrees that Guarantor:

(a) will not (i) except as otherwise permitted by the Financing Documents, sell, transfer or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral (or any part thereof or interest therein) except with the prior written consent of Purchaser, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Liens. If any Pledged Collateral, or any part thereof, is sold, transferred or otherwise disposed of in violation of this Section 5.3, the security interest of Purchaser shall continue in the Pledged Collateral, to the extent permitted under applicable law, notwithstanding such sale, transfer or other disposition, and Guarantor will deliver any proceeds thereof to Purchaser to be held as Pledged Collateral hereunder;

(b) shall, at Guarantor’s own expense, promptly execute, acknowledge, and deliver all such instruments and take all such actions as Purchaser from time to time may reasonably request to ensure to Purchaser the benefits of the Lien in and to the Pledged Collateral intended to be created by this Agreement;

(c) shall maintain, preserve and, at Purchaser’s request, use commercially reasonable efforts to defend the title to the Pledged Collateral and the Lien of Purchaser thereon against the claim of any other Person; and

(d) upon obtaining any shares of capital stock or other equity securities that should be pledged pursuant to Section 3.1 of this Agreement, shall promptly deliver to Purchaser a duly executed Pledge Supplement in substantially the form of Exhibit B attached

12

hereto (a “Pledge Supplement”) identifying such additional shares of capital stock or other equity securities. Guarantor hereby authorizes Purchaser to attach each Pledge Supplement to this Agreement and agrees that all shares of capital stock or other equity securities listed thereon shall for all purposes hereunder constitute Pledged Collateral.

SECTION 6 – EVENTS OF DEFAULT

6.1 Upon the occurrence and during the continuation of an Event of Default, Purchaser shall have all of the rights of a secured party under the Code with respect to the Collateral. Guarantor’s obligations hereunder are not limited to the Collateral or any exercise by Purchaser of rights and remedies against the same, and Purchaser may pursue any other available rights and remedies against Guarantor, whether hereunder, at law or otherwise, without resort to the Collateral if Purchaser deems it in its best interests to do so.

6.2 During the existence and continuation of an Event of Default,

(a) Purchaser may, to the extent permitted by applicable law, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of Purchaser in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as Purchaser may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any broker’s board or securities exchange, either for cash or upon credit or for future delivery; provided, however, that if such disposition is at private sale, then the purchase price of the Pledged Collateral shall be equal to the public market price then in effect, or, if at the time of sale no public market for the Pledged Collateral exists, then, in recognition of the fact that the sale of the Pledged Collateral would have to be registered under the Securities Act of 1933, as amended (the “Act”), and that the expenses of such registration are commercially unreasonable for the type and amount of collateral pledged hereunder, Purchaser and Guarantor hereby agree that such private sale shall be at a purchase price mutually agreed to by Purchaser and Guarantor or, if the parties cannot agree upon a purchase price, then at a purchase price established by Purchaser in the exercise of its reasonable discretion. Purchaser shall be under no obligation to delay the sale of any of the Pledged Shares for the period of time necessary to permit Guarantor to register such securities for public sale under the Act, or under applicable state securities laws, even if Guarantor would agree to do so. Purchaser may be the purchaser of any or all Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Guarantor or right of redemption. To the extent permitted by applicable law, demands of performance, notices of sale, advertisements and presence of property at sale are hereby waived. Any sale hereunder may be conducted by any officer or agent of Purchaser; and

(b) Purchaser shall have all of the rights of a secured party under the Code with respect to the Pledged Collateral. Guarantor’s obligations hereunder are not limited to the Pledged Collateral or any exercise by Purchaser of rights and remedies against the same, and Purchaser may pursue any other available rights and remedies against any Guarantor, whether hereunder, at law or otherwise, without resort to the Pledged Collateral if Purchaser deems it in its best interests to do so.

13

6.3 During the existence of an Event of Default, the proceeds of the sale of any of the Pledged Collateral and all sums received or collected by Purchaser from or on account of such Pledged Collateral under Section 6.3 shall be applied by Purchaser to the payment of expenses incurred or paid by Purchaser in connection with any sale, transfer or delivery of the Pledged Collateral, to the payment of any other costs, charges, attorneys’ fees or expenses mentioned herein, and to the payment of the Obligations or any part hereof, all in such order and manner as Purchaser in its discretion may determine.

6.4 Upon the transfer by Purchaser of all or any part of the Obligations pursuant to the terms of the Purchase Agreement, Purchaser may transfer all or any part of the Pledged Collateral to the transferee of the Obligations and shall be fully discharged thereafter from all liability and responsibility with respect to such Pledged Collateral so transferred, and the transferee shall be vested with all the rights and powers of Purchaser hereunder with respect to such Pledged Collateral so transferred; but with respect to any Pledged Collateral not so transferred, Purchaser shall retain all rights and powers hereby given.

SECTION 7 – DEFINITIONS

7.1 “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Guarantor, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Guarantor, representing fifty percent (50%) or more of the combined voting power of Guarantor’s then outstanding securities; or (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Guarantor (together with any new directors whose election by the Board of Directors of Guarantor was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

7.2 “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

7.3 “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

7.4 “Control Agreement” is any control agreement entered into among the depository institution at which Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Guarantor maintains a Securities Account or a Commodity Account, Guarantor, and Purchaser pursuant to which Purchaser obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

7.5 “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

14

7.6 “Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

7.7 “Intellectual Property” means all of Guarantor’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Guarantor;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

7.8 “Permitted Indebtedness” is:

(a) Guarantor’s Indebtedness to Purchaser under this Agreement and the other Financing Documents;

(b) Subordinated Debt;

(c) unsecured Indebtedness to trade creditors and corporate credit cards incurred in the ordinary course of business;

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Guarantor or its Subsidiary, as the case may be;

(g) Indebtedness (including, without limitation, Contingent Indebtedness) to SVB not to exceed Five Million Dollars ($5,000,000) plus accrued interest and fees; and

15

(h) Indebtedness of Foreign Subsidiaries of Guarantor so long as Guarantor is not an obligor or credit party with respect to any such Indebtedness and no recourse to Guarantor or any of its property may be had by the creditors with respect to such Indebtedness.

7.9 “Permitted Liens” are:

(a) Liens arising under this Agreement or the other Financing Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Guarantor maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Guarantor incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000) in the aggregate amount outstanding at any time, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and Equipment and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Guarantor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Guarantor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Purchaser a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

16

(i) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(k) Liens in favor of other financial institutions arising in connection with Guarantor’s deposit and/or securities accounts held at such institutions, provided that Purchaser has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(l) Liens in favor of SVB in connection with Indebtedness permitted under clause (g) of the definition of “Permitted Indebtedness” hereunder.

7.10 “Restricted License” is any material license or other agreement with respect to which Guarantor is the licensee (a) that prohibits or otherwise restricts Guarantor from granting a security interest in Guarantor’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Purchaser’s right to sell any Collateral.

7.11 “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

7.12 “Subordinated Debt” is indebtedness incurred by Guarantor subordinated to all of Guarantor’s now or hereafter indebtedness to Purchaser (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Purchaser entered into between Purchaser and the other creditor), on terms acceptable to Purchaser.

SECTION 8 – MISCELLANEOUS

8.1 Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses which may be incurred by Purchaser in the enforcement of this Agreement. No terms or provisions of this Agreement may be changed, waived, revoked or amended without Purchaser’s prior written consent. Should any provision of this Agreement be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This Agreement embodies the entire agreement between the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parole or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. Purchaser may assign this Agreement without in any way affecting Guarantor’s liability under it. This Agreement shall inure to the benefit of Purchaser, Guarantor and their respective successors and assigns. This Agreement is in addition to the guaranties of any other guarantors of the Obligations. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Purchaser shall not assign its interest in this Agreement to any Person who in the reasonable estimation of Purchaser is (a) a direct competitor of Guarantor, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) a vulture fund or distressed debt fund.

17

8.2 New York law governs this Agreement without regard to principles of conflicts of law. Guarantor and Purchaser each submit to the exclusive jurisdiction of the State and Federal courts in Delaware, provided, however, that if for any reason Purchaser cannot avail itself of such courts in the State of Delaware, Guarantor accepts jurisdiction of the courts and venue in Maine; provided, further, that nothing in this Agreement shall be deemed to operate to preclude Purchaser from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Purchaser. Guarantor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Guarantor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Guarantor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Guarantor at the address set forth on the signature page hereto and that service so made shall be deemed completed upon the earlier to occur of Guarantor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR AND PURCHASER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

8.3 This Agreement may be executed in counterpart signature pages, all of which taken together shall be deemed to be one original of this instrument. Delivery of an executed counterpart to this Agreement by facsimile or electronic mail shall be effective as a manually executed counterpart to this Agreement.

8.4 All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations and/or Guarantor Obligations have been satisfied. So long as Borrower and Guarantor have satisfied the Obligations and Guarantor Obligations, respectively (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, this Agreement shall be deemed terminated, subject to Section 1.5. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

[Signature begins on next page.]

18

Exhibit D

Final Form

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Unconditional Secured Guaranty and Pledge Agreement as of this      day of November, 2014.

Guarantor:

MANDALAY DIGITAL GROUP, INC., a Delaware corporation

By:

Name:

Title:

Address:

Acknowledged and Accepted by:

Purchaser:

NORTH ATLANTIC SBIC IV, L.P.,
A Delaware limited partnership

By:

Name:

Title:

Address: [ ]

Exhibit D

Final Form

EXHIBIT A – PLEDGED SHARES

Name of Pledged Share Issuer	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	Number of Shares Owned by Guarantor	% of Shares Owned by Guarantor	% of Outstanding Shares Pledged	Certificate Number
Appia, Inc.

A-1

EXHIBIT B – FORM OF PLEDGE SUPPLEMENT

PLEDGE SUPPLEMENT

This Pledge Supplement, dated as of                     , 20    , is delivered pursuant to Section 5.3(d) of the Guaranty and Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Supplement may be attached to the Unconditional Secured Guaranty and Pledge Agreement, dated as of                     , 2014 (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Guaranty and Pledge Agreement”; the terms defined therein and not otherwise defined herein being used as therein defined), made by the undersigned, as Guarantor, in favor of North Atlantic SBIC IV, L.P., as Purchaser.

The shares of capital stock or other equity securities listed on this Pledge Supplement shall be and become part of the Pledged Collateral pledged by the undersigned and referred to in the Guaranty and Pledge Agreement and shall secure all the Guarantor Obligations.

The undersigned hereby certifies that the representation and warranties set forth in Section 4.1 of the Guaranty and Pledge Agreement are true and correct in all material respects with respect to the Pledged Shares listed below on and as of the date hereof.

MANDALAY DIGITAL GROUP, INC.,
a Delaware corporation

By:

Name:

Title:

Name of Pledged Share Issuer	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Issued	Number of Shares Outstanding	Number of Shares Owned by Guarantor	% of Outstanding Shares Pledged	Certificate Number

Exhibit E

Final Form

SECURITIES PURCHASE AGREEMENT1

THIS SECURITIES PURCHASE AGREEMENT is made as of [            ], 201[    ], by and among (i) Appia, Inc., a Delaware corporation (“Appia”), (ii) Mandalay Digital Group, Inc., a Delaware corporation (“Mandalay” and together with Appia, the “Companies” with each, a “Company”), and (iii) North Atlantic SBIC IV, L.P., a Delaware limited partnership (the “Purchaser” and collectively with the Companies, the “Parties” with each, a “Party”).

WHEREAS, on April 4, 2013, Appia and the Purchaser entered into a certain Purchase Agreement, pursuant to which, among other things, Appia issued to the Purchaser a Subordinated Debenture in the amount of $5,000,000 (the “First Debenture”);

WHEREAS, on October 31, 2013, Appia and the Purchaser entered into another Purchase Agreement, pursuant to which, among other things, Appia issued to the Purchaser another Subordinated Debenture in the amount of $3,000,000 (the “Second Debenture”);

WHEREAS, on or about November [13], 2014, a certain Agreement and Plan of Merger was entered into among Appia, Mandalay and the other parties thereto (the “Merger Agreement”), pursuant to which, among other things, Mandalay is directly or indirectly acquiring substantially all of the voting control of Appia (the “Acquisition”); and

WHEREAS, in connection and simultaneously with consummation of the Acquisition, the Parties are entering into this Agreement in order to, among other things, provide for the contribution and exchange of the First Debenture and the Second Debenture for a Subordinated Secured Debenture newly issued by Appia to the Purchaser and guaranteed by Mandalay.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS.

All capitalized terms not defined herein but defined in Appendix A attached hereto shall have the meanings given to such terms in Appendix A. All terms defined in this Agreement shall also have such defined meanings when used in the other Financing Documents or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise specified herein or therein.

All references in this Agreement to Sections, Subsections, Exhibits, Schedules and Appendices refer to the Sections, Subsections, Exhibits, Schedules and Appendices of this Agreement unless otherwise indicated. All Exhibits, Schedules and Appendices attached to this Agreement are incorporated herein and made a part hereof.

SECTION 2. THE NEW DEBENTURE.

2.1 Sale and Purchase. Subject to the terms and conditions hereof, and in exchange for the First Debenture and the Second Debenture, Appia shall sell, issue and deliver to the Purchaser, and the Purchaser shall receive from Appia, a Subordinated Secured Debenture (the “New Debenture”) in the aggregate principal amount of Eight Million and 00/100 Dollars ($8,000,000.00) (the “Commitment”). The New Debenture shall be substantially in the form of Exhibit A attached hereto, shall be duly executed

[1]	Note to draft: Table of contents to be added.

-1

Exhibit E

Final Form

by Appia, shall be dated as of the date of the consummation of the Acquisition pursuant to the Merger Agreement (the “Closing Date”), and shall be made payable to the order of the Purchaser in the amount of the Commitment. Contemporaneously with the issuance of the New Debenture, Appia shall pay in full all amounts of accrued but theretofore unpaid interest then outstanding on the First Debenture and the Second Debenture and all applicable prepayment premiums in respect of the First Debenture and the Second Debenture. The closing of the contribution and exchange of the First Debenture and the Second Debenture and the issuance of the New Debenture, the Common Shares, and the Warrant under this Agreement shall take place remotely via the mutual exchange of documents and signatures if and when all conditions precedent set forth herein have been satisfied or waived and simultaneously with the closing of the Acquisition pursuant to the Merger Agreement on the Closing Date, or at such other time and place as the Parties may mutually agree (the “Closing”).

2.2 Subordination. Appia hereby represents that Appia and its Subsidiaries, if any exist, currently owe the Indebtedness set forth on Schedule 2.2 (which does not and shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) of Senior Debt, and does not and shall not exceed One Million and 00/100 Dollars ($1,000,000.00) in Purchase Money Indebtedness) (“Existing Senior Debt”) which is secured by the assets set forth on Schedule 2.2. As of the Closing, Appia and its Subsidiaries, if any exist, shall have no Senior Debt other than the Existing Senior Debt set forth on Schedule 2.2 (which does not and shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) of Senior Debt, and does not and shall not exceed One Million and 00/100 Dollars ($1,000,000.00) in Purchase Money Indebtedness). At such time as the Senior Debt is less than Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate, if Appia desires to incur Senior Debt not set forth on Schedule 2.2 (“New Senior Debt”), the Purchaser shall agree to subordinate the payment of the principal of and interest on the New Debenture in a commercially reasonable manner, substantially pursuant to the terms of a subordination agreement described in the following sentence, to the payment of such New Senior Debt incurred by Appia in an amount which, together with all existing Senior Debt, shall not exceed Five Million and 00/100 Dollars ($5,000,000.00). The Purchaser agrees, upon request of any future holder of such New Senior Debt or Replacement Senior Debt, to enter into a commercially reasonable subordination agreement for the benefit of such future holder of such New Senior Debt or Replacement Senior Debt; provided, however, that such subordination agreement shall be on terms which are commercially reasonable and reasonably satisfactory to the Purchaser, as determined by the Purchaser in its good faith discretion, and shall, among other provisions, permit payment of principal and interest under the New Debenture according to its terms unless the Existing, New, or Replacement Senior Debt (as applicable) is in default under the terms thereof.

2.3 Use of Proceeds. The New Debenture shall be issued in exchange for the First Debenture and the Second Debenture.

2.4 Interest Rate. Subject to the provisions of Section 2.5, the unpaid principal balance outstanding under the New Debenture, from time to time during the first twelve (12) months following the Closing Date, shall accrue interest at the rate of Ten and 00/100 Percent (10.00%) per annum. Subject to the provisions of Section 2.5, the unpaid principal balance outstanding under the New Debenture, from time to time after the first twelve (12) months following the Closing Date, shall accrue interest at the rate of Fourteen and 00/100 Percent (14.00%) per annum. Interest per annum shall be calculated on the basis of actual number of days elapsed and an assumed 365-day year. Therefore, each dollar of principal outstanding hereunder for all or any part of a day shall accrue interest equal to 1/365th of the per annum interest accruing hereunder on each such dollar. Interest shall accrue on each day or part thereof that any principal is outstanding, including Sundays, legal holidays, and other non-business days.

-2

Exhibit E

Final Form

2.5 Default Rate.

(a) Notwithstanding the provisions of Section 2.4 to the contrary, upon the occurrence of an Event of Default or if Appia shall fail to pay any interest on the New Debenture within fifteen (15) days after any such interest becomes due in accordance with the terms of this Agreement and the other Financing Documents (an “Interest Default”), the unpaid principal balance outstanding under the New Debenture and any accrued but unpaid interest thereon shall bear interest at a rate per annum (hereinafter referred to as the “Default Rate”) equal to Sixteen and 00/100 Percent (16.00%), in each case from the date of the occurrence of the Event of Default or Interest Default until such Event of Default or Interest Default is waived or cured.

(b) Notwithstanding any provision contained in this Agreement or any other Financing Document to the contrary, in no event shall the amount paid or agreed to be paid by a Company (or any other Person) as interest or as a premium on the New Debenture or any other Obligations exceed the highest lawful rate permissible under any law applicable thereto.

2.6 Repayment of the New Debenture. Appia hereby agrees to pay interest on the unpaid principal amount of the New Debenture, in arrears, on a monthly basis, commencing on the first day of the month immediately following the Closing Date and continuing on the first day of each consecutive month thereafter until the Maturity Date; provided, however, that any such interest accruing at the Default Rate shall be due and payable on demand. On the Maturity Date (or such earlier date on which the New Debenture become due and payable pursuant to Section 9.1), the entire remaining outstanding balance of the New Debenture (including, without limitation, all unpaid principal, all accrued but unpaid interest, and all unpaid fees, charges, costs and expenses) shall be immediately due and payable in full. Any amounts due on a day that is not a Business Day shall be due and payable on the next Business Day.

2.7 Method of Payment.

(a) Payments to be made by Appia in respect of the New Debenture on account of regularly scheduled monthly interest payments shall be made without set off or counterclaim and shall be made prior to 3:00 p.m., Boston, Massachusetts time, on the due date thereof to the Purchaser by electronic transfer to an account designated by the Purchaser (the “Payment Account”), or such other place or account as the Purchaser may specify in writing from time to time, in Dollars and in immediately available funds. Payments received by the Purchaser after such time shall be deemed to have been received on the next Business Day.

(b) Unless otherwise agreed to by the Parties in writing, all other payments (including prepayments) to be made by Appia in respect of the New Debenture, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 3:00 p.m., Boston, Massachusetts time, on the due date thereof to the Purchaser, by electronic transfer to the Payment Account (or such other place or account as the Purchaser may specify in writing from time to time), in Dollars and in immediately available funds. Payments received by the Purchaser after such time shall be deemed to have been received on the next Business Day.

2.8 Prepayments.

(a) Optional Prepayment. Appia may at any time and from time to time prepay the New Debenture, in whole or in part. Appia shall give written notice to the Purchaser prior to 3:00 p.m., Boston, Massachusetts time, at least one (1) Business Day prior to such prepayment, specifying the date and respective amounts of prepayment.

-3

Exhibit E

Final Form

(b) Mandatory Prepayments. Appia shall be obligated to, and shall, prepay the New Debenture in full immediately prior to the consummation of any Liquidity Event.

(c) Application of Prepayments. All amounts received for the prepayment of the New Debenture shall be applied to the Obligations as follows: first, to any unpaid fees, charges, costs and expenses then due and payable under this Agreement or any of the other Financing Documents to the Purchaser; second, to any accrued and unpaid interest then due and owing under the New Debenture to the Purchaser; and then third, to the unpaid principal balance under the New Debenture to the Purchaser. Any amounts prepaid on account of the New Debenture may not be reborrowed.

2.9 Purchase Price Allocation. The Parties, having adverse interests as a result of arm’s length bargaining, agree that the Common Shares and the Warrant are part of an investment unit within the meaning of Section 1273(c)(2) of the Code, which includes the New Debenture. Within ninety (90) days following the Closing Date, the Companies shall together prepare and deliver to the Purchaser an allocation of the issue price of the investment among the Closing Securities, calculated in accordance with GAAP, which will also state the original issue discount, if any, on the New Debenture, and which will be mutually agreed upon by the Parties. The Parties agree to prepare their federal income tax returns in a manner consistent with the foregoing and, pursuant to Treas. Reg. § 1.1273-1; provided, however, if the Parties do not reach such an agreement with respect to the allocation, the Parties shall then refer the matter to an independent national or regionally recognized accounting firm reasonably acceptable to the Purchaser for resolution within forty-five (45) days following the Closing Date, and the Parties shall file their respective tax returns in a manner consistent with such resolution. Such accounting firm’s fees shall be borne equally among the Parties.

2.10 Board Observer. If any interest, principal or other amount due pursuant to the New Debenture remains outstanding on the date which is twelve (12) months from the date hereof, then, for so long as any amount remains outstanding pursuant to the New Debenture, the Purchaser shall be entitled to designate one (1) individual (the “NAC Observer”) who shall have the right to attend, in a non-voting observer capacity, all meetings (whether in person, by conference telephone, or otherwise) of the Mandalay Board (including any subcommittees thereof) and to participate in discussions of matters brought to the members of the Mandalay Board for vote or discussion. The NAC Observer shall receive advance notice in substantially the same form and by substantially the same means as the members of the Mandalay Board of any such meetings. In this respect, Mandalay shall give the NAC Observer copies of all notices (in substantially the same form and by substantially the same means as such notices are provided to the members of the Mandalay Board) as well as other materials that it provides to the members of the Mandalay Board for meetings. The NAC Observer shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred by him or her in connection with attendance at meetings of the Mandalay Board. Notwithstanding the foregoing, (i) the obligations of Mandalay pursuant to this Section 2.10 shall be subject to the NAC Observer agreeing in writing to a customary confidentiality agreement with respect to information so provided, and (ii) Mandalay and the Mandalay Board may withhold any information from and exclude the NAC Observer from any meeting or portion thereof to the extent access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Mandalay and its counsel or result in disclosure of Mandalay’s trade secrets or if such information or meeting involves a material conflict of interest with the Purchaser or the NAC Observer.

SECTION 3. COMMON SHARES AND WARRANT.

3.1 Common Shares Issued on the Closing Date. Subject to the terms and conditions hereof, Mandalay shall issue and deliver to the Purchaser on the Closing Date, and the Purchaser shall receive from Mandalay, Two Hundred Thousand (200,000) authorized and theretofore unissued shares (the “Common Shares”) of Mandalay Common Stock.

-4

Exhibit E

Final Form

3.2 Warrant Issued on the Closing Date. Subject to the terms and conditions hereof, Mandalay shall issue and deliver to the Purchaser on the Closing Date, and the Purchaser shall receive from Mandalay, a Common Stock Purchase Warrant to purchase Four Hundred Thousand (400,000) authorized and theretofore unissued shares of Mandalay Common Stock at an exercise price of $0.001 per share in substantially the form attached hereto as Exhibit B (the “Warrant”). The Warrant shall be shall be duly executed by Mandalay, shall be dated as of the Closing Date, and shall be exercisable in whole or in part at any time and from time to time during the period commencing on the date such warrant vests and ending on the tenth (10th) anniversary of the Closing Date, unless such exercise period is shortened pursuant to the terms of the Warrant. So long as the Purchaser holds the Warrant or any Warrant Shares, Mandalay shall not amend or restate the Warrant without the prior written consent of the Purchaser.

3.3 Registration. Following the Closing, Mandalay shall be obligated to register the Common Shares and the Warrant Shares as set forth on Appendix B attached hereto.

SECTION 4. PURCHASER CLOSING CONDITIONS. In addition to all other conditions set forth in this Agreement, the Purchaser shall not be obligated to consummate the transactions anticipated to occur at Closing unless and until all of the following provisions have been satisfied (or waived by the Purchaser) as of the Closing Date:

4.1 Financing Documents, Warrant, Etc. The Purchaser shall have received the following Financing Documents, each as duly executed by the parties thereto, with their signatures properly witnessed and notarized thereon where indicated: (i) this Agreement; (ii) the New Debenture; (iii) the Appia Security Agreement; and (iv) the Mandalay Guaranty. The Purchaser shall also have received the Warrant duly executed and witnessed by Mandalay. The Purchaser shall also have received all disclosure schedules contemplated pursuant to this Agreement and the other Financing Documents, which shall be true, accurate and complete in all material respects.

4.2 Actions to Perfect Liens. The Purchaser shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings and registrations, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Purchaser, reasonably desirable to perfect the Liens created by the Security Documents shall have been completed (or, to the extent that any such filings, recordings, registrations and other actions shall not have been completed, arrangements satisfactory to the Purchaser for the completion thereof shall have been made).

4.3 Lien Searches. The Purchaser shall have received the results of a recent search by a Person reasonably satisfactory to the Purchaser, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of Appia and Mandalay and any Subsidiary of Appia and Mandalay. The results of such search shall be reasonably satisfactory to the Purchaser.

4.4 UCC-3 Termination Statements. The Purchaser shall have received UCC-3 termination statements and any other instrument necessary to terminate or discharge the Liens granted by Appia and Mandalay and any Subsidiary of Appia and Mandalay to any Person (other than Permitted Liens) (or, to the extent that any such UCC-3 termination statements or any other instrument shall not have been obtained and filed, arrangements satisfactory to the Purchaser for the obtaining and filing thereof shall have been made).

-5

Exhibit E

Final Form

4.5 Corporate Proceedings of the Companies.

(a) The Purchaser shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Purchaser, of the board of directors or governing body of Appia (the “Appia Board”) and, if applicable, any Subsidiary of Appia authorizing (i) the execution, delivery and performance by Appia (and all Subsidiaries of Appia) of this Agreement and the other Financing Documents to which it is a party, (ii) the issuance and sale by Appia of the New Debenture contemplated hereunder, and (iii) the granting by them of the Liens created pursuant to the Security Documents to which Appia (and any Subsidiary of Appia) is a party, all as certified by the Secretary or an Assistant Secretary of Appia as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Purchaser and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(b) The Purchaser shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Purchaser, of the board of directors or governing body of Mandalay (the “Mandalay Board”) and, if applicable, any Subsidiary of Mandalay authorizing (i) the execution, delivery and performance by Mandalay (and all Subsidiaries of Mandalay) of this Agreement and the other Financing Documents to which it is a party, and the Warrant, (ii) the issuance and sale by Mandalay of the Common Shares, the Warrant, and the Warrant Shares contemplated hereunder, and (iii) the granting of the Liens created pursuant to the Security Documents to which Mandalay (and any Subsidiary of Mandalay) is a party, all as certified by the Secretary or an Assistant Secretary of Mandalay as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Purchaser and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

4.6 Incumbency Certificates.

(a) The Purchaser shall have received a certificate of Appia (and all Subsidiaries, of Appia) dated as of the Closing Date, as to the incumbency and signature of the officers of Appia executing any Financing Document reasonably satisfactory in form and substance to the Purchaser, executed by the Chief Executive Officer, President or any Vice President and the Secretary or an Assistant Secretary of Appia.

(b) The Purchaser shall have received a certificate of Mandalay (and all Subsidiaries of Mandalay), dated as of the Closing Date, as to the incumbency and signature of the officers of Mandalay executing any Financing Document and the Warrant reasonably satisfactory in form and substance to the Purchaser, executed by the Chief Executive Officer, President or any Vice President and the Secretary or an Assistant Secretary of Mandalay.

4.7 Charter Documents. The Purchaser shall have received true and complete copies of the Certificate of Incorporation and Bylaws of each of Appia and Mandalay, as certified by the Secretary or an Assistant Secretary of such Company as of the Closing Date.

4.8 Legal Existence, Good Standing, Tax Good Standing, and Foreign Qualification Certificates. The Purchaser shall have received (as applicable) certificates of incorporation or legal existence, good standing, tax good standing, and foreign qualification or registration as a foreign company for both Companies and each of their Subsidiaries, each dated no earlier than ten (10) days prior to the Closing Date and issued by the appropriate Governmental Authorities.

4.9 Insurance. The Purchaser shall have received evidence in form and substance reasonably satisfactory to it that those Sections of the Security Documents requiring the maintenance of insurance shall have been satisfied.

-6

Exhibit E

Final Form

4.10 Legal Opinions. The Purchaser shall have received executed legal opinions of Goodwin Proctor LLP, outside counsel to Appia, and Latham & Watkins LLP, outside counsel to Mandalay, covering this Agreement, the other Financing Documents, and the Warrant in form and substance reasonably satisfactory to the Purchaser.

4.11 Fees and Expenses. The Purchaser shall have received payment of the Closing Expenses.

4.12 Representations and Warranties. Each of the representations and warranties made by Appia, Mandalay, and each of their Subsidiaries (if any) in or pursuant to the Financing Documents shall be true and correct in all material respects (except where such representations and warranties are qualified by materiality or other similar qualifier in which case they shall be true and correct in all respects as so qualified) on and as of the Closing Date as if made on and as of such respective dates, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all respects (except where such representations and warranties are qualified by materiality or other similar qualifier in which case they shall be true and correct as so qualified) as of such earlier date; provided, however, that any breach of the representations made or deemed made under Section 5.1 shall not, in and of itself, relieve the Purchaser of its obligation to consummate the Closing unless the Purchaser shall have the right not to consummate the Closing based upon another misrepresentation or other matter, notwithstanding, that the misrepresentation or other matter giving rise thereto may also constitute a breach of Section 5.1 and, provided, further, that nothing in the aforesaid proviso shall in any way constitute a waiver of an Event of Default or in any way limit the Purchaser’s rights and remedies under this Agreement, including, without limitation, the provisions of Section 11.7.

4.13 No Default. No Default or Event of Default under this Agreement (as if in effect) shall have occurred and be continuing on the Closing Date or after giving effect to the issuance and sale of the Closing Securities.

4.14 SBIC Matters. Appia shall have executed and delivered to the Purchaser a Size Status Declaration on SBA Form 480, an Assurance of Compliance on SBA Form 652, and an SBIC Side Letter in the form set forth on Exhibit C attached hereto, and shall have provided to the Purchaser information necessary for the preparation of a Portfolio Financing Report on SBA Form 1031.

4.15 Compliance Certificates. The Purchaser shall have received fully executed Compliance Certificates in the forms of Exhibit D-1 and Exhibit D-2 dated as of the Closing Date.

4.16 Waiver of Anti-Dilution and Other Provisions. The Purchaser shall have received evidence reasonably satisfactory to it of the waiver of any applicable anti-dilution, preemptive, participation and similar rights with respect to the transactions envisioned hereby.

4.17 Subordination Amendment. The Purchaser shall have received the Subordination Amendment duly executed by Silicon Valley Bank, with signature of a duly authorized officer of it properly witnessed where indicated thereon.

4.18 First Debenture; Second Debenture. The Purchaser shall have received from Appia payment in full for all amounts of accrued but theretofore unpaid interest then outstanding on the First Debenture and the Second Debenture and all applicable prepayment premiums in respect of the First Debenture and the Second Debenture.

-7

Exhibit E

Final Form

4.19 Merger Agreement. All documents to be delivered pursuant to the Merger Agreement shall be fully executed, and the Acquisition shall have consummated.

4.20 SVB Loan Agreement. The SVB Loan Agreement and all documents to be delivered pursuant thereto shall be fully executed, and the transactions contemplated thereby shall have consummated simultaneously with the Closing.

SECTION 4A. COMPANY CONDITIONS PRECEDENT. The effectiveness of this Agreement and the agreement of Appia and Mandalay to sell and issue the Closing Securities are subject to the satisfaction or waiver of the following conditions precedent as of the Closing Date:

4A.1 Financing Documents. The Companies shall have received the Financing Documents, each as duly executed by the parties thereto, with their signatures properly witnessed and notarized where indicated thereon.

4A.2 Subordination Amendment. Appia shall have received the Subordination Amendment, as duly executed by the Purchaser, with signature of a duly authorized officer of it properly witnessed where indicated thereon.

4A.3 Representations and Warranties. Each of the representations and warranties made by the Purchaser in or pursuant to the Financing Documents shall be true and correct in all material respects (except where such representations and warranties are qualified by materiality or other similar qualifier in which case they shall be true and correct in all respects as so qualified) on and as of the Closing Date as if made on and as of such date.

SECTION 5. REPRESENTATION AND WARRANTIES OF APPIA.

To induce the Purchaser to enter into this Agreement and to purchase the Closing Securities, Appia hereby makes the following representations and warranties to the Purchaser as of the Closing Date, as qualified in the Master Disclosure Schedule delivered by Appia to the Purchaser on the Closing Date, which shall be arranged by section numbers that correspond to the section numbers in this Agreement and the disclosures in any Section of the Disclosure Schedules shall provide information regarding, and shall qualify only, the corresponding numbered and lettered Section of this Section 5; provided, however, that any disclosure made in one Section which is referred to in one or more other Sections shall be deemed to qualify such other Sections as if such disclosure had been fully set forth in such other Section(s). No information in any Disclosure Schedule shall be deemed to qualify a statement contained in this Section 5 unless the Disclosure Schedule identifies the qualification with reasonable particularity so that it is readily apparent from a reading of such information that such information is applicable to another section of the Master Disclosure Schedule.

For purposes of these representations and warranties (other than those in Sections 5.2, 5.3, and 5.5), including, without limitation, for purposes of the terms defined in Appendix A hereto, the term “Company” shall include any Subsidiaries of such Company, unless otherwise noted herein.

5.1 SVB Loan Agreement Representations. Appia hereby makes to the Purchaser each and every representation and warranty it has made and is making in the SVB Loan Agreement, such representations and warranties being deemed restated and made here for the benefit of and reliance by the Purchaser as if made directly to the Purchaser.

5.2 Authorization. Appia has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by Appia of the

-8

Exhibit E

Final Form

Financing Documents and the consummation of the transactions contemplated hereby and thereby. Appia has taken all actions under its Certificate of Incorporation or its Bylaws as are necessary to provide the Purchaser with the rights hereby contemplated. The Financing Documents, when executed and delivered by Appia, shall constitute valid and legally binding obligations of Appia, enforceable against Appia in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3 Governmental Consents. Other than filings required to be made under applicable federal and state securities laws, neither the execution, delivery or performance of the Financing Documents by Appia nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including, without limitation, the issuance and delivery of the New Debenture) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Authority or any other Person.

5.4 Solvency. After giving effect to the transactions contemplated to occur on the Closing Date (including the Acquisition), Appia is Solvent.

5.5 Federal Regulations.

(a) SBIC Regulations.

(i) Appia acknowledges and understands that the Purchaser is an SBIC and that the SBIC Regulations prohibit certain uses of proceeds of loans or investments made by a SBIC.

(ii) No part of the proceeds of the New Debenture will be used in violation of the SBIC Regulations.

(iii) As of November 1, 2014, the Consolidated Tangible Net Worth for Appia was not in excess of Eighteen Million and 00/100 Dollars ($18,000,000.00). For each of Appia’s fiscal years ended December 31, 2012 and December 31, 2013, the average Consolidated Net Income after payment of federal taxes for each such fiscal year (excluding any carryover losses for each such fiscal year) for Appia was not in excess of Six Million and 00/100 Dollars ($6,000,000.00).

(b) Margin Regulations. No part of the proceeds of the New Debenture will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulations G, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Purchaser, Appia will furnish to the Purchaser, a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

5.6 Investment Company Act. Appia is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Appia is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur the Indebtedness contemplated herein.

5.7 Disclosure. No representation or warranty by Appia contained in any Financing Document, in the Master Disclosure Schedule, or in any certificate furnished at the Closing Date to the

-9

Exhibit E

Final Form

Purchaser pursuant to any Financing Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which it was made, not misleading. It is understood that this representation is qualified by the fact that Appia has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

SECTION 5A. REPRESENTATION AND WARRANTIES OF MANDALAY.

To induce the Purchaser to enter into this Agreement and to purchase the Closing Securities, Mandalay hereby makes the following representations and warranties to the Purchaser as of the Closing Date, except as otherwise described in the Master Disclosure Schedule delivered by the Companies to the Purchaser on the Closing Date, which shall be arranged by section numbers that correspond to the section numbers in this Agreement and the disclosures in any Section of the Disclosure Schedules shall provide information regarding, and shall qualify only, the corresponding numbered and lettered Section of this Section 5A; provided, however, that any disclosure made in one Section which is referred to in one or more other Sections shall be deemed to qualify such other Sections as if such disclosure had been fully set forth in such other Section(s). No information in any Disclosure Schedule shall be deemed to qualify a statement contained in this Section 5A unless the Disclosure Schedule identifies the qualification with reasonable particularity so that it is readily apparent from a reading of such information that such information is applicable to another section of the Master Disclosure Schedule.

5A.1 Organization of the Purchaser. Mandalay is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease their respective properties and assets and conduct their respective businesses as presently being conducted.

5A.2 Authorization. Mandalay has all requisite corporate power and authority to execute and deliver this Agreement and the other Financing Documents and the Warrant to be executed and delivered by Mandalay pursuant hereto and to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Mandalay of this Agreement and the Warrant and the other Financing Documents to which it is a party and the consummation by Mandalay of the transactions contemplated hereby and thereby have been duly approved by the Mandalay Board. No other corporate proceedings on the part of Mandalay is necessary to authorize this Agreement and the other Financing Documents to which it is a party and the Warrant and the transactions contemplated hereby and thereby. This Agreement and the Warrant and the other Financing Documents to which it is a party have been duly executed and delivered by Mandalay and are legal, valid and binding obligations of Mandalay, enforceable against it in accordance with their terms, in each case, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

5A.3 No Conflict or Violation; Required Consents and Filings. Neither the execution, delivery or performance of this Agreement or the Warrant or the other Financing Documents to which Mandalay is a party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Mandalay with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the Organizational Documents of Mandalay, (ii) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Mandalay’s assets under, any of the material terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease,

-10

Exhibit E

Final Form

franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Mandalay is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not prevent or materially delay the ability of Mandalay to consummate the transactions contemplated by this Agreement or the other Financing Documents, or (iii) violate any material Regulation or Court Order. The execution and delivery of this Agreement by Mandalay does not, and the performance of this Agreement and the transactions contemplated hereby by Mandalay will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4 and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and NASDAQ, (iii) the filing of the Certificate of Merger and the acceptance for record by the Delaware Secretary or State, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with the HSR Act, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to be material adverse to Mandalay.

5A.4 Reservation of Warrant Shares. A sufficient number of authorized but unissued shares of Mandalay Common Stock have been reserved for issuance upon exercise of the Warrant (the “Warrant Shares”).

5A.5 Mandalay Common Stock. All of the Common Shares and Warrant Shares, when issued and delivered in accordance with this Agreement or the Warrant, shall be duly authorized, validly issued, fully paid, non-assessable, and free from all taxes imposed on Mandalay and Liens and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. None of such shares of Mandalay Common Stock shall be subject to any preemptive rights.

5A.6 No Indebtedness. Neither Mandalay nor any of its Subsidiaries has any Indebtedness, contingent or otherwise, which rank pari passu or senior to the Obligations in (i) a principal amount greater than $5,000,000.00, or (ii) Purchase Money Indebtedness of more than $1,000,000.00 in aggregate principal amount.

5A.7 No Brokers. Neither Mandalay nor any of its respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Mandalay or any of its Affiliates to pay any finder’s fee, brokerage fees or commission, or similar payment in connection with the transactions contemplated hereby.

5A.8 SEC Reports and Financial Statements. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Mandalay with the SEC since January 1, 2013 and prior to the Closing Date (the “Mandalay SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Mandalay SEC Documents complied in all material respects with the requirements of the United States Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Mandalay SEC Documents, and none of the Mandalay SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Mandalay SEC Document filed prior to the date of this Agreement.

-11

Exhibit E

Final Form

5A.9 Disclosure Documents. None of the information supplied or to be supplied in writing by or on behalf of Mandalay for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement (as defined in the Merger Agreement) will, at the date it is first mailed to the Stockholders of Appia and Mandalay, at the time of the Company Stockholder Meeting (as defined in the Merger Agreement) and the Parent Stockholder Meeting (as defined in the Merger Agreement), at the time the Form S-4 is declared effective by the SEC or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Mandalay is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Mandalay or any Subsidiary or other information supplied by or on behalf of Mandalay or any Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. To induce the Companies to enter into this Agreement and to issue the Closing Securities, the Purchaser hereby represents and warrants to the Companies as follows:

6.1 Legal Existence. The Purchaser is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

6.2 Power; Authorization. The Purchaser has the power and authority, and the legal right, to make, deliver and perform the Financing Documents to which it is a party. All action on the part of the Purchaser and, as applicable, its officers and partners necessary for the authorization, execution, delivery and performance of all obligations of the Purchaser under the Financing Documents to which the Purchaser is a party has been taken.

6.3 Enforceable Obligations. Each of the Financing Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.4 Accredited Investor. The Purchaser is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D of the Securities Act). The financial situation of the Purchaser is such that it can afford to bear the economic risk of holding the unregistered Securities for an indefinite period of time. The Purchaser can afford to suffer the complete loss of its investment in the Securities. The knowledge and experience of the Purchaser in financial and business matters is such that it is capable of evaluating the risk of the investment in the Securities. The Purchaser acknowledges that it has had access to such financial and other information, and has been afforded the opportunity to ask such questions of representatives of Mandalay and Appia and receive answers thereto, as the Purchaser has deemed necessary in connection with its decision to purchase the Securities. The Purchaser is acquiring the Securities if and when it exercise the Warrant for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person with respect to any of the Securities.

-12

Exhibit E

Final Form

6.5 Brokers or Finders. No Person has or will have, as a result of the transaction contemplated by this Agreement or any of the other Financing Documents, any right, interest or claim against or upon the Purchaser, Appia or Mandalay for the commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser. The Purchaser agrees to defend, indemnify, and hold harmless Appia and Mandalay from and against any such right, interest or claim against or upon a Company for any commission, fee or other compensation due or claimed to be due to any finder or broker arising out of any act or omission by the Purchaser.

6.6 No Public Market. The Purchaser understands that no public market now exists for the New Debenture or the Warrant.

6.7 No General Solicitation. Neither the Purchaser, nor any of its officers, employees, agents or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the New Debenture.

6.8 Domicile. The office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth in Section 11.5(b).

6.9 Disclosure of Information. The Purchaser has received a copy of the Master Disclosure Schedule and a copy of any document referenced therein which the Purchaser has requested. The Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. The Purchaser has had an opportunity to discuss the business, management and financial affairs of Appia and Mandalay with their respective management, as well as the terms and conditions of the offering of the Securities.

SECTION 7. CERTAIN COVENANTS RELATED TO THE SECURITIES AND OUTSTANDING OBLIGATIONS.

For so long as either (i) any amount of the Obligations (other than inchoate indemnity obligations) remains outstanding, or (ii) the Purchaser continues to hold any of the Securities, Appia hereby agrees, subject to the limitations set forth in the following sections of this Section 7, with the Purchaser as follows:

7.1 Financial Statements. If the Obligations have not been paid in full on or before the first anniversary of the Closing Date, Appia shall furnish to the Purchaser:

(a) As soon as available, but in any event within one hundred eighty (180) days after the end of each fiscal year of Appia, a copy of the audited consolidated balance sheet and statement of stockholders’ equity of Appia and its Subsidiaries as at the end of such year and the related audited statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, from a nationally or regionally recognized accounting firm reasonably acceptable to Purchaser; and

(b) As soon as available, but in any event not later than thirty (30) days after the end of each of the first eleven (11) calendar months of each fiscal year of Appia, the unaudited consolidated balance sheet of Appia and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows of

-13

Exhibit E

Final Form

Appia and its Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the month compared to the prior month and to budget and a management discussion and analysis in reasonable detail of the prior month’s results, certified by a Responsible Officer of Appia as being fairly stated in all material respects (subject to normal year end audit adjustments).

All such financial statements shall be prepared in accordance with GAAP (subject in the case of the unaudited financials to the absence of footnotes and normal year end audit adjustments) applied consistently throughout the periods reflected therein and with prior periods.

7.2 Budgets. If the Obligations have not been paid in full on or before the first anniversary of the Closing Date, Appia shall furnish to the Purchaser as soon as available, but in any event prior to the beginning of the fiscal year, Appia’s annual budget and business plan, including Capital Expenditures, approved by the Appia Board.

7.3 Other Information. Appia shall, and shall cause each of its Subsidiaries to, furnish to the Purchaser promptly, such other information relating to the financial condition, business or corporate affairs of Appia as the Purchaser may reasonably request in writing, including, without limitation, any such information to the extent required by the SBIC Regulations.

7.4 Media Releases and Governmental Filings. Appia shall furnish to the Purchaser promptly, copies of all filings by Appia or any of its Subsidiaries with any Governmental Authority and of all press or media releases by Appia or any of its Subsidiaries.

7.5 Notice of Liquidity Event. Appia shall, and shall cause each of its Subsidiaries to, give prompt notice to the Purchaser of any expected Liquidity Event. Any notice under this Section 7.5 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Appia proposes to take with respect thereto but shall not be required to include any privileged information. In the event that Appia becomes subject to the reporting requirements under the Exchange Act, then notices required hereby to be delivered may be deemed delivered via the prompt public filing of copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required hereby to be delivered (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Appia posts such documents, or provides a link thereto, on Appia’s website on the Internet at Appia’s website address.

7.6 Inspection of Property; Books and Records; Discussions. Appia shall, and shall cause each of its Subsidiaries to: (i) keep proper financial records in conformity with GAAP and all Requirements of Law; and (ii) (A) permit representatives of the Purchaser, at the Purchaser’s own cost and expense, (including their respective officers, employees, consultants, agents and other designees (including without limitation, the SBA)) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired; and (B) permit, upon reasonable notice, which shall not be less than three (3) Business Days, during normal business hours, representatives of the Purchaser (including their respective officers, employees, consultants, agents and other designees (including without limitation, the SBA)) to discuss the business, operations, properties and financial and other condition of Appia and its Subsidiaries with officers and senior management employees of Appia and its Subsidiaries and with its independent certified public accountants. Notwithstanding anything to the contrary in this Section 7.6, if there shall have occurred and be continuing an Event of Default, all costs associated with the rights of the Purchaser described in Section 7.6(ii)(A) above shall be borne by Appia.

-14

Exhibit E

Final Form

7.7 Confidentiality. The Purchaser agrees to use the same degree of care as the Purchaser uses to protect its own confidential information to keep confidential any information furnished to the Purchaser pursuant to this Agreement that Appia identifies as being confidential or proprietary (so long as such information is not in the public domain), except that the Purchaser may disclose such proprietary or confidential information: (i) to any partner, subsidiary or parent of the Purchaser for the purpose of evaluating its investment in the Companies as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 7.7 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of the Purchaser; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by the Purchaser or its agents independently of and without reference to any confidential information communicated by Appia or Mandalay; (v) as required by applicable law; or (vi) to its attorneys, accountants and tax advisors who are subject to obligations of confidentiality in connection with the Purchaser’s investment in the Companies.

SECTION 8. ADDITIONAL COVENANTS. For so long as any amount of the Obligations remains outstanding, Appia hereby covenants and agrees with the Purchaser as follows:

8.1 Limitation on Indebtedness. Without the consent of the Purchaser, Appia shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Senior Debt which shall not exceed Five Million and 00/100 Dollars ($5,000,000.00), and Purchase Money Indebtedness which shall not exceed One Million and 00/100 Dollars ($1,000,000.00). At such time as the aggregate amount outstanding of Senior Debt is less than Five Million and 00/100 Dollars ($5,000,000.00), Appia may incur additional Indebtedness other than Purchase Money Indebtedness, but only to the extent that Senior Debt is less than Five Million and 00/100 Dollars ($5,000,000.00). At such time as the aggregate amount outstanding of Purchase Money Indebtedness is less than One Million and 00/100 Dollars ($1,000,000.00), Appia may incur additional Purchase Money Indebtedness, but only to the extent that Purchase Money Indebtedness is less than One Million and 00/100 Dollars ($1,000,000.00);

(b) the Obligations;

(c) current liabilities which are incurred in the ordinary course of business and which are not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services, including credit incurred in the ordinary course of business with corporate credit cards;

(d) Indebtedness with respect to taxes or assessments which are not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Appia or its Subsidiaries, as the case may be, in conformity with GAAP;

(e) Indebtedness of Appia or any Subsidiary, including Indebtedness of Appia to any Subsidiary and of any Subsidiary to Appia or any other Subsidiary, so long as such Indebtedness is subordinated in right of payment to all Obligations on such terms and conditions as the Purchaser may reasonably require; and

-15

Exhibit E

Final Form

(f) extensions, refinancings and renewals of Indebtedness set forth above in Section 8.1(a), provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon a Company or any Subsidiary.

8.2 Limitation on Contingent Liabilities. Without the consent of the Purchaser, Appia shall not, and Appia shall not permit any of its Subsidiaries to, agree to or become liable for any Contingent Indebtedness, except for: (i) the Obligations; (ii) guarantees made in the ordinary course of the business by Appia of obligations of any Subsidiary, which obligations are otherwise permitted under this Agreement; and (iii) endorsements for collection or deposit in the ordinary course of business.

8.3 Limitation on Liens. Without the consent of the Purchaser, Appia shall not, and Appia shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (hereinafter referred to collectively as “Permitted Liens”):

(a) Liens to secure the Senior Debt or Replacement Senior Debt;

(b) Liens created pursuant to the Security Documents;

(c) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Appia or its Subsidiaries, as the case may be, in conformity with GAAP;

(d) statutory landlords’ liens and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and imposed without action of such parties for sums which are not overdue;

(e) judgment Liens created by or resulting from any litigation or legal proceeding provided that such Liens do not also constitute an Event of Default;

(f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations (other than liens arising under ERISA or environmental liens), surety and appeal bonds, indemnity and performance bonds, and other obligations of a like nature incurred in the ordinary course of business;

(h) Liens consisting of easements, zoning restrictions, flowage rights, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters, which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of a Company or its Subsidiaries;

(i) Liens to secure Indebtedness for Purchase Money Indebtedness to the extent that such Indebtedness is permitted under Section 8.1(a); provided, however, that (A) each such Lien is given only to secure the purchase price of the property which is the subject of such Purchase Money Indebtedness, does not extend to any other property, and is given at the time of acquisition of the property; and (B) the Purchase Money Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition;

-16

Exhibit E

Final Form

(j) Liens in favor of lessors under Capitalized Leases to the extent that the Capitalized Lease Obligations thereunder is Indebtedness permitted under Section 8.1(a); provided, however, that each such Lien extends only to the property which is subject of such Capitalized Lease, is given only to secure the Capitalized Lease Obligations under such Capitalized Lease, and is given at the commencement date of such Capitalized Lease; and

(k) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in Section 8.3(a); provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase;

8.4 Limitation on Fundamental Changes. Other than in connection with a Liquidity Event in respect of which the New Debenture is repaid in full in accordance with Section 2.8(b), Appia shall not, and Appia shall not permit any of its Subsidiaries to, experience a Liquidity Event or make any material change in its present method of conducting business (which consists of advertising, marketing and sales within the mobile industry and other reasonably related industries) or its currently proposed business, except:

(a) any Subsidiary of Appia may be merged or consolidated with Appia (provided that Appia shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries of Appia (provided that such wholly-owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

(b) any wholly-owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Appia or any other wholly- owned Subsidiary of Appia;

(c) pursuant to any sale of assets expressly permitted by Section 8.5; and

(d) Appia may be merged into or consolidated with Mandalay provided that Mandalay shall assume all of Appia’s obligations and responsibilities pursuant to this Agreement.

8.5 Limitation on Sale of Assets. Without the consent of the Purchaser, Appia shall not, and Appia shall not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person except:

(a) the conveyance, sale, lease, assignment, transfer or other disposition of Obsolete Property or surplus property;

(b) the sale of inventory in the ordinary course of business;

(c) the sale or discount for fair value, without recourse and consistent with sound business practices of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(d) the license of Intellectual Property Assets in the ordinary course of business;

-17

Exhibit E

Final Form

(e) leases or subleases of property not materially interfering with the ordinary course of conduct of the business of a Company or its Subsidiaries;

(f) the sale or transfer of property and assets to the extent and as permitted by Section 8.4(b) or Section 8.4(d);

(g) the sale or transfer of “equipment” (as defined in the UCC) so long as such equipment is promptly replaced by equipment of equal or greater value;

(h) the sale or transfer of property or assets in connection with Permitted Liens; and

(i) the sale or transfer of property or assets with a fair market value not exceeding One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate per annum.

8.6 Limitation on Sales and Leasebacks. Without the consent of the Purchaser, Appia shall not, and Appia shall not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by Appia or any Subsidiary of real or personal property which has been or is to be sold or transferred by Appia or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Appia or such Subsidiary.

8.7 Payment of Obligations. Appia shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of the material obligations of Appia or such Subsidiary, whichever is applicable, (except obligations for which the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Appia or any of its Subsidiaries, as the case may be).

8.8 Conduct of Business and Maintenance of Existence. Appia shall, and shall cause each of its Subsidiaries to: (i) continue to engage in business of the same general type as now conducted by Appia (which consists of advertising, marketing and sales within the mobile industry) or proposed to be conducted by Appia or a business reasonably related thereto and as reasonably following from the Acquisition; (ii) preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to this Section 8.8; and (iii) comply in all material respects with all Contractual Obligations and Requirements of Law, except where (A) any such Contractual Obligation is being contested in good faith, a bona fide dispute exists with respect to any such Contractual Obligation, or failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, or (B) any such Requirement of Law is being contested in good faith or the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

A remediable failure by Appia to comply with the covenants set forth in this Section 8.8 shall not constitute a Default or Event of Default hereunder if such failure or failures, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, unless such failure shall continue unremedied for a period of twenty (20) days after the earlier of (i) the date on which a Responsible Officer of Appia first learns of such failure or (ii) the date on which written notice thereof shall have been given to Appia by the Purchaser.

8.9 Maintenance of Property; Insurance. Appia shall, and shall cause each of its Subsidiaries to (i) keep all property material to the conduct of its business in good working order and

-18

Exhibit E

Final Form

condition, normal wear and tear excepted; (ii) maintain insurance with financially sound and reputable insurance companies on such of its property and in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and (iii) furnish to the Purchaser, upon written request, full information as to the insurance carried.

A remediable failure by Appia to comply with the covenants set forth in clause (i) or clause (iii) hereinabove shall not constitute a Default or Event of Default hereunder unless such failure shall continue unremedied for a period of twenty (20) days after the earlier of (A) the date on which a Responsible Officer of Appia first learns of such failure or (B) the date on which written notice thereof shall have been given to Appia by the Purchaser.

8.10 Maintenance of Liens of the Security Documents. Appia shall, and shall cause each of its Subsidiaries to, promptly upon the reasonable request of the Purchaser, at the sole cost and expense of Appia and its Subsidiaries, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Purchaser necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby.

8.11 Pledge of After Acquired Property. If at any time following the Closing, Appia or any of its Subsidiaries acquires property of any nature whatsoever having a value in excess of Fifty Thousand Dollars ($50,000) which is intended by the terms of the applicable Security Document to be, but is not, subject to the Liens created by the Security Documents, Appia shall, or shall cause its relevant Subsidiaries to, as soon as possible and in no event later than thirty (30) days after the relevant acquisition date and, to the extent permitted by applicable law, grant to the Purchaser a first priority (subject to Permitted Liens) Lien on such property as collateral security for the Obligations pursuant to documentation reasonably satisfactory in form and substance to the Purchaser. Appia, at its own expense, shall execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument (including legal opinions, title insurance, consents and corporate documents) and take all such actions reasonably deemed by the Purchaser to be necessary or desirable to ensure the creation, priority and perfection of such Lien.

8.12 Prohibition of Liens. Without the consent of the Purchaser, Appia shall not, and Appia shall not permit any of its Subsidiaries to, enter into with any Person any agreement (other than this Agreement and the other Financing Documents) which prohibits or limits the ability of Appia or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon the property or assets of Appia, whether now existing or hereafter arising, wherever such property or assets may be located.

8.13 New Subsidiaries. Except as permitted by Section 8.15(i), Appia shall not create or acquire any direct or indirect Subsidiary without the express written consent of the Purchaser. With regard to any Subsidiary which the Purchaser permits Appia to create or acquire, Appia shall cause, at its sole cost and expense, each such Subsidiary that is organized (unless Purchaser otherwise consents in writing), immediately upon such creation or acquisition to execute and deliver to the Purchaser the following agreements and documents, which agreements and documents shall be in form and substance reasonably satisfactory to the Purchaser: (i) an instrument pursuant to which such Subsidiary shall become a guarantor of the Obligations, (ii) a security agreement (it being acknowledged and agreed that such security agreement shall be substantially in the same form as the Appia Security Agreement); (iii) any and all UCC financing statements which the Purchaser deems necessary and appropriate in order to

-19

Exhibit E

Final Form

implement such security agreement; and (iv) such other agreements, documents, financing statements, instruments, opinions and certificates and completion of such other matters, as the Purchaser may reasonably deem necessary or appropriate to assure that the Purchaser shall have the same rights and protections with respect to such Subsidiary as they have with respect to the Companies and that such Subsidiary shall be subject to the same obligations under the Financing Documents as the Companies.

8.14 Restricted Payments. Without the consent of the Purchaser, Appia shall not, and Appia shall not permit any of its Subsidiaries to, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of Appia or any or its Subsidiaries or any warrants or options to purchase any such shares of Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of either Company or any of its Subsidiaries, in each case other than (i) repurchases of stock from former employees or consultants pursuant to the terms of a previously existing written agreement with such employees and consultants who performed services for Appia or any Subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price, provided that no such repurchase can occur without the Purchaser’s consent if an Event of Default has occurred, is continuing or would exist after giving effect to the repurchase, (ii) wholly-owned Subsidiaries declaring and paying dividends to Appia or other wholly- owned Subsidiaries, and (iii) Appia declaring and paying dividends to Mandalay.

8.15 Limitation on Investments, Loans and Advances. Without the consent of the Purchaser, Appia shall not, and Appia shall not permit any of its Subsidiaries to, make any advance, loan, extension of credit, or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any Person (an “Investment”), except:

(a) investments in cash, federally insured deposit accounts and Cash Equivalents;

(b) securities held by Appia or any of its Subsidiaries prior to the Closing Date and listed on Schedule 8.15;

(c) Investments by Appia in any wholly-owned Subsidiary and Investments by any such wholly-owned Subsidiary in Appia or in any other wholly-owned Subsidiary;

(d) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business;

(e) loans or advances to employees, officers or directors of Appia or any of its Subsidiaries, or guarantee the payment of any such loan granted by a third party, in an aggregate amount for Appia and its Subsidiaries not to exceed Fifty Thousand Dollars ($50,000) at any time outstanding;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Appia’s business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this Section 8.15(g) shall not apply to Investments of Appia in any Subsidiary;

-20

Exhibit E

Final Form

(h) Additional Investments in an aggregate amount not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) at any time outstanding; and

(i) Up to One Million and 00/100 Dollars ($1,000,000) of Investments in the aggregate in one or more Persons who, in connection with such Investments, become direct or indirect wholly-owned Subsidiaries of Appia; provided that no more than Four Hundred Thousand and 00/100 Dollars ($400,000) of such Investment shall be funded with cash or Cash Equivalents.

8.16 Limitation on Transactions with Affiliates. Appia shall not, and Appia shall not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate unless such transaction (i) is otherwise permitted under this Agreement; or (ii)(A) is in the ordinary course of Appia’s or such Subsidiary’s business or approved by a majority of the Appia Board who are disinterested in such transaction; and (B) is upon fair and reasonable terms no less favorable to Appia or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, however, that the foregoing restriction shall not prohibit any employment agreement entered into by Appia or any of its Subsidiaries in the ordinary course of business; any issuance of securities in connection with employment arrangements, stock options and stock ownership plans of Appia entered into in the ordinary course of business or participation in future equity financings of Appia. Nothing in this Section 8.16 prohibits any transaction otherwise permitted in this Agreement.

8.17 Senior Debt. Without the consent of the Purchaser, Appia shall not increase the aggregate amount of any debt permitted by Section 8.1(a) above to an amount which at any time and in the aggregate exceeds the sum of Six Million and 00/100 Dollars ($6,000,000.00), and of which Senior Debt shall not exceed Five Million Dollars ($5,000,000) and Purchase Money Indebtedness shall not exceed One Million Dollars ($1,000,000).

8.18 Redemption Rights. Without the consent of the Purchaser, other than with respect to Mandalay, Appia shall not grant Redemption Rights to any Stockholder or permit the exercise of any Redemption Rights by any stockholder which would permit the exercise of such Redemption Rights prior to the payment in full of the New Debenture.

8.19 Notices. Appia shall, and shall cause each of its Subsidiaries to, give prompt notice to the Purchaser of:

(a) the following events, as soon as practicable and in any event within thirty (30) days after Appia has knowledge thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Appia or any Commonly Controlled Entity with respect to the withdrawal from, or the termination, reorganization or insolvency of, any Plan;

(b) the occurrence of any Default or Event of Default of which Appia has knowledge; or

(c) any development or event which would reasonably be expected to have a Material Adverse Effect.

-21

Exhibit E

Final Form

Any notice under this Section 8.19 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Appia proposes to take with respect thereto but shall not be required to include any privileged information.

8.20 Limitation on Changes in Fiscal Year. Appia shall not, and Appia shall not permit any of its Subsidiaries to, change the fiscal year of Appia or any of its Subsidiaries other than one time to conform their respective fiscal years with that of Mandalay.

SECTION 9. EVENTS OF DEFAULT.

9.1 Events of Default; Acceleration. If any of the following events (“Events of Default”) shall occur:

(a) Appia shall fail to pay any principal amount of the New Debenture or fees, charges, costs or expenses (other than an Interest Default permitted by Section 2.5(a)) due and payable under the New Debenture or any of the Financing Documents when such payment comes due in accordance with the terms of this Agreement and the other Financing Documents; or Appia shall fail to pay any other amount payable hereunder when due (other than an Interest Default permitted by Section 2.5(a)); or

(b) any representation or warranty made by a Company or any other Obligor herein or in any other Financing Document or which is contained in any certificate, document, financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Financing Document shall prove, when taken as a whole, to have been incorrect in any material respect on or as of the date made; or

(c) the failure by Appia or any other Obligor to punctually perform, observe, comply with or satisfy (i) any covenant, agreement or condition contained in Sections 7 or 8 of this Agreement, or (ii) any covenant, agreement or condition contained in any Financing Document, subject to any applicable cure period set forth therein; or

(d) Appia or any Subsidiary shall be in default in the observance or performance of any other covenant contained in this Agreement or any other Financing Document (other than as provided in paragraphs (a) through (c) of this Section 9.1), and such default (if remediable) shall continue unremedied for a period of twenty (20) days after the earlier of (i) the date on which a Responsible Officer of such Company first learns of such default or (ii) the date on which written notice thereof shall have been given to such Company by the Purchaser; or

(e) Appia or any Subsidiary shall fail to pay when due or shall fail to observe or perform any term, covenant or agreement evidencing or securing any Indebtedness of such Company which, together with all such other due but unpaid Indebtedness, exceeds the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00), which results in the proper acceleration of such Indebtedness or the proper declaration of an event of default under any agreement relating to such Indebtedness; or

(f) a Company or any Subsidiary, (i) shall make an assignment for the benefit of creditors; or (ii) shall admit in writing its inability to pay its debts as they become due, or its inability to pay or perform under the Financing Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall

-22

Exhibit E

Final Form

seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of such Company or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such Company; or (vi) other than as permitted herein, shall cease operations of its business as its business has normally been conducted (which consists of advertising, marketing and sales within the mobile industry) or is currently proposed to be conducted, or terminate substantially all of its employees; or (vii) such Company’s directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or

(g) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against a Company or any Subsidiary seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such Company or any Subsidiary being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) such Company or any Subsidiary shall file any answer admitting or not contesting the material allegations of a petition filed against such Company or any Subsidiary in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) twenty (20) days shall have expired after the appointment, without the consent or acquiescence of a Company or any Subsidiary, of any trustee, receiver or liquidator of such Company or any Subsidiary or of all or any substantial part of the properties of such Company or any Subsidiary without such appointment being vacated; or

(h) (i) Appia or any Commonly Controlled Entity shall fail to pay when due any amount that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless (A) such liability is being contested in good faith by appropriate proceedings, such Company or such Commonly Controlled Entity, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability or (B) which would not have a Material Adverse Effect; or (ii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(i) one or more final, nonappealable judgments or decrees shall be entered against Appia or any of its Subsidiaries involving individually monetary damages of Two Hundred Fifty and 00/100 Dollars ($250,000.00) (in excess of what is paid or covered by insurance) or in the aggregate, monetary damages of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (in excess of what is paid or covered by insurance) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(j) if any of the Financing Documents or the Warrant (or any provision contained therein) shall be cancelled, terminated, revoked, curtailed or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Purchaser, or any action at law, suit or in equity or other legal proceeding be commenced by or on behalf of a Company or any of its officers of members of its Board of Directors and results in, or is reasonably likely to result in, a finding, order, decree or judgment which does or would cancel, revoke, curtail or rescind any of the Financing Documents or the Warrant, or any Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any of the Financing Documents or the Warrant (or any provision contained therein) is illegal, invalid or unenforceable in accordance with the terms thereof; or

-23

Exhibit E

Final Form

(k) any Lien created by any of the Security Documents shall, by reason of any breach by any Obligor thereto of any of its covenants or other obligations contained in such Security Documents, cease to be enforceable and of the same effect and priority purported to be created thereby; or

(l) a material portion of the property of a Company or any of its Subsidiaries is damaged by fire or other casualty, or otherwise lost or stolen, the restoration or replacement cost of which property exceeds the amount of insurance proceeds readily available for such restoration or replacement; or

(m) any default shall exist and remains unwaived, unforborn or uncured with respect to any of the Senior Debt or Replacement Senior Debt if, as a result of such default, any holder of the Senior Debt or Replacement Senior Debt, is entitled and elects to cause any such Senior Debt or Replacement Senior Debt to become due prior to its stated date of maturity; or

(n) any payment which a Company knew or should have known was be made in violation of any subordination agreement entered into between the Purchaser and another holder of Company Indebtedness or Company Subsidiary Indebtedness; or

(o) (i) any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (ii) Mandalay does not perform any obligation or covenant under the Mandalay Guaranty; (iii) any circumstance described in Sections 9.1(b), (f), (g), and (i) hereinabove with respect to (i.e., as and as-if applied to) Mandalay (provided that with respect to Mandalay, the applicable threshold under Section 9.1(i) shall be Five Hundred Thousand Dollars ($500,000)); or (iv) the liquidation, winding up, or termination of existence of Mandalay.

then, and in any such event, so long as the same may be continuing, the Purchaser may, by notice to the Companies, declare all amounts owing with respect to this Agreement, the New Debenture, and the other Financing Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Companies; provided, however, that in the event of any Event of Default specified in Section 9.1(f), Section 9.1(g) or Section 9.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Purchaser.

9.2 Effect of Schedules and Loan Agreement Representations. For the avoidance of doubt and notwithstanding the consummation of the Closing by the Purchaser or anything else contained herein or in the Financing Documents: (i) no circumstance, condition, subject, item, occurrence or other matter which constitutes an Event of Default under this Agreement or the other Financing Documents shall be deemed waived by virtue of it having been set forth on the Master Disclosure Schedule or any other disclosure schedule delivered in connection with this Agreement or the other Financing Documents; and (ii) whether an Event of Default has occurred shall be determined without regard to any disclosure set forth on the Master Disclosure Schedule or any other disclosure schedule delivered in connection with this Agreement or the other Financing Documents (but any circumstance, condition, subject, item, occurrence or other matter disclosed therein will be acknowledged by Borrower to have occurred for purposes of identifying an Event of Default).

-24

Exhibit E

Final Form

SECTION 10. RIGHTS AND REMEDIES.

10.1 Rights of Purchaser. Upon the occurrence and during the continuance of any one or more of the Events of Default, the Purchaser may proceed in accordance with applicable law to enforce the legal or equitable rights or remedies as it may have under this Agreement or any other Financing Documents or otherwise by virtue of applicable law.

10.2 Setoff and Adjustments. In addition to any rights and remedies of the Purchaser provided by law, the Purchaser shall have the right, without prior notice to either Company, any such prior notice being expressly waived by each Company to the extent permitted by applicable law, upon any amount becoming due and payable by a Company hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount then due and payable any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, at any time held or owing by the Purchaser or any branch or agency thereof to or for the credit or the account of a Company. The Purchaser agrees to promptly notify the Companies after any such set-off and application made by the Purchaser, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Purchaser, any right, remedy, power or privilege hereunder or under the other Financing Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, the Purchaser receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows: (i) first, to the Obligations in such order or preference as the Purchaser may determine; (ii) second, upon payment and satisfaction in full or other provisions for payment in full satisfaction of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-615 of the UCC; and then (c) third, the excess, if any, shall be returned to the applicable Company or to such other Persons as are entitled thereto.

SECTION 11. MISCELLANEOUS.

11.1 Amendments and Waivers. Neither this Agreement nor any other Financing Document or the Warrant, nor any terms hereof or thereof may be amended, supplemented or modified except in a writing signed by the Parties. No provision of this Agreement or of any other Financing Document or of the Warrant, or any terms hereof or thereof, may be waived except in a writing signed by the party waiving its rights. In the case of any waiver, the Parties shall be restored to their former positions and rights hereunder and under the other Financing Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2 Survival of Covenants. Except for those which by their terms survive termination of the Financing Documents or for another period of time, all agreements, representations, covenants and warranties made by a Company in the Financing Documents shall remain in full force and effect until all Obligations (other than inchoate indemnity obligations) have been paid in full and satisfied, notwithstanding the fact that the New Debenture may, from time to time, be in a zero or credit position.

-25

Exhibit E

Final Form

11.3 Prior Discussions; Counterparts. The Financing Documents and the Warrant incorporate all discussions and negotiations between the Parties and either express or implied, concerning the Obligations, notwithstanding any custom, usage or oral agreement or understanding to the contrary. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but such counterparts together shall constitute one and the same instrument. Any proof of this Agreement shall require production of only one such counterpart.

11.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.5 Notices. All notices, requests and demands to or upon the Parties to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered by hand, or when sent during normal business hours (or on the following Business Day, if sent after normal business hours) by facsimile transmission or by telex, answer back received, or on the first Business Day after delivery to any overnight delivery service, freight prepaid, or three (3) Business Days after being sent by certified mail, return receipt requested, postage prepaid, and addressed in the case of the Parties as follows or to such other address as may be hereafter notified by the respective parties hereto:

(a)	If to Mandalay,
	then:	[ ]
[ ]
[ ]
Attention: [ ]
Facsimile: [ ]
Telephone: [ ]

	with a copy to:	[ ]
[ ]
[ ]
[ ]
Facsimile: [ ]
Telephone: [ ]

(b)	If to Appia,
	then:	[Appia, Inc.
320 Blackwell Street, 4th Floor
Durham, NC 27701
Attention: Judson S. Bowman, CEO
Facsimile: [ ]
Telephone: 919.251.6144]

	with a copy to:	[ ]
[ ]
[ ]
Attention: [ ]
Facsimile: [ ]
Telephone: [ ]

-26

Exhibit E

Final Form

(c)	If to the Purchaser,
	then:	North Atlantic SBIC IV, L.P.
c/o North Atlantic Capital Corporation
Two City Center
Portland, Maine 04101
Attention: David M. Coit, Managing Director
Facsimile: 207.772.3257
Telephone: 207.772.4470

	with a copy to:	Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
Attention: David A. Martland, Esq.
Facsimile: 866.368.6632
Telephone: 617.345.6145

11.6 Expenses.

(a) Mandalay agrees to pay all reasonable and documented actual out-of-pocket expenses, including: (i) the reasonable costs of producing and reproducing this Agreement, the other Financing Documents, the Warrant, any subordination agreement entered into pursuant hereto, and the other agreements and instruments mentioned herein, (ii) the reasonable fees, expenses and disbursements of counsel to the Purchaser incurred in connection with the preparation and negotiation of the Financing Documents, the Warrant, any subordination agreement entered into pursuant hereto, and other instruments mentioned herein, (iii) all reasonable fees, expenses and disbursements of the Purchaser incurred in connection with UCC searches, in a cumulative amount not to exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00) in the aggregate without written notice to Mandalay (the “Closing Expenses”). At Closing, Mandalay shall pay the Closing Expenses. The Purchaser may deduct the Closing Expenses directly against the purchase price paid at the Closing, and Appia shall treat the full amount of such payment as a payment for the New Debenture at Closing.

(b) In addition, the Companies agree to pay all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs and reasonable accounting and similar professional fees and charges) incurred by the Purchaser in connection with the enforcement of or preservation of rights under any of the Financing Documents against a Company or any Subsidiary (including without limitation any expenses incurred relating to entering into a subordination agreement for the benefit of any future holder of the Senior Debt or Replacement Senior Debt discussed in Section 2.2) or the administration thereof after the occurrence of a Default or Event of Default.

11.7 Indemnification.

(a) Third-Party Claims. Each Company agrees to defend, indemnify and hold harmless the Purchaser from and against any and all third-party claims, actions and suits whether groundless or otherwise, and from and against any and all actual liabilities, losses, damages and expenses of every nature and character arising out of this Agreement, any of the other Financing Documents, or the Warrant or the transactions contemplated hereby including, without

-27

Exhibit E

Final Form

limitation, (i) any actual or proposed use by either Company of the proceeds of the New Debenture, (ii) any actual or alleged infringement of any patent, copyright, trademark, service mark, or similar right by either Company, or (iii) with respect to a Company or any other Obligor and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, such Company shall not be obligated to indemnify the Purchaser for such third-party claims which have been determined by a court of competent jurisdiction to have arisen out of the Purchaser’s actual bad faith, willful misconduct, or gross negligence or solely from the Purchaser’s breach of any of its obligations or duties under this Agreement, any of the other Financing Documents, or the Warrant. In litigation, or the preparation therefore, the Purchaser shall be entitled to select one counsel to serve as its own counsel and, in addition to the foregoing indemnity, the Companies agree to pay promptly the reasonable fees and expenses of such counsel.

(b) Inter-Party Disputes. Each Company agrees to defend, indemnify and hold harmless the Purchaser from and against any and all actual liabilities, obligations, claims, damages, costs, losses and expenses (including court costs and attorney’s reasonable fees and expenses), as determined by a court of competent jurisdiction, that the Purchaser sustains or incurs arising out of this Agreement, or the preparation of this Agreement, or any of the Financing Documents or the Warrant, or in collecting or enforcing the Obligations, or in enforcing any of the Purchaser’s rights or remedies, or in the prosecution or defense of any action or proceeding concerning any matter arising out of this Agreement, any of the other Financing Documents or the Warrant, or the Obligations, or on account of the Purchaser’s relationship with a Company or any other Obligor (except for such claims which have been determined by a court of competent jurisdiction to have arisen out of the Purchaser’s actual bad faith, willful misconduct, or gross negligence or solely from Purchaser’s breach of any of its obligations or duties under this Agreement, any of the other Financing Documents, or the Warrant).

(c) General. If, and to the extent that the obligations of a Company under this Section 11.7 are unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 11.7 shall survive payment or satisfaction in full of all other Obligations.

11.8 Acknowledgements. Each Company hereby acknowledges that (i) such Company has been advised by counsel in the negotiation, drafting, execution and delivery of this Agreement, the other Financing Documents, and the Warrant; (ii) the Purchaser has no fiduciary relationship with or fiduciary duty to either Company arising out of or in connection with this Agreement or any of the other Financing Documents or the Warrant; and (iii) no joint venture is created hereby or by the other Financing Documents or the Warrant or otherwise exists by virtue of the transactions contemplated hereby between the Parties.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither Company may assign or transfer any of its rights or obligations under this Agreement without the consent of the Purchaser. The rights of the Purchaser under this Agreement and the other Financing Documents are not

-28

Exhibit E

Final Form

assignable without the written consent of Mandalay, except that assignments by the Purchaser of its rights under this Agreement and the other Financing Documents to its Affiliates shall be permitted without the consent of either Company so long as the Purchaser’s assignee agrees in writing to be bound by all of the provisions set forth in this Agreement and the other Financing Documents that were applicable to the Purchaser.

11.10 Loss, Theft, Destruction or Mutilation of the New Debenture. Upon receipt of an affidavit of an officer of the Purchaser, as to the loss, theft, destruction or mutilation of the New Debenture or any other Financing Document or the Warrant which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of the New Debenture or other Financing Document or the Warrant, the applicable Company shall issue, in lieu thereof, a replacement New Debenture or other Financing Document or the Warrant in the same principal amount thereof and otherwise of like tenor; provided, however, that the Purchaser agrees to defend, indemnify and hold harmless the Companies and their Stockholders, directors and officers from any and all claims, loss or damage whatsoever arising out of the issuance of a replacement New Debenture or other Financing Document or the Warrant pursuant to this Section 11.10.

11.11 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER FINANCING DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

11.12 Governing Law; Consent to Jurisdiction. This Agreement and the other Financing Documents and the Warrant shall be construed in accordance with and governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each Party agrees that any suit, action or proceeding against the other arising out of or based upon this Agreement may be instituted in a United States Federal or state court located in the State of Delaware, and any court properly appealable therefrom, and each Party irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Agreement in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each Party agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Parties and may be enforced in any court to the jurisdiction of which they are subject, by a suit upon judgment.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

-29

Exhibit E

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be duly executed and delivered under seal by their proper and duly authorized officers as of the day and year first above written.

Appia:

APPIA, INC.

By:
Name:	Judson S. Bowman
Title:	Chief Executive Officer

Mandalay:

MANDALAY DIGITAL GROUP, INC.

By:
Name:	[ ]
Title:	[ ]

The Purchaser:

NORTH ATLANTIC SBIC IV, L.P.

By:	North Atlantic Investors SBIC IV, LLC General Partner

By:
Name:	David M. Coit
Title:	Managing Director

[Signature Page to Securities Purchase Agreement]

Exhibit E

APPENDIX A

1. Definitions. As used in the Agreement, the following terms shall have the following meanings:

“Acquisition”: as defined in the recitals to this Agreement.

“Affiliate”: means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation, any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement”: this Securities Purchase Agreement, as duly amended, supplemented or otherwise modified from time to time.

“Appia”: as defined in the preamble to this Agreement.

“Appia Security Agreement”: that certain Security Agreement – All Assets to be executed by Appia and the Purchaser substantially in the form attached as Exhibit E.

“Audited Statements”: as defined in Section 5.21(a).

“Balance Sheet”: as defined in Section 5.21(a).

“Business”: the business of a Company and its Subsidiary as currently conducted and currently proposed to be conducted.

“Business Day”: any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware, or is a day on which banking institutions located in the State of Delaware are required or authorized by any Requirement of Law to be closed.

“Capital Expenditures”: as to any Person for any period, the aggregate amount paid or accrued by such Person for the rental, lease, purchase (including by way of the acquisition of securities of a Person), construction or use of any property during such period, the value or cost of which, in accordance with GAAP, would appear on such Person’s consolidated balance sheet in the category of property, plant or equipment at the end of such period, excluding (i) any such expenditure in respect of any Replacement Asset and (ii) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds or condemnation awards relating to any such damage, loss, destruction or condemnation.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

Exhibit E

“Capitalized Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any Capitalized Leases; the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents”: (i) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition, (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (iii) certificates of deposit, time deposits, Eurodollar time deposits, money market accounts, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof of any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least A or the equivalent thereof by Standard & Poor’s Ratings Group, or A or the equivalent thereof by Moody’s Investors Service, Inc., and having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper rated at the time of acquisition thereof at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group or P-2 or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof and (vi) other investment instruments approved in writing by the Purchaser and offered by any financial institution which has a combined capital and surplus of not less than One Hundred Million and 00/100 Dollars ($100,000,000.00).

“Closing”: as defined in Section 2.1.

“Closing Date”: as defined in Section 2.1.

“Closing Expenses”: as defined in Section 11.6(a).

“Closing Securities”: the New Debenture, the Common Shares, and the Warrant.

“Code”: as defined in Section 5.24.

“Collateral”: all right, title and interest of the Obligors in and to their assets, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as defined in Section 2.1.

“Common Shares”: as defined in Section 3.1.

“Common Stock”: as defined in Section 5.2(b).

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of determining liability under Section 412 of the Code, which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Exhibit E

“Company” and “Companies”: as defined in the preamble to this Agreement.

“Consolidated Net Income”: for any period, the net income of a Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (i) any extraordinary or non-recurring gains or losses or gains or losses from Asset Sales, (ii) effects of discontinued operations, (iii) the income (or loss) of any Person in which any other Person (other than the Company or any of the Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to such Company or any of its Subsidiaries by such Person during such period and (iv) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Company or is merged into or consolidated with such Company or any of its Subsidiaries or the date such Person’s assets are acquired by such Company or any of its Subsidiaries.

“Consolidated Tangible Net Worth”: at any date of determination, the sum of the aggregate tangible assets of a Company and its Subsidiaries after having excluded (i) the book value of all Intangible Assets of such Company and its Subsidiaries and (ii) all liabilities of such Company and its Subsidiaries (including all deferred income taxes), all as determined on a consolidated basis in accordance with GAAP consistently applied.

“Contingent Indebtedness”: means any assumption, guarantee, endorsement or otherwise becoming directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise to purchase or provide funds for payment, to supply funds to, or otherwise invest in any debtor or otherwise to assure any creditor against any loss) in connection with any Indebtedness of any other Person.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default Rate”: as defined in Section 2.5(a).

“Defaults”: any event which, upon the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domain Names”: as defined in Section 5.10(a).

“Environmental Law”: as defined in Section 5.15.

“ERISA”: as defined in Section 5.23.

“Events of Default”: as defined in Section 9.1.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Exhibit E

“Existing Senior Debt”: as defined in Section 2.2.

“Financial Statements”: as defined in Section 5.21(a).

“Financing Documents”: this Agreement, the New Debenture, the Security Documents, and any and all other agreements, guaranties, instruments, documents, certificates, financing statements, powers of attorney, consents and filings, whether heretofore, now, or hereafter executed by or on behalf of a Company, any of its Subsidiaries, or any other Person and delivered to the Purchaser in connection with the New Debenture, all as may be amended, modified, supplemented, restated or extended from time to time.

“First Debenture”: as defined in the recitals to this Agreement.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness”: of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including any Purchase Money Indebtedness, (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person under Capitalized Leases, (iv) all obligations of such Person in respect of acceptances issued or created for the account of such Person (v) any Contingent Indebtedness and (f) all indebtedness of others of the types described in (i) through (iv) above secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (the amount of such indebtedness with respect to such Person being deemed to be the lesser of the value of such property or the amount of indebtedness of others so secured).

“Interest Default”: as defined in Section 2.5(a).

“Intangible Assets”: as to any Person, any and all goodwill, organizational expense, licenses, patents, trademarks, tradenames, copyrights, capitalized research and development expenses, deferred charges and all other intangible assets of such Person.

“Intellectual Property Assets”: any and all of the following, as they exist throughout the world: (i) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (iv) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (v) Domain Names; (vi) any and all other intellectual property

Exhibit E

rights and/or proprietary rights relating to any of the foregoing; and (vii) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Investment”: as defined in Section 8.15.

“knowledge”: including the phrase “to the knowledge of [a Company],” shall mean the actual knowledge after reasonable investigation of any Senior Executive.

“Licenses In”: as defined in Section 5.10(a).

“Licenses Out”: as defined in Section 5.10(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing) but excluding any license, permit or other right to use.

“Liquidity Event”: any one or more of the following events: (i) any liquidation, dissolution or winding-up of Appia or Mandalay or of any Subsidiary, whether voluntary or involuntary; (ii) a merger or consolidation in which (A) Appia or Mandalay is a constituent party or (B) a Subsidiary of Appia or Mandalay is a constituent party and Appia or Mandalay issues shares of Capital Stock pursuant to such merger or consolidation, except any such merger or consolidation involving Appia or Mandalay or a Subsidiary of Appia or Mandalay in which the shares of capital stock of Appia or Mandalay outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for equity interests which represent, immediately following such merger or consolidation, in substantially the same relative proportions more than Fifty Percent (50%) by voting power of the equity interests of (1) the surviving or resulting Person or (2) if the surviving or resulting Person is a wholly owned Subsidiary of another Person immediately following such merger or consolidation, the Person that is the parent entity of such surviving or resulting Person; (iii) the sale of shares of Capital Stock in one or more related transactions as a result of which those Persons who held One Hundred and 00/100 Percent (100.00%) of the shares of voting Capital Stock of Appia or Mandalay immediately prior to such transaction or transactions do not hold more than Fifty and 00/100 Percent (50.00%) of the shares of voting Capital Stock of Appia or Mandalay after giving effect to such transaction or transactions; or (iv) the sale or disposition in one or a series of transactions by Appia or Mandalay of all or substantially all of the assets of Appia or Mandalay or any of their Subsidiaries; or (v) a Liquidity Event within the meaning of the Certificate of Incorporation of Appia or Mandalay.

“Mandalay”: as defined in the preamble to this Agreement.

“Mandalay Common Stock”: the Common Stock, par value $0.001 per share, of Mandalay.

“Mandalay Guaranty”: means that certain Subordinated Guaranty to be executed by Mandalay in favor of the Purchaser in the form attached as Exhibit F.

Exhibit E

“Material Adverse Effect”: a material adverse effect or change on (i) the business, operations, property, prospects, or condition (financial or otherwise) of a Company and its Subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement or any of the other Financing Documents or the Warrant or the rights or remedies of the Purchaser hereunder or thereunder; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (A) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Companies and their Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Companies and their Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; and (B) any change in applicable Law, rule or regulation or GAAP or interpretation thereof after the Closing Date, so long as such changes do not adversely affect the Companies and their Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate.

“Material Contract”: all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings to which Appia is a party or under which any of such Appia’s properties or assets are subject or bound (i) which by their terms involve, or would reasonably be expected to involve, obligations (contingent or otherwise) of, or aggregate payments by or to Appia of, in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per annum, (ii) which are not terminable by Appia upon thirty (30) days’ or less notice without penalty or premium, (iii) the breach or termination of which would reasonably be expected to have a Material Adverse Effect on Appia, or (iv) which involve indemnification by Appia with respect to infringements of proprietary rights (other than standard agreements with its customers and channel partners entered into in the ordinary course of business).

“Material Customers”: as defined in Section 5.27.

“Material Suppliers”: as defined in Section 5.27.

“Maturity Date”: the date which is two (2) years after the Closing Date.

“Merger Agreement”: as defined in the recitals to this Agreement.

“NAC Observer”: as defined in Section 2.10.

“New Debenture”: as defined in Section 2.1.

“New Senior Debt”: as defined in Section 2.2.

“Obligations”: all Indebtedness, obligations and liabilities of a Company or any of its Subsidiaries to the Purchaser, individually or collectively, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under any of the Financing Documents.

“Obligors”: collectively, each Company and any Subsidiary which is now or hereafter becomes a party to any Financing Document.

Exhibit E

“Obsolete Property”: any property of a Company or any of its Subsidiaries which is obsolete, outdated or worn out or the useful life of which has substantially ended, in each case in the good faith determination of such Company or any applicable Subsidiary.

“Option Plan”: as defined in Section 5.2(e).

“Party” and “Parties”: as defined in the preamble to this Agreement.

“Payment Account”: as defined in Section 2.7(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Governmental Authority which succeeds to the powers and functions thereof.

“Permitted Liens”: as defined in Section 8.3.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which a Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: as defined in Section 5.2(a).

“Prepayment Premium”: as defined in Section 2.8(c).

“Products”: any and all products and/or services currently researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by Appia.

“Purchase Money Indebtedness”: any Indebtedness incurred by Appia or any of its Subsidiaries, whichever is applicable, in connection with the acquisition by Appia or any of its Subsidiaries, whichever is applicable, of any real or personal property.

“Purchaser”: as defined in the preamble to this Agreement.

“Redemption Right”: any right to cause Appia to redeem or repurchase any of its shares of Capital Stock.

“Related Party”: as defined in Section 5.13.

“Replacement Asset”: any property acquired by a Company or any of its Subsidiaries subsequent to the Closing Date which replaces Obsolete Property of the same type and utility as the property acquired.

“Replacement Senior Debt”: any senior indebtedness of Appia and of its Subsidiaries, including any replacement or refinancing of the Senior Debt, which, (i) together with all outstanding amounts of the Senior Debt, which, together with the Indebtedness set forth in Section 8.1(a) above, shall not exceed Six Million and 00/100 Dollars ($6,000,000.00) in the

Exhibit E

aggregate and of which such amounts and Senior Debt shall not exceed Five Million Dollars ($5,000,000) and Purchase Money Indebtedness shall not exceed One Million Dollars ($1,000,000); and (ii) is on terms, including, without limitation, interest rate, payment terms, representations and warranties, covenants and events of default and remedies, which, taken as a whole, are no more onerous to the Companies or the Purchaser than the Senior Debt as reasonably determined by the Purchaser.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. 29 CFR 4043.

“Requirement of Law”: as to any Person, the Certificate (or Articles) of Incorporation (or Organization) and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: as to any Person, the chief executive officer and/or the president of such Person, or with respect to financial matters, the chief financial officer of such Person or, in either case, such other executive officers as may be designated from time to time by such Person in writing to the Purchaser.

“SBA”: Small Business Administration of the United States of America, together with any successor thereto.

“SBIC”: a Small Business Investment Company, which is a company licensed and subsidized by the SBA to provide equity capital and long-term loans to small businesses.

“SBIC Act”: Small Business Investment Company Act, as amended from time to time.

“SBIC Regulations”: the SBIC Act and the regulations issued by the SBA from time to time thereunder, codified as Title 13 of the Code of Federal Regulations, including 13 C.F.R.§107.220.

“SEC”: Securities and Exchange Commission of the United States of America, together with any successor thereto.

“Second Debenture”: as defined in the recitals to this Agreement.

“Securities”: collectively, the Closing Securities and the Warrant Shares.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: collectively, the Appia Security Agreement, the Mandalay Guaranty, and all other security agreements, pledge agreements, financing statements, assignments, mortgages, agreements, documents and instruments now or hereafter delivered to the Purchaser granting a Lien on any asset or assets of any Person to secure the Obligations or to secure any guarantee of any such Obligations.

“Senior Debt”: all Indebtedness and other obligations of Appia and of its Subsidiaries, contingent or otherwise, which rank pari passu or senior to the Obligations, including the Indebtedness set forth on Schedule 2.2.

Exhibit E

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount that will be required to pay all “liabilities of such Person, contingent or otherwise”, as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (iii) such Person will be able to pay its debts as they mature, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person; in each case after giving effect to (A) as of the Closing Date the making of the extensions of credit to be made on the Closing Date and to the application of the proceeds of such extensions of credit and (B) on any date after the Closing Date, the making of any extension of credit to be made on such date, and to the application of the proceeds of such extension of credit. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stockholder” or “Stockholders”: a holder or, collectively, the holders of Capital Stock of a Company.

“Subordination Amendment”: the Amendment to Subordination Agreement to be executed by the Purchaser and Silicon Valley Bank substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

“Subsidiary”: as to any Person, a corporation, partnership or other entity, both foreign and domestic, of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Appia or Mandalay.

“SVB Loan Agreement”: that certain Second Amended and Restated Loan and Security Agreement, dated as of the Closing Date, by and between Silicon Valley Bank and Appia.

“Total Senior Debt”: Senior Debt or Replacement Senior Debt, Indebtedness with respect to Capitalized Lease Obligations of a Company or any of its Subsidiaries secured by a lien described in Section 8.3(j), and Purchase Money Indebtedness of a Company or any of its Subsidiaries secured by a lien described in Section 8.3(i).

“UCC”: the Uniform Commercial Code as from time to time in effect in the State of Delaware.

“Warrant”: as defined in Section 3.2.

“Warrant Shares”: as defined in Section 5A.3.

Exhibit E

2. Use of Terms. The use of the singular of terms which are defined in the plural shall mean and refer to any one of them; and pronouns used herein shall be deemed to include the singular and the plural and all genders. The use of the connective “or” is not intended to be exclusive; the term “may not” is intended to be prohibitive and not permissive; use of “includes” and “including” is intended to be interpreted as expansive and amplifying and not as limiting in any way.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

* * * * *

Exhibit E

APPENDIX B

1.1 Shelf Registration.

(a) As promptly as reasonably possible, and in any event on or prior to the later of (i) the 15th Business Day after the Closing Date or (ii) the 5th Business Day after the date on which all audited financial statements required to be included in or incorporated by reference into the Registration Statement (as such term is hereinafter defined) are available (in either case, the “Filing Date”), Mandalay shall prepare and file with the SEC a “shelf” Registration Statement covering the resale of all Common Shares and Warrant Shares (collectively, the “Registrable Securities”) for an offering to be made on a continuous basis pursuant to Rule 415 (the “Registration Statement”). If for any reason the SEC does not permit all of the Registrable Securities to be included in such Registration Statement, then Mandalay shall prepare and file with the SEC a separate Registration Statement with respect to any such Registrable Securities not included with the initial Registration Statements, as expeditiously as possible, but in no event later than the date which is 30 days after the date on which the SEC shall indicate as being the first date such filing may be made. The Registration Statement shall be on Form S-3; in the event Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, Mandalay shall (i) register the resale of the Registrable Securities on another appropriate form in accordance herewith as the Purchaser may consent and (ii) attempt to register the Registrable Securities on Form S-3 as soon as such form is available, provided that Mandalay shall maintain the effectiveness of the Registration Statements then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(b) Mandalay shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably possible after the filing thereof, and shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the third anniversary of the date that the Registration Statement is first declared effective by the SEC (the “Effective Date”), (ii) the date when all Registrable Securities covered by such Registration Statement have been sold publicly, or (iii) the date on which the Registrable Securities are eligible for sale without registration and without volume limitation pursuant to Rule 144 (the “Effectiveness Period”); provided, however, that if the Warrant expires on or before the Vesting Date (as such term is defined in the Warrant) because the Obligations (as such term is defined in the Warrant) have been paid in full, then the Effectiveness Period shall expire no later than the second anniversary of the Effective Date. Mandalay shall notify the Purchaser in writing promptly (and in any event within one Business Day) after receiving notification from the SEC that the Registration Statement has been declared effective.

(c) As promptly as reasonably possible, and in any event no later than the 7th day after the Registration Statement ceases to be effective pursuant to applicable securities laws due to the passage of time or the occurrence of an event requiring Mandalay to file a post-effective amendment to the Registration Statement, Mandalay shall prepare and file with the SEC a post-effective amendment to the Registration Statement (a “Post-Effective Amendment”). Mandalay shall use its best efforts to cause the Post-Effective Amendment to be declared effective by the SEC as promptly as possible after the filing thereof. Mandalay shall notify the Purchaser in writing promptly (and in any event within one Business Day) after receiving notification from the SEC that the Post-Effective Amendment has been declared effective.

1.2 Registration Procedures. In connection with Mandalay’s registration obligations hereunder, Mandalay shall:

(a) Not less than three days prior to the filing of a Registration Statement or any related

Exhibit E

Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), Mandalay shall (i) furnish to the Purchaser and Nixon Peabody LLP (“Purchaser Counsel”) copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of the Purchaser and Purchaser Counsel, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of Purchaser Counsel, to conduct a reasonable investigation within the meaning of the Securities Act. Mandalay shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which Purchaser shall reasonably object.

(b) (i) Prepare and file with the SEC such amendments, including Post-Effective Amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible, and in any event within ten days, to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Purchaser true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Purchaser thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(c) Notify the Purchaser and Purchaser Counsel as promptly as reasonably possible, and confirm such notice in writing no later than one day thereafter, of any of the following events: (i) the SEC notifies Mandalay whether there will be a “review” of any Registration Statement; (ii) the SEC comments in writing on any Registration Statement (in which case Mandalay shall deliver to the Purchaser and Purchaser Counsel a copy of such comments and of all written responses thereto); (iii) any Registration Statement or any Post-Effective Amendment is declared effective; (iv) the SEC or any other federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any proceedings for that purpose; (vi) Mandalay receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any proceeding for such purpose; or (vii) the financial statements included or incorporated by reference in any Registration Statement become ineligible for inclusion or incorporation therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Use its best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as possible.

(e) Furnish to the Purchaser and Purchaser Counsel, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and

Exhibit E

schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

(f) Promptly deliver to the Purchaser and Purchaser Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as they may reasonably request. Mandalay hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the Purchaser in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(g) (i) In the time and manner required by each Trading Market, prepare and file with such Trading Market an additional shares listing application covering all of the Registrable Securities; (ii) take all steps necessary to cause such Registrable Securities to be approved for listing on each Trading Market as soon as possible thereafter; (iii) provide to the Purchaser evidence of such listing; and (iv) maintain the listing of such Registrable Securities on each such Trading Market or another Eligible Market.

(h) Prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the Purchaser and Purchaser Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Purchaser requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.

(i) Cooperate with the Purchaser to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any the Purchaser may request.

(j) Upon the occurrence of any event described in Section 1.2(c)(vii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) Cooperate with any due diligence investigation undertaken by the Purchaser in connection with the sale of Registrable Securities, including, without limitation, by making available any documents and information; provided that Mandalay will not deliver or make available to any Purchaser material, nonpublic information unless the Purchaser specifically requests in advance to receive material, nonpublic information in writing.

(l) Comply with all applicable rules and regulations of the SEC.

1.3 Registration Expenses.

Mandalay shall pay (or reimburse the Purchaser for) all fees and expenses incident to the performance of or compliance with this Agreement by Mandalay, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the

Exhibit E

SEC, any Trading Market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing prospectuses requested by the Purchaser), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for Mandalay and up to $15,000 for the Purchaser Counsel, (e) fees and expenses of all other Persons retained by Mandalay in connection with the consummation of the transactions contemplated by this Agreement, and (f) all listing fees to be paid by Mandalay to the Trading Market.

1.4 Indemnification.

(a) Indemnification by Mandalay. Mandalay shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Purchaser, the officers, directors, partners, members, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees of each of them, each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding the Purchaser furnished in writing to Mandalay by the Purchaser expressly for use therein, or to the extent that such information relates to the Purchaser or the Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 1.2(c)(v)-(vii), the use by the Purchaser of an outdated or defective Prospectus after Mandalay has notified the Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by the Purchaser of the Advice contemplated in Section 1.5.

(b) Indemnification by Purchaser. The Purchaser shall indemnify and hold harmless Mandalay, its directors, officers, agents and employees, each Person who controls Mandalay (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by the Purchaser to Mandalay specifically for inclusion in such Registration Statement or such Prospectus or to the extent that (i) such untrue statements or omissions are based solely upon information regarding the Purchaser furnished in writing to Mandalay by the Purchaser expressly for use therein, or to the extent that such information relates to the Purchaser or the Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 1.2(c)(v)-(vii),

Exhibit E

the use by the Purchaser of an outdated or defective Prospectus after Mandalay has notified the Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by the Purchaser of the Advice contemplated in Section 1.5. In no event shall the liability of any selling Purchaser hereunder be greater in amount than the dollar amount of the net proceeds received by the Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 1.4) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) Contribution. If a claim for indemnification under Section 1.4(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things,

Exhibit E

whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 1.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 1.4 was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 1.4(d), no Purchaser shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by the Purchaser from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that the Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 1.4 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

1.5 Dispositions.

Each Purchaser agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement. Each Purchaser further agrees that, upon receipt of a notice from Mandalay of the occurrence of any event of the kind described in Sections 1.2(c)(v), (vi) or (vii), the Purchaser will discontinue disposition of such Registrable Securities under the Registration Statement until the Purchaser’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 1.2(j), or until it is advised in writing (the “Advice”) by Mandalay that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. Mandalay may provide appropriate stop orders to enforce the provisions of this paragraph.

1.6 Piggy-Back Registrations.

If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and Mandalay shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then Mandalay shall send to the Purchaser written notice of such determination and if, within fifteen days after receipt of such notice, the Purchaser shall so request in writing, Mandalay shall include in such registration statement all or any part of the Registrable Securities the Purchaser requests to be registered.

*  *  *  *  *

Exhibit E

Exhibit A

Form of Subordinated Secured Debenture

See attached

Exhibit E

Final Form

THIS SUBORDINATED SECURED DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH DEBENTURE UNDER THE ACT, UNLESS THE MAKER HEREOF HAS RECEIVED A WRITTEN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, TO THE EFFECT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION UNDER THE ACT.

THIS DEBENTURE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE PURCHASE AGREEMENT REFERRED TO BELOW.

THIS DEBENTURE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT BETWEEN THE PURCHASER AND SILICON VALLEY BANK.

SUBORDINATED SECURED DEBENTURE

DUE [            , 20    ]

$8,000,000.00	[ , 20 ]

FOR VALUE RECEIVED, APPIA, INC., a Delaware corporation (“Appia”), through its duly authorized officer undersigned hereto, HEREBY UNCONDITIONALLY PROMISES TO PAY TO THE ORDER OF NORTH ATLANTIC SBIC IV, L.P., a Delaware limited partnership (the “Purchaser”), at the office of the Purchaser located at c/o North Atlantic Capital Corporation, Two City Center, Portland, Maine, 04101(or such other place as the proper holder hereof may specify in writing), in lawful money of the United States of America and in immediately available funds, the principal amount of EIGHT MILLION and 00/100 DOLLARS ($8,000,000). Appia agrees to pay the principal amount of this Debenture in the amounts and on the dates specified in Section 2 of that certain Securities Purchase Agreement, dated of even date herewith (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Purchase Agreement”), by and among Appia, the Purchaser, and Mandalay Digital Group, Inc. Appia further agrees to pay interest on the unpaid principal balance of this Debenture from time to time outstanding from the Closing Date until paid, at the rates and at the times provided in the Purchase Agreement.

This Subordinated Secured Debenture (“Debenture”) is issued pursuant and subject to the terms and conditions of the Purchase Agreement, and the holder hereof is entitled to, and shall have, all of the benefits of the Purchase Agreement, and all other agreements, instruments, guarantees and other documents executed and delivered in connection therewith and herewith subject to compliance with the transfer provisions hereof and thereof. All capitalized terms used though not defined herein but defined in the Purchase Agreement shall have the meanings given to such terms in the Purchase Agreement.

Exhibit E

This Debenture is secured as provided in the Security Documents. Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted, and the rights of the holder of this Debenture in respect thereof.

This Debenture is subordinated in right of payment to certain indebtedness of Appia to Silicon Valley Bank (“Bank”) as provided in the Subordination Amendment. The security interest created by the Security Documents to secure this Debenture is subordinate and junior to the security interest held by Bank as provided in the Subordination Amendment. Reference is hereby made to the Subordination Amendment for a description of the terms and conditions of the relative rights of Bank and the holder of this Debenture with respect thereto.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all amounts then remaining unpaid on this Debenture shall become, or may be declared to be, immediately due and payable, all as provided in the Purchase Agreement.

All parties now and hereafter liable with respect to this Debenture, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Subject to Section 11.9 of the Purchase Agreement, this Debenture shall be binding upon Appia and its successors and assigns, and shall inure to the benefit of the Purchaser and its successors, assigns, endorsees and transferees.

APPIA AND THE PURCHASER EACH HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS DEBENTURE, ANY OF THE OTHER FINANCING DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

This Debenture and the other Financing Documents shall be construed in accordance with and governed by, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Appia and the Purchaser each agree that any suit, action or proceeding against the other arising out of or based upon this Agreement may be instituted in or removed to a United States Federal or Delaware state court, and any appellate court from any thereof, and Appia and the Purchaser each irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Appia and the Purchaser each irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Debenture in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Appia and the Purchaser each agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon Appia and the Purchaser and may be enforced in any court to the jurisdiction of which they are subject, by a suit upon judgment.

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT.

Exhibit E

YOU MAY CONTACT THE ISSUER AT [—], ATTENTION: [—], AND THE ISSUER WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Exhibit E

IN WITNESS WHEREOF, Appia, Inc., through its duly authorized officer undersigned hereto, has executed this Subordinated Secured Debenture under its seal as of the date first written above.

Appia:

APPIA, INC.

By:
Name:	[Judson S. Bowman]
Title:	[Chief Executive Officer]

Witnessed:

By:

Name:

[Signature Page to Subordinated Secured Debenture]

Exhibit E

Exhibit B

Form of Common Stock Purchase Warrant

See attached.

Exhibit E

Final Form

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION HEREOF. NO SALE OR DISTRIBUTION OF THIS WARRANT MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

MANDALAY DIGITAL GROUP, INC.

COMMON STOCK PURCHASE WARRANT

Date of Issuance: [            , 20    ]

FOR VALUE RECEIVED, MANDALAY DIGITAL GROUP, INC., a Delaware corporation (“Mandalay”), hereby certifies that NORTH ATLANTIC SBIC IV, L.P., a Delaware limited partnership (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from Mandalay, at any time on or after the Vesting Date (as defined in Section 1 below) and on or before the Expiration Date (as defined in Section 6 below) shares of Mandalay’s Common Stock, par value $0.001 per share (“Mandalay Common Stock”), at an exercise price per share (the “Exercise Price”) equal to $0.001 (subject to adjustment as provided herein). The shares of stock issuable upon exercise of this Common Stock Purchase Warrant (“Warrant”) are referred to hereinafter as the “Warrant Shares”.

This Warrant is issued pursuant to, and is subject to the terms and conditions of, that certain Securities Purchase Agreement dated of even date herewith (as the same may be amended, modified, supplemented, extended or restated, from time to time, the “Purchase Agreement”) by and among Mandalay, the Registered Holder, and Appia, Inc. (“Appia”). All capitalized terms used though not defined herein but defined in the Purchase Agreement shall have the meanings given to such terms in the Purchase Agreement.

1. Vesting; Number of Shares. This Warrant shall become fully vested on the date with is twelve (12) months from the date hereof (the “Vesting Date”) if, and only if, all interest, principal and other amounts owed to the Registered Holder pursuant to that certain Debenture issued by Appia on or about the date hereof (the “Obligations”) pursuant to the Purchase Agreement have not been paid in full on or before such Vesting Date. In the event the Obligations have been paid in full on or before the Vesting Date, then effective upon payment of the Obligations, this Warrant shall expire and be of no further force or effect. If this Warrant shall not have vested on the Vesting Date, then this Warrant shall automatically expire and be of no further force or effect. If and when this Warrant is vested, subject to the other terms and conditions hereinafter set forth, the Registered Holder shall then be entitled, upon surrender of this Warrant, to purchase from Mandalay up to Four Hundred Thousand (400,000) shares of Mandalay Common Stock (subject to adjustment as provided herein).

Exhibit E

2. Exercise.

(a) Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of Mandalay, or at such other office or agency as Mandalay may designate, accompanied by payment in full of the aggregate Exercise Price payable in respect of the number of Warrant Shares purchased upon such exercise (the “Purchase Price”). The Purchase Price may be paid by cash, check, wire transfer, or by the surrender of promissory notes or other instruments representing indebtedness of Mandalay to the Registered Holder.

(b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to Mandalay as provided in Section 2(a) hereinabove. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 2(d) hereinbelow shall be deemed to have become the holder or holders of record of the Warrant Shares to be represented by such certificates.

(c) Net Issue Exercise.

(i) In lieu of exercising this Warrant in the manner provided in Section 2(a) hereinabove, the Registered Holder may elect to receive a number of Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of Mandalay together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event Mandalay shall issue to such Registered Holder a number of Warrant Shares computed using the following formula:

X = Y (A - B)
A

Where	X =	The number of Warrant Shares to be issued to the Registered Holder.

	Y =	The number of shares of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

	A =	The fair market value of one Warrant Share (at the date of such calculation).

	B =	The Exercise Price (as adjusted to the date of such calculation).

(ii) For purposes of this Section 2(c), the fair market value of one Warrant Share on the date of calculation shall mean:

(A) as of any particular date: (1) the volume weighted average of the closing sales prices of Mandalay Common Stock for such day on all domestic securities exchanges on which Mandalay Common Stock may at the time be listed; (2) if there have been

Exhibit E

no sales of Mandalay Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for Mandalay Common Stock on all such exchanges at the end of such day; (3) if on any such day Mandalay Common Stock is not listed on a domestic securities exchange, the closing sales price of Mandalay Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association for such day; or (4) if there have been no sales of Mandalay Common Stock on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Mandalay Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which fair market value is being determined; provided, that if Mandalay Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

(B) if item (A) hereinabove is not applicable, then the fair market value of a Warrant Share shall be the highest price per share which Mandalay could obtain on the date of calculation from a hypothetical willing, able, sophisticated and experienced buyer (but not a current employee or director), acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of all relevant facts, with such price to be determined in good faith by the Mandalay Board and the Registered Holder, unless Mandalay is at such time subject to a Liquidity Event (as described in Section 7(d) below) in which case the fair market value of a Warrant Share shall be deemed to be the value received by the holders of such stock pursuant to such event. If Mandalay, on the one hand, and the Registered Holder, on the other hand, cannot agree upon the fair market value of a Warrant Share under this paragraph, then the dispute shall be settled by the appointment of an independent third-party arbitrator in accordance with the rules of the American Arbitration Association.

(d) Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, Mandalay at its expense shall cause to be issued in the name of, and delivered to, the Registered Holder:

(i) a certificate or certificates for the number of Warrant Shares to which such Registered Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor and calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 2(a) or 2(c) hereinabove (without giving effect to any adjustment thereto).

(e) Payment of Dividends. If, between the issue and exercise dates of this Warrant:

(i) Mandalay shall have declared and paid dividends on Mandalay Common Stock, then upon exercise of this Warrant, the Registered Holder shall be entitled to

Exhibit E

receive payment from Mandalay of an amount equal to any dividend payment to which such Registered Holder would have been entitled if such Registered Holder had exercised this Warrant prior to the declaration and payment of said dividends; and

(ii) any dividends shall have accrued on Mandalay Common Stock, or shall have been declared on Mandalay Common Stock but be unpaid thereon, then, upon exercise of this Warrant, the Warrant Shares shall automatically and without further action on the part of Mandalay or the Registered Holder (unless the Registered Holder otherwise agrees) be deemed to have accrued an amount of dividends that would have accrued on such Warrant Shares if such Warrant Shares had been issued on the date hereof and be entitled to receive payment from Mandalay of an amount equal to any declared, but unpaid, dividend at the same time, and on the same terms and conditions, as the other holders of Mandalay Common Stock.

3. Adjustments.

(a) Stock Splits and Dividends. If outstanding shares of Mandalay Common Stock shall be subdivided into a greater number of shares of Mandalay Common Stock or other Capital Stock of Mandalay, or a dividend of other or additional Capital Stock or other securities or property (other than cash) of Mandalay shall be paid in respect of such Mandalay Common Stock, then the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Mandalay Common Stock shall be combined into a smaller number of shares, then the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment. If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of Mandalay Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of Mandalay Common Stock.

(b) Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of Mandalay (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 3.

(c) Adjustment Certificate. When any adjustment is required to be made to the Warrant Shares or the Exercise Price pursuant to this Section 3, Mandalay shall promptly

Exhibit E

mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment, and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

(d) Acknowledgement. For the avoidance of doubt, it is acknowledged that the holder of this Warrant shall be entitled to the benefit of all adjustments pursuant to this Section 3 which occur after the date hereof and prior to the exercise of this Warrant.

4. Assignment.

(a) The holder of this Warrant acknowledges that this Warrant has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant in the absence of (i) an effective registration statement under the Securities Act as to this Warrant and registration or qualification of this Warrant under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to Mandalay, that such registration and qualification are not required.

(b) This Warrant is not assignable by the Registered Holder without Mandalay’s prior written consent, except that assignments by the Registered Holder to an Affiliate (as defined below) of the Registered Holder shall be permitted provided that the assignee agrees in writing to be bound by all of the terms of this Warrant. For purposes of the foregoing, an “Affiliate” of the Registered Holder shall mean any other person or entity who directly or indirectly, controls, is controlled by, or is under common control with the Registered Holder, including, without limitation, any general partner, managing member, officer, or director of such Registered Holder, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Registered Holder.

5. No Impairment. Without the prior written consent of the Registered Holder, Mandalay shall not avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

6. Termination.

(a) Provided that the Registered Holder receives prior notices in accordance with Section 7 below, and subject to
Section 6(b) and Section 6(c) hereinbelow, this Warrant (and the right to purchase securities upon exercise hereof) shall terminate on the earliest to occur of the following (the “Expiration Date”):

(i) 5:00 P.M. Boston, Massachusetts time on [            , 20    ]; or

(ii) the occurrence of any Liquidity Event following the Vesting Date.

(b) If on the Expiration Date this Warrant has not been exercised in full and the fair market value of one Warrant Share (or other security issuable upon the exercise hereof)

Exhibit E

as determined in accordance with Section 2(c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised and converted pursuant to Section 2(c) into Warrant Shares, and Mandalay shall promptly deliver a certificate representing such Warrant Shares.

(c) If a Liquidity Event occurs prior to the Vesting Date, then (i) Mandalay shall reserve and set aside an amount of the consideration payable in respect of such Liquidity Event, which would otherwise be distributed to Mandalay’s Stockholders, sufficient to pay to the Registered Holder the full amount of payment such holder would have been entitled to had this Warrant been fully vested at the time of the Liquidity Event (the “Liquidity Payment”), and (ii) if this Warrant subsequently vests, then this Warrant shall automatically be deemed on and as of the Vesting Date to be exercised and converted pursuant to Section 2(c) into Warrant Shares (subject to any adjustments resulting from such Liquidity Event or other events under Section 3), and Mandalay shall, at the option of the Registered Holder, promptly deliver the a certificate representing such Warrant Shares or the Liquidity Payment. In lieu of the foregoing, Mandalay may elect to accelerate vesting of this Warrant.

7. Notices of Certain Transactions. In case:

(a) Mandalay shall set a record date for the holders of its Capital Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b) Mandalay shall set an effective date of any capital reorganization of Mandalay, any reclassification of the Capital Stock of Mandalay, any consolidation or merger of Mandalay, any consolidation or merger of Mandalay with or into another corporation (other than a consolidation or merger in which Mandalay is the surviving entity), or any transfer of all or substantially all of the assets of Mandalay, or

(c) Mandalay shall set an effective date of any redemption of any Capital Stock of Mandalay (or other stock or securities at the time deliverable upon the exercise of this Warrant), or

(d) Mandalay shall set an effective date of any Liquidity Event,

then, and in each such case, Mandalay will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Liquidity Event, reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, or redemption is to take place, and the time, if any is to be fixed, as of which the holders of record of Capital Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be given at least ten (10) Business Days prior to the record date or effective date for the event specified in such notice.

Exhibit E

Such notice shall specify all material terms of the event specified in such notice. If any material term changes after such notice is given, or such notice fails to include any such material term, such notice shall be void and Mandalay shall be obligated to provide a new notice to the Registered Holder pursuant to the terms of this Section 7.

8. Sale of Company. If following the Vesting Date, Mandalay shall at any time prior to the Expiration Date undergo a Liquidity Event, it shall provide the Registered Holder the ten (10) Business Days prior written notice of the Liquidity Event as required by Section 7 above, then the Registered Holder shall have until the effective date of such Liquidity Event (the “Sale Exercise Date”) to exercise this Warrant in accordance with the provisions of Section 2 above.

9. Intentionally Deleted.

10. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to Mandalay of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in a form reasonably satisfactory to Mandalay, or (in the case of mutilation) upon surrender and cancellation of this Warrant, Mandalay will issue, in lieu thereof, a new Warrant of like tenor.

11. Mailing of Notices. Any notice required or permitted pursuant to this Warrant shall be in writing and shall be deemed sufficient upon delivery pursuant to Section 11.5 of the Purchase Agreement.

12. No Rights as Stockholder. Except as may be otherwise provided in (i) Mandalay’s Certificate of Incorporation, or (ii) the Purchase Agreement, until the exercise of this Warrant, the Registered Holder of this Warrant shall not solely by virtue of holding this Warrant have or exercise any rights as a Stockholder of Mandalay.

13. No Fractional Shares. No fractional shares of Mandalay Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) shall be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, Mandalay shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Mandalay Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) on the date of exercise, as determined in good faith by the Mandalay Board.

14. Amendment or Waiver. Any term of this Warrant may be amended or waived upon written consent of Mandalay and the Registered Holder.

15. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

Exhibit E

16. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Exhibit E

IN WITNESS WHEREOF, Mandalay Digital Group, Inc., through its duly authorized officer undersigned hereto, has executed this Common Stock Purchase Warrant under its seal as of the date first written above.

Mandalay:

MANDALAY DIGITAL GROUP, INC.

By:

Name:

Title:

Witnessed:

By:

Name:

[Signature Page to Common Stock Purchase Warrant]

Exhibit E

EXHIBIT A

PURCHASE/EXERCISE FORM

To:	MANDALAY DIGITAL GROUP, INC.	Dated: , 20

The undersigned Registered Holder, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to (choose one):

                     (a) purchase              shares of Mandalay Common Stock covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such shares at the price per share provided for in such Warrant, or

                     (b) exercise such Warrant for              shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(d) of such Warrant.

Registered Holder (if an entity):

Entity Name:

By (signature):

Signatory Name:

Signatory Title:

Registered Holder (if an individual):

Signature:

Signatory Name:

Exhibit E

Exhibit G

Form of Subordination Amendment

See attached

Exhibit E

Final Form

AMENDED AND RESTATED SUBORDINATION AGREEMENT

This Amended and Restated Subordination Agreement (the “Agreement”) is made as of             , 201    , by and between NORTH ATLANTIC SBIC IV, L.P., a Delaware limited partnership (“Creditor”), with its principal place of business at Two City Center, 5th Floor, Portland, Maine 04101 and SILICON VALLEY BANK, a California-chartered bank (“Bank”), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054.

Recitals

A. Bank has extended credit to Appia, Inc., a Delaware corporation (“Borrower”), for the purposes permitted in that certain Amended and Restated Loan and Security Agreement between Bank and Borrower dated August 28, 2012 (as amended, the “Prior Loan Agreement”), and concurrently herewith, Bank and Borrower intend to amend and restate the Prior Loan Agreement pursuant to that certain Second Amended and Restated Loan and Security Agreement between Bank and Borrower dated on or about the date hereof.

B. Creditor has extended loans or other credit accommodations to Borrower, pursuant to those certain Purchase Agreements, dated April 4, 2013, and October 31, 2013, by and between the Borrower and Creditor and those certain 10.00% Subordinated Debentures, dated as of April 4, 2013, and October 31, 2013, from the Borrower made payable to the order of Creditor (as amended, collectively, the “Prior Subordinated Debt Documents”), and concurrently herewith, Borrower and Creditor intend to enter into a new agreement whereby Creditor will extend a loan to Borrower in an aggregate principal amount of Eight Million Dollars ($8,000,000) (the “New Subordinated Debt”) and the proceeds of the New Subordinated Debt shall be used by Borrower to repay all outstanding principal indebtedness owing to Creditor (the “Refinancing”). In connection with the Refinancing, Borrower will pay to Creditor all accrued interest and the prepayment fee owed by Borrower to Creditor under the Prior Subordinated Debt Documents (the payment to Creditor of the indebtedness under the Prior Subordinated Debt Documents, all accrued interest thereon and the prepayment fee thereon, are collectively referred to herein as the “Payoff”).

C. In connection with the acquisition of Borrower by Mandalay Digital Group, Inc. (“Guarantor”), each of Bank and Creditor intend to obtain a secured guaranty from Guarantor guarantying the obligations owed by Borrower to Bank and Creditor, respectively (the “Parent Guaranty”).

D. Bank and Creditor have entered into that certain Subordination Agreement dated as of April 4, 2013, as amended by that certain First Amendment to and Reaffirmation of Subordination Agreement by and between Bank and Creditor dated as of October 11, 2013, and that certain Second Amendment to and Reaffirmation of Subordination Agreement by and between Bank and Creditor dated as of October 31, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “Prior Subordination Agreement”).

E. Bank, Creditor and Borrower have agreed to certain arrangements in regard to the New Subordinated Debt, the Payoff and the Parent Guaranty, and Bank and Creditor have agreed to amend and restate the Prior Subordination Agreement in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Definitions. As used in this Agreement, the following terms are defined as follows:

“Bankruptcy Proceedings” means any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors, or other similar proceeding initiated by or against the Borrower and/or Guarantor or any dissolution or winding up or total or partial liquidation or reorganization of the Borrower and/or Guarantor, whether voluntary or involuntary.

“Borrower Collateral” shall have the meaning given to that term in the Senior Loan Agreement.

“Collateral” shall mean, collectively, the Borrower Collateral and the Guarantor Collateral .

“Guarantor” means Mandalay Digital Group, Inc.

“Guarantor Collateral” shall have the meaning given to that term in the Senior Guaranty.

Exhibit E

Final Form

“Payment Blockage Notice” means any written notice from the Bank to the Borrower, the Guarantor and the Creditor in which the Bank states that a Senior Debt Default has occurred and is continuing; provided, however, that:

(a) if repayment of the Senior Debt has not been accelerated by the Bank, no such notice shall be effective as a Payment Blockage Notice if four (4) effective Payment Blockage Notices shall have been given within three hundred sixty (360) days prior thereto; and

(b) no such notice shall be effective as a Payment Blockage Notice if based upon a Senior Debt Default that was the basis of a prior effective Payment Blockage Notice and such Senior Debt Default has not been cured or waived for a period of at least forty-five (45) days.

“Payment Blockage Period” means, with respect to any Payment Blockage Notice, the period commencing on the date on which the Bank sends such Payment Blockage Notice to the Borrower, the Guarantor and the Creditor and terminating on the earliest to occur of the following dates:

(a) the date on which the Borrower, the Guarantor and the Creditor receive written notice from the Bank that the Senior Debt Default(s) described in such Payment Blockage Notice has (or have) been cured within the applicable grace period, if any, or waived in writing or otherwise ceased to exist; or

(b) the date on which a period of one hundred twenty (120) days commencing on the date on which the Bank sent such Payment Blockage Notice to the Borrower, the Guarantor and the Creditors, has elapsed.

For the purpose of clarification and the avoidance of doubt, it is understood and agreed that there shall be no more than four (4) Payment Blockage Periods in any consecutive three hundred sixty (360) day period.

“Payoff” shall have the meaning given to that term as set forth in Recital B above.

“Permitted Interest Payment” shall have the meaning given to that term as set forth in Section 3.2 below.

“Prior Subordinated Debt Documents” shall have the meaning given to that term as set forth in Recital B above.

“Prior Subordination Agreement” shall have the meaning given to that term as set forth in Recital D above.

“Remedy Blockage Notice” shall have the meaning given to that term as set forth in Section 4.3 below.

“Remedy Blockage Period” shall have the meaning given to that term as set forth in Section 4.3 below.

“Senior Collection Action” means any judicial proceeding initiated by the Bank against the Borrower and/or the Guarantor to collect any Senior Debt, to foreclose the Liens granted to the Bank or otherwise to enforce any rights or remedies of the Bank under any of the Senior Debt Documents or applicable law with respect to the Senior Debt.

“Senior Debt” means all obligations of Borrower and/or Guarantor to Bank now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower and/or Guarantor of any bankruptcy, reorganization or similar proceeding, and all obligations under the Senior Debt Documents.

“Senior Debt Default” means an event of default that occurs and is continuing with respect to Senior Debt that permits the holder(s) thereof to accelerate the maturity of such Senior Debt.

“Senior Debt Documents” means collectively, the following documents, as the same may be amended, modified, substituted, extended or restated from time to time, to the extent permitted hereunder: (a) the Senior

Exhibit E

Final Form

Loan Agreement, (b) the Senior Guaranty, and (c) all promissory notes, security agreements, pledge agreements, assignments, mortgages, guaranties, financing statements and other agreements, documents, instruments and other writings described or referred to in, or otherwise executed and delivered from time to time by the Borrower, Guarantor or any other Person to the Bank in connection or accordance with the provisions of the Senior Loan Agreement.

“Senior Guaranty” means that certain Unconditional Secured Guaranty and Pledge Agreement, dated on or about the date hereof, by and between Guarantor and Bank, as the same may be amended, modified, substituted, extended or restated from time to time, to the extent permitted hereunder.

“Senior Loan Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated on or about the date hereof, by and between Borrower and Bank, as the same may be amended, modified, substituted, extended or restated from time to time, to the extent permitted hereunder.

“Subordinated Debenture” means that certain [10.00%] Subordinated Debenture, dated on or about the date hereof, from the Borrower made payable to the order of Creditor in the original principal amount of

$8,000,000.00, as the same may be amended, modified, substituted, extended or restated from time to time, to the extent permitted hereunder.

“Subordinated Debt” means all obligations of Borrower and/or Guarantor to Creditor now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower and/or Guarantor of any bankruptcy, reorganization or similar proceeding, and all obligations under the Subordinated Debenture.

“Subordinated Debt Documents” means collectively, the following documents, as the same may be amended, modified, substituted, extended or restated from time to time, to the extent permitted hereunder: (a) the Subordinated Purchase Agreement, (b) the Subordinated Debenture, (c) the Subordinated Guaranty, and (d) all promissory notes, debentures, security agreements, pledge agreements, assignments, mortgages, guaranties, financing statements and other agreements, documents, instruments and other writings described or referred to in, or otherwise executed and delivered from time to time by the Borrower, Guarantor or any other Person to the Creditor in connection or accordance with the provisions of the Subordinated Purchase Agreement or the Subordinated Debenture.

“Subordinated Guaranty” means that certain Unconditional Secured Guaranty and Pledge Agreement, dated on or about the date hereof, by and between Guarantor and Creditor, as the same may be amended, modified, substituted, extended or restated from time to time, to the extent permitted hereunder.

“Subordinated Purchase Agreement” means that certain Purchase Agreement, dated on or about the date hereof, by and between the Borrower and Creditor, as the same may be amended, modified, substituted, extended or restated from time to time, to the extent permitted hereunder.

“Termination Date” means the first date on which (a) all Senior Debt is paid or provided for in full; and (b) the holder of the Senior Debt has no further obligation to extend credit, lend sums or grant any financial accommodations to the Borrower under the Senior Debt Documents.

“45 Day Disgorgement Period” shall have the meaning given to that term as set forth in Section 3.2 below.

2. Subordination.

2.1 Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower and/or Guarantor. Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Bank in the Collateral shall at all times be senior to the security interest of Creditor.

2.2 All Subordinated Debt is subordinated in right of payment to the Senior Debt to the extent and in the manner provided herein.

Exhibit E

Final Form

3. Limitation on Payments.

3.1 Except as otherwise expressly provided in Section 3.2 below, no payment of the Subordinated Debt of any kind shall be made by the Borrower, or accepted by the Creditor, and the Borrower shall not set off, contra or otherwise apply all or any part of any obligation of the Creditor to the Borrower toward satisfaction of the Subordinated Debt, or acquire, redeem or otherwise purchase any Subordinated Debt. Except as otherwise expressly provided in Section 3.2 below, Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

3.2 So long as the Creditor has not received from the Bank any effective Payment Blockage Notice, the Borrower shall be permitted to make to the Creditor, and the Creditor shall be entitled to receive from the Borrower, the following payments:

(a) any regularly scheduled, non-accelerated payments of non-default interest when and as due and payable, in accordance with the terms of the Subordinated Debt Documents; and

(b) principal under the Subordinated Debt Documents at non-accelerated maturity;

provided, however, if during the 45 day period immediately following the date on which the Creditor receives a payment from the Borrower (said period is hereinafter referred to as a “45 Day Disgorgement Period”), as permitted pursuant to the provisions of Section 3.2(a) above (said payment is hereinafter referred to as a “Permitted Interest Payment”), the Creditor receives from the Bank an effective Payment Blockage Notice, the Creditor shall promptly disgorge and pay to the Bank for application to the Senior Debt any Permitted Interest Payment which the Creditor received during such 45 Day Disgorgement Period. Notwithstanding any provision contained in this Agreement to the contrary, nothing contained in this Agreement shall prohibit, restrict or limit the Creditor from converting or otherwise exchanging all or any part of the Subordinated Debt into equity securities of the Borrower.

3.3 No payment of the Subordinated Debt of any kind shall be made by the Guarantor, or accepted by the Creditor, and the Guarantor shall not set off, contra or otherwise apply all or any part of any obligation of the Creditor to the Guarantor toward satisfaction of the Subordinated Debt, or acquire, redeem or otherwise purchase any Subordinated Debt. Except as otherwise expressly provided in Sections 3.2 and 3.4 , Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

3.4 Notwithstanding anything to the contrary contained herein or in the Prior Subordination Agreement, the Borrower shall pay and the Creditor shall receive on the date hereof and retain the Payoff (to the extent of any amounts outstanding under the Prior Subordinated Debt Documents and provided that the principal amount paid in the Payoff are from the proceeds of the New Subordinated Debt) and any payments in respect of any out-of-pocket fees, costs and expenses incurred by the Creditor (including reasonable legal fees, costs and expenses) in connection with the closing of the Subordinated Debt Documents, without causing a breach of or default under this Agreement or the Prior Subordination Agreement or any instrument, document or agreement related thereto or given in connection therewith and such payments shall not be deemed to be Subordinated Debt for purposes of this Agreement or the Prior Subordination Agreement.

4. Limitation on Remedies.

4.1 Notwithstanding any provision contained in any of the Subordinated Debt Documents to the contrary, the Creditor shall not have any right to accelerate or declare a default under any of the Subordinated Debt, and no purported default under, or acceleration of, any of the Subordinated Debt shall have any effect, to the extent that such default or acceleration is premised upon the existence of a Senior Debt Default (or an event which with the passage of time, notice or both, would constitute a Senior Debt Default), unless the Creditor shall have the right to accelerate the Subordinated Debt based upon a default or event of default under the Subordinated Debt Documents, notwithstanding that the event, act, omission, occurrence or circumstance giving rise to such default or event of default may also constitute a Senior Debt Default (or an event which with the passage of time, notice or both, would constitute a Senior Debt Default).

Exhibit E

Final Form

4.2 Except as otherwise provided in Sections 3.2 and 4.3 of this Agreement, while a Remedy Blockage Period is in effect, the Creditor shall not,

(a) demand or accept from the Borrower and/or Guarantor any payment or other value on account of the Subordinated Debt or the Collateral; or

(b) set off, contra, or otherwise apply all or any part of the Subordinated Debt towards satisfaction of any obligation of such Creditor to the Borrower and/or Guarantor; or

(c) commence any legal or judicial proceedings (including, without limitation, initiating any Bankruptcy Proceedings) against the Borrower and/or Guarantor; or

(d) exercise any of Creditor’s rights, remedies, powers, privileges and discretions with respect to any of the Subordinated Debt or the Collateral (except that in connection with any Bankruptcy Proceeding, the Subordinated Debt may be accelerated, as provided under the Subordinated Loan Documents in effect on the date hereof and the Creditor shall be entitled to file a proof of claim with respect thereto in such Bankruptcy Proceeding, as hereinafter provided).

4.3 Upon the occurrence of an event of default under the Subordinated Debt Documents, the Creditor shall not accelerate the Subordinated Debt or declare or join in any declaration of the Subordinated Debt to be due and payable by reason of such event of default or otherwise take any action against the Borrower and/or Guarantor prior to the expiration of one hundred eighty (180) days (a “Remedy Blockage Period”) after the written notice of intention to accelerate on account of the occurrence of such event of default, specifying same (the “Remedy Blockage Notice”) shall have been given by the Creditor to the Borrower, the Guarantor and the Bank. Upon the expiration or termination of any Remedy Blockage Period, the Creditor shall be entitled to exercise any of its rights with respect to the Subordinated Debt.

4.4 Notwithstanding any provision contained in this Agreement to the contrary, any Remedy Blockage Period shall cease to be effective if at any time during such period: (a) substantially all of the assets of the Borrower and Guarantor are sold or otherwise disposed of outside of the ordinary course of business for less than fair value, (b) a Senior Collection Action has occurred, or (c) payment of any distribution of any character, whether in cash or other property of the Borrower and/or Guarantor (but excluding equity securities of the Borrower and/or Guarantor), shall be made to or received by any creditor on any indebtedness which is on the same level of priority with or junior and subordinate in right of payment to the Subordinated Debt.

5. Bankruptcy Proceeding.

5.1 In the event of any Bankruptcy Proceeding, this Agreement shall remain in full force and effect, and Bank’s claims against Borrower and/or Guarantor and the estate of Borrower and/or Guarantor shall be paid in full before any payment is made to Creditor.

5.2 Effective during any Bankruptcy Proceeding, the Creditor hereby agrees:

(a) not to waive, discharge, release or compromise any claim of the Creditor in respect of the Subordinated Debt without the prior written consent of Bank;

(b) to take all actions as the Bank may reasonably request in order to enable the Bank to enforce all claims upon or in respect of the Subordinated Debt;

(c) in the event that the Creditor shall have failed to file any claim, proof of claim, amendment of proof of claim, petition or other related document with respect to the Subordinated Debt in any Bankruptcy Proceeding earlier than fifteen (15) days prior to the deadline for any such filing then, in such event the Creditor hereby irrevocably authorizes, empowers and appoints the Bank its agent and attorney-in-fact, with full power of substitution, to execute, verify, deliver and file such claim, proof of claim, amendment of proofs of claim, petition or other document as shall be necessary to have the Subordinated Debt allowed in such Bankruptcy Proceeding; and

(d) in the event that the Creditor shall have failed to exercise any voting rights

Exhibit E

Final Form

(including without limitation, the right to vote and to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) with respect to any and all of the Subordinated Debt at least five (5) days prior to the expiration date of the time to so vote in any such Bankruptcy Proceeding, then, in such event, the Creditor hereby irrevocably authorizes, empowers and appoints the Bank its agent and attorney-in-fact with full power of substitution, to exercise any voting rights in such Bankruptcy Proceeding; provided, however, that the Bank shall have no obligation to execute and/or file any such proof of claim or to vote.

The Creditor will execute and deliver to the Bank such instruments as may be reasonably required by the Bank to enforce any and all Subordinated Debt, to effectuate the aforesaid power of attorney (if such power is in effect) and to effect collection of any and all distributions or other payments of any kind which may be made at any time on account thereof.

In addition to and without limiting the foregoing: (a) until the Senior Debt has been fully paid in cash and Bank’s agreements to lend any funds to Borrower have been terminated, Creditor shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Borrower and/or Guarantor, and (b) if a Bankruptcy Event occurs: (i) Creditor shall not assert, without the prior written consent of Bank, any claim, motion, objection or argument in respect of the Collateral in connection with any Bankruptcy Event which could otherwise be asserted or raised in connection with such Bankruptcy Event, including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral, (ii) Bank may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Creditor as (if applicable) holder of an interest in the Collateral, (iii) if use of cash collateral by Borrower and/or Guarantor is consented to by Bank, Creditor shall not oppose such use of cash collateral on the basis that Creditor’s interest in the Collateral (if any) is impaired by such use or inadequately protected by such use, or on any other ground, and (iv) Creditor shall not object to, or oppose, any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of security interests, liens and claims of any party, including Creditor, under Section 363 of the United States Bankruptcy Code or otherwise, on the basis that the interest of Creditor in the Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by Bank, Creditor shall affirmatively and promptly consent to such sale or disposition of such assets), if Bank has consented to, or supports, such sale or disposition of such assets.

6. Legend. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. By the execution of this Agreement, Creditor hereby authorizes Bank to amend any financing statements filed by Creditor against Borrower and/or Guarantor as follows:

“In accordance with a certain Subordination Agreement by and between the Secured Party and Silicon Valley Bank, the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Silicon Valley Bank in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Silicon Valley Bank.”

7. Amendments to Senior Debt Documents. Prior to the Termination Date, the Bank will not amend, modify (pursuant to a waiver or otherwise), substitute, extend or restate any of the Senior Debt Documents, without the prior written consent of the Creditor, the effect of which is to (a) increase the aggregate principal amount of the Senior Debt to more than $5,000,000.00, (b) accelerate or shorten the maturity date (or weighted average life to maturity) of principal, interest or any other amount of the Senior Debt (other than in connection with a Senior Debt Default), or (c) increase the interest rate payable in respect of the Senior Debt by more than five (5) percentage points (excluding for the purposes of this clause (c) any default rate of interest). Any amendment, modification or supplement to the Senior Debt Documents in violation of this Section 7 shall be null and void, as between the Bank and the Creditor and of no effect between the two of them to the extent in violation of this Section 7. Notwithstanding anything to the contrary, clause (b) of this Section 7 shall not limit in any manner the Bank’s ability to collect and receive from the Borrower a prepayment of all or any part of the Senior Debt in accordance with the Senior Debt Documents.

8. Amendments to Subordinated Debt Documents. Prior to the Termination Date, the Creditor will not amend, modify (pursuant to a waiver or otherwise), substitute, extend or restate any of the Subordinated Debt Documents, without the prior written consent of the Bank, the effect of which is to (a) increase the principal amount of the Subordinated Debt, (b) shorten the maturity of the Subordinated Debt, (c) increase the interest rate on or fees payable in respect of the Subordinated Debt, or (d) cause any financial covenants or events of default of the Borrower,

Exhibit E

Final Form

Guarantor or any Subsidiary thereof in respect of the Subordinated Debt to become more restrictive, or add any additional financial covenants to the Subordinated Debt Documents. Any amendment, modification or supplement to the Subordinated Debt Documents in violation of this Section 8 shall be null and void, as between the Bank and the Creditor and of no effect between the two of them to the extent in violation of this Section 8. No right of the Bank to enforce the subordination provisions provided in this Agreement shall at any time, and in any way, be prejudiced or impaired by any act or failure to act on the part of the Borrower and/or Guarantor or by any non-compliance by the Borrower and/or Guarantor with the terms, provisions and covenants of this Agreement.

9. Collateral - Release of Subordinated Lien. Upon written notice from Bank to Creditor of Bank’s agreement to release its lien on all or any portion of the Collateral in connection with the sale, transfer or other disposition thereof by Bank (or by Borrower and/or Guarantor with consent of Bank), Creditor shall be deemed to have also, automatically and simultaneously, released its lien on such Collateral, and Creditor shall upon written request by Bank, immediately take such action as shall be necessary or appropriate to evidence and confirm such release. All proceeds resulting from any such sale, transfer or other disposition shall be applied first to the Senior Debt until payment in full thereof, with the balance, if any, to the Subordinated Debt, or to any other entitled party. If Creditor fails to release its lien as required hereunder, Creditor hereby appoints Bank as attorney in fact for Creditor with full power of substitution to release Creditor’s liens as provided hereunder. Such power of attorney being coupled with an interest shall be irrevocable.

10. Miscellaneous.

10.1 If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower and/or Guarantor), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. No such action or inaction shall impair or otherwise affect Bank’s rights hereunder. Creditor waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and Creditor agrees that it shall not assert any such defenses or rights.

10.2 Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below, (b) in the case of mailed notice, three (3) calendar days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, (c) in the case of telecopy notice, when received or (d) in the case of notice by Federal Express or other reputable overnight courier service, one (1) business day after delivery to such courier service, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

(a)	If to the Bank, then:	Silicon Valley Bank
3005 Carrington Mill Blvd., Suite 530
Morrisville, NC 27560 Attn: Pat Scheper
Facsimile No.: 919.461.3908

(b)	If to the Creditor, then:	North Atlantic SBIC IV, L.P.
c/o North Atlantic Capital Corporation
Two City Center
Portland, ME 04101 Attention: Mark J. Morrissette
Facsimile No:
Telephone No:

10.3 This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank. This Agreement shall remain effective until terminated in writing by Bank. This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower, Guarantor or

Exhibit E

Final Form

any other party. Creditor further agrees that if Borrower is in the process of refinancing any portion of the Senior Debt with a new lender, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

10.4 Creditor hereby agrees to execute such documents and/or take such further action as Bank may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by Bank.

10.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.6 This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles. Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in Wake County, North Carolina in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement; provided, however, that if for any reason Bank cannot avail itself of the Courts of the State of North Carolina, Creditor accepts jurisdiction of the Courts and venue in Santa Clara County, California. CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN .

10.7 This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Bank, Borrower or Guarantor in entering into this Agreement and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower and Guarantor. This Agreement may be amended only by written instrument signed by Creditor and Bank.

10.8 Nothing contained herein shall in any way impair the Prior Subordination Agreement in effect prior to the execution of this Agreement, nor affect or impair any rights, powers, or remedies under the Prior Subordination Agreement, in each case, with respect to any event, action or inaction that occurred prior to the date hereof, it being the intent of the parties hereto that this Agreement shall not constitute a novation of the Prior Subordination Agreement or an accord and satisfaction of the obligations thereunder but the provisions of this Agreement shall amend and restate the terms of the Prior Subordination Agreement in effect prior to the execution of this Agreement. Bank and Creditor hereby ratify and reaffirm that all prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Prior Subordination Agreement merge into this Agreement.

10.9 Solely for the purpose of assisting Bank and/or Creditor in perfecting the security interest and pledge granted in the collateral of Bank or Creditor securing the Senior Debt or Subordinated Debt, Bank and Creditor each agree to hold any such collateral that is in Bank’s or Creditor’s possession or control as a gratuitous bailee for the other party. Bank and Creditor do not make any representation regarding any perfection or possession or otherwise with respect to any collateral and shall not have any duty or liability to the other party whatsoever arising out of this Section 10.9.

[Signature page follows.]

Exhibit E

Final Form

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Creditor”

NORTH ATLANTIC SBIC IV, L.P.
By:	North Atlantic Investors SBIC IV, LLC
Its:	General Partner

By:

Name:

Title:

“Bank”

SILICON VALLEY BANK

By:

Name:

Title:

The undersigned approve of the terms of this Agreement as of the date hereof.

“Borrower”

APPIA, INC.

By:

Name:

Title:

“Guarantor”

MANDALAY DIGITAL GROUP, INC.

By:

Name:

Title:

[Signature Page to Subordination Agreement]

Exhibit E

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of             , 2014 (the “Effective Date”), between SILICON VALLEY BANK, a California corporation (“Bank”), and Appia, Inc., a Delaware corporation (f/k/a PocketGear, Inc., “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Recitals

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of August 28, 2012 (as the same has been amended from time to time, the “Prior Loan Agreement”).

B. Borrower has requested, and Bank has agreed, to replace, amend and restate the Prior Loan Agreement in its entirety. Bank and Borrower hereby agree that the Prior Loan Agreement is amended and restated in its entirety as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1	Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2	Second Supplemental Term Loan.

(a) Availability. No more Second Supplemental Term Loans are available hereunder.

(b) Repayment of Second Supplemental Term Loan. The Second Supplemental Term Loan shall continue to be repaid as set forth in the Prior Loan Agreement, as follows:

(i) Interest-Only Payments. Borrower shall make monthly payments of interest-only commencing on the first (1st) Business Day of the first (1st) month following the month in which the Funding Date occurs with respect to the Second Supplemental Term Loan and continuing thereafter during the Second Supplemental Interest-Only Period, on the first (1st) Business Day of each successive month.

(ii) Principal and Interest Payments. For the amount of the Second Supplemental Term Loan outstanding as of the last day of the Second Supplemental Interest-Only Period, Borrower shall make (A) thirty (30) consecutive equal monthly payments of principal, plus (B) monthly payments of accrued but unpaid interest, commencing on the Second Supplemental Conversion Date, in amounts that would fully amortize the Second Supplemental Term Loan, as of the Second Supplemental Conversion Date, over the Second Supplemental Repayment Period. All unpaid principal and accrued and unpaid interest on the Second Supplemental Term Loan is due and payable in full on the Second Supplemental Term Loan Maturity Date.

Exhibit E

(c) Voluntary Prepayment. At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all of the Second Supplemental Term Loan advanced by Bank under this Agreement, provided Borrower (a) provides written notice to Bank of its election to exercise to prepay the Second Supplemental Term Loan at least thirty (30) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Second Supplemental Term Loan through the date the prepayment is made; (ii) all unpaid principal with respect to the Second Supplemental Term Loan; (iii) a premium equal to the Second Supplemental Make-Whole Premium; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to the Second Supplemental Term Loan. Notwithstanding the foregoing, no Second Supplemental Make-Whole Premium will be due and payable in connection with a prepayment of the Second Supplemental Term Loan which is funded by the proceeds of a new credit facility or loan from Bank.

(d) Mandatory Prepayment Upon an Acceleration. If the Second Supplemental Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal and accrued but unpaid interest with respect to the Second Supplemental Term Loan, plus (ii) a premium equal to the Second Supplemental Make-Whole Premium, plus (iii) all other sums, including Bank Expenses, if any, that shall have become due and payable with respect to the Second Supplemental Term Loan.

2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal the greater of (A) one and one-half percentage points (1.50%) above the Prime Rate or (B) five and one-half percent (5.50%), which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii) Second Supplemental Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Second Supplemental Term Loan shall accrue interest at a floating per annum rate equal to the greater of (A) two and one-half percentage points (2.50%) above the Prime Rate or (B) six and one-half percent (6.50%).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

Exhibit E

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first calendar day of each month.

2.4 Fees. Borrower shall pay to Bank:

(a) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the first (1st) day of each calendar quarter occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding; and

(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to this Agreement;

(b) duly executed original signatures to the Guaranty by Parent in favor of Bank;

(c) duly executed original signatures to that certain Amended and Restated Subordination Agreement by and between Bank and North Atlantic;

(d) the Perfection Certificates of Borrower and Parent, together with the duly executed original signatures thereto;

(e) Borrower’s Operating Documents and good standing certificates of Borrower certified by the Secretaries of State of the States of Delaware and North Carolina as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) duly executed original signatures to the completed Borrowing Resolutions for Borrower; (g) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released; and

Exhibit E

(h) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Credit Extension. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer. Bank may rely on any telephone notice given by a person whom Bank in good faith believes is a Responsible Officer. Bank shall credit Credit Extension to the Designated Deposit Account. Bank may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such

Exhibit E

Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to 105% (110% for Letters of Credit denominated in a Foreign Currency) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim for greater than Fifty Thousand Dollars ($50,000), individually or in the aggregate, then Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business and except as set forth in the Perfection Certificate dated as of the Effective Date. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Except as set forth in the Perfection Certificate dated as of the Effective Date, Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any,

Exhibit E

described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non- exclusive licenses granted to its customers in the ordinary course of business (b) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory, (c) over-the-counter software that is commercially available to the public, and (d) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge and except as set forth in the Perfection Certificate dated as of the Effective Date, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. Except as set forth in the Perfection Certificate or as disclosed to Bank in writing, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).

5.5 Financial Statements; Financial Condition. Except as set forth in the Perfection Certificate or as disclosed to Bank in writing, all consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance

Exhibit E

other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Except as set forth in the Perfection Certificate dated as of the Effective Date, Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for such taxes, assessments, deposits and contributions which do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000). Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Except as set forth in the Perfection Certificate dated as of the Effective Date, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Twenty-Five Thousand Dollars ($25,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

Exhibit E

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Borrowing Base Reports. Within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable (by invoice date) (the “Borrowing Base Reports”);

(b) Borrowing Base Certificate. Within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer;

(c) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying as of the end of such month, whether or not Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants, if any, set forth in this Agreement and such other information as Bank shall reasonably request;

(e) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(f) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(i) Annual Financial Projections. Within forty-five (45) days following the first day of Borrower’s fiscal year, provide Bank with an annual operating budget for such fiscal year, which shall include, at a minimum, a balance sheet, income statement and cash flow statement presented in monthly or quarterly formats, as approved by Borrower’s Board of Directors. In addition, Borrower shall provide Bank any material revisions to such operating budget within a reasonable time following the date such revisions are made;

(j) Intellectual Property Notice. Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any registered copyright, patent or trademark not shown in the IP Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(k) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000).

Exhibit E

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof and for such taxes, assessments, deposits and contributions which do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000), and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or their respective endorsements) shall provide that the insurer shall give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Fifty Thousand Dollars ($50,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Maintain its primary and its Subsidiaries’ primary U.S. operating and other deposit accounts and securities accounts with Bank. Borrower and its Subsidiaries may maintain their non-U.S. accounts and U.S. and foreign merchant accounts with other banks; provided, however, that any such other U.S. banks and Borrower enter into Control Agreements with Bank, which shall be satisfactory to Bank in all respects; provided that Borrower shall be permitted to maintain balances in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in accounts not subject to Control Agreements. Borrower shall collect its customer payments through a merchant services facility with Bank or provide a Control Agreement in favor of Bank, which shall be satisfactory to Bank in all respects, covering any such outside account used for such customer payments; provided that Control Agreements shall not be required for merchant services accounts outside of Bank so long as the balances in such merchant services accounts do not exceed Seventy-Five Thousand Dollars ($75,000) in the aggregate for all such merchant services accounts at any time.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, or to the extent permitted in Section 6.6(a) above.

6.7 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

Exhibit E

(b) Provide written notice to Bank within the later of delivery of Borrower’s next Compliance Certificate or ten (10) days of entering or becoming bound by any Restricted License (other than over- the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

(c) To the extent not already disclosed in writing to Bank, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.9 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.10 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries, unless Borrower is by applicable law or regulation from doing so.

Exhibit E

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (e) consisting of the sale or issuance of any stock of Borrower to Parent; (f) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (g) of Borrower’s property to Parent so long as the secured guaranty by Parent of the Obligations remains in full force and effect.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) fail to provide notice to Bank of Borrower’s Chief Executive Officer departing from or ceasing to be employed by Borrower within five (5) days after his departure from Borrower, or fail to appoint a replacement Chief Executive Officer acceptable to Borrower’s board of directors within ninety (90) days of such departure; or (ii) cease being a wholly-owned Subsidiary of Parent.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank and use commercially reasonable efforts to cause such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided, however, that Borrower may (i) repurchase capital stock from former directors, officers, employees or consultants at the original purchase price thereof, but not to exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year, as permitted by Borrower’s equity incentive plans, restricted stock purchase agreements, stock option agreements, stock grant agreements or similar agreements, so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase and (ii) pay dividends to Parent; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

Exhibit E

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and transactions permitted pursuant to the terms of Section 7.2 hereof, (ii) sale and/or issuance of equity or Subordinated Debt to Parent in the ordinary course of business or otherwise approved by Borrower’s board of directors, (iii) other transactions with Parent in the ordinary course of business.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or Second Supplemental Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 2.2, 6.2, 6.4, 6.5, 6.6, 6.7(b), or 6.9 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

Exhibit E

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (b) any default by Borrower, the result of which could have a material adverse effect on Borrower’s business;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect except pursuant to the terms of such Subordinated Debt, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.11 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform, or violates, any covenant or other material obligation under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor (provided that with respect to Parent, the applicable threshold under Section 8.7 shall be Five Hundred Thousand Dollars ($500,000)), or (d) the liquidation, winding up, or termination of existence of any Guarantor.

Exhibit E

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (110% for Letters of Credit denominated in a Foreign Currency) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(g) apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code

Exhibit E

permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

Exhibit E

If to Borrower:	Appia, Inc.
320 Blackwell Street, Suite 400
Durham, NC 27701
Attn: Judson S. Bowman
Fax: (919) 287-2242
Email: jud.bowman@appia.com

If to Bank:	Silicon Valley Bank
3005 Carrington Mill Blvd., Suite 530
Morrisville, NC 27560
Attn: Chris Stoecker
Fax: (919) 461-3908
Email: cstoecker@svb.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

North Carolina law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Wake County, North Carolina; provided, however, that if for any reason Bank cannot avail itself of such courts in the State of North Carolina, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California; provided, further, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Bank shall not assign its interest in the Loan Documents to any Person who in the reasonable estimation of Bank is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) a vulture fund or distressed debt fund.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

Exhibit E

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 12.9); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

Exhibit E

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 No Novation. Nothing contained herein shall in any way impair the Prior Loan Agreement and other Loan Documents now held for the Obligations, nor affect or impair any rights, powers, or remedies under the Prior Loan Agreement or any Loan Document with respect to any event, action or inaction that occurred prior to the Effective Date, it being the intent of the parties hereto that this Agreement shall not constitute a novation of the Prior Loan Agreement or an accord and satisfaction of the Obligations but the provisions of this Agreement shall amend and restate the terms of the Prior Loan Agreement effective as of the Effective Date. Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains Collateral for the Obligations from and after the date hereof.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Assignment of Representations” is that certain Assignment of Representations, Warranties, Covenants and Indemnities, by and between Bank and Borrower, dated as of February 19, 2010.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

Exhibit E

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Eligible Foreign Accounts shall constitute no more than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) of the Borrowing Base; provided, further, that Bank may decrease the foregoing percentage and/or amount in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of North Carolina; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of North Carolina, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

Exhibit E

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” is April 1, 2013.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Second Supplemental Term Loan, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300601528, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

Exhibit E

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within ninety (90) days of invoice date;

(e) [Reserved.]

(f) Accounts billed from a location outside the United States and/or payable outside of the United States (sometimes called foreign invoiced accounts);

(g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts).

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o) Accounts for which the Account Debtor has not been invoiced;

(p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(r) Accounts arising from chargebacks, debit memos or others payment deductions taken by an Account Debtor;

(s) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

Exhibit E

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts (except for (i) Accounts of Cupid, Amobee (Ring Ring Media), Appchi Media Ltd., Somo Global and Playtika, for which such percentage is thirty percent (30%), and (ii) Accounts of King.com for which such percentage is thirty-five percent (35%)), for the amounts that exceed that percentage, unless Bank approves in writing; and

(w) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Foreign Accounts” are Eligible Accounts owing from an Account Debtor which does not have its principal place of business in the United States.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Existing Defaults” is defined in Section 12.17.

“Exit Event” means (a) an initial public offering of Borrower’s equity securities or (b) the occurrence of any transaction or series of transactions in which (i) all or substantially all of the assets of Borrower are sold, assigned or otherwise transferred, (ii) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 49% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions, or (iii) Borrower shall merge with or into any other entity (except in the case of a Subsidiary of Borrower merging with and into Borrower or a merger solely to change Borrower’s state of incorporation).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to

Exhibit E

purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Deposit” is defined in Section 2.4.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank, including, without limitation, Parent.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest-Only Period” means the period commencing on the first (1st) Business Day following a Funding Date and continuing for the period ending on the day immediately preceding the Conversion Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

Exhibit E

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank as of April 4, 2013.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Assignment of Representations, the Perfection Certificate, the Securities Pledge Agreement, the IP Agreement, any Guaranty, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents. Notwithstanding the foregoing, “Obligations” shall not include any obligations Borrower owes Bank in connection with Bank’s ownership of any equity interest in Borrower.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Parent” is Mandalay Digital Group, Inc.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

Exhibit E

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(h) Indebtedness to North Atlantic not to exceed Eight Million Dollars ($8,000,000) in principal amount plus accrued interest and fees.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and Equipment and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

Exhibit E

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(k) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(l) Liens in favor of North Atlantic in connection with Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness” hereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prior Loan Agreement” is defined in the recitals hereto.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).

“Revolving Line Maturity Date” is June 30, 2015.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

Exhibit E

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Second Supplemental Conversion Date” is October 1, 2013.

“Second Supplemental Interest-Only Period” means the period commencing on the first (1st) Business Day following the Funding Date of the Second Supplemental Term Loan and continuing for the period ending on the day immediately preceding the Second Supplemental Conversion Date.

“Second Supplemental Make-Whole Premium” is an amount equal to two percent (2.00%) of the outstanding Second Supplemental Term Loan if the prepayment is made on or before the first anniversary of the Funding Date of the Second Supplemental Term Loan and one percent (1.00%) of the outstanding Second Supplemental Term Loan if the prepayment is made on or after the first anniversary of the Funding Date of the Second Supplemental Term Loan but before the second anniversary thereof. No Second Supplemental Make-Whole Premium will be charged if the prepayment is made on or after the second anniversary of the Funding Date of the Second Supplemental Term Loan.

“Second Supplemental Repayment Period” is a period commencing on the Second Supplemental Conversion Date and ending on the Second Supplemental Term Loan Maturity Date.

“Second Supplemental Term Loan” means the Second Supplemental Term Loan advanced under, and as defined in, the Prior Loan Agreement.

“Second Supplemental Term Loan Maturity Date” is April 1, 2016.

“Securities Pledge Agreement” is that certain Securities Pledge Agreement by and between Bank and Borrower dated as of February 19, 2010.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(a).

[Signature page follows.]

Exhibit E

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER: APPIA, INC.

By

Name:

Title:

BANK:

SILICON VALLEY BANK

By

Name:

Title:

[Signature Page to Amended and Restated Loan and Security Agreement]

Exhibit E

EXHIBIT A- COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) any intent-to- use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (c) any interest of Borrower as a lessee or sublessee under a real property lease; (d) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); or (e) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank.

Exhibit E

EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To: (919) 461-3908	Date:

LOAN PAYMENT:

APPIA, INC.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

Except as set forth below, all Borrower’s representations and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Exceptions:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

Exhibit E

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: Appia, Inc.

Lender: Silicon Valley Bank

Commitment Amount: $3,500,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of	$
2.	Additions (Please explain on next page)	$
3.	Less: Intercompany / Employee / Non-Trade Accounts	$
4.	NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5.	90 Days Past Invoice Date	$
6.	Credit Balances over 90 Days	$
7.	Balance of 50% over 90 Day Accounts (Cross-Age or Current Affected)	$
8.	Foreign Account Debtor Accounts (over $2,187,500 gross ($1,750,000 net))	$
9.	Foreign Invoiced and/or Collected Accounts	$
10.	Contra / Customer Deposit Accounts	$
11.	U.S. Government Accounts (w/o AOC)	$
12.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
13.	Accounts with Memo or Pre-Billings	$
14.	Contract Accounts; Accounts with Progress / Milestone Billings	$
15.	Accounts for Retainage Billings	$
16.	Trust / Bonded Accounts	$
17.	Bill and Hold Accounts	$
18.	Unbilled Accounts	$
19.	Non-Trade Accounts (If not already deducted above)	$
20.	Accounts with Extended Term Invoices (Net 90+)	$
21.	Chargebacks Accounts / Debit Memos	$
22.	Product Returns/Exchanges	$
23.	Disputed Accounts; Insolvent Account Debtor Accounts	$
24.	Deferred Revenue / Other (Please explain on next page)	$
25.	Concentration Limits	$
26.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
27.	Eligible Accounts (#4 minus #26)	$
28.	ELIGIBLE AMOUNT OF ACCOUNTS (80% of #27)	$

BALANCES
29.	Maximum Loan Amount		$3,500,000
30.	Total Funds Available [Lesser of #28 or #29]	$
31.	Present balance owing on Line of Credit	$
32.	RESERVE POSITION (#30 minus #31)	$

[Continued on following page.]

1

Exhibit E

Explanatory comments:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Amended and Restated Loan and Security Agreement between the undersigned and Silicon Valley Bank (after giving effect to the exceptions thereto set forth in the Compliance Certificates delivered to Bank on or prior to the date hereof) except as set forth above.

BANK USE ONLY
COMMENTS:	Received by:
AUTHORIZED SIGNER
Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER
Date:
Date:	Compliance Status: Yes No

2

Exhibit E

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	APPIA, INC.

The undersigned authorized officer of Appia, Inc. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) except as noted before, Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate, A/R & A/P Agings	Monthly within 30 days	Yes No
Annual Financial Projections	FYE within 45 days	Yes No
The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

[Continued on following page.]

Exhibit E

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BANK USE ONLY
Appia, Inc.	Received by:
By:	AUTHORIZED SIGNER
Date:
Name:	Verified:
AUTHORIZED SIGNER
Title:	Date:
Compliance Status: Yes No

Exhibit E

EXHIBIT E

BORROWING RESOLUTIONS

[see attached]

Exhibit F

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of [—], 201[—] (together with Schedule A hereto, this “Agreement”), is by and among Mandalay Digital Group, Inc., a Delaware corporation, with principal offices located at                                 (“Indemnitee”); Shareholder Representative Services LLC, a Colorado limited liability company with principal offices located at 1614 15th Street, Suite 200, Denver, Colorado 80202, solely in its capacity as the representative of the Company Equityholders (“Indemnitor Representative”); and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, with principal offices located at 6201 15th Avenue, Brooklyn, New York, 11219 (“Escrow Agent”).

WHEREAS, Indemnitee, DTM Merger Sub, Inc. (“Merger Sub”), Appia, Inc. (the “Company”) and Indemnitor Representative have entered into that certain Agreement and Plan of Merger (as amended, the “Underlying Agreement”), dated as of November 13, 2014, pursuant to which, among other things, Merger Sub will merge with and into the Company, in accordance with the General Corporation Law of the State of Delaware and subject to the conditions set forth herein, which merger will result in the Company becoming a wholly owned subsidiary of Indemnitee and all Company Capital Stock being converted into shares of common stock of Indemnitee. The Underlying Agreement provides that Indemnitee shall place an agreed upon amount of shares of Indemnitee common stock in a segregated escrow account titled in the name of Escrow Agent for the benefit of the Company Equityholders holding Participating Escrow Stock (each an “Indemnitor” and collectively, the “Indemnitors”) and Indemnitee to be held by Escrow Agent to fund indemnification obligations of the Indemnitors set forth in the Underlying Agreement;

WHEREAS, Escrow Agent has agreed to accept, hold, and disburse the shares of Indemnitee common stock deposited with it in accordance with the terms of this Agreement;

WHEREAS, pursuant to the indemnification provisions of the Underlying Agreement, Indemnitee and Indemnitor Representative have appointed the Representatives (as defined below) to represent them for all purposes in connection with this Agreement (including the Escrow Asset); and

WHEREAS, in order to establish the escrow and otherwise to effect the indemnification provisions of the Underlying Agreement, the parties hereto have entered into this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires

1

otherwise. Unless the context requires otherwise, all references to “years,” “months,” or “days” shall mean “calendar years,” “calendar months,” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined below which is initially capitalized in this Agreement shall have the meaning ascribed to it in this Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Underlying Agreement.

“Affiliate” means, with respect to any person, (a) a person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person, (b) any person of which such person is the beneficial owner of a twenty-five percent (25%) or greater interest, or (c) any person which acquires all or substantially all of the assets of such person. A person is deemed to control another person if such person, directly or indirectly, has the power to direct the management, operations or business of such person. The term “beneficial owner” is to be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Escrow Shares” shall mean the One Million (1,000,000) shares of Indemnitee common stock to be held by the Escrow Agent as a book position registered in the name of AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as the Escrow Agent for the benefit of the Indemnitors (on a pro rata basis as set forth on Schedule A hereto).

“Escrow Period” shall mean the period commencing on the date hereof and ending on the applicable termination date set forth on Schedule A hereto.

“Joint Written Direction” shall mean a written direction executed by Representatives (as defined below) of both Indemnitor Representative and Indemnitee and directing Escrow Agent to disburse all or a portion of the Escrow Shares or to take or refrain from taking an action pursuant to this Agreement.

“Representatives” shall mean the persons so designated on Schedule A hereto.

2.	Appointment of and Acceptance by Escrow Agent. Indemnitor Representative and Indemnitee hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Shares agrees to hold and disburse the Escrow Shares in accordance with this Agreement.

3.

Escrow Shares. During the term of this Agreement, each Indemnitor shall have the right to exercise any voting rights with respect to any of the Escrow Shares attributable to such Indemnitor pursuant to the terms of the Underlying Agreement. Each Indemnitor shall direct the Escrow Agent in writing as to the exercise of any such voting rights, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of each Indemnitor. In the absence of such directions, the Escrow Agent shall not vote any

2

of the shares comprising the Escrow Shares. Any dividends paid with respect to the Escrow Shares shall be paid to each Indemnitor with respect to any of the Escrow Shares attributable to such Indemnitor pursuant to the terms of the Underlying Agreement (it being acknowledged that no dividends will be paid with respect to any Escrow Shares that have been released from the escrow to Indemnitee pursuant to the terms of this Agreement and the Underlying Agreement). In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of Indemnitee, other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis.

4.	Disbursements of Escrow Shares.

(a)	Escrow Agent shall disburse the Escrow Shares from time to time, upon receipt of, and in accordance with, a Joint Written Direction. As soon as practicable (but no later than three (3) business days) after the Termination Date, Escrow Agent shall distribute, upon receipt of a Joint Written Direction, the Escrow Shares (or the remainder of such Escrow Shares, after any disbursement in connection with any prior Joint Written Direction(s)) in the manner described on Schedule A hereto, and in the amounts listed on a schedule to be attached to such notice, less any Reserved Portion. Any and all disbursements under this Section 4 shall be made within three (3) Business Days of Escrow Agent’s receipt of a Joint Written Direction. Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 4(b) below become resolved, even if such claims have not been finally resolved prior to the Termination Date.

(b)	Notwithstanding anything in this Agreement to the contrary, if on or before the Termination Date, the Escrow Agent has received from Indemnitee a notice (a “Claim Notice”) specifying in reasonable detail the nature and basis for a claim for indemnification pursuant to the Underlying Agreement and the dollar amount of the claim, or if such amount is unknown, Indemnitee’s good faith reasonable estimate of the dollar amount of such claim expressed as a number of shares of Indemnitee common stock calculated by dividing such dollar amount by $4.50 (the “Claimed Amount”), then the Escrow Agent shall continue to keep in escrow an amount of shares of Indemnitee’s common stock equal to the Claimed Amount set forth in such Claim Notice(s) (the “Reserved Portion”) until such Claimed Amount is resolved as provided herein. For the avoidance of doubt, the preceding sentence shall survive the applicable Termination Date. In any Claim Notice, Indemnitee shall, with reasonable specificity, cite the nature of the claim, the section(s) of the Underlying Agreement supporting its claim, and facts and circumstances supporting its claim and any associated expenses and costs such as reasonable attorney fees, if known.

(c)	At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by Indemnitee to Indemnitor Representative in accordance with the notice provisions contained in the Underlying Agreement.

3

(d)	Unless Indemnitor Representative delivers to the Escrow Agent a notice objecting in good faith to the creation of the Reserved Portion (or any amount thereof), or the claim contained in the Claim Notice (the “Contest Notice”) within thirty (30) calendar days of delivery of such Claim Notice pursuant to Section 4(c) hereof, the Escrow Agent shall, without further instructions, promptly distribute that portion of the Escrow Shares equal to the Claimed Amount as set forth in such Claim Notice and deliver such amount to Purchaser and promptly deliver written notice to Indemnitor Representative. The Escrow Agent shall continue to hold in escrow any contested Claimed Amount until release is otherwise authorized pursuant to Section 4(e) hereof. If any Contest Notice includes an objection to only a portion of a Claimed Amount, the Indemnitor Representaive and the Indemitee shall deliver Joint Written Instructions to the Escrow Agent to release to Indemnitee an amount from the Escrow Shares equal to the portion of the Claimed Amount in relation to which there is no objection.

(e)	In the event that Indemnitor Representative shall deliver a Contest Notice in accordance with Section 4(d) hereof, Indemnitor Representative and Indemnitee shall negotiate in good faith for a period of thirty (30) days after delivery of the Contest Notice in an effort to settle the claim contained in the relevant Claim Notice or agree on the appropriate Reserved Portion, if any, to be applied against the Escrow Shares pursuant to the relevant Claim Notice. The Escrow Agent shall make payment with respect to any Claimed Amount subject to such Contest Notice only in accordance with: (i) any Joint Written Direction; or (ii) a written notification from Indemnitee of a final and non-appealable decision, order, judgment or decree of a court of competent jurisdiction or an arbitrator, which notification shall attach a copy of such final and non-appealable decision, order, judgment or decree (a “Final Order”). The Escrow Agent shall be entitled to rely on any such Joint Written Direction or Final Order and upon receipt thereof shall promptly distribute that portion of the remaining Escrow Shares as instructed in such Joint Written Direction or Final Order. Any court order shall be accompanied by an opinion of counsel for the presenting party that such order is final and non-appealable and from a court of competent jurisdiction.

(f)	Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives a Joint Written Direction as to the disbursement of the Escrow Shares, the Escrow Agent shall disburse the Escrow Shares pursuant to such Joint Written Direction. The Escrow Agent shall have no obligation to follow any directions set forth in any Joint Written Direction unless and until the Escrow Agent is satisfied, in its reasonable discretion, that the persons executing said Joint Written Direction are authorized to do so.

(g)	Upon delivery of any and all remaining Escrow Shares by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 9.

5.

Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between or among Indemnitor Representative, Indemnitee and/or either of the Representatives with respect to the holding or disposition of all or any portion of the

4

Escrow Shares or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Shares or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Representatives have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)	suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be).

(b)	petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, turn over to such court, for holding and disposition in accordance with the instructions of such court, all Escrow Shares.

Escrow Agent shall have no liability to Indemnitors, Indemnitee, or either of the Representatives, or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Shares or any delay in or with respect to any other action required or requested of Escrow Agent.

6.	Intentionally Omitted.

7.	Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Indemnitor Representative, Indemnitee and the Representatives specifying the date when such resignation shall take effect. Upon any such notice of resignation, the Representatives shall jointly issue to Escrow Agent a Joint Written Direction authorizing redelivery of the Escrow Shares to an escrow agent that has been retained as successor to Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Shares and shall transfer all Escrow Shares to the successor escrow agent for the benefit of the Indemnitors, after making copies of such records as the retiring Escrow Agent deems advisable. After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. Any corporation or other entity into which Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be Escrow Agent under this Agreement without further act or consent of any party hereto.

5

8.	Liability of Escrow Agent. Escrow Agent undertakes to perform only the ministerial duties as are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to Escrow Agent, the terms and conditions of this Agreement shall control subject to Section 29 hereof. Escrow Agent is not a party to the Underlying Agreement, is not bound by any of its terms, and has not undertaken in any way to effectuate, implement or comply with the Underlying Agreement. Escrow Agent shall not be liable to the Indemnitors or Indemnitee or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Indemnitors or Indemnitee. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Shares in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely conclusively, and shall be protected in acting, upon any notice, instruction (including a Joint Written Direction (such as a wire transfer instruction)), request, order, judgment, certification, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of Escrow Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise.

Escrow Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Shares, this Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability

6

whatsoever in acting in accordance with the opinion or instruction of such counsel. Indemnitor Representative (solely on behalf of the Indemnitors) and Indemnitee, jointly and severally, shall promptly pay, upon demand, the reasonable fees, costs and expenses of any such counsel. Escrow Agent shall have no responsibility with respect to the use or application of any Escrow Shares released by Escrow Agent pursuant to the provisions hereof.

Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith, in reliance upon such assumption.

Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Shares, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Shares is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

9.

Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Indemnitor Representative (solely on behalf of the Indemnitors and in its capacity as Indemnitor Representative, not in its individual capacity) and Indemnitee, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, member, partner, trustee, employee, attorney, agent and Affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including Indemnitors, Indemnitee and/or the Representatives, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any

7

transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to Escrow Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel (and such counsel’s costs and expenses) shall be paid, upon demand, by the Indemnitors and Indemnitee jointly and severally.

The parties hereto agree that the payment by the Indemnitor Representative (on behalf of the Indemnitors) or Indemnitee of any claim by Escrow Agent for indemnification hereunder in respect of a claim by Escrow Agent for indemnification shall not impair, limit, modify, or affect, as between Indemnitor and Indemnitee, the respective rights and obligations of the Indemnitors, on the one hand, and Indemnitee, on the other hand, under the Underlying Agreement.

10.	Fees, Costs and Expenses of Escrow Agent. Indemnitee shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable documented out-of-pocket costs and expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A hereto are hereby incorporated by this reference, and form a part of this Agreement. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by Indemnitee upon execution of this Agreement and, in the future, upon demand by Escrow Agent.

11.	Representations and Warranties.

(a)	Each of Indemnitor Representative and Indemnitee represents and warrants that it is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Each of Indemnitor Representative and Indemnitee represents and warrants that this Agreement has been duly approved by all necessary corporate or limited liability company (as applicable) action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

8

(c)	Indemnitee represents and warrants that the execution, delivery, and performance of this Agreement is in accordance with the Underlying Agreement.

(d)	Each of Indemnitor Representative and Indemnitee represents and warrants that the applicable persons designated on Schedule A hereto have been duly appointed to act as its representatives hereunder.

(e)	Each of Indemnitor Representative and Indemnitee represents and warrants that all of its representations and warranties contained in this Section 11 are true and complete as of the date hereof.

12.	Patriot Act Disclosure; Taxpayer Certification and Reporting.

(a)	Patriot Act Disclosure. Indemnitor Representative and Indemnitee acknowledge that a portion of the identifying information set forth on Schedule A hereto is being requested by Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Indemnitor Representative and Indemnitee agree to provide any additional information requested by Escrow Agent in connection with the Act or any similar law, rule, regulation, order, or other governmental act to which Escrow Agent is subject, in a timely manner and consent to Escrow Agent obtaining from third parties any such identifying information. Indemnitor Representative and Indemnitee each represent that all of its identifying information set forth on Schedule A hereto, including its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof. For a non-individual person such as a charity, a trust, or other legal entity, Escrow Agent may require documentation to verify formation and existence as a legal entity. Escrow Agent may also require financial statements, licenses, identification and authorization documentation from any individual claiming authority to represent the entity or other relevant documentation.

(b)

Certification and Tax Reporting. Indemnitor Representative and Indemnitee, if applicable, have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Escrow Agent shall rely upon (and obtain copies from the Exchange Agent or Indemnitee as necessary) the written payment instructions and all applicable tax forms used and collected by the Exchange Agent in connection with Closing payments. All interest or other income earned under this Agreement shall be allocated to Indemnitors and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Shares by Indemnitors. Escrow Agent shall not have any liability for the payment of taxes with respect to the Escrow Shares, and Indemnitors and Indemnitee shall indemnify and hold Escrow Agent harmless from and against all such taxes. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Indemnitors and Indemnitee agree to treat the Escrow Shares as owned by the Indemnitors, and agree to file all tax returns on a basis consistent with such

9

treatment. Indemnitee hereby represents and warrants to the Escrow Agent that the underlying transaction giving rise to this Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

13.	Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of the State of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

14.	Notice. All notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when such writing is delivered by hand or overnight delivery service, or (b) upon telephone call-back in accordance with Section 15 below, after being sent by e-mail with PDF attachment from the designated e-mail account(s) of the sending person(s) as designated on Schedule A hereto to the designated e-mail account(s) of the receiving person(s) as designated on Schedule A hereto or (c) three (3) Business Days after being mailed by first class mail (postage prepaid), in each case to the address set forth on Schedule A hereto or to such other address as each party hereto may designate for itself by like notice.

15.

Security Procedures. If notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, and other communications, are received by Escrow Agent by e-mail at its e-mail account(s) as designated on Schedule A hereto, Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending person or persons’ telephone number(s) as designated on Schedule A hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated in that call-back. Any e-mail by PDF attachment executed by more than one person shall be sent by

10

each signatory. The persons and their telephone numbers authorized to receive call-backs as designated in Schedule A hereto may be changed only in a writing actually received and acknowledged by Escrow Agent and delivered in accordance with Section 14 above and, if applicable, this Section 15. If Escrow Agent is unable to contact any such designated person, Escrow Agent is hereby authorized (but not required) both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Indemnitor’s or Indemnitee’s executive officers (each, an “Executive Officer”), as the case may be, who shall include individuals holding titles of senior director or more senior thereto, as Escrow Agent may select. Such Executive Officer(s) shall deliver to Escrow Agent a fully executed incumbency certificate upon Escrow Agent’s request, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer(s). The parties to this Agreement acknowledge and agree that the security procedures set forth above are commercially reasonable.

16.	Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by the parties hereto. No delay or omission by any party hereto in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

17.	Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.	Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

19.	Entire Agreement. This Agreement (together with the exchange agent agreement and the transfer agent agreement between the Escrow Agent and Indemnitee) constitutes the entire agreement between the parties hereto relating to the holding and disbursement of Escrow Shares and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Shares.

20.	Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Indemnitor, Indemnitee and Escrow Agent.

21.	Execution in Counterparts. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Subject to Section 14 and Section 15 hereof, this Agreement and any Joint Written Direction may be executed and delivered by e-mailing a PDF version of a signed signature page, which shall have the same force and effect as the delivery of an originally executed signature page.

11

22.	Termination of Escrow Agent. Upon the first to occur of (i) the termination of the Escrow Period (and the occurrence of the related distribution(s)), (ii) the disbursement of all Escrow Shares pursuant to one or more Joint Written Directions, into court pursuant to Section 5 hereof, in accordance with applicable state escheatment and unclaimed property laws or otherwise or (iii) the resignation of Escrow Agent, Escrow Agent shall be released from its obligations hereunder and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Shares. The obligations of Indemnitor Representative and Indemnitee continue to exist notwithstanding the termination or discharge of Escrow Agent’s obligations or liabilities hereunder until the obligations of Indemnitor Representative and Indemnitee have been fully performed.

23.	Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Indemnitor Representative or Indemnitee and become pecuniarily interested in any transaction in which Indemnitor Representative or Indemnitee may be interested, and contract and lend money to Indemnitor or Indemnitee and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for Indemnitor Representative or Indemnitee or for any other entity.

24.	Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

25.	Late Payment. If any amount due to Escrow Agent under this Agreement is not paid within 30 days (subject to any longer time period prescribed herein) after notice to Indemnitee (other than any amount that is subject to good faith dispute), Indemnitee shall pay interest thereon (from the due date to the payment date) at a per annum rate equal to ten (10) percent.

26.	Force Majeure. Notwithstanding anything to the contrary hereunder, Escrow Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.

27.	No Third Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.

28.	No Strict Construction. The parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.

12

29.	Priority.

(a)	In the event of any conflict between the provisions of Schedule A hereto and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by Escrow Agent acting in good faith.

(b)	Nothing contained in this Agreement shall amend, replace or supersede any agreement between the Indemnitor Representative, Indemnitors or Indemnitee and Escrow Agent to act as Indemnitee’s transfer agent and exchange agent, which agreements shall remain of full force and effect.

30.	Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.

[signature page follows]

13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Indemnitor Representative

By:
Name:
Title:

MANDALAY DIGITAL GROUP, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Escrow Agent

By:
Name:
Title:

14

SCHEDULE A

1.	Escrow Shares.

Number of Escrow Shares:	1,000,000

2.	Escrow Agent Fees.

Acceptance Fee:	$
Annual Escrow Fee (including first year):	$
Out-of-Pocket Expenses:	$
[Transactional Costs]:	$
[Other Fees/Attorney, etc.]:	$
TOTAL	$

The Acceptance Fee and the Annual Escrow Fee for each year of the term of this Agreement are payable upon execution of this Agreement. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, costs and expenses remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an escrow account and are subject to reasonable adjustment based on final review of documents, or when Escrow Agent is called upon to undertake unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by this Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

The fees quoted in this schedule are subject to reasonable adjustment by Escrow Agent in accordance with its customary practices and if it is called upon to undertake further unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.

3.	Taxpayer Identification Numbers.

Indemnitor Representative:	20-8634381
Indemnitee:

A-1

4.	Termination and Disbursement. Unless earlier terminated by the provisions of this Agreement, the Escrow Period will terminate on , [1] (the “Termination Date”). Indemnitor Representative and Indemnitee shall have the right to require return of any Escrow Shares remaining in the escrow account on such date by delivering to Escrow Agent a Joint Written Direction, and any Escrow Shares remaining in the escrow account at such time shall be distributed in accordance with Section 4 of this Agreement and the Joint Written Direction; provided, however, that any earnings thereon shall be distributed in accordance with Section 12(b) of this Agreement.

5.	Investment Instructions.

NOT APPLICABLE

6.	Representatives. The following persons are hereby designated and appointed as Representatives of Indemnitor Representative under this Agreement:

Mark Vogel
Name	Specimen signature

Paul Koenig
Name	Specimen signature

Eric Martin
Name	Specimen signature

The following person is hereby designated and appointed as Representatives of Indemnitee under this Agreement:

Name	Specimen signature
Address
Mailing Address, if different
Social Security number

Name	Specimen signature

[1]	Final agreement to reflect the date 12 months following the closing date.

A-2

Address

Mailing Address, if different

Social Security number

7.	Notice Addresses.

If to Indemnitor Representative (or any Representative of Indemnitor Representative) at:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Phone: (303) 648-4085

Fax: (303) 623-0294

Email: deals@srsacquiom.com

Attention: Managing Director

If to Indemnitee at:

[ADDRESS]

[Phone]

With a copy to:

Latham & Watkins LLP

355 S. Grand Ave

Los Angeles, CA 90071

Phone: (213) 485-1234

Fax: (213) 891-8763

Attention: W. Alex Voxman

David M. Wheeler

If to Escrow Agent at:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel: (718) 921.8200

A-3

8.	Designated Email Accounts and Telephone Call-Back Numbers (for persons designated to send and receive notices by e-mail).

Indemnitor Representative’s Representative:

Name	Email Address	Phone
Mark Vogel	mvogel@srsacquiom.com	(415)373-4020
Paul Koenig	pkoenig@srsacquiom.com	(303)957-2850
Eric Martin	emartin@srsacquiom.com	(720)279-0974

Indemnitee:	Name	Email Address	Phone

[Indemnitee to insert]

Indemnitee’s Representative:	Name	Email Address	Phone

[Indemnitee’s Representative to insert]

Escrow Agent:	Name	Email Address	Phone

[Escrow Agent to insert]

A-4

Exhibit I

NON-COMPETE AGREEMENT

This NON-COMPETE AGREEMENT (this “Agreement”) is made as of November 13, 2014, by and between Mandalay Digital Group, Inc., a Delaware corporation (“Buyer”), and Judson S. Bowman, an individual (“Stockholder”).

Contemporaneously with the execution of this Agreement, Buyer, DTM Merger Sub, Inc. (“Merger Sub”), Appia, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC are entering into an Agreement and Plan of Merger (as such agreement may be amended from time to time and whether or not such agreement has been terminated, the “Merger Agreement”) dated as of the date hereof, pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company being the surviving entity in merger and becoming a wholly owned subsidiary of Buyer (any term not otherwise defined herein shall have the meaning given such term in the Merger Agreement) and, among other things, all Company Capital Stock will be converted into shares of common stock of Buyer pursuant to the terms of the Merger Agreement.

Buyer, in consideration of Stockholder approving the Merger Agreement and exchanging his Company Capital Stock as set forth in the Merger Agreement, and Stockholder, in consideration of Buyer entering into the Merger Agreement and paying to Stockholder his allocable share of the consideration payable under the Merger Agreement, hereby agree as follows:

1. Acknowledgments by Stockholder. Stockholder acknowledges that: (a) Stockholder has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with confidential and proprietary information of the Company; (b) Stockholder has a substantial interest in the Company as the holder of a significant number of shares of the Company Capital Stock, and, as a result of the merger, Stockholder shall receive significant consideration in connection with the merger; (c) Buyer has required that Stockholder make the covenants set forth in Section 2 of this Agreement as a condition to Buyer’s entering into the Merger Agreement; (d) the provisions of Section 2 of this Agreement are reasonable and necessary to protect and preserve the business of the Company following the effective time of the merger; (e) Buyer intends to operate the business through the Company following the effective time of the merger; and (f) the Business would be irreparably damaged if Stockholder were to breach the covenants set forth in Section 2 of this Agreement. Stockholder further acknowledges that the restrictions contained in this Agreement do not impose an undue hardship on Stockholder and do not deprive Stockholder of Stockholder’s livelihood or business.

2. Covenants. Stockholder agrees that commencing on the Closing Date through the conclusion of the Applicable Time Period (as defined below) Stockholder will not and will cause the Restricted Persons not to, directly or indirectly:

(a) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name, or any similar name to, lend credit to, or render services or advice to any business that is competitive with the business of the Company as it is currently conducted as of the Closing Date (collectively, the “Competitive Business”); provided, however, that the foregoing restrictions shall not prohibit Stockholder from holding less than two (2%) of the outstanding equity securities of any actively traded public entity involved in the Competitive Business. The geographic scope of the foregoing covenants is any geographic area in which the Company conducts its business as of the Closing Date, including, without limitation, any geographic area in which the Company sells or distributes products as of the Closing Date.

(b) either on behalf of Stockholder or any other Person (other than the Company) (i) directly or indirectly solicit or attempt to solicit or participate in the solicitation of or otherwise advise or encourage any employee, Contingent Worker, agent or representative of, or advertiser, publisher, vendor or supplier to, the Company or any of its Affiliates to terminate his or its relationship with the Company or any of its Affiliates or to reduce the amount of business such Person does with the Company or any of its Affiliates; or (ii) directly or indirectly solicit or attempt to solicit or participate in the solicitation of or otherwise advise or encourage any employee, Contingent Worker, agent or representative of, or to, the Company or any of its Affiliates to become an employee, Contingent Worker, agent or representative of or to any other Person; or (iii) hire or employ any employee of the Company or its Affiliates.

(c) either on behalf of Stockholder or any other Person, solicit or accept the business of any Person known to be a customer or prospective customer of Buyer or any of its Affiliates as of the Closing Date, for purposes of engaging in a Competitive Business.

(d) publicly or privately disparage, defame or criticize Buyer, the Company or any of their respective Affiliates, or any product or service of Buyer, the Company or any of their respective Affiliates, or any past or present employee, officer or director of Buyer, the Company or any of their respective Affiliates, or of any member of any board of directors of any Affiliate of Buyer, except that notwithstanding the foregoing, it shall not be considered a violation of this Agreement for Stockholder to provide information to any governmental or quasi-governmental regulatory body in the context of a disclosure or complaint to, or investigation or inquiry by, such governmental or quasi-governmental regulatory body.

In the event of a breach of any covenant set forth in this Section 2, the term of such covenant will be extended by the period of the duration of such breach. For purposes of this Agreement “Applicable Time Period” means the date that is eighteen (18) months following the Effective Time. “Restricted Persons” means any Affiliate of Stockholder or any other Person acting on behalf of Stockholder or any of Stockholder’s Affiliates.

3. New Employment. During the term of this Agreement Stockholder will inform all future employers of his obligations under this Agreement.

4. Effective Date. This Agreement shall be effective as of the Effective Time and shall be null and void if the Merger Agreement is terminated.

5. Remedies. Stockholder acknowledges and agrees that the covenants and restrictions contained in this Agreement are reasonably required for Buyer’s protection. Stockholder agrees that in the event of any default in or breach of any of the terms, conditions or provisions of this Agreement (either actual or threatened) by Stockholder, Buyer’s remedies at law will be inadequate. Stockholder agrees that in such event, Buyer will have the right to specific performance and injunctive relief (without posting any bond or other security) in addition to any and all other rights and remedies available at law or in equity. All rights and remedies of Buyer under this Agreement will be cumulative.

6. Legal Expenses. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged or actual dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

7. Benefits; Assignment. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the parties and their respective heirs, personal representatives, successors and authorized assigns. No party will assign any of its respective rights or obligations under this Agreement to any other person or entity without the prior written consent of the other parties; provided however, that Buyer may assign its rights hereunder to any successor in interest of Buyer.

8. Entire Agreement. This Agreement, together with any and all other agreements between the Company and Stockholder relating to the subject matter hereof (including the Support Agreement), comprise the entire agreement and understanding of the Company and Buyer, on the one hand, and Stockholder, on the other, in respect of the subject matter hereof; and as such, any and all such prior agreements, arrangements and understandings between the Company and Stockholder relating to the subject matter hereof shall remain in full force and effect in accordance with their respective terms.

9. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the parties or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement will in no manner affect the right of that party at a later time to enforce such provision. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

10. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without regard to conflict of laws principles.

11. Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by facsimile with confirmation, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

If to Buyer:	with a copy to:

Mandalay Digital Group, Inc. 2811 Caheunga Blvd. West Los Angeles, California 90068 Attn: Chief Financial Officer Telephone: (323) 472-5461 Facsimile:	Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Attn: W. Alex Voxman, Esq. and David M. Wheeler, Esq. Telephone: (213) 485-1234 Fax: (213) 891-8763

If to Stockholder:	with a copy to:

Jud Bowman 621 Sugarberry Road Chapel Hill, NC 27514 Telephone: (919) 537-8381 Facsimile:	Morningstar Law Group 650 Davis Drive, Suite 200 Morrisville, North Carolina 27560 Attn: W. H. Johnson III, Esq. Telephone: (919) 590-0370 Facsimile: (919) 882-8890

Any party may change its address, telephone number or facsimile number by prior written notice to the other parties.

12. Counterparts. This Agreement may be executed in counterparts, by facsimile signature or otherwise, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

13. Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 2 or 3 are held to be unreasonable, arbitrary, or against public policy, by a court of competent jurisdiction, the restrictions shall be severable in their application to a scope, geographical area, and duration that the court deems reasonable and enforceable.

14. Independent Review and Advice. STOCKHOLDER REPRESENTS AND WARRANTS THAT STOCKHOLDER (A) HAS CAREFULLY READ THIS AGREEMENT; (B) EXECUTES THIS AGREEMENT WITH FULL KNOWLEDGE OF THE CONTENTS OF THIS AGREEMENT, THE LEGAL CONSEQUENCES THEREOF, AND ANY AND ALL RIGHTS WHICH EACH PARTY MAY HAVE WITH RESPECT TO ONE ANOTHER; (C) HAS HAD THE OPPORTUNITY TO RECEIVE INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE MATTERS SET FORTH IN THIS AGREEMENT AND WITH RESPECT TO THE RIGHTS AND ASSERTED RIGHTS ARISING OUT OF SUCH MATTERS; (D) HAS BEEN ADVISED TO, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH STOCKHOLDER’S ATTORNEY PRIOR TO ENTERING INTO THIS AGREEMENT; AND (E) IS ENTERING INTO THIS AGREEMENT OF STOCKHOLDER ‘S OWN FREE WILL. STOCKHOLDER EXPRESSLY AGREES THAT HE HAS NO EXPECTATIONS OR UNDERSTANDINGS CONTRARY TO THE AGREEMENT AND NO USAGE OF TRADE OR REGULAR PRACTICE IN THE INDUSTRY SHALL BE USED TO MODIFY THIS AGREEMENT. THE PARTIES AGREE THAT THIS AGREEMENT SHALL NOT BE CONSTRUED FOR OR AGAINST EITHER PARTY IN ANY INTERPRETATION THEREOF.

* * *

The parties have executed this Non-Compete Agreement as of the date first written above.

MANDALAY DIGITAL GROUP, INC.

By

Name

Its

STOCKHOLDER

Judson S. Bowman

Exhibit J

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

APPIA, INC.

(Pursuant to Sections 242 of the

General Corporation Law of the State of Delaware)

Appia, Inc. (this “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

FIRST: That Section 3 of ARTICLE IV, Part D of the Amended and Restated Certificate of Incorporation of the Corporation is amended by adding the following as a new Section 3(c):

“3 (c). Liquidation Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. The Corporation has entered into an Agreement and Plan of Merger, dated November [-], 2014, (the “Merger Agreement”), by and among Mandalay Digital Group, Inc., DTM Merger Sub, Inc., the Corporation and Shareholder Representative Services LLC, as Stockholder Representative. Notwithstanding anything to the contrary herein, in the event the transactions contemplated by the Merger Agreement are consummated, the allocation of transaction consideration to the stockholders of the Corporation shall be governed solely by the Merger Agreement, and such allocation of transaction consideration shall be deemed to be on the basis of the relative liquidation preference to which such stockholders are entitled in a Liquidation Event pursuant to this Section 3. Upon consummation of the transactions contemplated by the Merger Agreement, each stockholder of the Corporation shall only be entitled to receive, with respect to each share of capital stock of the Corporation held by such stockholder, its portion of the transaction consideration determined pursuant to the terms and conditions of the Merger Agreement.

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 (and by written consent of the stockholders of the Corporation in accordance with and pursuant to Section 228) of the General Corporation Law.

* * * * *

Exhibit J

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this      day of November, 2014.

Appia, Inc.

By:
Name:
Title:

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT